As filed with the Securities and Exchange Commission on July 13, 2026.

Registration No. 333-297108

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO.1 To

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Washington	6036	45-4585178
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6920 220th Street SW

Mountlake Terrace, Washington 98043

(425) 771-5299

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew D. Mullet

President and Chief Executive Officer

FS Bancorp, Inc.

6920 220th Street SW

Mountlake Terrace, Washington 98043

(425) 771-5299

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

John F. Breyer, Jr., Esq. Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102 (703) 883-1100	Marcus Williams, Esq. Kilpatrick Townsend & Stockton LLP 1420 Fifth Avenue. Suite 3700 Seattle, WA 98101 (206) 626 - 7743

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION—

DATED JULY 13, 2026

To the Shareholders of Pacific West Bancorp:

You are cordially invited to attend the special meeting of shareholders of Pacific West Bancorp, which we refer to as Pacific West. The special meeting will be held in lieu of Pacific West’s annual meeting of shareholders on August 13, 2026, at 2:00, p.m., Pacific Time at Pacific West’s corporate offices, located at 1300 SW Fifth Avenue, Suite 900, Portland, Oregon 97201.

As described in the accompanying proxy statement/prospectus, the board of directors of Pacific West has approved a merger agreement that provides for the merger of Pacific West with and into FS Bancorp, with FS Bancorp being the surviving corporation. We are seeking your vote on this important transaction, as well as any other matters that may be considered at the special meeting.

If the merger is completed, each share of Pacific West common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the holder’s election, either cash, which we refer to as the cash consideration, or shares of FS Bancorp common stock together with cash in lieu of a fractional share of FS Bancorp common stock, which we refer to as the stock consideration. Shortly after the merger, Pacific West’s wholly owned banking subsidiary, Pacific West Bank, will be merged with and into FS Bancorp’s subsidiary bank, 1st Security Bank of Washington, with 1st Security Bank as the resultant bank. As a Pacific West shareholder, you will have the opportunity to elect the form of consideration to be received for all shares of Pacific West common stock held by you, subject to the allocation and proration procedures set forth in the merger agreement and described in this proxy statement/prospectus. These allocation procedures are intended to allocate the aggregate merger consideration, which consists of $16,832,742 in cash and 430,176 shares of FS Bancorp common stock, among Pacific West’s shareholders in the event of any oversubscription of the cash or stock. The form of the merger consideration ultimately received by you will depend upon these procedures, which are described in this proxy statement/prospectus, and the choices of other Pacific West shareholders and, as a result, may be different from what you elect.

You should obtain current stock quotations for FS Bancorp common shares and Pacific West common shares. FS Bancorp common shares trade on the Nasdaq Capital Market under the symbol “FSBW” and Pacific West common shares are reported on the OTCID Basic Market under the symbol “PWBK.”

The merger agreement provides that the amount of the cash consideration and the amount of stock consideration will be as equal in value at the time of the merger as possible, with shares of FS Bancorp common stock valued utilizing the volume-weighted average trading price of FS Bancorp common stock for the 10 trading days ending on the last trading day immediately preceding the closing date of the merger, which we refer to as the Closing FS Bancorp Share Value. Therefore, the value of the aggregate merger consideration, the amount of the cash consideration per share of Pacific West common stock, and the number of shares of stock consideration per share of Pacific West common stock, will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of FS Bancorp common stock. Based on the Closing FS Bancorp Share Value on Nasdaq of $41.69 for the 10 trading days preceding February 25, 2026, the day the merger agreement was signed, the aggregate merger consideration, including the cash and stock components, was valued at $34,768,250, and if the merger had been completed on that day, the amount of the cash consideration would have been $12.64 per share of Pacific West common stock and the stock consideration would have consisted of 0.3032 shares of FS Bancorp common stock per share of Pacific West common stock. Based on the Closing FS Bancorp Share Value on Nasdaq of $43.34 for the 10 trading days preceding July 10, 2026, the latest practicable trading day before the date of this proxy statement/prospectus, the aggregate merger consideration was valued at $35,475,066 million and if the merger were completed on that day, the amount of the cash consideration would have been $12.90 per share of Pacific West common stock and the stock consideration would have consisted of 0.2976 shares of FS Bancorp common stock per share of Pacific West common stock. You should obtain current market quotations for FS Bancorp’s common stock and consult with your financial and tax advisors before deciding which consideration you elect.

We cannot complete the merger unless the holders of a majority of the outstanding Pacific West common shares vote to approve the merger agreement and as a result, a failure to vote shares in favor of the merger will have the same effect as a vote against the merger. Your vote is therefore very important. Pacific West will hold its special meeting of shareholders on August 13, 2026 to vote on the merger agreement and the related transactions. Your board of directors recommends you vote FOR approval of the merger agreement and the other items to be considered at the special meeting. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal to approve the merger agreement and the other matters to be considered by following the instructions that accompany your proxy card and casting your vote by internet, by telephone, or by returning your completed, signed, and dated proxy card in the enclosed envelope (please allow a minimum of 10 days for your proxy card to be processed). Please vote as soon as possible to make sure that your shares are represented at the special meeting. Abstaining or failing to vote will have the same effect as voting against the merger agreement.

We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 14. This proxy statement/prospectus incorporates important business and financial information and risk factors about FS Bancorp that are not included in or delivered with this document. See the section entitled “Where You Can Find More Information” on page 106.

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the FS Bancorp common shares to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities that FS Bancorp is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of FS Bancorp or Pacific West, and they are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This proxy statement/prospectus is dated [●], [●], 2026 and is first being mailed or otherwise delivered to Pacific West shareholders on or about [●] [●], 2026.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about FS Bancorp from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by FS Bancorp at no cost from the SEC’s website at www.sec.gov or by requesting them in writing or by telephone from FS Bancorp:

FS Bancorp, Inc.

6920 220th Street SW

Mountlake Terrace, Washington 98043

Attn: Investor Relations

(425) 771-5299

All website addresses given in this proxy statement/prospectus are for information only and are not intended to be an active link or to adopt, endorse or incorporate any website information into this proxy statement/prospectus.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated July [●], 2026, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of the document that includes such information. Neither the mailing of this proxy statement/prospectus to Pacific West shareholders nor the issuance by FS Bancorp of FS Bancorp common shares in connection with the merger will create any implication to the contrary.

Please note that copies of this proxy statement/prospectus provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into this proxy statement/prospectus.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding FS Bancorp has been provided by FS Bancorp and information contained in this proxy statement/prospectus regarding Pacific West has been provided by Pacific West.

If you would like to request documents, please do so by August 1, 2026 in order to receive them before Pacific West’s special meeting of shareholders. See the section entitled “Where You Can Find More Information” on page 106.

Pacific West Bancorp
2040 8th Avenue

West Linn, Oregon 97068

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

•	Date:	August 13, 2026
•	Time:	2 p.m., Pacific Time
•	Place:	Corporate Offices of Pacific West Bancorp 1300 SW Fifth Avenue, Suite 900 Portland, Oregon 97201

TO OUR SHAREHOLDERS:

We are pleased to notify you of and invite you to attend a special meeting of shareholders, which is being held in lieu of our annual shareholder meeting as further described herein. At the special meeting, you will be asked to vote on the following matters:

•

Approval of the Agreement and Plan of Merger, dated as of February 25, 2026 by and between FS Bancorp, Inc. (“FS Bancorp”) and Pacific West Bancorp (“Pacific West”) (the “merger agreement”). The merger agreement provides the terms and conditions under which it is proposed that Pacific West merge with and into FS Bancorp, as described in the accompanying proxy statement/prospectus.

•

A proposal of the Pacific West board of directors to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement (which we refer to as the “adjournment proposal”).

•	Any other business that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Only shareholders of record at the close of business on July 9, 2026 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The affirmative vote of the holders of a majority of the outstanding Pacific West common shares as of that date is required to approve the merger agreement. The adjournment proposal will be approved if a majority of the votes cast are voted in favor of the proposal. We are not aware of any other business eligible to be considered at the special meeting and matters other than those set forth above are not eligible to be presented or considered during the meeting.

In connection with the proposed merger, you may exercise dissenters’ rights as provided under the Oregon Revised Statutes (“ORS”) 60.551 through 60.594. If you meet all of the requirements under applicable Oregon law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value of your shares. The procedure for exercising your dissenters’ rights is summarized under the heading “Dissenters’ Rights” in the attached proxy statement/prospectus. The relevant Oregon statutory provisions regarding dissenters’ rights are attached to this document as Appendix C.

Pacific West’s board of directors has unanimously approved the merger agreement, believes that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Pacific West and its shareholders, and unanimously recommends that Pacific West shareholders vote “FOR” the approval of the merger agreement and “FOR” the adjournment proposal.

Your vote is very important. To ensure that your shares are voted at the special meeting, please follow the instructions that accompany your proxy card and cast your vote by internet, by telephone, or by returning your completed, signed, and dated proxy card in the enclosed envelope (please allow a minimum of 10 days for your proxy card to be processed).

BY ORDER OF THE BOARD OF DIRECTORS

[●][●], 2026	Jason Wessling President and CEO

TABLE OF CONTENTS

Questions and Answers About the Merger AND	1
THE PACIFIC WEST SPECIAL MEETING	1
Summary	7
Risk Factors	14
Risks Related to the Merger	14
Risks Relating to FS Bancorp and FS Bancorp’s Business	18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	18
Selected Consolidated Financial Information of FS Bancorp	20
Selected Consolidated Financial Information of Pacific West	22
Market Price Data and Dividend Information	24
Comparative Market Price Information	24
Historical Market Prices and Dividend Information	24
The Special meeting of Pacific West Shareholders	26
Voting and Proxy Procedure	26
Proxy Solicitation	28
Security Ownership of Management and Certain Beneficial Owners	28
The Merger	30
General	30
Background of the Merger	30
Recommendation of the Pacific West Board of Directors and Reasons of Pacific West for the Merger	32
Reasons of FS Bancorp for the Merger	40
Consideration to be Received in the Merger; Election, Pro-ration and Allocation Procedures	41
Regulatory Approvals Required for the Merger	41
Accounting Treatment	41
Interests of Certain Persons in the Merger	42
Method of Effecting the Acquisition	45
Effective Time	45
Declaration and Payment of Dividends and Stock Transfers	46
No Fractional Shares	46
Share Matters	46
Public Trading Markets	46
Resale of FS Bancorp Common Stock	46
THE MERGER AGREEMENT	47
The Merger	47
Effective Time and Completion of the Merger	47
Consideration to be Received in the Merger	47
Exchange Procedures	50
Conduct of Business Pending the Merger	51
Agreement Not to Solicit Other Offers	53
Representations and Warranties	54
Special Meeting and Recommendation of Pacific West’s Board of Directors	56
Conditions to Completion of the Merger	56
Termination of the Merger Agreement	57
Employee and Benefit Plan Matters	58
Indemnification and Continuance of Director and Officer Liability Coverage	59
Expenses	59
Amendment, Waiver and Extension of the Merger Agreement	59
Voting Agreements	60
PACIFIC WEST BANCORP MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	61
MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	95
Tax Consequences of the Merger Generally	96
Cash Received In Lieu of a Fractional FS Bancorp Common Share	98
Cash Received on Exercise of Dissenters’ Rights	98
Potential Recharacterization of Gain as a Dividend	98

i

Net Investment Income Tax	98
Information Reporting and Backup Withholding	99
Description of FS Bancorp Capital Stock	100
General	100
Common Shares	100
Preferred Shares	100
Other Anti-Takeover Provisions	101
Transfer Agent	101
Comparison of RIGHTS OF Pacific West COMMON SHARES AND FS BANCORP COMMON SHARES	101
Authorized Shares	101
Restrictions on Voting Rights	102
Number of Directors and Directors’ Terms	102
Removal of Directors	102
Filling Vacancies on the Board of Directors	103
Special Meetings of Shareholders and Action Without a Meeting	103
Amendment of Articles of Incorporation and Bylaws	103
Business Combinations with Certain Persons	103
Dissenters’ Rights	104
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	105
OTHER MATTERS	105
LEGAL MATTERS	105
Experts	106
Where You Can Find More Information	106

Appendix A	Agreement and Plan of Merger	A-1
Appendix B	Opinion of Raymond James & Associates, Inc.	B-1
Appendix C	Oregon Dissenters’ Rights Statute	C-1
Appendix D	Pacific West Bancorp Financial Statements	D-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND

THE PACIFIC WEST SPECIAL MEETING

The following are some of the questions that you, as a shareholder of Pacific West, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety prior to making any decision as to your Pacific West common shares and the merger agreement.

Q1:          Why am I receiving this proxy statement/prospectus?

A1:          You are receiving this proxy statement/prospectus because our records indicate that you were the record or beneficial owner of shares of Pacific West common stock as of the July 9, 2026, record date. If you have sold your shares since the record date, you are nevertheless eligible to vote your shares at the special meeting, and we ask that you do so in order to assure the presence of a quorum. However, you will be entitled to receive merger consideration or to exercise dissenters’ rights only with respect to shares you own at the effective time of the merger.

Q2:         Why do Pacific West and FS Bancorp want to merge?

A2.         We want to merge because we each believe the merger will benefit our shareholders, communities, customers and employees. Both Pacific West and FS Bancorp have long been committed to serving our respective local customers, and we believe the combination of our businesses will provide efficiencies of scale and an attractive geographic footprint that will benefit each of the above constituencies. In addition, the merger will allow Pacific West’s customers access to a number of products and services that we cannot presently offer on a cost-effective basis, and will expand the number of branch locations available to them.

Q3:          What will Pacific West shareholders receive in the merger?

A3:          The aggregate merger consideration to be issued to Pacific West shareholders in connection with the merger consists of $16,832,742 in cash and 430,176 shares of FS Bancorp common stock.

If the merger is completed, each share of Pacific West common stock outstanding immediately prior to the effective time of the merger, other than those for which dissenters’ rights are effectively elected and not forfeited or revoked, will be converted into the right to receive, at the holder’s election, either cash, which we refer to as the cash consideration, or shares of FS Bancorp common stock together with cash in lieu of a fractional share of FS Bancorp common stock, which we refer to as the stock consideration. As a Pacific West shareholder, you will have the opportunity to elect the form of consideration to be received for all shares of Pacific West common stock held by you, subject to the allocation and proration procedures set forth in the merger agreement and described in this proxy statement/prospectus. These allocation procedures are intended to ensure that the aggregate merger consideration allocates approximately equal value to each share of Pacific West common stock based on the average value of FS Bancorp common stock immediately prior to the effective time. The form of the merger consideration ultimately received by you will depend upon the election, allocation and proration procedures described in this proxy statement/prospectus and the choices of other Pacific West shareholders and may be different from what you elect.

Q4:          How will the amount of cash in the cash consideration and the number of shares of FS Bancorp common stock in the stock consideration be determined?

A4:         FS Bancorp common stock trades on the Nasdaq Capital Market under the symbol “FSBW”. The merger agreement provides that the amount of the cash consideration and the amount of stock consideration will be allocated so as to assure that each share of Pacific West common stock that utilizes the election process receives a value as nearly equal as possible at the time of the merger, with shares of FS Bancorp common stock valued based on the volume-weighted average trading price of FS Bancorp common stock for the ten Nasdaq trading days ending on the last trading day immediately preceding the closing date of the merger, which we refer to as the “Closing FS Bancorp Share Value.”

The merger agreement provides that value of the merger consideration into which each share of Pacific West common stock is converted, which we refer to as the per share amount, will be determined by adding (1) the amount of the aggregate cash consideration, $16,832,742 and (2) the value of 430,176 shares of FS Bancorp common stock, based on the Closing FS Bancorp Share Value (together, the “Closing Transaction Value”), and then dividing this sum by the number of shares of Pacific West common stock outstanding at the time of the merger (the “Aggregate Pacific West Share Amount”). Each share of Pacific West common stock will be converted into the right to receive either (1) an amount of cash equal to the per share cash consideration or (2) the fraction of a share of FS Bancorp common stock having a value equal to the per share amount divided by the Closing FS Bancorp Share Value (the “Exchange Ratio”), with cash in lieu of any resulting fractional share interests (the per share stock consideration).

The following table indicates the per share cash consideration and number of shares included in the per share stock consideration based on a hypothetical range of Closing FS Bancorp Share Value prices. The amounts assume that there will be 2,750,343 shares of Pacific West common stock outstanding at the time of the merger, which equals the number of shares of Pacific West common stock outstanding as of the date of this proxy statement/prospectus (2,707,530 shares), plus 42,813 shares underlying outstanding restricted stock awards.

Assumed Closing FS Bancorp Share Value	Per Share Cash Consideration	or	Per Share Stock Consideration (shares of FS Bancorp common stock)	Value of Aggregate Merger Consideration Based on the Assumed Closing FS Bancorp Share Value (in thousands)
$37.00	$11.91	or	0.3218	$32,749
$38.00	$12.06	or	0.3175	$33,179
$39.00	$12.22	or	0.3133	$33,610
$40.00	$12.38	or	0.3094	$34,040
$41.00	$12.53	or	0.3057	$34,470
$42.00	$12.69	or	0.3021	$34,900
$43.00	$12.85	or	0.2987	$35,330

Q5:          Will the value of the aggregate merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A5:          Yes. The value of FS Bancorp’s common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the trading price of FS Bancorp common stock. While the aggregate amounts of the cash consideration and number of shares of FS Bancorp common stock in the stock consideration are fixed, fluctuations in the market price of FS Bancorp common stock after the date of this proxy statement/prospectus will change the amount of the per share cash consideration and per share stock consideration received by Pacific West shareholders. Please see the table included in the answer to the immediately preceding question for an illustration of how these amounts may change as the FS Bancorp average share price changes.

Q6:          How do I elect the form of merger consideration that I prefer?

A6:          If you are a Pacific West shareholder, accompanying this proxy statement/prospectus is a form that will allow you to elect to receive the stock consideration or cash consideration for all of the Pacific West stock you own or to indicate that you have no preference. These election forms must be returned separately no later than the deadline stated in the election materials. If you hold your shares in “street name” through a bank or broker, your bank or broker will separately provide instructions for making your election with respect to such shares. For more information, see “The Merger Agreement – Consideration to be Received in the Merger” on page 47, “– Cash or Stock Election and Allocation and Proration Procedures” beginning on page 48.

Q7:          What will holders of Pacific West restricted stock awards receive in the merger?

A7:          At the effective time of the merger, each unvested award of Pacific West restricted stock issued under Pacific West’s Restricted Shares Plan will vest and will be converted into the right to receive the per share merger consideration in the same manner and amount as other shares of outstanding Pacific West common stock. Holders of such stock awards will be permitted to elect to receive the stock consideration or cash consideration for such shares in the same manner and subject to the same limitations as other Pacific West shareholders.

Q8:         What is being voted on at the special meeting?

A8:         Pacific West shareholders will be voting on the approval of the merger agreement, as well as a proposal of the Pacific West board of directors to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement (which we refer to as the “adjournment proposal”).

Q9:         Who is entitled to vote at the special meeting?

A9:         Pacific West shareholders of record at the close of business on July 9, 2026, the record date for the special meeting, are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a Pacific West shareholder may only vote his or her shares if he or she is present in person or if his or her shares are represented by proxy at the special meeting.

Q10:         How do I vote?

A10:         After carefully reading and considering the information contained in this document, please follow the instructions that accompany your proxy card and cast your vote as soon as possible by internet, by telephone, or by returning your completed, signed, and dated proxy card in the enclosed envelope (please allow a minimum of 10 days for your proxy card to be processed). You also may attend the special meeting and vote in person. Even if you are planning to attend the special meeting, we request that you cast your vote by internet, by telephone or by proxy card. For more detailed information, please see the section entitled “The Special Meeting” of Pacific West shareholders beginning on page 26. If your shares are held in “street name,” through a bank, broker, or other nominee, that institution will send you separate instructions describing the procedure for voting such shares. Please follow the voting instructions provided by your bank, broker, or other nominee. Note that if your common shares are held in “street name” through a bank, broker, or other nominee, you cannot vote your shares by returning a proxy card directly to Pacific West Bancorp, or by voting in person at the special meeting, unless you first obtain and submit a “legal proxy” from your bank, broker, or nominee.

Q11:      How many votes do I have?

A11:         Each Pacific West common share that you own as of the record date entitles you to one vote. As of the close of business on July 9, 2026, there were 2,707,530 outstanding Pacific West common shares. As of that date, approximately 25.6% of the outstanding Pacific West common shares entitled to vote were held by directors and executive officers of Pacific West and their respective affiliates. As an inducement for FS Bancorp to enter into the merger agreement, each Pacific West director and executive officer has agreed to vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

Q12:       What constitutes a quorum at the special meeting?

A12:         The presence of the holders of a majority of shares entitled to vote at the special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you vote by internet, if you vote by telephone, if you return a signed and dated proxy card, or if you vote in person at the special meeting. If your shares are held through a broker or nominee, your shares will be counted for purposes of a quorum if you vote following the instructions from that firm.

Q13:      Why is my vote important?

A13:         If you do not vote by proxy or in person at the special meeting, it will be more difficult for Pacific West to obtain the necessary quorum to hold its special meeting. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against approval of the merger agreement (sometimes referred to herein as “plan of merger”). The merger agreement must be approved by the holders of a majority of the outstanding Pacific West common shares entitled to vote at the special meeting. If you are the record holder of your shares (meaning a share certificate has been issued in your name and/or your name appears on Pacific West’s stock ledger) and you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of the merger agreement, as well as a vote in favor of approval of the adjournment proposal. If your shares are held in street name with a broker, your broker will vote your shares on the merger agreement proposal only if you provide instructions to it on how to vote. Shares that are not voted because you do not properly instruct your broker will have the effect of votes against approval of the merger agreement.

If you respond and abstain from voting, your abstention will have the same effect as a vote against approval of the merger agreement but will have no effect on the adjournment proposal.

Q14:       What is the recommendation of the Pacific West board of directors?

A14:         The Pacific West board of directors unanimously recommends a vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

Q15:      What if I return my proxy but do not mark it to show how I am voting?

A15:         If your proxy card is signed and returned without specifying your choice, your shares will be voted in favor of approval of both the merger agreement and adjournment proposal in accordance with the recommendation of the Pacific West board of directors.

Q16:       Can I change my vote after I have mailed my signed proxy card?

A16:         Yes. If you are a holder of record of Pacific West common shares, you may revoke your proxy at any time before it is voted by:

● voting by internet at a later time but prior to the special meeting,

● signing and timely returning a proxy card with a later date,

● delivering a written revocation to Pacific West’s corporate secretary, or

● attending the special meeting in person and voting by ballot at the special meeting.

Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Pacific West after the vote is taken at the special meeting will not affect your previously submitted proxy. Pacific West’s corporate secretary’s mailing address is: Corporate Secretary, Pacific West Bancorp, 2040 8th Avenue, West Linn, Oregon 97068. If your shares are held in “street name” through a bank or broker, you should contact your bank or broker to change your voting instructions.

Q17:      What regulatory approvals are required to complete the merger?

A17:         Promptly following the merger, Pacific West’s subsidiary bank, Pacific West Bank, will be merged with and into FS Bancorp’s subsidiary bank, 1st Security Bank, which we often refer to in this document as the “bank merger.” In order to complete the merger, FS Bancorp and Pacific West must first obtain all regulatory approvals, consents and orders required in connection with the merger and the bank merger. Accordingly, the parties must obtain the approval of or waiver by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and the approval of the Federal Deposit Insurance Corporation (the “FDIC”), the Oregon Division of Finance and Corporate Securities (“Oregon Division”) and the Washington State Department of Financial Institutions (the “Washington DFI”). Applications were filed with the FDIC, Oregon Division and Washington DFI on March 18, 2026. FS Bancorp submitted an application to the Federal Reserve Board on May 5, 2026. The Oregon Division, the Washington DFI, and the FDIC have approved the bank merger on June 17, 2026, June 18, 2026, and July 9, 2026, respectively, and such approvals are subject to the approval of the Federal Reserve Board.

Q18:       Do I have dissenters’ or appraisal rights with respect to the merger?

A18:         Yes. Under Oregon law, you have the right to dissent from the merger. To exercise dissenters’ rights of appraisal you must strictly follow the procedures prescribed by the Oregon Revised Statutes, or the ORS. To review these procedures in more detail, see the section entitled “Dissenters’ Rights” beginning on page 104, and Appendix C of this proxy statement/prospectus.

Q19:      What are the material U.S. federal income tax consequences of the merger to me?

A19:         The merger is expected to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to throughout this proxy statement/prospectus as the Code. However, neither FS Bancorp nor Pacific West will request or receive a ruling from the Internal Revenue Service (the “IRS”) that the merger will qualify as a reorganization. Assuming the merger qualifies as a reorganization, the U.S. federal income tax consequences to U.S. holders of Pacific West common stock will depend primarily on whether they exchange their Pacific West common shares solely for FS Bancorp common shares or solely for cash, or whether they receive a combination of FS Bancorp common shares and cash pursuant to the allocation and proration procedures set forth in the merger agreement. It is expected that U.S. holders of Pacific West common shares will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Pacific West common shares solely for FS Bancorp common shares pursuant to the merger, except with respect to any cash received by a Pacific West shareholder in lieu of a fractional FS Bancorp common share. Those shareholders will retain a basis in their shares of FS Bancorp common stock equal to their basis in the Pacific West common stock surrendered in the exchange. U.S. holders of Pacific West common shares who exchange their shares solely for cash will recognize gain or loss on the exchange. U.S. holders of Pacific West common shares who receive a combination of FS Bancorp common shares and cash will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the FS Bancorp common shares (determined as of the effective time of the merger) and cash received by such U.S. holder of Pacific West common shares in the merger exceeds such U.S. holder’s adjusted tax basis in the holder’s Pacific West common shares surrendered and (ii) the amount of cash received by such U.S. holder of Pacific West common shares (in each case excluding any cash received in lieu of a fractional FS Bancorp common share, with the gain or loss on such fractional share determined separately, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger— Cash Received in Lieu of a Fractional FS Bancorp Common Share”). Gain or loss is determined separately with respect to each block of Pacific West common shares. If a U.S. holder receives a combination of FS Bancorp common shares and cash (other than cash received in lieu of a fractional FS Bancorp common share) in exchange for Pacific West common shares pursuant to the merger and determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain realized on another block of shares. The actual U.S. federal income tax consequences to U.S. holders of Pacific West common shares of electing to receive cash or FS Bancorp common shares will not be ascertainable at the time you make your election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply, nor will the actual values of the stock consideration and the cash consideration be known at that time. In addition, Pacific West shareholders will recognize gain or loss if they exercise dissenters’ rights. Please see "Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 for further discussion of the material U.S. federal income tax consequences of the merger.

The tax treatment set forth above may not apply to all U.S. holders. Tax matters are complicated, and the tax consequences of the merger to a particular Pacific West shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, to get a full understanding of the merger’s tax consequences that are particular to you, you should consult your own independent tax advisors regarding the particular tax consequences of the merger, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws, including tax return reporting requirements and the effect of any recent or proposed change in applicable tax laws.

Q20:       Does the merger require the approval of FS Bancorp shareholders?

A20:         No. Because FS Bancorp will be the surviving corporation in the merger and because the stock component represents less than twenty percent of FS Bancorp’s common stock, the approval of FS Bancorp’s shareholders is not required and is not being sought.

Q21:      What risks should I consider before I vote on the merger?

A21:         We encourage you to read carefully the detailed information about the merger contained in this document, including the section entitled “Risk Factors” beginning on page 14.

Q22:      When do you expect to complete the merger?

A22:         We are working to complete the merger during the quarter ending September 30, 2026. We must first obtain the necessary regulatory approvals and the approval of Pacific West’s shareholders at the special meeting. In the event of delays, the date for completing the merger can occur as late as December 31, 2026, after which Pacific West and FS Bancorp would need to mutually agree to extend the closing date of the merger. We cannot assure you as to if or when all the conditions to the merger will be met. It is possible we will not complete the merger.

Q23:      What happens if the merger is not approved?

A23:         If the merger is not approved, or if it is abandoned or terminated for any other reason, each party will continue its operations independently. As described below in “Background of the Merger,” Pacific West has suffered challenges in its ability to grow organically, and the termination of the merger agreement is likely to exacerbate those challenges by limiting the potential for a strategic combination with another financial institution. Further, Pacific West is likely to incur additional costs, which may be material, in adopting and pursuing other growth opportunities. The abandonment or termination of the merger may also make it more difficult for Pacific West to attract and retain employees and customers, and may impair relationships with its vendors. These effects are also likely to have a material adverse effect on the trading value of Pacific West’s common stock and may invite additional scrutiny from shareholder plaintiffs, regulatory authorities and other constituencies. Please see “Risk Factors.”

Q24:      What happens if the merger is not completed?

A24:          If the merger is not completed, holders of Pacific West common shares will not receive any consideration for their shares in connection with the merger. Instead, Pacific West will remain an independent company and its common shares will continue to be traded on the OTCID Basic Market. In addition, if the merger agreement is terminated under certain circumstances, a termination fee may be required to be paid by Pacific West. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 57 for a complete discussion of the circumstances under which a termination fee would be required to be paid.

Q25:       Will I be able to sell any shares of FS Bancorp common stock I receive pursuant to the merger?

A25:         Yes. The FS Bancorp common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and FS Bancorp will cause the shares issued in the merger to be listed on the Nasdaq Capital Market. To the extent that Pacific West shareholders receive shares of FS Bancorp common stock as merger consideration pursuant to the merger, it will be freely transferable unless you are deemed to be an affiliate of FS Bancorp. Affiliates of FS Bancorp will be able to sell shares, they receive pursuant to the merger subject to applicable restrictions and securities regulations. See the section entitled “The Merger — Resale of FS Bancorp Common Stock”. We are not aware of any Pacific West shareholder who will become an affiliate of FS Bancorp as a result of the merger.

Q26:       If I am a holder of Pacific West common shares in certificated form, should I send in my Pacific West share certificates now?

A26:         No. Please send in your Pacific West share certificates with your election form and letter of transmittal. If you don’t send your certificates with your election form, after completion of the merger, the exchange agent will send you a letter of transmittal and instructions for exchanging Pacific West share certificates for the merger consideration. See “The Merger Agreement—Exchange Procedures.”

Q27:      What should I do if I hold my Pacific West common shares in book-entry form at a bank or broker?

A27:         You are not required to take any special additional actions if your Pacific West common shares are held in book-entry form at a bank or broker. After the completion of the merger, the exchange agent will send you instructions for converting your book-entry shares for the merger consideration. See “The Merger Agreement—Exchange Procedures.”

Q28:      Whom should I contact with questions or to obtain additional copies of this document?

A28:       Pacific West Bancorp

2040 8th Avenue
West Linn, Oregon 97068
Attn: Investor Relations
(503) 905-2222

SUMMARY

This summary highlights selected information about the merger but may not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers for a more complete understanding of the matters being considered at the special meeting. See the section entitled “Where You Can Find More Information” beginning on page 106. Unless we have stated otherwise, all references in this document to FS Bancorp are to FS Bancorp, Inc.; all references to Pacific West are to Pacific West Bancorp; and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of February 25, 2026, between FS Bancorp and Pacific West, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated May 1, 2026, a copy of which is attached as Appendix A to this document. In this document, we often refer to the “combined company,” which means, following the merger, FS Bancorp and its subsidiaries, including Pacific West’s subsidiaries. References to “we,” “us” and “our” in this document mean FS Bancorp and Pacific West together.

The companies

FS Bancorp, Inc.
6920 220th Street SW
Mountlake Terrace, Washington 98043
Attn: Investor Relations
(425) 771-5299

FS Bancorp is a bank holding company incorporated under the laws of the State of Washington and the parent company of 1st Security Bank, a state-chartered, FDIC-insured bank with 28 branches located in Washington and Oregon. FS Bancorp is subject to regulation by the Federal Reserve Board and 1st Security Bank is examined and regulated by the Washington DFI and the FDIC. FS Bancorp had total consolidated assets of approximately $3.2 billion, total deposits of approximately $2.6 billion and total consolidated stockholders’ equity of approximately $313.9 million at March 31, 2026. FS Bancorp’s principal executive offices are located at 6920 220th Street SW, Mountlake Terrace, Washington 98043 and its telephone number is (425) 771-5299. FS Bancorp’s common shares trade on the Nasdaq Capital Market under the symbol “FSBW.”

Pacific West Bancorp
2040 8th Avenue
West Linn, Oregon 97068
Attn: Investor Relations
(503) 905-2222

Pacific West is the bank holding company for Pacific West Bank. Pacific West’s business activities generally are limited to passive investment activities and oversight of its investment in Pacific West Bank. As a bank holding company, Pacific West is subject to regulation by the Federal Reserve Board. Pacific West Bank is examined and regulated by the Oregon Division and the FDIC. Pacific West was formed in 2023 as a holding company for Pacific West Bank which was opened in 2004 by local business people to deliver loan and deposit product solutions through experienced and professional bankers to businesses, nonprofits, professionals, and individuals. Pacific West Bank serves the greater Portland Metropolitan area. Pacific West had total consolidated assets of approximately $403.4 million, total deposits of approximately $359.8 million and total consolidated stockholders’ equity of approximately $35.7 million at March 31, 2026. Pacific West’s principal executive offices are located at 2040 8th Avenue, West Linn, Oregon 97068, and its telephone number is (503) 905-2222. Pacific West’s common shares trade on the OTCID Basic Market under the symbol “PWBK.”

The merger (Page 30)

Pursuant to the merger agreement, Pacific West will merge with and into FS Bancorp, with FS Bancorp as the surviving corporation. Immediately following the merger, Pacific West’s wholly owned subsidiary bank, Pacific West Bank, will merge with and into FS Bancorp’s wholly owned subsidiary bank, 1st Security Bank, with 1st Security Bank as the surviving institution.

We expect the merger of Pacific West and FS Bancorp to be completed during the quarter ending September 30, 2026. If the merger is not completed by December 31, 2026, Pacific West and FS Bancorp would need to mutually agree to extend the closing date of the merger.

Approval of the merger agreement requires the affirmative vote, in person or by proxy, of a majority of the outstanding Pacific West common shares. No vote of FS Bancorp shareholders is required (or will be sought) in connection with the merger.

The merger agreement (Page 47)

The merger agreement is described in the section entitled “The Merger Agreement” beginning on page 47. The merger agreement also is attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.

Consideration to be received in the merger (Page 47)

In the merger, Pacific West shareholders will have the right to exchange their Pacific West common shares and receive an amount of FS Bancorp common shares or cash. The value of the consideration to be received by Pacific West shareholders in the merger will vary with the trading price of FS Bancorp common shares between now and the completion of the merger. See “The Merger Agreement-Consideration to be Received in the Merger.”

Pacific West shareholders will own approximately 5.8% of the outstanding FS Bancorp common shares after the merger (Page 47)

Based on the number of FS Bancorp common shares and Pacific West common shares (inclusive of shares of restricted stock) outstanding as of July 9, 2026, and the number of FS Bancorp common shares to be issued in the merger, Pacific West shareholders will collectively own approximately 5.8% of the outstanding FS Bancorp common shares after the merger. See the section entitled “The Merger Agreement—Consideration to be Received in the Merger.”

Recommendation of the Pacific West board of directors and reasons of Pacific West for the merger (Page 32)

The Pacific West board of directors believes the merger is in the best interests of Pacific West and the Pacific West shareholders. The Pacific West board of directors unanimously recommends that Pacific West shareholders vote “FOR” the approval of the merger agreement. For the factors considered by the Pacific West board of directors in reaching its decision to approve the merger agreement and making its recommendation, see “The Merger—Recommendation of the Pacific West Board of Directors and Reasons of Pacific West for the Merger.”

Opinion of Pacific West’s Financial Advisor (Page 34)

In connection with the merger, Pacific West’s financial advisor, Raymond James & Associates, Inc. or Raymond James, delivered an opinion dated February 25, 2026, to the Pacific West board of directors, subsequently confirmed in writing, as to the fairness, from a financial point of view and as of such date, to the holders of Pacific West common shares of the merger consideration. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Raymond James in preparing the opinion, is attached as Appendix B to this proxy statement/prospectus. You should read Raymond James’ opinion and the description of the opinion contained in this proxy statement/prospectus carefully and in their entirety.

Raymond James’ opinion speaks only as of the date of the opinion. The opinion of Raymond James does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. The opinion was for the information of, and was directed to, the Pacific West board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not constitute a recommendation to the Pacific West board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Pacific West common shares as to how to vote on the merger agreement or any other matter. Raymond James’ opinion does not address the underlying business decision of Pacific West to engage in the merger or enter into the merger agreement, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Pacific West or the effect of any other transaction in which Pacific West might engage.

Share price information (Page 24)

FS Bancorp common shares are traded on the Nasdaq Capital Market under the symbol “FSBW.” Pacific West common shares are traded on the OTCID Basic Market under the symbol “PWBK.”

The following table sets forth (a) the last reported sales price of FS Bancorp common shares on (i) February 24, 2026, the last trading day preceding public announcement of the signing of the merger agreement and (ii) July 9, 2026, the last practicable date prior to the date of this proxy statement/prospectus and (b) the equivalent price per Pacific West share, determined by multiplying the exchange ratio by such prices.

	Historical market value per share of FS Bancorp	Equivalent value per share of Pacific West
February 24, 2026	$40.78	$12.50
July 9, 2026	42.71	12.80

Pacific West’s directors and executive officers have interests in the merger that differ from, or are in addition to, your interests in the merger (Page 42)

You should be aware that some of the directors and executive officers of Pacific West have interests in the merger that are different from, or in addition to, the interests of Pacific West shareholders. These interests may create potential conflicts of interest. Pacific West’s board of directors was aware of and considered these interests, among other matters, when making its decisions to approve the merger agreement and in recommending that Pacific West shareholders vote in favor of approving the merger agreement. These include the following:

●

Jason Wessling, Robert Holden, Benjamin Mansheim and Lisa Fajardo-Faust hold Pacific West restricted stock awards that will vest as part of the merger and such executive officers will receive the merger consideration for such restricted stock awards;

●

Jason Wessling and Benjamin Mansheim hold Pacific West stock options that will be cancelled as part of the merger and in exchange such executive officers will receive cash equal to the per share amount minus the exercise price of their options;

●

Executive Officers Jason Wessling, Robert Holden, and Jon Aran Loftus, will receive change in control payments of approximately $560,343, $208,202 and $50,000, respectively, as provided in their existing employment agreements;

●

Executive Officers Benjamin Mansheim and Lisa Fajardo-Faust will each receive a forgivable note equivalent to their change in control payment of $231,000 and $214,467, respectively, that will be a direct offset to the change in control payment. Both Mr. Mansheim and Ms. Fajardo-Faust are anticipated to continue employment with 1st Security Bank.

●	Director Terry Peterson will receive a payment of approximately $330,000 as provided in his employment separation agreement;

●

Pacific West’s directors and executive officers will receive indemnification from FS Bancorp for their past acts and omissions in their capacities as directors and officers for a period of six years after completion of the merger, to the fullest extent permitted under Pacific West’s organizational documents and to the fullest extent otherwise permitted by law, as well as continuing insurance coverage with respect thereto for a period of up to six years; and

●

Each Pacific West director and executive officer has entered into a voting agreement in favor of FS Bancorp agreeing to vote his or her Pacific West common shares for approval of the merger agreement and approval of the adjournment proposal.

For a more complete description of these interests, see “The Merger – Interests of Certain Persons in the Merger” on page 42.

Material U.S. federal income tax considerations of the merger (Page 95)

The merger is expected to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, we generally expect that Pacific West shareholders receiving solely FS Bancorp common shares in the merger will not recognize gain or loss as a result of the merger, except to the extent they receive cash in lieu of a fractional FS Bancorp common share or as part of the merger consideration.

For further information concerning U.S. federal income tax consequences of the merger, please see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95.

Tax matters are very complicated and highly fact-specific. The consequences of the merger to any particular Pacific West shareholder will depend on that shareholder’s particular facts and circumstances. Pacific West shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.

Following the merger, you will be entitled to receive any dividends that FS Bancorp pays on its common shares (Page 100).

After the merger, you will receive dividends, if any, that FS Bancorp pays on its common shares with a record date on or after the effective date of the merger. During 2025, FS Bancorp paid regular quarterly cash dividends of $0.28 per share on each of February 20, 2025, May 22, 2025, August 21, 2025, and November 20, 2025. In addition, FS Bancorp paid a special cash dividend of $0.22 per share on August 21, 2025. FS Bancorp also paid a regular quarterly cash dividend of $0.29 per share on February 19, 2026.

Accounting treatment (Page 41)

The merger will be accounted for as an acquisition of Pacific West by FS Bancorp under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.

In order to complete the merger, we must first obtain certain regulatory approvals (Page 41)

In order to complete the merger, FS Bancorp and Pacific West must first obtain all regulatory approvals, consents or waivers required in connection with the merger and the bank merger. Accordingly, the parties must obtain the approval of or waiver by the Federal Reserve Board, the approval of the FDIC and the approval of the Oregon Division and the Washington DFI. The U.S. Department of Justice may review the potential anti-competitive impact of the merger and the bank merger. Applications with the FDIC, the Oregon Division and the Washington DFI were filed on March 18, 2026. FS Bancorp submitted an application to the Federal Reserve Board on May 5, 2026. The Oregon Division, the Washington DFI, and the FDIC have approved the bank merger on June 17, 2026, June 18, 2026, and July 9, 2026, respectively, and such approvals are subject to the approval of the Federal Reserve Board.

Although we are aware of no material regulatory impediments to the merger, there can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that if the regulatory approvals are received, they will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” on page 56.

Pacific West shareholders have dissenters’ rights (Page 104)

Pacific West shareholders have the right under Oregon law to dissent from the merger, obtain the fair value of their Pacific West common shares, and receive cash equal to the fair value of their Pacific West common shares plus accrued interest (without giving effect to the merger) instead of receiving the merger consideration. To exercise dissenters’ rights, among other things, a Pacific West shareholder must (i) provide notice of dissent to Pacific West that complies with the requirements of Oregon law prior to the vote of its shareholders on the merger agreement with respect to all shares beneficially owned by such shareholder, and (ii) not vote in favor of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Pacific West represented by proxy are to be voted will constitute a vote in favor of the merger agreement and thus will constitute a waiver of such shareholder’s statutory dissenters’ rights.

If you dissent from the merger agreement and you satisfy the other requirements of Oregon law relating to the exercise of dissenters’ rights, then your Pacific West common shares will not be exchanged for FS Bancorp common shares in the merger, and your only right will be to receive the fair value of your Pacific West common shares, plus accrued interest, pursuant to the settlement procedures under Oregon law or by judicial appraisal if you are unable to agree. The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement and will be based upon the value of Pacific West common shares without giving effect to the merger. If you exercise dissenters’ rights, any cash you receive for your Pacific West common shares that results in a gain or loss will be immediately recognizable for U.S. federal income tax purposes. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger agreement and will therefore result in a waiver of your dissenters’ rights. A vote “AGAINST” the merger agreement does not dispense with the other requirements to exercise dissenters’ rights under Oregon law.

A shareholder electing to dissent from the merger agreement must strictly comply with all procedures required under Oregon law. These procedures are described more fully beginning on page 104 of this proxy statement/prospectus, and a copy of the relevant Oregon statutory provisions regarding dissenters’ rights is included as Appendix C to this proxy statement/prospectus.

Additional conditions to consummation of the merger (Page 56)

In addition to the regulatory approvals, the consummation of the merger depends on a number of conditions being met, including, among others:

●	approval of the merger agreement by the holders of a majority of all outstanding Pacific West common shares;

●	authorization of the FS Bancorp common shares to be issued in the merger for listing on the Nasdaq Capital Market;

●	the effectiveness of a registration statement on Form S-4 with the SEC in connection with the issuance of FS Bancorp common shares in the merger;

●	absence of any order, injunction, decree or law preventing or making illegal completion of the merger or the bank merger;

●

receipt by each party of an opinion from such party’s tax counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes;

●	accuracy of the representations and warranties of Pacific West and FS Bancorp, subject to the standards set forth in the closing conditions of the merger agreement;

●	performance in all material respects by Pacific West and FS Bancorp of their respective obligations under the merger agreement;

●

the shareholders’ equity of Pacific West as of the last day of the month preceding the closing date, as may be adjusted as specified in the merger agreement is not less than thirty-five million six hundred thousand dollars ($35,600,000);

●

the average aggregate deposit liabilities of Pacific West Bank, excluding Fintech partner deposits for the 60-day period prior to the closing date, shall not be less than two hundred million dollars ($200,000,000);

●	dissenting shares shall be less than 10% of the issued and outstanding Pacific West common shares; and

●	receipt of certain third-party consents by Pacific West.

Where the law permits, either FS Bancorp or Pacific West could elect to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

In addition, after Pacific West’s shareholders have approved the merger agreement, we may not amend the merger agreement to reduce the amount or change the form of consideration to be received by Pacific West shareholders in the merger without the approval of Pacific West shareholders as required by law.

We may decide not to complete the merger (Page 57)

Pacific West and FS Bancorp, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of Pacific West have voted to approve the merger agreement. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

●

if any governmental entity that must grant a required regulatory approval of the merger or the bank merger has denied such approval and such denial has become final and nonappealable, unless the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement;

●

if any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger;

●

failure to complete the merger by December 31, 2026, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or agreements of that party;

●

if the other party has breached any of its covenants, agreements, representations or warranties contained in the merger agreement based on the closing condition standards set forth in the merger agreement, and the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within thirty (30) days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured within such thirty (30) day period; and

●

if the approval of the shareholders of Pacific West contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the Pacific West special meeting, except this right may not be exercised by Pacific West if Pacific West or its board of directors has committed an act that would entitle FS Bancorp to terminate the merger agreement and receive the termination fee specified in the merger agreement.

FS Bancorp, without the consent of Pacific West, can terminate:

●

if the board of directors of Pacific West fails to recommend to its shareholders the approval of the merger agreement, or adversely changes, or publicly announces its intention to adversely change its recommendation.

Pacific West, without the consent of FS Bancorp, can terminate:

●

prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Pacific West has not materially breached the merger agreement provisions outlined in “The Merger Agreement—Agreement Not to Solicit Other Offers” on page 53.

Under some circumstances, Pacific West will be required to pay a termination fee to FS Bancorp if the merger agreement is terminated (Page 57)

Pacific West must pay FS Bancorp a termination fee of $1.25 million if:

●

FS Bancorp terminates the merger agreement as a result of: (i) the Pacific West board of directors (or any committee thereof) failing to recommend the approval of the merger agreement or adversely changing or publicly announcing its intention to adversely change its recommendation; (ii) Pacific West breaching its nonsolicitation or related obligations as provided in the merger agreement; or (iii) Pacific West refuses to call or hold the special meeting for a reason other than that the merger agreement has been previously terminated;

●

Pacific West terminates the merger agreement prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Pacific West has not materially breached its nonsolicitation and related obligations as provided in the merger agreement; and

●

if the merger agreement is terminated by either party as a result of the failure of Pacific West’s shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Pacific West or Pacific West Bank, or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Pacific West or Pacific West Bank and, within one year of the termination, Pacific West or Pacific West Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Comparison of shareholder rights (Page 101)

The conversion of your Pacific West common shares into the right to receive FS Bancorp common shares in the merger will result in differences between your rights as a Pacific West shareholder, which are governed by the Oregon Business Corporation Act (“OBCA”) and Pacific West’s Articles of Incorporation and Amended and Restated Bylaws, and your rights as a FS Bancorp shareholder, which are governed by the Washington Business Corporation Act (“WBCA”) and FS Bancorp’s Articles of Incorporation and Amended and Restated Bylaws.

The special meeting (Page 26)

Meeting Information and Vote Requirements

The special meeting of Pacific West’s shareholders will be held on August 13, 2026, at 2 p.m., Pacific Time, at the corporate offices of Pacific West, located at 1300 SW Fifth Avenue, Suite 900, Portland, Oregon 97201, unless adjourned or postponed. At the special meeting, Pacific West’s shareholders will be asked to:

●	approve the merger agreement; and

●	approve the adjournment proposal.

Shareholders also will be asked to act on any other business that may be properly submitted to a vote at the special meeting or any adjournments or postponements of the special meeting.

You may vote at the special meeting if you owned Pacific West common shares as of the close of business on July 9, 2026. You may cast one vote for each Pacific West common share you owned at that time. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Pacific West common shares. If you mark “ABSTAIN” on your proxy, or fail to submit a proxy and fail to vote in person at the Pacific West special meeting or if your shares are held in street name and you fail to instruct your bank or broker how to vote with respect to the merger agreement, it will have the same effect as a vote “AGAINST” the merger agreement.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you mark “ABSTAIN” on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting or if your shares are in street name and you fail to instruct your bank or broker how to vote with respect to the adjournment proposal, it will have no effect on such proposal.

RISK FACTORS

By voting in favor of the merger agreement, you will be choosing to invest in the common shares of FS Bancorp as combined with Pacific West. An investment in the combined company’s common shares involves a high degree of risk. In addition to the other information included in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 18, you should carefully consider the matters described below in determining whether to vote in favor of approval of the merger agreement. Please see the section entitled “Where You Can Find More Information.”

Risks Related to the Merger

Because the market price of FS Bancorp common stock will fluctuate, Pacific West shareholders cannot be certain of the value of the merger consideration that they will receive upon completion of the merger.

Upon completion of the merger, Pacific West shareholders will receive either cash or shares of FS Bancorp common stock for all of the Pacific West common stock they hold immediately prior to the completion of the merger. While the aggregate merger consideration is fixed at $16,832,742 cash and 430,176 shares of FS Bancorp common stock, the merger agreement provides a mechanism to allocate the shares and the cash so that, as nearly as practicable, each Pacific West share utilizing the election process will receive approximately equivalent value determined as of the closing date. Thus, the amount of cash or the number of shares into which each share of Pacific West common stock is converted will depend on the Closing FS Bancorp Share Value and the number of shares of Pacific West common stock outstanding at the time of the merger. Therefore, the value of the aggregate merger consideration, the amount of the per share cash consideration and the number of shares of FS Bancorp common stock in the per share stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. The market price of FS Bancorp common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations, and the risks and uncertainties set forth in this section entitled “Risk Factors.” Many of these factors are outside our control. You should obtain current market quotations for FS Bancorp’s common stock before deciding how to vote on the merger and before electing your preferred form of merger consideration. Neither FS Bancorp nor Pacific West is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of FS Bancorp common stock or Pacific West common stock.

Accordingly, at the time of the Pacific West special meeting, Pacific West shareholders will not know or be able to calculate the number of shares of FS Bancorp common stock or the amount of cash that they will receive upon completion of the merger.

The form of merger consideration that Pacific West shareholders ultimately receive may be different from the form elected.

All Pacific West shareholders will be permitted to make an election as to the preferred form of consideration they wish to receive. The exchange agent will, subject to limitations set forth in the merger agreement, adjust the form of consideration that a Pacific West shareholder will receive in order to ensure that all shares of Pacific West common stock are converted into a pro rata share of an aggregate pool consisting of $16,832,742 in cash and 430,176 shares of FS Bancorp common stock. Consequently, if either the stock consideration or the cash consideration is oversubscribed, you may receive a different form of merger consideration from the form you elect, which, among other things, may result in different tax consequences than you anticipated (including the recognition of gain for U.S. federal income tax purposes with respect to the cash received). If you do not make an election and do not perfect dissenters’ rights, you will receive the merger consideration in cash or shares as provided for in the merger agreement.

The price of FS Bancorp common stock might decrease after the merger.

Upon completion of the merger, Pacific West shareholders who receive some or all of their merger consideration in the form of FS Bancorp common stock (whether because of their election or because of the reallocation provisions described in this proxy statement/prospectus) will become shareholders of FS Bancorp. FS Bancorp common stock could decline in value after the merger. For example, during the twelve-month period ending on July 9, 2026 (the most recent practicable date before the printing of this document), the closing price of FS Bancorp common stock varied from a low of $37.04 to a high of $44.34 and ended that period at $42.71. The market value of FS Bancorp common stock fluctuates based upon general market conditions, FS Bancorp’s business, operations, financial performance, prospects and other factors. Further, the market price of FS Bancorp common stock after the merger may be affected by factors different from those currently affecting FS Bancorp common stock. The businesses of FS Bancorp and Pacific West differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of FS Bancorp and Pacific West and the market price of common stock of FS Bancorp prior to the merger.

Pacific West’s shareholders will have less influence as shareholders of FS Bancorp than as shareholders of Pacific West.

Pacific West’s shareholders currently have the right to vote in the election of the board of directors of Pacific West and on other matters affecting Pacific West. Following the merger, the shareholders of Pacific West as a group will hold an ownership interest of approximately 5.8% of FS Bancorp. Once the merger occurs, each Pacific West shareholder who becomes a shareholder of FS Bancorp will have a percentage ownership of the combined company that is much smaller than such shareholder’s percentage ownership of Pacific West. Because of this, Pacific West’s shareholders will have less influence on the management and policies of FS Bancorp than they now have on the management and policies of Pacific West.

If FS Bancorp is unable to integrate the combined operations successfully, its business and earnings may be negatively affected.

The merger involves the integration of companies that have previously operated independently. Successful integration of Pacific West’s operations will depend primarily on FS Bancorp’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that FS Bancorp will be able to integrate its post-merger operations without encountering difficulties including, without limitation, the loss of key employees and customers, the incurrence of unexpected costs, the disruption of the ongoing business of FS Bancorp or Pacific West or possible inconsistencies in standards, controls, procedures and policies. Anticipated economic benefits of the merger are projected to come from various areas that FS Bancorp’s management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If FS Bancorp has difficulties with the integration, it might not fully achieve the economic benefits it expects to result from the merger. In addition, FS Bancorp may experience greater than expected costs or difficulties relating to the integration of the business of Pacific West, and/or may not realize expected cost savings from the merger within the expected time frame.

The fairness opinion of Pacific West’s financial advisor received by Pacific West’s board of directors prior to signing of the merger agreement does not reflect changes in circumstances since the signing of the merger agreement.

Changes in the operations and prospects of FS Bancorp or Pacific West or general market and economic conditions, and other factors that may be beyond the control of FS Bancorp and Pacific West, may alter the value of FS Bancorp or Pacific West or the prices of FS Bancorp common shares or Pacific West common shares by the time the merger is completed. The opinion of Pacific West’s financial advisor, dated February 25, 2026, does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion of Pacific West’s financial advisor, please refer to “The Merger—Opinion of Pacific West’s Financial Advisor.” For a description of the other factors considered by the board of directors of Pacific West in determining to approve the merger agreement, please refer to “The Merger—Recommendation of the Pacific West Board of Directors and Reasons of Pacific West for the Merger.”

The merger agreement limits Pacific West’s ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit Pacific West’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Pacific West. Although Pacific West’s board of directors is permitted to take certain actions in connection with the receipt of a competing acquisition proposal if it determines in good faith that the failure to do so would violate its fiduciary duties, taking such actions could, and other actions (such as withdrawing or modifying its recommendation to Pacific West shareholders that they vote in favor of approval of the merger agreement) would, entitle FS Bancorp to terminate the merger agreement and receive a termination fee of $1.25 million. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” on page 57. These provisions could discourage a potential competing acquiror even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Pacific West than it might otherwise have proposed to pay. The payment of the termination fee could also have an adverse impact on Pacific West’s financial condition.

Pacific West will be subject to business uncertainties and contractual restrictions while the merger is pending.

FS Bancorp and Pacific West have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Pacific West and consequently on FS Bancorp. These uncertainties may impair Pacific West’s ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with Pacific West to seek to change existing business relationships with Pacific West. Retention of certain employees may be challenging during the pendency of the merger, as some employees may experience uncertainty about their future roles with FS Bancorp. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with FS Bancorp, FS Bancorp’s business following the merger could be harmed. In addition, the merger agreement restricts Pacific West from making certain investments and taking other specified actions until the merger occurs without the consent of FS Bancorp. Subject to certain specified exceptions, the merger agreement also obligates Pacific West and Pacific West Bank to conduct business in the ordinary course in all material respects and to use reasonable best efforts to maintain and preserve intact Pacific West’s business organization and advantageous business relationships. These restrictions may prevent Pacific West from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Business Pending the Merger.”

Pacific West’s directors and executive officers have additional interests in the merger.

In deciding how to vote on the approval of the merger agreement, you should be aware that some of Pacific West’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Pacific West shareholders generally. See the section entitled “The Merger—Interests of Certain Persons in the Merger.” Pacific West’s board of directors was aware of these interests and considered them when it recommended approval of the merger agreement to the Pacific West shareholders.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on FS Bancorp following the merger.

Before the merger and the bank merger may be completed, FS Bancorp and Pacific West must obtain approvals from the FDIC, the Oregon Division, the Washington DFI, and the Federal Reserve Board. Other approvals, waivers or consents from regulators may also be required. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While FS Bancorp and Pacific West do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of FS Bancorp following the merger, any of which might have an adverse effect on FS Bancorp following the merger. FS Bancorp is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon FS Bancorp following the merger or 1st Security Bank following the bank merger. See “The Merger—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Conditions to Completion of the Merger.”

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the price of FS Bancorp common shares or Pacific West common shares to decline.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of Pacific West’s shareholders. If any condition to the merger agreement is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, FS Bancorp and Pacific West may terminate the merger agreement under certain circumstances, even if Pacific West’s shareholders approve the merger agreement. If FS Bancorp and Pacific West do not complete the merger, the trading prices of FS Bancorp common shares or Pacific West common shares may decline. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed and Pacific West’s board of directors seeks another merger or business combination, Pacific West shareholders cannot be certain that Pacific West will be able to find a party willing to offer equivalent or more attractive consideration than the consideration FS Bancorp has agreed to provide, particularly in light of the process that Pacific West conducted as described in “Background of the Merger.” If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of FS Bancorp and Pacific West, including the recognition of the expenses relating to the merger without realizing the economic benefits of the merger. For more information on closing conditions to the merger agreement, see “The Merger Agreement— Conditions to Completion of the Merger” included elsewhere in this proxy statement/prospectus.

The merger agreement and termination fee provisions may discourage competing acquisition proposals for Pacific West.

Until completion of the merger, Pacific West is generally prohibited under the merger agreement from soliciting, initiating, encouraging, or participating in discussions or negotiations regarding any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal from a third party. While the Pacific West board of directors may take certain actions in response to a competing acquisition proposal if it determines in good faith that failing to do so would violate its fiduciary duties, taking such actions, or other actions, such as withdrawing or modifying its recommendation to Pacific West shareholders in favor of the merger, could entitle FS Bancorp to terminate the merger agreement and receive a termination fee of $1.25 million. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 57.

These provisions, including the termination fee, could discourage other companies from seeking to acquire Pacific West, even if a third party were willing to propose a transaction that offers greater value to Pacific West shareholders than the merger consideration currently being offered. They could also result in a competing acquiror proposing a lower per-share price than it otherwise might have offered. In addition, the payment of the termination fee could have an adverse effect on Pacific West’s financial condition.

Litigation related to the merger could delay completion or result in significant costs, which may adversely affect FS Bancorp and its shareholders.

In connection with the merger, shareholders of FS Bancorp or Pacific West may file putative class action or other lawsuits against the boards of directors of either company, including actions seeking to enjoin or otherwise challenge the merger. The outcome of any such litigation is uncertain. If any lawsuit is not dismissed or resolved through settlement, it could delay or prevent completion of the merger and result in substantial costs to FS Bancorp and Pacific West, including potential indemnification obligations. Additionally, the defense or resolution of any unresolved claims at the time the merger is completed could adversely affect the combined company’s business, financial condition, results of operations, cash flows, or the market price of FS Bancorp common stock.

The termination or abandonment of the merger may cause one or both parties to recognize increased expenses or to experience disruption in its business.

If the merger agreement is terminated for any reason prior to consummation of the merger, either or both parties may incur significant expenses reflecting, among other things, the cost of occupancy and operating expense, increased legal and accounting fees, and compensation expense necessary to retain existing personnel or attract replacement personnel. In Pacific West’s case, these costs may be material. Further, either party may find it necessary to modify their business strategy to address matters that are currently expected to be addressed in the merger. These costs and changes in strategy, and the resulting distractions and disruptions to the parties’ respective businesses, may result in a material adverse effect on the respective parties and on the prices of their common stock.

Recent rulings from the U.S. Supreme Court could result in material changes to U.S. federal income tax regulatory authority and administrative interpretations of established rules.

The Supreme Court's decision in Loper Bright Enterprises v. Raimondo could significantly impact the Treasury Department's (“Treasury”) and IRS’s authority to interpret the Code and regulations pursuant to the Code (“Treasury Regulations”). This may affect: (i) the validity and enforceability of existing Treasury Regulations, particularly where Congressional authorization is not explicit; (ii) the deference courts give to IRS interpretations, revenue rulings, notices, and other administrative guidance; (iii) treatment of tax positions previously taken based on Treasury Regulations or IRS guidance; (iv) the IRS's ability to adopt new interpretations or create new rules without specific statutory authorization; (v) the continued validity of tax planning strategies that rely on Treasury Regulations; and (vi) the level of certainty available through IRS private letter rulings and other administrative determinations. Any judicial reexamination of Treasury and IRS authority could result in increased tax uncertainty and compliance costs, the need to reevaluate and potentially restructure existing arrangements, greater risk of challenge to tax positions based on regulatory interpretations, reduced availability of administrative guidance and different courts reaching inconsistent conclusions about regulatory validity. Any such change could materially affect the intended U.S. federal income tax treatment of the merger.

Risks Relating to FS Bancorp and FS Bancorp’s Business

FS Bancorp is, and will continue to be, subject to the risks described in FS Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and FS Bancorp and Pacific West intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (iii) statements about expectations regarding the timing of the closing of the merger and the ability to obtain regulatory approvals on a timely basis; and (iv) other statements identified by words such as “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “possible,” “potential,” “strategy,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of FS Bancorp’s and Pacific West’s respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond FS Bancorp’s and Pacific West’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	our ability to successfully integrate any assets, liabilities, customers, systems, and personnel;

●

the required regulatory approvals for the merger and bank merger and/or the approval of the merger agreement by the shareholders of Pacific West might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

●	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

●	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

●	adverse governmental or regulatory policies may be enacted;

●	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

●	the global financial markets may experience increased volatility;

●	we may experience adverse changes in our credit rating;

●	we may experience competition from other financial services companies in our markets; and

●	an economic slowdown may adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under “Risk Factors” beginning on page 14 and in FS Bancorp’s reports filed with the SEC. See the section entitled “Where You Can Find More Information.”

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, FS Bancorp and Pacific West claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. FS Bancorp and Pacific West do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to FS Bancorp, Pacific West or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF FS BANCORP

FS Bancorp is providing the following information to aid you in your analysis of the financial aspects of the merger. FS Bancorp derived the information as of and for each of the five years ended December 31, 2021 through December 31, 2025 from its historical audited consolidated financial statements for these fiscal years. The consolidated financial information contained herein is the same historical information that FS Bancorp has presented in its prior filings with the SEC.

This information is only a summary, and you should read it in conjunction with FS Bancorp’s consolidated financial statements and notes thereto contained in FS Bancorp’s 2025 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the section entitled “Where You Can Find More Information” on page 106.

	At or for the Three Months Ended March 31		At or for the Year Ended December 31,
	2026	2025	2025	2024	2023	2022	2021
			(Dollars in thousands, except per share data)

Operations Data:
Interest income	$49,333	$46,788	$197,246	$184,837	$167,192	$118,694	$96,374
Interest expense	16,788	15,806	66,840	61,732	43,889	14,414	9,725
Net interest income	32,545	30,982	130,406	123,105	123,303	104,280	86,649
Provision for loan losses	2,529	1,592	9,546	5,511	4,774	6,217	500
Noninterest income	5,401	5,126	22,277	21,556	20,490	18,108	37,513
Noninterest expense	25,520	25,055	102,017	97,569	93,747	79,183	76,242
Income tax expense	2,067	1,440	7,774	6,557	9,219	7,339	10,008
Net income	7,830	8,021	33,346	35,024	36,053	29,649	37,412
Earnings per common share
Basic	1.04	1.02	4.35	4.48	4.63	3.75	4.48
Diluted	1.02	1.01	4.29	4.36	4.56	3.70	4.37
Dividend payout ratio to common shareholders (1)	28.43%	27.72%	31.24%	24.31%	21.93%	24.32%	12.81%
Performance Ratios:
Net interest spread (2)	3.42%	3.38%	3.42%	3.35%	3.75%	4.15%	3.91%
Net interest margin (3)	4.31	4.32	4.33	4.30	4.48	4.46	4.13
Efficiency ratio (4)	67.25	69.39	66.81	67.45	65.20	64.70	61.41
Noninterest expense to average assets	3.23%	3.35%	3.25%	3.29%	3.30%	3.25%	3.48%
Return on average assets	0.99	1.07	1.06	1.18	1.27	1.22	1.71
Return on average common equity	10.03	10.80	10.96	12.22	14.36	11.66	15.74

____________________

(1)	Dividend payout ratio is declared dividends per common share divided by diluted earnings per common share.
(2)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest-bearing liabilities.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	The efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

	At or for the Three Months Ended March 31,	At or for the Year Ended December 31,
	2026	2025	2024	2023	2022	2021
		(Dollars in thousands, except per share data)

Balance Sheet Data:
Total assets	$3,203,515	$3,196,847	$3,029,177	$2,972,669	$2,632,900	$2,286,391
Total loans receivable, net	2,624,091	2,623,172	2,501,951	2,401,481	2,190,860	1,728,540
Investment securities	304,274	321,891	289,630	301,388	237,721	278,859
FDIC indemnification asset	-	-	-	-	-	-
Goodwill and other intangible assets	13,366	14,110	17,302	20,935	5,681	6,372
Deposits	2,637,576	2,673,642	2,339,418	2,522,323	2,127,741	1,915,744
Federal Home Loan Bank advances	167,305	129,305	307,806	93,746	186,528	42,528
Junior subordinated debentures	49,678	49,661	49,594	49,527	49,461	49,394
Securities sold under agreement to repurchase	--	--	--	--	--	--
Stockholders’ equity	313,852	307,694	295,767	264,488	231,697	247,507
Financial Measures:
Book value per common share	$42.42	$41.55	$38.26	$34.36	$30.42	$30.75
Stockholders’ equity to assets ratio	9.79%	9.62%	9.76%	8.90%	8.80%	10.83%
Net loans to deposits (1)	99.49%	98.11%	106.95%	95.21%	102.97%	90.23%
Capital Ratios:
Total risk-based capital ratio	13.77	14.25	14.53	13.73	14.02	[2]
Tier 1 risk-based capital ratio	11.15	11.21	11.36	10.51	10.66	[2]
Leverage ratio	9.87	9.66	9.87	9.01	9.65	[2]
Common equity Tier 1 capital to risk-weighted assets	11.15	11.21	11.36	10.51	10.66	[2]
Asset Quality Ratios:
Nonperforming loans to loans receivable, net	0.69%	0.71%	0.54%	0.45%	0.39%	0.33%
Allowance for loan losses to loans receivable, net	1.22	1.20	1.26	1.30	1.26	1.46
Allowance for loan losses to nonperforming loans	177.67	170.59	234.35	287.93	323.53	439.78
Nonperforming assets to total assets	0.57	0.59	0.45	0.37	0.35	0.25
Net charge-off on loans to average loans receivable, net	0.32	0.34	0.21	0.09	0.07	0.06
Other Data:
Number of banking offices	28	28	28	28	20	21
Number of full-time equivalent employees	585	580	562	570	537	536
Deposits per branch	$94,199	$95,487	$83,551	$90,083	$106,387	$91,226
Assets per full-time equivalent Employee	5,476	5,512	5,390	5,215	4,903	4,266

(1)	Loans receivable, net of deferred costs divided by deposits.
(2)

The Company elected to apply the Community Bank Leverage Ratio (CBLR) Framework during the period and therefore was not required to calculate or report Risk-based assets. Accordingly, capital adequacy was evaluated based on the leverage ratio, which was 10.8%.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF PACIFIC WEST

Pacific West is providing the following information to aid you in your analysis of the financial aspects of the merger. Pacific West derived the information as of and for each of the five years ended December 31, 2021 through December 31, 2025 from its historical audited consolidated financial statements for these fiscal years.

This information is only a summary, and you should read it in conjunction with Pacific West’s consolidated financial statements and notes thereto contained in Pacific West’s 2025 audited financial statements contained in Appendix D.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2026	2025	2025	2024	2023	2022	2021

	(Unaudited)		(Dollars in thousands, except per share data)
Operations Data:
Interest income	$5,069	$4,381	$18,719	$17,384	$14,512	$11,744	$10,086
Interest expense	2,016	1,904	7,794	8,528	5,101	891	543
Net interest income	3,053	2,477	10,925	8,856	9,411	10,853	9,543
Provision for credit losses	63	—	539	176	535	360	550
Noninterest income	348	226	1,187	666	620	491	269
Noninterest expense	3,118	2,567	10,475	9,756	9,705	8,450	7,076
Income tax expense (benefit)	65	55	452	(72)	33	698	672
Net income (loss)	155	81	646	(338)	(242)	1,836	1,514
Earnings (loss) per common share
Basic	$0.06	$0.03	$0.24	$(0.13)	$(0.09)	$0.69	$0.57
Diluted	0.06	0.03	0.24	(0.13)	(0.09)	0.69	0.57
Dividend payout ratio to common shareholders	0%	0%	0%	0%	0%	0%	0%
Performance Ratios:
Net interest spread (1)	2.32%	2.09%	2.25%	1.68%	2.25%	3.85%	3.41%
Net interest margin (2)	3.17	3.10	3.19	2.79	3.24	4.12	3.62
Efficiency ratio (3)	91.7	95.0	86.5	102.5	96.8	74.5	72.1
Noninterest expense to average assets	3.09	3.05	2.94	2.95	3.24	2.99	2.59
Return on average assets	0.16	0.10	0.18	(0.10)	(0.08)	0.65	0.55
Return on average tangible common equity	1.75	0.97	1.86	(1.00)	(0.72)	5.40	4.38

(1)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest-bearing liabilities.
(2)	Net interest margin is net interest income divided by average interest earning assets.
(3)	The efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

	At or for the Three Months Ended March 31,	At or for the Year Ended December 31,
	2026	2025	2024	2023	2022	2021

	(Unaudited)	(Dollars in thousands, except per share data)

Balance Sheet Data:
Total assets	$403,359	$386,098	$328,798	$320,233	$281,866	$274,693
Total loans receivable, net	266,335	273,374	249,214	245,146	201,081	193,302
Investment securities	45,477	45,196	50,761	48,530	50,822	35,994
Deposits	359,842	342,244	272,709	237,470	240,090	231,263
Borrowings	5,000	5,000	19,284	44,782	5,000	5,000
Stockholders’ equity	35,743	35,653	33,889	34,051	34,030	35,124
Financial Measures:
Tangible book value per common share	$13.21	$13.22	$12.61	$12.72	$12.75	$13.19
Tangible stockholders’ equity to assets ratio	8.86%	9.23%	10.31%	10.63%	12.07%	12.79%
Net loans to deposits (1)	74%	80%	91%	103%	84%	84%
Capital Ratios:
Leverage ratio	9.03%	9.80%	10.29%	11.45%	12.59%	12.11%
Asset Quality Ratios:
Nonperforming loans to loans receivable, net	2.92%	2.88%	0.33%	0.00%	0.00%	0.01%
Allowance for credit losses to nonperforming loans	41.81	40.09	422.98	N/A	N/A	123.61
Nonperforming assets to total assets	1.95	2.06	0.26	N/A	N/A	0.01
Net (recoveries) charge-offs on loans to average loans receivable, net	0.00	0.38	(0.05)	0.06	0.00	0.00
Other Data:
Number of banking offices	4	4	4	2	2	2
Number of full-time equivalent employees	42	41	43	40	30	33
Deposits per branch	$89,961	$85,561	$68,177	$118,735	$120,045	$115,632
Assets per full-time equivalent	9,604	9,417	7,646	8,006	9,396	8,324

(1)	Total loans receivable, net divided by deposits.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market Price Information

The following table presents trading information for FS Bancorp common shares on the Nasdaq Capital Market and Pacific West common shares on the OTCID Basic Market on February 24, 2026, the last trading day prior to the announcement of the signing of the merger agreement, and on July 9, 2026, the last practicable trading day for which information was available prior to the date of the printing of this proxy statement/prospectus.

	Historical market value per share of FS Bancorp	Historical market value per share of Pacific West
February 24, 2026	$40.78	$11.95
July 9, 2026	42.71	12.32

You should obtain current market quotations for FS Bancorp common shares. The market price of FS Bancorp common shares will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of FS Bancorp common shares is subject to fluctuation, the value of the FS Bancorp common shares that you may receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

FS Bancorp common shares are listed on the Nasdaq Capital Market under the symbol “FSBW.” Pacific West common shares are listed on the OTCID Basic Market under the symbol “PWBK.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per FS Bancorp common share as reported on Nasdaq and the Pacific West common shares as reported on the OTCID Basic Market, and the FS Bancorp quarterly cash dividends per share declared. Pacific West has not paid any dividends and does not expect to pay dividends for the foreseeable future.

	FS Bancorp			Pacific West
			Dividends
	Market Price		declared	Market Price
	High	Low	per share	High	Low

2026
Third quarter 2026 (through July 9, 2026)	$44.34	$42.68	$-	$12.32	$12.31
June 30, 2026	43.40	38.62	-	12.30	11.31
March 31, 2026	43.66	37.04	0.29	12.00	11.25
2025
December 31, 2025	$43.88	$37.39	$0.28	$12.30	$11.50
September 30, 2025*	42.95	37.84	0.50	11.90	10.75
June 30, 2025	40.94	35.84	0.28	10.85	9.50
March 31, 2025	41.93	35.90	0.28	12.50	10.85
2024
December 31, 2024	$48.82	$40.91	$0.27	$12.50	$10.50
September 30, 2024	46.85	33.36	0.27	10.50	8.00
June 30, 2024	36.45	30.89	0.26	8.20	7.50
March 31, 2024	37.59	31.92	0.26	9.60	7.50
2023
December 31, 2023	$38.01	$28.45	$0.25	$11.00	$9.36
September 30, 2023	33.50	29.29	0.25	11.00	10.47
June 30, 2023	31.48	26.33	0.25	11.50	10.25
March 31, 2023	37.16	29.39	0.25	13.20	10.80

* Includes FS Bancorp special dividend of $0.22 per share for the quarter ended September 30, 2025.

As a bank holding company, Pacific West’s ability to pay dividends is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. The Federal Reserve Board’s policy is that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition, and that it is inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Under Oregon law, Pacific West is prohibited from paying a dividend if, after paying the dividend, Pacific West would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event it were to be dissolved at the time of the dividend payment, to satisfy preferential rights on dissolution of holders of preferred shares ranking senior in right of payment to the capital stock on which the applicable distribution is to be made would exceed its total assets.

The primary source for dividends paid to Pacific West shareholders is dividends received from Pacific West Bank. There are regulatory restrictions on the ability of Pacific West Bank to pay dividends. Under federal regulations, the dollar amount of dividends Pacific West Bank may pay depends upon its capital position and recent net income. Generally, if Pacific West Bank satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed under state law and FDIC regulations.

As of July 9, 2026 there were 7,423,772 outstanding FS Bancorp common shares held by approximately 181 shareholders of record. As of July 9, 2026, there were 2,707,530 outstanding Pacific West common shares held by approximately 111 holders of record. Pacific West has not paid any dividends to its shareholders.

THE SPECIAL MEETING OF PACIFIC WEST SHAREHOLDERS

This proxy statement/prospectus constitutes the proxy statement of Pacific West for use at the special meeting of Pacific West’s shareholders to be held on August 13, 2026 at 2 p.m. Pacific Time, at the corporate offices of Pacific West located at 1300 SW Fifth Avenue, Suite 900, Portland, Oregon 97201, and any adjournments thereof.

At the special meeting, the shareholders of Pacific West will consider and vote upon (i) approval of the merger agreement; and (ii) approval of the adjournment proposal.

Pursuant to the merger agreement, Pacific West will merge with and into FS Bancorp, and Pacific West’s wholly owned subsidiary, Pacific West Bank, will merge with and into 1st Security Bank. We expect to complete the merger of Pacific West with and into FS Bancorp during the quarter ending September 30, 2026.

When we complete the merger, Pacific West shareholders will receive, at the election of the holder, subject to the allocation and proration procedures set forth in the merger agreement, either cash or FS Bancorp common shares as merger consideration for each Pacific West common share they own, as described in “The Merger Agreement—Consideration to be Received in the Merger” on page 47.

Pacific West has supplied all information contained in this proxy statement/prospectus with respect to Pacific West. FS Bancorp has supplied all information contained in this proxy statement/prospectus with respect to FS Bancorp.

This proxy statement/prospectus is first being provided to shareholders of Pacific West on or about [●][●], 2026.

Voting and Proxy Procedure

Shareholders Entitled to Vote.

The close of business on July 9, 2026 was the record date for determining Pacific West shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were 2,707,530 Pacific West common shares outstanding held by 111 holders of record. Pacific West has no other class of voting securities outstanding. Each holder of Pacific West common shares is entitled to one vote for each Pacific West common share in that holder’s name on Pacific West’s books as of the record date on any matter submitted to the vote of the Pacific West shareholders at the special meeting.

If you are a beneficial owner of Pacific West common shares held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your Pacific West common shares held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting Your Shares.

Holders of record who receive this proxy statement/prospectus and proxy card from Pacific West’s transfer agent (Transfer Online, Inc.) can vote your shares using one of the following methods:

●	Vote by internet by following the instructions that accompany your proxy card; or

●	Complete and return a written proxy card (please allow a minimum of 10 days for your proxy card to be processed).

Beneficial owners who receive this proxy statement and proxy card from their broker, bank or other nominee can vote your shares using one of the following methods:

●	Vote by internet by following the instructions that accompany your proxy card;

●	Vote by telephone by following the instructions that accompany your proxy card; or

●	Complete and return a written proxy card (please allow a minimum of 10 days for your proxy card to be processed).

Votes submitted by internet or by telephone must be received by 11:59 p.m., Pacific Time, on August 12, 2026. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

You can also vote in person at the special meeting if you are a holder of record or a beneficial owner who has obtained a written proxy in your name from the broker, bank or other nominee who holds your shares, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the special meeting and vote.

Quorum.

The presence, in person or by proxy, of at least a majority of the total number of outstanding Pacific West common shares entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the special meeting for purposes of determining the existence of a quorum.

Proxies; Proxy Revocation Procedures.

The Pacific West board of directors is soliciting proxies so that each shareholder has the opportunity to vote on the merger agreement and any other proposal to be considered at the special meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder of record attends the special meeting and wishes to vote in person, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Pacific West board of directors. The board recommends a vote:

●	FOR approval of the merger agreement; and

●	FOR the adjournment proposal.

Pacific West shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the corporate secretary of Pacific West prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person thereby revoking a prior granted proxy.

Written notices of revocation or other communications about revoking your proxy should be addressed to Pacific West Bancorp, Attn: Corporate Secretary, 2040 8th Avenue, West Linn, Oregon 97068.

Proxies that do not provide the proxy holders with direction in voting on the merger agreement or with respect to the adjournment proposal will be voted in favor of the merger agreement and the adjournment proposal, in accordance with the recommendation of the board of directors of Pacific West. Pacific West shareholders who provide no instruction with respect to the merger agreement will not be eligible to assert dissenters’ rights.

Vote Required; Voting Agreements.

The approval of the merger agreement will require the affirmative vote, in person or by proxy, of a majority of the outstanding Pacific West common shares. The directors and executive officers of Pacific West and their affiliates hold approximately 25.6% of the outstanding shares entitled to vote.

All of the directors and executive officers of Pacific West have entered into voting agreements with FS Bancorp with respect to the Pacific West common shares they own, in which they have agreed, among other things, to vote, or cause to be voted, all of their Pacific West common shares in favor of the merger agreement. See the section entitled “The Merger Agreement—Voting Agreements” on page 60. Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding Pacific West common shares, failure to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

The adjournment proposal will be approved if a majority of the votes cast at the special meeting are voted in favor of the adjournment proposal. The failure to vote, abstentions and broker non-votes on the adjournment proposal will have no effect on such proposal.

Proxy Solicitation

The accompanying proxy is being solicited by the board of directors of Pacific West. Pacific West will bear the entire cost of solicitation of proxies from holders of its common shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Pacific West, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. We also may engage a proxy solicitor to assist in obtaining votes or procuring a quorum, in which case we would pay a customary fee for those services. Pacific West will pay printing, postage and mailing costs of the proxy statement/prospectus. All other costs, including legal, accounting, and any proxy solicitor fees, shall be borne by the party incurring such costs.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the beneficial ownership of Pacific West common shares as of July 9, 2026 by (i) each director of Pacific West, (ii) Pacific West’s executive officers, (iii) all directors and executive officers of Pacific West as a group, and (iv) each person or entity known by Pacific West to beneficially own more than 5% of the outstanding Pacific West common shares. Unless otherwise specified, the address of each listed shareholder is c/o Pacific West Bancorp, 2040 8th Avenue, West Linn, Oregon 97068.

The percentage of beneficial ownership is calculated in relation to the 2,707,530 Pacific West common shares that were issued and outstanding as of July 9, 2026, which excludes shares of unvested restricted stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Shares of Pacific West common shares subject to options that are currently exercisable or exercisable within 60 days of July 9, 2026 are deemed outstanding for purposes of computing the percentage ownership of the persons holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, and subject to the voting agreements entered into with FS Bancorp in connection with the merger (see “The Merger Agreement—Voting Agreements”), to Pacific West’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Number of Shares	Percent of Shares
Name	Beneficially Owned (1)(2)	Outstanding (%)

Directors

Erin Hubert	5,500	*
Timothy L. Hysell	22,792	*
Edwin J. Kawasaki	34,083	1.3%
Michael L. Kelley	56,049	2.1%
Steven F. Miller	66,076	2.4%
Craig S. Ostbo	16,235	*
Terry Peterson	75,525	2.8%
Michael Schiavone (3)	260,882	9.6%
Joey J. Warmenhoven	91,909	3.4%
Jason N. Wessling	43,312	1.6%

Total for Directors	672,363	24.8%

Executive Officers

Robert Holden	5,370	*
Benjamin Mansheim	6,126	*
Lisa Fajardo-Faust	10,026	*

Total for Executive Officers	21,522	*

All Executive Officers and Directors as a group (13 persons)	693,885	25.6%

Name and Address of over 5% Holders

Alliance Bernstein – 66 Huson Blvd E New York, NY 10001	264,783	9.8%
Spence Limited – 49 Liberty St Blakely, GA	214,791	7.9%
Harland Group LLC – PO Box 945, Vancouver WA 98666	264,198	9.8%

* Does not exceed 1%.

(1)

The shares “beneficially owned” include shares owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other shares with respect to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the shares.

(2)	Number of shares owned reflects share of record as of July 9, 2026.
(3)

Includes 260,882 shares owned by Strategic Value Partners (“Strategic”). Strategic employs Director Michael Schiavone and, as Strategic’s voting designee, Mr. Schiavone exercises voting control over the shares represented thereby.

THE MERGER

General

The boards of directors of FS Bancorp and Pacific West have unanimously approved the merger agreement providing for the merger of Pacific West with and into FS Bancorp, with FS Bancorp being the surviving entity, and the merger of Pacific West Bank with and into 1st Security Bank, with 1st Security Bank being the surviving institution. We expect to complete the merger of Pacific West with and into FS Bancorp during the quarter ending September 30, 2026.

Background of the Merger

From time to time since its establishment in 2004, Pacific West Bank has explored various alternatives to expand its market share, customer and deposit base, and geographic footprint. Pacific West was established as the holding company for Pacific West Bank in 2023, and from time-to-time Pacific West has also considered opportunities for a business combination, acquisition or other strategic initiative. However, Pacific West’s size and market position has made growth difficult from both an organic and a strategic perspective. Further, Pacific West has weathered two significant economic downturns in 2008 and 2020 that caused challenges for community banks generally, and that particularly affected certain West Coast markets, including Pacific West’s Portland headquarters. In response to these events and to other political and geopolitical events, federal and state banking regulators adopted new and expanded regulations that had the effect, among other things, of significantly increasing both the cost and the level of management required to successfully operate while attempting to achieve and maintain compliance with these regulations.

Recognizing that ongoing operational and financial risks would continue to plague Pacific West for the foreseeable future, and that the Portland Metropolitan Area in particular continues to experience significant upheaval in terms of the business climate and other factors, the Pacific West board decided in June 2025 to initiate a process to explore potential business combinations that would maximize value for shareholders while focusing appropriately on Pacific West’s employees, customers and communities. As part of that process, Pacific West interviewed three investment banking firms, including Raymond James & Associates, Inc., which we refer to herein as Raymond James. Representatives of Raymond James met with the Pacific West board on August 5, 2025 to discuss the proposed engagement and a range of potential options and strategic partners. The alternatives discussed included the merits and risks of remaining independent, as compared to a potential merger with another community bank; a merger of equals with another similarly sized bank; a sale to a regional or national bank; or a sale of assets and assumption of deposits of Pacific West Bank to a credit union. The Pacific West board determined that Pacific West’s size, financial capacity and geographic market made it infeasible for Pacific West to acquire another institution. The board discussed two primary alternatives: a sale of operating assets and assumption of liabilities to a credit union, and a merger or other business combination with another Pacific Northwest community bank. Following the August 5, 2025 board meeting and consideration of the proposals from the three investment banking firms interviewed, the Pacific West board engaged Raymond James as its exclusive financial advisor on August 16, 2025, and engaged counsel for legal advice in connection with this process on August 8, 2025. Pacific West’s counsel, Marcus Williams, is now a partner of Kilpatrick Townsend & Stockton LLP, but at the time of his initial engagement was a partner with Buchalter, APC. Pacific West’s Chief Executive Officer, Jason Wessling, initially met with Mr. Williams on August 11, 2025, to obtain advice about the process, costs, benefits and risks accompanying both alternatives. Among the matters considered were the more involved regulatory approval process and relatively slower timing associated with a sale to a credit union, as well as higher legal costs and less advantageous tax treatment associated with an asset sale structure applicable to such a transaction. Following ongoing discussions among Raymond James, Buchalter and Pacific West’s executive management, these representatives made a further presentation to the Pacific West board, whereupon the board instructed management and the advisors to pursue a process that would permit active engagement with both banks and credit unions.

Pacific West established and populated a secure data site containing both detailed and high-level due diligence data during the week of August 11, 2025, with interested parties to receive staged access at various points in the process. Buchalter and Raymond James developed a form of nondisclosure agreement to be used in this process during the week of August 11, 2025, and beginning on August 17, 2025, Raymond James made initial inquiries of 46 parties, including 28 bank holding companies and 18 credit unions. FS Bancorp was one of the three bank holding companies submitting initial indications of interest. A total of nine of these parties, including FS Bancorp, executed nondisclosure agreements, and Raymond James delivered copies of a confidential information memorandum (CIM) to each of these parties during the week of August 26, 2025. After follow-up discussions and preliminary due diligence Pacific West received five indications of interest: three from banks and two from credit unions. The bank proposals included cash/stock consideration from FS Bancorp then valued at approximately $35.9 million; a cash/stock offer from a bank holding company identified as Bank Holding Company B valued at $35.2 million to $38.7 million; a stock offer from a bank holding company identified as Bank Holding Company C valued at $29.0 million, and cash offers from the credit unions in the amounts of $41.3 million from Credit Union A and $38.5 million from Credit Union B.

At a meeting on September 18, 2025, the Pacific West board met with management and with representatives of Buchalter and Raymond James to discuss the pending proposals. The Pacific West Board noted that, although the credit union proposals were generally higher than the bank proposals, those transactions would involve both “double-taxation” treatment (meaning that tax would be incurred at both the corporate level and the shareholder level) and significantly more complex and time-consuming regulatory approval and liquidation processes. At the conclusion of this meeting the board instructed Raymond James to seek clarification from Credit Union A, which responded on October 6, 2025, with a detailed letter of intent proposing an acquisition price of $41.3 million, representing, among other things, that Credit Union A had substantially completed its due diligence examination of Pacific West, subject only to “confirmatory diligence” on certain limited matters. After a follow-up meeting with the advisors on October 10, 2025, the Pacific West board entered into the proposed letter of intent with Credit Union A, which included a 45-day exclusivity period, expiring on November 24, 2025, during which the parties intended to negotiate a definitive agreement. Initial management discussions commenced on October 14, 2025, and counsel for Credit Union A submitted a draft purchase and assumption agreement to Buchalter on November 4, 2025.

Representatives of Raymond James and Buchalter met with the Pacific West board on October 16, November 10 and November 20, 2025, to update the board as to progress on negotiations with Credit Union A. Based on discussions with management and with the Pacific West board, Buchalter also sent a revised draft of the purchase and assumption agreement to Credit Union A’s counsel on or about November 10, 2025. Credit Union A had indicated in its previous discussions and in its proposed letter of intent that it had substantially completed its due diligence and that only “confirmatory diligence” remained as to certain limited items, suggesting that it did not expect to propose a significant pricing adjustment. However, during the week of November 17, 2025, Credit Union A indicated that it had discovered matters in its “confirmatory” due diligence that led it to reduce its proposed book value multiple from 1.2x to 1.1x, and hinted that additional price reductions and adjustments might be forthcoming. Pacific West did not agree with the stated basis for the reduction in the book value multiple. Of greater concern to the Pacific West board, when Credit Union A was asked on November 18, 2025 to confirm its final price, it was unable to commit even to its revised book value multiple. Further, Credit Union A had rejected substantially all of Pacific West’s proposed revisions to the purchase and assumption agreement. Taken together, these factors led the Pacific West board to question whether Credit Union A was committed to completing the proposed transaction on terms and at a price, that would be acceptable to Pacific West. At its meeting on November 19, 2025, the Pacific West board elected to discontinue discussions with Credit Union A upon the expiration of the exclusivity period on November 24, 2025 and directed Raymond James to begin contacting other prospective acquirors after that date to determine the level of interest from those candidates.

In response to this outreach, FS Bancorp submitted a renewed indication of interest, with FS Bancorp submitting an indicative proposal substantially as described in this proxy statement/prospectus. FS Bancorp, on February 2, 2026 reduced the original offer by $1.1 million based on Pacific West’s actual earnings performance and the results of due diligence on the loan portfolio. Recognizing the higher purchase price reflected in the FS Bancorp proposal, the Pacific West board approved management entering into the letter of intent proposed by FS Bancorp on December 1, 2025, which included a sixty-day exclusivity period expiring on January 31, 2026. Counsel for FS Bancorp sent Buchalter a draft of the merger agreement on January 2, 2026, and after a discussion with management and Raymond James, Buchalter submitted responsive comments on January 13, 2026. During the period between December 18, 2025, and February 18, 2026, counsel and advisors for Pacific West, at the direction of management, continued to negotiate the merger agreement and various ancillary agreements, and the advisors also participated in update calls with the Pacific West board on January 21, 2026, and February 19, 2026. Pacific West and FS Bancorp also executed an extension of the exclusivity period contemplated by the letter of intent on January 31, 2026, extending the exclusivity period for an additional thirty days, until March 2, 2026.

A “reverse due diligence” examination was also conducted by Pacific West’s management and advisors during the week of February 16, 2026, including an extended interview with FS Bancorp’s management on February 19, 2026. Final drafts and execution versions of the merger agreement and the other transaction documents were completed on February 20, 2026, and on February 25, 2026, the Pacific West board conducted a special meeting at which the board, among other things, received extensive briefing from Buchalter regarding the board’s fiduciary duties in the context of the transaction and regarding the terms of the merger agreement, and the attendant legal risks. Raymond James also addressed the board regarding the fairness, from a financial point of view, of the merger to Pacific West’s shareholders. Following these presentations the merger agreement was unanimously approved by the Pacific West board, and at which time the Pacific West board also agreed to recommend the approval of the merger agreement by Pacific West’s shareholders. The merger agreement was publicly announced after the close of securities markets on February 25, 2026.

Recommendation of the Pacific West Board of Directors and Reasons of Pacific West for the Merger

At the special meeting held on February 25, 2026, the Pacific West board of directors determined that the terms of the merger agreement were in the best interests of Pacific West and its shareholders. In the course of reaching this determination and related decision to approve the merger agreement, the Pacific West board of directors evaluated the merger and the merger agreement in consultation with the management of Pacific West and its financial advisor and legal counsel. In reaching its determination, the Pacific West board of directors considered a number of factors. Such factors also constituted the reasons that the Pacific West board of directors unanimously determined to approve the merger agreement and to recommend that Pacific West’s shareholders vote in favor of the merger agreement. Such reasons included the following:

•

the terms of the merger agreement along with the value and form of consideration to be received by Pacific West shareholders in the merger, including the perceived investment value of the FS Bancorp common stock representing the stock component, the ability of Pacific West shareholders to elect their preferred form of consideration (subject to allocation as described herein), and the tax attributes of the resulting allocation;

•	the historical trading ranges for FS Bancorp common shares and the relative value represented by the stock component;

•

the results of the strategic process conducted by the Pacific West board with the assistance of Raymond James, including the tax effects, timing and risks associated with the prospective credit union proposals and the experience and uncertainty experienced in the negotiation process with Credit Union A;

•

the historic and prospective business of Pacific West, including experiences with previous attempts to grow beyond the Portland Metropolitan Area and the challenges inherent in the regulatory and business environment as those factors affected both strategic and organic growth;

•	the impact of the merger for employees and customers of Pacific West, particularly the expected benefits to be derived from the combination of the Portland and Puget Sound-area markets;

•	the future employment opportunities for existing employees of Pacific West;

•

information concerning FS Bancorp’s financial condition and results of operations as well as the expectation that FS Bancorp can fully execute the transaction, including obtaining all requisite regulatory approvals for the merger and bank merger without unduly burdensome conditions or delay, and in particular the expected delays, costs, and risks associated with a potential sale to a credit union;

•

the opinion of Raymond James to the Pacific West board of directors, dated February 25, 2026 and subsequently confirmed in writing, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Pacific West common shares of the merger consideration, as more fully described below under “Opinion of Pacific West’s Financial Advisor”;

•

the expectation that, to the extent Pacific West shareholders acquire FS Bancorp common shares in the merger, they would have the opportunity to continue to participate in the growth of the combined company while deferring the recognition of taxable income (in the case of individual shareholders) and would also benefit from the significantly greater liquidity of the trading market for FS Bancorp common shares;

•	that FS Bancorp has historically paid cash dividends on its common shares;

•

that Pacific West shareholders would have the right to elect to receive cash or FS Bancorp common shares as merger consideration, subject to the allocation and proration procedures set forth in the merger agreement.

•

the provisions in the merger agreement that provide for the ability of the Pacific West board to respond to a subsequent unsolicited acquisition proposal that the Pacific West board determines in good faith is a superior proposal as defined in the merger agreement; and

•

the provisions of the merger agreement that provide for the ability of the Pacific West board to terminate the merger agreement, subject to certain conditions including the payment of a termination fee, if Pacific West has entered into a definitive agreement with respect to a superior proposal.

The Board also considered a number of uncertainties and risks in its deliberations concerning the transactions contemplated by the merger agreement, including the following:

•

the risks attendant to an investment in, and ownership of, FS Bancorp common stock as described in the section of this proxy statement/prospectus entitled “Risk Factors,” including the descriptions of risks incorporated into this proxy statement/prospectus from FS Bancorp’s Securities Exchange Act reports;

•

the merger consideration will be paid partially through the issuance of a fixed number of FS Bancorp common shares, and any decrease in the market price of FS Bancorp common shares after the date of the merger agreement will result in a reduction of the aggregate and per-share merger consideration to be received by Pacific West shareholders at the time of completion of the merger; and conversely, the merger agreement does not provide for any increase in the merger consideration to reflect any appreciation in the market price, earnings, or capital of Pacific West following the date of the merger agreement,

•

at the time of voting their shares, Pacific West shareholders will not necessarily know or be able to calculate the actual value of the per share merger consideration which they will receive upon completion of the merger;

•

until the effective time, Pacific West shareholders will not know the form or the actual value of their merger consideration, as a result of which such shareholders cannot precisely determine the tax consequences of the merger to them;

•

the risks associated with the fact that Pacific West’s executive management generally will not continue with the combined organization, which may give rise to risks in the combined company of impairment of customer and employee relationships;

•

the possible disruption to Pacific West’s business that may result from the announcement of the merger and the resulting distraction of management’s attention from the day-to-day operations of Pacific West’s business; and

•

the restrictions contained in the merger agreement on the operation of Pacific West’s business during the period between signing of the merger agreement and completion of the merger, as well as the other covenants and agreements of Pacific West contained in the merger agreement.

The foregoing discussion of the reasons that led the Pacific West board of directors to approve the merger agreement and recommend that Pacific West’s shareholders vote in favor of the merger agreement is not intended to be exhaustive, and may not describe all of the reasons considered by individual directors, but is believed to include all of the material reasons for the decision of the Pacific West board as a whole. In reaching its determination to approve the merger agreement and to recommend shareholder approval of the merger agreement, the Pacific West board of directors based its recommendation on the totality of the information presented to it and did not assign any relative or specific weights to the reasons or factors considered in reaching that determination. Individual directors may have given differing weights to different reasons and factors. After deliberating with respect to the merger with FS Bancorp, considering, among other things, the matters discussed above, the Pacific West board of directors unanimously approved the merger agreement with FS Bancorp as being in the best interests of Pacific West and its shareholders.

This summary of the reasoning of Pacific West’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Pacific West’s Financial Advisor

Pacific West engaged Raymond James as its financial advisor in connection with the merger. Pursuant to that engagement, the Pacific West board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Pacific West common shares of the per share amount to be received by such holders in the merger pursuant to the merger agreement.

At the February 25, 2026 meeting of the Pacific West board of directors, representatives of Raymond James rendered its opinion, which was subsequently confirmed in writing, as to the fairness, from a financial point of view and as of such date, to the holders of Pacific West common shares of the per share amount to be received in the merger pursuant to the merger agreement, based upon and subject to qualifications, assumptions, and other matters considered in connection with the preparation of its opinion.

The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Raymond James in preparing the opinion, is attached as Appendix B to this proxy statement/prospectus. You should read the opinion and the description of Raymond James’ opinion contained in this proxy statement/prospectus carefully and in their entirety.

Raymond James’ opinion speaks only as of the date of the opinion. The opinion does not reflect any developments that may have occurred or may occur after the date of the opinion and prior to the completion of the merger. The opinion was for the information of, and was directed to, the Pacific West board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not constitute a recommendation to the Pacific West board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Pacific West common shares as to how to vote on the merger agreement, which merger consideration to elect or any other matter. Raymond James’ opinion does not address the underlying business decision of Pacific West to engage in the merger or enter into the merger agreement, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Pacific West or the effect of any other transaction in which Pacific West might engage.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

●	reviewed the financial terms and conditions as stated in the draft merger agreement dated as of February 23, 2026;

●

reviewed certain information related to the historical condition and prospects of Pacific West, as made available to Raymond James by or on behalf of Pacific West, including, but not limited to, financial projections prepared by the management of Pacific West, which are referred to in this section as the projections;

●

reviewed Pacific West’s audited financial statements for the years ended December 31, 2024, 2023, 2022, and 2021, and unaudited financial statements for the twelve-month period ended December 31, 2025;

●	reviewed Pacific West’s recent call reports and certain other publicly available information regarding Pacific West;

●	reviewed the financial and operating performance of Pacific West and those of other selected public companies that Raymond James deemed to be relevant;

●	considered certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;

●

reviewed the then-current and historical market prices and trading volume for the Pacific West common shares, and the then-current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

●	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

●

received a certificate addressed to Raymond James from a member of senior management of Pacific West regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Pacific West; and

●

discussed with members of the senior management of Pacific West certain information relating to the aforementioned and other matters which Raymond James deemed relevant to its inquiry, including, but not limited to, the past and current business operations of Pacific West and the financial condition and future prospects and operations of Pacific West.

With Pacific West’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Pacific West, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Furthermore, Raymond James undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Pacific West or FS Bancorp is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Pacific West or FS Bancorp is a party or may be subject. With Pacific West’s consent, Raymond James’ opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Pacific West. With respect to the projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Pacific West’s consent, assumed that the projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Pacific West, and Raymond James relied upon Pacific West to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the projections or the assumptions on which they were based. Based upon the terms specified in the merger agreement, Raymond James assumed that the merger would be treated as a reorganization under the provisions of Section 368(a) of the Code. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft merger agreement dated as of February 23, 2026 that Raymond James reviewed, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or Pacific West that would be material to its analyses or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. Raymond James provided advice to the Pacific West board of directors with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. Raymond James’ opinion is limited to the fairness, from a financial point of view, of the per share amount to be received by the holders of Pacific West common shares. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may have supported the decision of the Pacific West board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Pacific West, on the fact that Pacific West was assisted by legal, accounting and tax advisors, and, with the consent of Pacific West, relied upon and assumed the accuracy and completeness of the assessments by Pacific West and its advisors, as to all legal, accounting and tax matters with respect to Pacific West and the merger.

In formulating its opinion, Raymond James considered only what it understood to be the consideration to be received by the holders of Pacific West common shares. For purposes of Raymond James’ opinion, and with Pacific West’s consent, Raymond James assumed the per share amount to be $12.61 based on the volume-weighted average trading price of FS Bancorp common stock on Nasdaq of $41.54 for the 10 trading days ending February 24, 2026. Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Pacific West, or such class of persons, in connection with the merger whether relative to the consideration received by the holders of the Pacific West common shares or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Pacific West, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Pacific West’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Pacific West’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Pacific West or FS Bancorp or the ability of Pacific West or FS Bancorp to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Pacific West board of directors at its meeting on February 25, 2026, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Pacific West or the merger.

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly-traded equity securities that it deemed to be relevant for its analysis. The selected group represents companies Raymond James believed to be relevant to Pacific West. Raymond James analyzed the relative valuation multiples of ten (10) publicly-traded financial institutions that met the following criteria: (i) traded over the NASDAQCM, NASDAQGM, NASDAQQS, NYSE, NYSEAM, OTCBB, OTCEM, OTCNO, OTCPK, OTCQB, or OTCQX stock exchanges; (ii) headquartered in Oregon or Washington; and (iii) had total assets between $100 million and $1.0 billion. This group excluded targets of announced mergers and institutions with a specialized or niche focus. The selected companies that Raymond James deemed relevant included the following:

●	BEO Bancorp
●	Citizens Bancorp
●	Mountain Pacific Bancorp, Inc.
●	Oregon Pacific Bancorp
●	PBCO Financial Corporation
●	Baker Boyer Bancorp
●	Commencement Bancorp, Inc.
●	Oregon Bancorp, Inc.
●	RiverBank Holding Company
●	Liberty Northwest Bancorp, Inc.

Raymond James calculated various financial multiples for each selected company, including price per share at close on February 24, 2026 compared to (i) tangible book value, or TBV, per share at the most recently reported financial period ended December 31, 2025 or September 30, 2025 as shown by S&P Global Market Intelligence and (ii) last twelve months, or LTM, earnings per share for the most recent LTM financial period reported. Raymond James reviewed the high, 75th percentile, mean, median, 25th percentile, and low relative valuation multiples for each of the selected companies and compared them to the corresponding valuation multiples of the selected public companies and to the corresponding valuation multiples for Pacific West implied by the assumed per share amount. The results of the selected companies’ analysis are summarized below:

	Summary Pricing Multiples Price /
	TBV per Share	LTM EPS
High	131%	31.5x
75th Percentile	109%	18.4x
Mean	101%	14.0x
Median	101%	9.8x
25th Percentile	87%	9.1x
Low	81%	8.0x
Implied Merger Multiple	95%	52.5x

Furthermore, Raymond James applied the high, 75th percentile, mean, median, 25th percentile, and low relative valuation multiples for each of the metrics to Pacific West actual financial results for the 12 months ending December 31, 2025 to derive an implied per share amount. Raymond James then compared those implied values to $12.61, the value attributed to the per share amount for the purposes of Raymond James’ opinion. The results of this analysis are summarized below.

	IMPLIED PER SHARE AMOUNT Price /
	TBV per Share	LTM EPS
High	$17.25	$7.56
75th Percentile	$14.42	$4.41
Mean	$13.37	$3.36
Median	$13.32	$2.34
25th Percentile	$11.53	$2.18
Low	$10.66	$1.93

Selected Transactions Analysis. Raymond James analyzed publicly available information relating to selected national transactions announced since January 1, 2024 involving financial institution targets headquartered in the United States with total assets between $100 million and $1.0 billion, and an LTM Return on Average Assets less than 0.50%. These transactions excluded: (i) transactions without publicly disclosed deal value or sufficient financial information; (ii) mergers of equals; and (iii) transactions in which less than 100% of the target was acquired. The selected transactions (with transaction announcement dates shown) used in the analysis included:

●	Acquisition of IF Bancorp, Inc. by ServBanc Holdco, Inc. (10/30/2025)
●	Acquisition of Cecil Bancorp, Inc. by ENB Financial Corp (08/13/2025)
●	Acquisition of substantially all of the assets and liabilities of Heritage Bank of St. Tammany by OnPath Federal Credit Union (07/24/2025)
●	Acquisition of TC Bancshares, Inc. by Colony Bankcorp, Inc. (07/23/2025)
●	Acquisition of PB Bankshares, Inc. by Norwood Financial Corp. (07/07/2025)
●	Acquisition of Progressive Bancorp, Inc. by Business First Bancshares, Inc. (07/07/2025)
●	Acquisition of CFSB Bancorp, Inc. by Hometown Financial Group MHC (05/20/2025)
●	Acquisition of Susquehanna Community Financial, Inc. by Citizens & Northern Corporation (04/23/2025)
●	Acquisition of Guaranty Bancorp, Inc. by Bar Harbor Bankshares (03/11/2025)
●	Acquisition of Cornerstone Community Bancorp by Plumas Bancorp (01/29/2025)
●	Acquisition of William Penn Bancorporation by Mid Penn Bancorp, Inc. (11/01/2024)
●	Acquisition of Primary Bancshares Corporation by Georgia Banking Company, Inc. (10/09/2024)
●	Acquisition of Village Bank and Trust Financial Corp. by TowneBank (09/24/2024)
●	Acquisition of substantially all of the assets and liabilities of Generations Bank by ESL Federal Credit Union (09/24/2024)
●	Acquisition of Touchstone Bankshares, Inc. by First National Corporation (03/25/2024)
●	Acquisition of substantially all assets and liabilities of SaviBank by Harborstone Credit Union (03/22/2024)
●	Acquisition of Frontier Community Bank by National Bankshares, Inc. (01/24/2024)
●	Acquisition of Cornerstone Financial Corporation by Princeton Bancorp, Inc. (01/18/2024)
●	Acquisition of Catskill Hudson Bancorp, Inc. by Hudson Valley Credit Union (01/10/2024)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) most recent quarter TBV at announcement; (ii) LTM earnings at the time of announcement; and (iii) premium to core deposits (total deposits less time deposits greater than $100,000). Raymond James reviewed the high, 75th percentile, median, mean, 25th percentile, and low relative valuation multiples of the selected regional and national transactions.

	SUMMARY TRANSACTION MULTIPLES
	Deal Value / TBV	Deal Value / LTM Earnings	Premium / Core Deposits
High	173%	69.2x	12.0%
75th Percentile	134%	44.4x	5.5%
Mean	121%	35.5x	3.3%
Median	113%	30.0x	2.1%
25th Percentile	106%	25.5x	0.7%
Low	76%	14.0x	(3.3%)
Implied Merger Multiples	97%	53.7x	(0.3%)

Furthermore, Raymond James applied the high, 75th percentile, mean, median, 25th percentile, and low relative valuation multiples for the selected transactions to Pacific West’s tangible book value, LTM earnings, and core deposits. Raymond James then compared those implied values to $12.61, the value attributed to the per share amount of the merger consideration for the purposes of Raymond James’ opinion. The results of the selected transactions analysis are summarized below:

	IMPLIED PER SHARE AMOUNT
	Deal Value / TBV	Deal Value / LTM Earnings	Premium / Core Deposits
High	$22.40	$16.24	$26.92
75th Percentile	$17.33	$10.42	$19.37
Mean	$15.65	$8.34	$16.79
Median	$14.64	$7.04	$15.45
25th Percentile	$13.80	$5.99	$13.75
Low	$9.79	$3.29	$9.16

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis to estimate an illustrative implied equity value for Pacific West. In performing this analysis, Raymond James utilized the Pacific West projections for the fiscal years ending December 31, 2026 through December 31, 2031 on a standalone basis, which were prepared by Pacific West management and approved for Raymond James’ use by Pacific West. Raymond James used tangible common equity in excess of a target ratio of 8.0% of tangible assets at the end of each projection period for free cash flow.

The discounted cash flow was based solely on the projections provided by Pacific West management. Consistent with the periods included in the projections, Raymond James used calendar year 2031 as the final year for the analysis and applied multiples, ranging from 8.0x to 12.0x, to calendar year 2031 adjusted net income in order to derive a range of terminal values for Pacific West. The projected free cash flows and terminal values were discounted to present value using rates ranging from 12.0% to 16.0%. Raymond James arrived at its discount range by using the Modified Capital Asset Pricing Model methodology as presented in the Duff & Phelps Valuation Handbook.

The resulting range of present equity values was divided by the number of Pacific West common shares including shares underlying restricted stock awards outstanding as of February 24, 2026. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared such per share prices to $12.61, the per share amount assumed for the purposes of Raymond James’ opinion. The results of the discounted cash flow analysis indicated a range of values from $11.46 per share to $18.06 per share.

In connection with its analysis, Raymond James considered and discussed with Pacific West management how the discounted cash flow analysis would be affected by changes in the underlying assumptions. Raymond James noted that discounted cash flow analysis is a widely used valuation methodology, but the results of such valuation methodology are highly dependent upon the numerous assumptions that must be made, and the results are not necessarily indicative of actual values or future results.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Pacific West.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Pacific West. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Pacific West board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of Pacific West common shares of the per share amount to be received by such holders. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Pacific West board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Pacific West board of directors’ or Pacific West management’s views with respect to Pacific West, FS Bancorp or the merger. Raymond James provided advice to Pacific West with respect to the proposed merger. Raymond James did not, however, recommend any specific amount or type of consideration to the Pacific West board of directors or that any specific per share amount constituted the only appropriate consideration for the merger. Pacific West placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’ opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on February 24, 2026, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Pacific West since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

As the Pacific West board of directors was aware, the credit, financial and stock markets had been experiencing and do experience unusual volatility from time to time and Raymond James expressed no opinion or view as to any potential effects of such volatility on the merger, FS Bancorp, or Pacific West. Raymond James’ opinion did not purport to address potential developments in any such credit, financial and stock markets on the value of the per share amount.

During the two years preceding the date of Raymond James’ written opinion, Raymond James has engaged in certain fixed income trading activity with FS Bancorp, Inc., for which Raymond James has earned income.

For services rendered in connection with the delivery of its opinion, Pacific West paid Raymond James a fee of $250,000 for its work in connection with preparing and delivering its opinion. No part of the fee was contingent upon its determination as to fairness or upon consummation of the Transactions. Pacific West will also pay Raymond James a customary fee for advisory services in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Pacific West also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Pacific West and/or FS Bancorp for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Pacific West and/or FS Bancorp or other participants in the merger in the future, for which Raymond James may receive compensation.

Reasons of FS Bancorp for the Merger

The merger will enable FS Bancorp to expand and strengthen its commercial banking presence in the greater Portland-Vancouver-Hillsboro MSA. During its deliberation regarding the approval of the merger agreement, the board of directors of FS Bancorp considered a number of factors, including, but not limited to, the following:

●	Pacific West’s commercial customer base and reputation for providing quality customer service;

●	the compatibility of the merger with FS Bancorp’s long-term community banking strategy;

●	Pacific West Bank’s location in the Portland-Vancouver-Hillsboro MSA will complement FS Bancorp’s existing geographic footprint;

●	the ability of the combined company to offer a broader array of products and services to Pacific West’s customers;

●	potential opportunities to reduce operating costs and enhance revenue; and

●	FS Bancorp management’s prior record of integrating acquired financial institutions.

FS Bancorp based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of Pacific West. Actual savings in some or all of these areas could be higher or lower than currently expected.

In reaching its decision to approve the merger agreement, FS Bancorp’s board of directors also considered the risks associated with the transaction and, after due consideration, concluded that the potential benefits of the proposed transaction outweighed the risks associated with the proposed transaction.

The foregoing information and factors considered by FS Bancorp’s board of directors are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, FS Bancorp’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction. In addition, individual members of FS Bancorp’s board of directors may have given different weights to different factors. FS Bancorp’s board of directors considered all of these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Consideration to be Received in the Merger; Election, Pro-ration and Allocation Procedures

See the sections entitled “The Merger Agreement – Consideration to be Received in the Merger” and “-Exchange Procedures.”

Regulatory Approvals Required for the Merger

The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger and the bank merger. Under the terms of the merger agreement, FS Bancorp and Pacific West have agreed to use their commercially reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger and the bank merger.

The merger and/or the bank merger is subject to prior approval by the FDIC and the Oregon Division, Washington DFI and the Federal Reserve Board. Accordingly, the parties must obtain the approval of or waiver by the Federal Reserve Board, the approval of the FDIC and the approval of the Oregon Division and Washington DFI. Applications with the FDIC, the Oregon Division and the Washington DFI were filed on March 18, 2026. FS Bancorp submitted an application to the Federal Reserve Board on May 5, 2026. The Oregon Division, the Washington DFI and the FDIC have approved the bank merger on June 17, 2026, June 18, 2026, and July 9, 2026, respectively, and such approvals are subject to the approval of the Federal Reserve Board.

There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

Accounting Treatment

The costs related to the merger are expected to be approximately $5.6 million, and the merger will be accounted for by applying the acquisition method in accordance with accounting principles generally accepted in the United States. For purposes of preparing FS Bancorp’s consolidated financial statements, FS Bancorp will establish a new accounting basis for Pacific West’s assets and liabilities based upon their fair values, the merger consideration and the costs of the merger as of the acquisition date. FS Bancorp will record as goodwill any excess of cost over the fair value of the net assets, including any intangible assets with definite lives, of Pacific West. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been made. FS Bancorp will determine the fair value of Pacific West’s assets and liabilities and will make appropriate purchase accounting adjustments including the calculation of any intangible assets with definite lives, upon completion of the acquisition. Goodwill will be periodically reviewed for impairment not less often than annually. Other intangible assets will be amortized against the combined company’s earnings following completion of the merger and will also be evaluated for impairment no less often than annually.

Interests of Certain Persons in the Merger

In the merger, the directors and executive officers of Pacific West will be entitled to elect from and receive the same consideration for their Pacific West shares as the other shareholders of Pacific West. In considering the recommendation of the Pacific West board of directors that you vote to approve the merger agreement, you should be aware that some of Pacific West’s executive officers and directors may have interests in the merger and arrangements, as described below, which may be considered to be different from, or in addition to, those of Pacific West’s shareholders generally. The Pacific West board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. Further, pursuant to the merger agreement, each director and executive officer of Pacific West has delivered to FS Bancorp an executed voting agreement and each director of Pacific West has delivered to FS Bancorp a resignation, non-solicitation and confidentiality agreement.

Stock Ownership. The current directors and executive officers of Pacific West, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 693,885 Pacific West common shares, representing approximately 25.6% of the total outstanding Pacific West common shares entitled to vote. Each of Pacific West’s directors and executive officers has executed a voting agreement, agreeing to vote his or her shares for approval of the merger agreement and the adjournment proposal. See “The Merger Agreement – Voting Agreements.”

Restricted Stock. The executive officers of Pacific West hold restricted stock awards totaling 26,542 shares of Pacific West common stock, that will not be vested prior to the effective time of the merger. Each of these executives, Jason N. Wessling, Robert Holden, Benjamin Mansheim and Lisa Fajardo-Faust, have unvested restricted awards of 7,775, 6,548, 5,051 and 7,168 shares, respectively. At the effective time of the merger, each restricted stock award that is subject to vesting, including those held by executive officers, shall become fully vested and converted into outstanding Pacific West common shares, subject to any required tax withholding, and eligible to participate in the election procedure to receive cash or FS Bancorp common shares as the merger consideration, consistent with all other Pacific West shareholders.

Stock Options. Jason N. Wessling, President and Chief Financial Officer, and Benjamin Mansheim, Chief Operations and Technology Officer, hold outstanding options to purchase Pacific West common stock. Mr. Wessling holds options to purchase 39,970 shares, of which 25,970 are vested and unexercised and 14,000 will vest on an accelerated basis at the effective time of the merger. Mr. Mansheim holds options to purchase 2,846 shares, all of which are vested and unexercised. At the effective time of the merger, each outstanding option, whether vested or subject to accelerated vesting, will be cancelled in exchange for a cash payment equal to the product of (i) the number of shares subject to the option and (ii) the amount, if any, by which the per share amount exceeds the applicable per share exercise price of the option. Based on a per share amount of $12.90 and the weighted-average exercise prices of $12.29 (Mr. Wessling) and $13.04 (Mr. Mansheim), the estimated aggregate cash payments in respect of these options are $31,445 and $2,119, respectively.

Termination of Existing Employment Agreements. Pacific West maintains employment agreements with Jason Wessling (President and Chief Executive Officer), Lisa M. Fajardo-Faust, Robert Holden and Benjamin Mansheim (Chief Operations and Technology Officer). The employment agreements provide that if, after the announcement of a proposed change in control and for a period continuing for one year following consummation of a change in control (as defined in the employment agreements), the executive is terminated by Pacific West without “cause” or voluntarily terminates employment for “good reason” (each as defined in the employment agreements), the executive will be entitled to a lump-sum cash payment. For Mr. Wessling, the payment is equal to 24 months of base salary plus 100% of the bonuses and other incentive compensation received for services performed in the prior year, together with up to 18 months of COBRA premium payments. For Ms. Faust and Mr. Holden, the payment is equal to 12 months of base salary, together with up to eighteen 18 months of COBRA premium payments. For Mr. Mansheim, the payment is equal to 12 months of base salary plus 100% of the bonuses and other incentive compensation received for services performed in the prior year, together with up to 18 months of COBRA premium payments.

The estimated cash payments that may become payable under the employment agreements in connection with the merger are approximately $560,343 for Mr. Wessling, $214,467 for Ms. Faust, $208,202 for Mr. Holden and $231,000 for Mr. Mansheim, in each case subject to applicable tax withholding, execution and non-revocation of a release of claims, continued compliance with applicable restrictive covenants and applicable regulatory and tax limitations, including Federal Deposit Insurance Corporation regulations and Sections 280G, 4999 and 409A of the Code.

The employment agreements contain customary restrictive covenants, including non-competition, non-solicitation of customers, non-raiding of employees and confidentiality obligations. The restrictive covenants apply for 12 months following termination for Mr. Wessling, Ms. Faust and Mr. Holden, and for six months following termination for Mr. Mansheim.

Change in Control Bonus Agreement with Jon Aran Loftus. Pacific West Bank is party to a change in control bonus agreement with Jon Aran Loftus, its Chief Financial Officer, which provides that if a change in control closes on or before December 31, 2028 and Mr. Loftus’s employment is terminated by Pacific West Bank without cause or by Mr. Loftus for good reason, in either case in connection with or within 12 months following the change in control, Mr. Loftus will be entitled to a lump-sum cash bonus. The amount of the bonus is $25,000 if the change in control closes within his first six months of employment, $50,000 if it closes after six months but within twelve months of employment, and $75,000 if it closes after twelve months of employment but before December 31, 2028. Based on the terms of the agreement and a closing date during the third quarter of 2026, Mr. Loftus is expected to receive a cash payment of $50,000 in connection with the merger, subject to applicable tax withholding.

Employment Separation and Transaction Services Agreement with Terry Peterson. Pacific West is party to an employment separation and transition services agreement with Terry Peterson, its former President and Chief Executive Officer and a current director, pursuant to which Mr. Peterson’s prior employment agreement was terminated effective May 1, 2024. Pursuant to this agreement, Mr. Peterson agreed to provide transition services to Pacific West for an initial one-year period, subject to extension by Pacific West Bank’s board of directors for up to four additional one-year periods. In consideration for the transition services, Mr. Peterson is entitled to a monthly consulting fee of $10,000, continued participation in health and welfare benefit plans at no cost to him, continuation of certain insurance-related benefits and specified disability-related payments.

If a change in control occurs during the term of agreement, the term will be deemed to end upon consummation of the change in control and Mr. Peterson will be entitled to a change in control benefit equal to $605,000, reduced by the aggregate transition payments and benefit costs provided during the term. Based on the estimated change in control benefit remaining payable under the agreement based on a closing date during the third quarter of 2026, Mr. Peterson is expected to receive a cash payment of approximately $330,000 in connection with the merger, subject to execution and non-revocation of a release of claims, reaffirmation of certain restrictive covenants and applicable tax withholding.

Indemnification and Insurance. As described under “The Merger Agreement—Indemnification and Continuance of Director and Officer Liability Coverage,” FS Bancorp will indemnify (and advance expenses to) the directors and officers of Pacific West and its subsidiaries, for a period of six years from and after the effective time of the merger, to the fullest extent permitted by any of the Pacific West’s or Pacific West Bank’s articles of incorporation or charter, bylaws, or applicable law, with respect to claims pertaining to matters occurring at or prior to the effective time of the merger. Prior to the completion of the merger, Pacific West shall purchase a prepaid tail policy for directors’ and officers’ liability insurance providing for coverage of up to six years after completion of the merger with respect to actions, omissions, events, matters, and circumstances occurring prior to the effective time provided that the cost thereof shall not exceed 200% of Pacific West’s current annual premium for such insurance. FS Bancorp will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored by the combined company after the merger.

Consulting Agreement with Jason Wessling. In connection with the execution of the merger agreement, Jason Wessling, Pacific West’s President, CEO and director, entered into a consulting agreement with 1st Security Bank. The consulting agreement becomes effective upon completion of the merger and provides compensation to Mr. Wessling of $130 per hour for transition services performed. The consulting agreement does not require Mr. Wessling to work any minimum or specified number of hours. The consulting agreement is for a term of up to three years, but may be terminated by either party at any time for any reason or no reason. The consulting agreement also imposes lifetime restrictions upon Mr. Wessling relating to the disclosure of confidential information. These restrictions are in addition to the non-compete, non-solicitation and related restrictions imposed upon Mr. Wessling for a one-year period following completion of the merger under his existing employment agreement and the resignation, non-solicitation and confidentiality agreement he entered into with FS Bancorp in connection with the execution of the merger agreement.

Loan Agreements. On the merger closing date, 1st Security Bank will enter into loans with Benjamin Mansheim and Lisa Fajardo-Faust (each, a “Loan”). Mr. Mansheim will be lent $240,000 (with a monthly forgiveness schedule amount of $10,000) and Ms. Fajardo-Faust will be lent $214,467 (with a monthly forgiveness schedule amount of $8,936).

Each Loan is forgiven in 24 monthly installments with simple interest at 6.75% per annum. Beginning on the first day of the month following the making of the Loan, and for each month thereafter, if the employee is actively employed or on authorized leave with 1st Security Bank or one of its subsidiaries on that date, then that month’s Loan repayment will be forgiven (and subject to income taxation). Tax withholding will be required on the forgiven amount, which may come from the employee’s other compensation, or result in the employee not receiving compensation otherwise payable so that withholding can occur. If the employee’s employment is terminated by 1st Security Bank without cause prior to full Loan repayment, the remaining Loan balance may continue to be forgiven incrementally according to the Loan repayment schedule, fully forgiven, or forgiven in part, in 1st Security Bank’s sole discretion.

If the employee becomes entitled to change in control payments pursuant to his or her employment agreement with Pacific West Bank, the forgivable note will become due and, as noted below, will be offset dollar for dollar for any change-in-control benefit.

Any amounts forgiven under such Loan will reduce on a dollar-for-dollar basis any current or potential change in control benefit of any type or nature due to the employee under any contract, plan, agreement or arrangement (e.g., cash payment, continued benefits, equity vesting, etc.). For example, assuming a $240,000 change in control benefit, if $90,000 of monthly Loan payments have been forgiven when the change in control occurs, then the change in control benefit will be reduced by $90,000 to $150,000. If the employee is entitled to more than one type of change in control payment, 1st Security Bank and the employee may agree regarding which change in control benefit is offset. All contracts, plans, agreements or arrangements are deemed amended to reflect this change in control payment offset provision.

If there is a “default”, 1st Security Bank may request full repayment of the Loan including accrued interest. Default events include the employee’s resignation within the first 12 months of employment; the employee’s termination of employment by 1st Security Bank “for cause;” the occurrence of bankruptcy or insolvency of the employee, or certain other events; and a court or regulatory agency order against the employee suspending the employee from employment at 1st Security Bank. The Loan may be prepaid without penalty.

Voting Agreements. As described under the section entitled, “The Merger Agreement - Voting Agreements”, all of the Pacific West directors and executive officers have entered into voting agreements in favor of FS Bancorp providing that they will vote their Pacific West common shares for approval of the merger agreement and forbear from taking other actions that would be inconsistent with such obligation or preclude their shares from being voted in favor of the merger agreement.

Resignation and Confidentiality Agreements. Each Pacific West director and executive officers Jason N. Wessling, Robert Holden, Benjamin Mansheim and Lisa Fajardo-Faust have entered into resignation and confidentiality agreements with FS Bancorp whereby the director or executive officer has, if applicable, agreed to resign as a director and/or officer, as applicable, upon consummation of the merger and for 18 months thereafter the individual will not, subject to limited exceptions in certain cases, without the prior written consent of FS Bancorp:

●	refer any customers to any financial institution other than the financial institution subsidiaries of FS Bancorp;

●

solicit the business of any customer of Pacific West Bank for any other person or entity for the purpose of providing services on behalf of any person or entity other than FS Bancorp or any of its financial institution subsidiaries;

●	solicit or induce any customer to terminate or reduce any aspects of its relationship with FS Bancorp or any of its financial institution subsidiaries;

●

directly or indirectly, solicit or offer employment to any officer or employee of FS Bancorp or any of its subsidiaries, or take any action intended or reasonably expected to cause any officer or employee or entity doing business with, FS Bancorp or any of its subsidiaries to terminate his, her or its employment or business relationship with FS Bancorp or any of its subsidiaries.

The agreements also provide that the Pacific West director or executive officer may not during the term of the agreement make derogatory statements about FS Bancorp or any of its subsidiaries or any of their respective directors, officers, employees, agents, or representatives, in each case subject to standard exceptions. Each director and applicable executive officer has also agreed to not disclose confidential information about the Pacific West entities.

Method of Effecting the Acquisition

Subject to the consent of Pacific West, which shall not be unreasonably withheld or delayed, FS Bancorp may at any time change the method of effecting the acquisition of Pacific West (including by providing for the merger of a wholly owned subsidiary of FS Bancorp with Pacific West). However, no change may: (i) alter or change the amount or kind of consideration to be issued to holders of Pacific West common shares, as provided for in the merger agreement; (ii) have an adverse effect on the tax treatment of the transaction to FS Bancorp, Pacific West or Pacific West’s shareholders; or (iii) impede or materially delay completion of the transactions contemplated by the merger agreement.

Effective Time

The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Secretary of State of each of the State of Washington and State of Oregon on the closing date of the merger. The closing date will occur on a date to be specified by FS Bancorp and Pacific West. Subject to applicable law, this date will be no later than the last day of the month (but no earlier than five (5) business days) after the latest to occur of: (i) receipt of all required regulatory approvals and the expiration of all required waiting periods; (ii) the approval of the merger agreement by the shareholders of Pacific West and (iii) the satisfaction or waiver (subject to applicable law) of the other closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of FS Bancorp and Pacific West.

We anticipate that the merger will be completed during the quarter ending September 30, 2026. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. The date for completing the merger can occur as late as December 31, 2026, after which Pacific West or FS Bancorp would need to mutually agree to extend the closing date of the merger. See the sections entitled “-Regulatory Approvals Required for the Merger” and “The Merger Agreement—Conditions to Completion of the Merger.”

Declaration and Payment of Dividends and Stock Transfers

Holders of Pacific West common shares will not be paid dividends or other distributions declared after the effective time with respect to FS Bancorp common shares into which and to the extent their Pacific West common shares are converted into the stock consideration until they surrender their Pacific West share certificates for exchange after the effective time. Upon surrender of those certificates after the effective time of the merger, the combined company will pay any unpaid dividends or other distributions, without interest, to the extent applicable. After the effective time of the merger, there will be no transfers on Pacific West’s stock transfer books of Pacific West common shares issued and outstanding immediately prior to the effective time. If certificates representing Pacific West common shares are presented for transfer after the effective time of the merger, they will be cancelled and exchanged for either (i) a statement evidencing the applicable number of FS Bancorp common shares issued as stock consideration, any cash in lieu of fractional shares and unpaid dividends or other distributions with respect to the FS Bancorp common shares represented thereby; or (ii) cash equal to the per share cash consideration times the number of Pacific West common shares surrendered, pursuant to the election, allocation and proration procedures in the merger agreement.

No Fractional Shares

No fractional share interests will be issued to any shareholder of Pacific West upon completion of the merger. For each fractional share that would otherwise be issued, FS Bancorp will pay cash in an amount equal to the fraction of a FS Bancorp common share which the holder would otherwise be entitled to receive, multiplied by the Closing FS Bancorp Share Value. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.

Share Matters

None of FS Bancorp, Pacific West, the exchange agent or any other person will be liable to any former shareholder of Pacific West for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for Pacific West common shares has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against FS Bancorp with respect to that lost certificate.

For a description of FS Bancorp common shares and a description of the differences between the rights of the holders of Pacific West common shares compared to the rights of the holders of FS Bancorp common shares, see the sections entitled “Description of FS Bancorp Capital Stock” and “Comparison of Rights of Pacific West Common Shares and FS Bancorp Common Shares.”

Public Trading Markets

FS Bancorp’s common shares are listed on the Nasdaq Capital Market under the symbol “FSBW” and Pacific West’s common shares trade on the OTCID Basic Market under the symbol “PWBK.” Upon completion of the merger, Pacific West common shares will no longer trade on the OTCID Basic Market. The FS Bancorp common shares issuable in the merger for Pacific West common shares will be listed on the Nasdaq Capital Market.

Resale of FS Bancorp Common Stock

The FS Bancorp common shares to be issued in the merger will be registered under the Securities Act and will be freely transferable, except for shares issued to any holder of Pacific West’s common shares who may be deemed to be an “affiliate” of FS Bancorp for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of FS Bancorp include individuals or entities that control, are controlled by, or are under common control with FS Bancorp and may include the executive officers, directors and significant shareholders of FS Bancorp.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of FS Bancorp and Pacific West have each unanimously approved the merger agreement, which provides for the merger of Pacific West into FS Bancorp, with FS Bancorp as the surviving corporation. The Pacific West board has determined that the merger agreement is in the best interests of Pacific West and its shareholders and, accordingly, has agreed to recommend, and in this proxy statement/prospectus recommends, that Pacific West shareholders vote “FOR” the merger agreement. The merger agreement provides that after the effective time of the merger FS Bancorp intends to merge Pacific West Bank, a wholly owned subsidiary of Pacific West, with and into 1st Security Bank, a wholly owned subsidiary of FS Bancorp, with 1st Security Bank as the surviving institution.

Effective Time and Completion of the Merger

The merger agreement provides that unless both FS Bancorp and Pacific West agree to a later date, the filings necessary to make the merger effective, consisting of articles of merger to be filed with the Secretary of State of each of the State of Washington and the State of Oregon, will be made on or before the last day of the month (but no earlier than five business days) after all of the conditions to completion of the merger have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing of the merger).

We currently expect that the merger will be completed in the quarter ending September 30, 2026, subject to the approval of the merger agreement by Pacific West shareholders, the receipt of all necessary regulatory approvals and the expiration of any regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, FS Bancorp and Pacific West will obtain the required approvals or complete the merger. See “—Conditions to Completion of the Merger.”

Consideration to be Received in the Merger

General. At the effective time of the merger, each Pacific West shareholder will, by virtue of the merger and without any action on the part of a Pacific West shareholder, be converted into, and will be canceled in exchange for, the right to receive either cash or whole shares of FS Bancorp common stock for all the shares. Cash will be paid in lieu of fractional shares of FS Bancorp common stock.

Merger Consideration. The aggregate merger consideration to be issued to Pacific West shareholders in connection with the merger consists of $16,832,742 in cash and 430,176 shares of FS Bancorp common stock.

If the merger is completed, all the shares of Pacific West common stock outstanding immediately prior to the effective time of the merger, other than shares as to which dissenters’ rights have been perfected, will be converted into the right to receive, at the holder’s election, either the per share cash consideration or the per share stock consideration. Pacific West shareholders will have the opportunity to elect the form of consideration to be received, subject to the allocation and proration procedures set forth in the merger agreement. The form of the merger consideration each Pacific West shareholder receives will depend upon the election, allocation and proration procedures set forth in the merger agreement and the choices of other Pacific West shareholders and may be different from the shareholder’s election.

The merger agreement provides that the value of the cash included in the per share cash consideration and the value of the number of shares of FS Bancorp common stock included in the per share stock consideration will be as equal in value as possible as of the date of the merger, with shares of FS Bancorp common stock valued based on the volume-weighted average trading price of FS Bancorp common stock for the ten Nasdaq trading days ending on the last trading day immediately preceding the closing date of the merger, which we refer to as the “Closing FS Bancorp Share Value.”

The merger agreement provides that the value of the merger consideration into which each share of Pacific West common stock is converted, which we refer to as the per share amount, will be determined by adding (1) the aggregate cash consideration, $16,832,742, and (2) the value of 430,176 shares of FS Bancorp common stock, based on the Closing FS Bancorp Share Value (together, the “Closing Transaction Value”), and then dividing this sum by the number of shares of Pacific West common stock outstanding at the time of the merger (the “Aggregate Pacific West Share Amount”). The shares of Pacific West common stock held by each shareholder will be converted into the right to receive either (1) an amount in cash equal to the per share amount or (2) a number of shares of FS Bancorp common stock having a value equal to the per share amount based on the Closing FS Bancorp Share Value, referred to as the “exchange ratio” (determined by dividing the per share amount by the Closing FS Bancorp Share Value).

Although the aggregate amount of cash and the number of shares of FS Bancorp common stock included in the aggregate merger consideration is fixed, the amount of the per share cash consideration and the number of shares of FS Bancorp common stock in the per share stock consideration that Pacific West shareholders receive in the merger will depend on the Closing FS Bancorp Share Value and the Aggregate Pacific West Share Amount at the time of the merger. See “Question and Answers about the Merger and the Pacific West Special Meeting – Question 3.”

FS Bancorp’s common stock is listed for trading on the Nasdaq Capital Market under the symbol “FSBW.” The value of the Closing Transaction Value will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of FS Bancorp common stock. Based on the volume-weighted average trading price of FS Bancorp common stock on Nasdaq of $41.69 for the 10 trading days preceding February 25, 2026, the date that the merger agreement was signed, the Closing Transaction Value was $34.8 million. Based on the volume-weighted average trading price of FS Bancorp common stock on Nasdaq of $43.34 for the 10 trading days preceding July 10, 2026, the latest practicable trading day before the date of this proxy statement/prospectus, the Closing Transaction Value was $35.5 million. You should obtain current market quotations for FS Bancorp’s common stock before deciding how to vote on the merger.

The amounts and percentages in the immediately preceding paragraph do not reflect adjustments based upon, take into account or otherwise give effect to any tax withholding obligations.

Stock or Cash Election and Allocation and Proration Procedures. If you are a Pacific West shareholder, an election form is being sent to you in a separate mailing so that you can indicate whether your preference is to receive cash consideration (“cash election shares”) or stock consideration (“stock election shares”) in exchange for your shares of Pacific West common stock or whether you have no preference (“non-election shares”). In order to make an effective election, you must send in your properly completed election form to Equiniti Trust Company, LLC, the exchange agent for the merger, so that it is received by the exchange agent no later than 5:00 p.m., Pacific time, on August 10, 2026. While Pacific West shareholders will have the opportunity to elect to receive either the cash consideration or the stock consideration for all the shares of Pacific West common stock held by such shareholder, all elections are subject to the allocation and proration procedures set forth in the merger agreement.

It is unlikely that elections will, in the aggregate, be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Pacific West shareholders in the aggregate elect to receive cash consideration for more or less than $16,832,742. These procedures are summarized below:

Aggregate cash consideration. After the merger is completed, the cash payable in the per share cash consideration will be determined by dividing the Closing Transaction Value (determined using the procedures described above in the section titled – The Merger Consideration – Merger Consideration) by the Aggregate Pacific West Share Amount. FS Bancorp will pay exactly $16,832,742 in the merger, and this amount will not change based upon the value of the stock component. The Aggregate Cash Amount included within the Merger Consideration would be reduced by the amount, if any, of cash paid in respect of shares for which dissenters’ rights are properly exercised.

Aggregate stock consideration. As with the cash component, the aggregate number of shares comprising the stock component will not change: it is fixed at 430,176 shares of FS Bancorp common stock. However, the value of the stock component will fluctuate as FS Bancorp’s common stock changes in value. In order to mitigate the extent to which the merger might benefit shareholders seeking one form of consideration over the other, the merger agreement contains an adjustment mechanism that is intended to allocate the relative values of both components. As mentioned above, to provide for an equitable apportionment of the two components, the merger agreement provides that the stock component will be evaluated based on the volume-weighted average price of FS Bancorp’s common stock on the Nasdaq Capital Market during the ten-trading day period ending on and including the trading day prior to the closing date of the merger.

Value-based Allocation. Because the value of the stock component will fluctuate until the closing date, the merger agreement seeks to allocate the cash component and the stock component on a per-share basis. For example, using the FS Bancorp volume-weighted average price as of the date the merger agreement was signed, the stock component would have been valued at $17,935,508, which represents 51.5859% of the aggregate value of the merger consideration. At that date Pacific West had outstanding 2,751,689 shares of common stock, including 48,595 shares underlying unvested restricted stock awards. Using this value-based allocation mechanism, then, 51.5859% of those shares, or 1,419,483 shares would be converted to a pro rata portion of the stock component and the remaining 1,332,206 shares would be converted into a right to receive a pro rata portion of the cash component. After giving effect to this allocation, both the cash shares and the stock shares would receive value of approximately $12.64.

If cash consideration is oversubscribed. If the total amount of cash payable pursuant to dissenting shares and cash elections would be more than $16,832,742, then each stock election share and non-election share will be converted into the right to receive the per share stock consideration and a sufficient number of shares from among the holders of cash election shares (excluding any dissenting shares) will be converted on a pro rata basis into stock election shares (reallocated stock shares) so that the number of remaining cash election shares (including dissenting shares) multiplied by the per share cash consideration equals the Aggregate Cash Amount ($16,832,742). See “The Merger – Appraisal and Dissenters’ Rights”. This proration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

If cash consideration is undersubscribed. If the total amount of cash payable pursuant to cash election shares would be less than $16,832,742, then each cash election share will be converted into the right to receive the cash consideration and a sufficient number of non-electing shares and stock election shares will be converted into cash election shares, first from among the holders of non-election shares and then, if necessary, from among the holders of stock election shares, on a pro rata basis (reallocated cash shares) so that the total number of cash election shares (including dissenting shares) plus reallocated cash shares multiplied by the per share cash consideration equals the Aggregate Cash Amount. This proration will reflect the proportion that the number of non-election shares of each holder of non-election shares bears to the total number of non-election shares and the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares, as the case may be.

The FS Bancorp board of directors, the Pacific West board of directors, and their respective financial advisors make no recommendation as to whether Pacific West shareholders should elect to receive the stock consideration or the cash consideration. See “Material U.S. Federal Income Tax Consequences of the Merger” for information about the tax consequences of receiving the stock consideration or the cash consideration.

Fractional Shares. No fractional shares of FS Bancorp common stock will be issued in connection with the merger. Instead, FS Bancorp will make a cash payment to each Pacific West shareholder, who would otherwise receive a fractional share of FS Bancorp common stock, without interest and rounded to the nearest whole cent, equal to the value of such fraction of a share of FS Bancorp common stock the shareholder would otherwise be entitled to receive, determined by multiplying (i) the Closing FS Bancorp Share Value by (ii) the fraction of a share (after taking into account all shares of Pacific West common stock held at the effective time rounded to the nearest one ten thousandth expressed in decimal form).

Pacific West Restricted Stock Awards. At the effective time of the merger, each unvested award of Pacific West restricted stock will vest and be entitled to receive the per share merger consideration, as described above under “—Merger Consideration.”

Exchange Procedures

Prior to the effective time of the merger, FS Bancorp will appoint as the exchange agent under the merger agreement, its transfer agent, Equiniti Trust Company, LLC. At or around the mailing of the proxy statement/prospectus, the exchange agent will mail to each holder of record of Pacific West common shares an election form and letter of transmittal, including election information and instructions for the surrender of the holder’s Pacific West share certificate(s) and/or conversion of book-entry shares for the merger consideration and cash in lieu of any fractional FS Bancorp share as appropriate.

Pacific West shareholders should not send in their share certificates until they receive the election form and letter of transmittal and instructions.

To the extent a Pacific West shareholder does not submit an election form and letter of transmittal along with such shareholder’s share certificate(s) prior to the special meeting, and/or with their proxy card, the exchange agent will mail a letter of transmittal and instructions to such shareholder following the effective time of the merger. Upon surrender to the exchange agent of the certificate(s) representing his or her Pacific West common shares, accompanied by a properly completed letter of transmittal, a Pacific West shareholder will be entitled to promptly receive the merger consideration and, as appropriate, cash in lieu of any fractional FS Bancorp share. Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration and, as appropriate, cash in lieu of any fractional FS Bancorp share. FS Bancorp or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of Pacific West common shares, the amounts it is required to deduct and withhold under the Code or any provision of state, local or non-U.S. tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

No dividends or other distributions with respect to FS Bancorp common shares after completion of the merger will be paid to the holder of any unsurrendered Pacific West share certificates with respect to the FS Bancorp common shares represented by those certificates until those certificates have been properly surrendered. Following the proper surrender of any such previously unsurrendered Pacific West share certificate, the holder of the certificate will be entitled to receive, without interest, (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of FS Bancorp common stock represented by that certificate and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to FS Bancorp common shares represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the FS Bancorp common shares issuable in exchange for that certificate.

The merger consideration and cash in lieu of any fractional FS Bancorp share may be issued or paid in a name other than the name in which the surrendered Pacific West share certificate is registered if (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer, and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of FS Bancorp that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of Pacific West other than to settle transfers of Pacific West shares that occurred prior to the effective time. If, after the effective time of the merger, certificates for Pacific West shares are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration, cash in lieu of any fractional FS Bancorp share and any unpaid dividends or distributions on FS Bancorp common shares deliverable with respect thereto, in each case without interest.

Any portion of the merger consideration and cash to be paid in lieu of fractional FS Bancorp shares that has been deposited with the exchange agent and remains unclaimed by Pacific West shareholders at the expiration of six months after the effective time of the merger may be returned to FS Bancorp. In that case, former Pacific West shareholders who have not yet surrendered their Pacific West share certificates may after that point look only to FS Bancorp with respect to the merger consideration, any cash in lieu of any FS Bancorp fractional common shares and any unpaid dividends and distributions on any FS Bancorp common shares to which they are entitled, in each case, without interest. None of FS Bancorp, the exchange agent or any other person will be liable to any former Pacific West shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Pacific West share certificate is lost, stolen or destroyed, in order to receive the merger consideration and any cash in lieu of any fractional FS Bancorp share, the holder of that certificate must provide an affidavit of that fact and, if required by FS Bancorp or the exchange agent, must post a bond in such amount as FS Bancorp determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Pacific West and FS Bancorp have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will:

●	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

●

not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger or the bank merger;

●

not take any action that is intended or that would reasonably be expected to cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Code or cause any of its representations and warranties in the merger agreement to be untrue in any material respect or any of the conditions in the merger agreement to be unsatisfied or to result in a violation of any provision of the merger agreement;

●	not make, change or revoke any tax election, amend any tax return, enter into any tax closing agreement, or settle any liability with respect to disputed taxes; and

●

not take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

FS Bancorp has also agreed that it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to Pacific West’s shareholders.

Pacific West has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Pacific West has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following, except as required by law or a governmental entity, expressly contemplated or permitted by the merger agreement, or with the prior written consent of FS Bancorp:

●

issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other arrangements or commitments to acquire capital stock or other ownership interests;

●	issue any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities;

●

pay any dividends or other distributions on its capital stock or other ownership interests, other than dividends from wholly owned subsidiaries to Pacific West or to another wholly owned subsidiary of Pacific West; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, other ownership interests, or rights with respect to the foregoing;

●

(i) enter into, modify, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer, employee, or service provider, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal increases in salary to rank and file employees, (C) incentive bonuses as specified pursuant to the merger agreement, and (D) severance in accordance with past practice; (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or higher;

●	establish, modify, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;

●

sell, transfer, lease or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or with respect to Other Real Estate Owned and related properties in the ordinary course at a reasonable price; or sell or transfer any of its deposit liabilities;

●

enter into, modify or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property or information technology assets, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material intellectual property or information technology assets;

●

acquire the assets, business, deposits or properties of any person, other than pursuant to foreclosure, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement;

●	sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice;

●	amend its articles of incorporation or bylaws or similar governing documents;

●	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

●	enter into, materially modify, terminate or renew any Pacific West Contract (as such term is defined in the merger agreement);

●	settle any legal claims involving an amount in excess of $20,000, excluding amounts paid or reimbursed under any insurance policy;

●

foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which it does not have reason to believe contains hazardous substances or might be in violation of or require remediation under environmental laws;

●

in the case of Pacific West Bank, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility;

●	acquire any investment securities outside of the limits specified in the merger agreement;

●	make capital expenditures outside the limits specified in the merger agreement;

●	materially change its loan underwriting policies or make loans or extensions of credit in excess of amounts specified in the merger agreement;

●	invest in any new or existing joint venture or any new real estate development or construction activity;

●	materially change its interest rate and other risk management policies and practices;

●

incur any debt for borrowed funds other than in the ordinary course of business consistent with past practice with a term of one year or less, or guaranty any obligations or liabilities of any other person or entity other than the issuance of letters of credit in the ordinary course of business;

●	create any lien on any of its assets or properties other than pursuant to agreements with the Federal Home Loan Bank of Des Moines and federal funds transactions;

●	make charitable contributions in excess of $5,000 individually or $50,000 in the aggregate;

●	enter into any new lines of business; or

●	agree or commit to do any of the foregoing.

Agreement Not to Solicit Other Offers

Pacific West has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to, directly or indirectly: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets; or (ii) have any discussions with any person or entity relating to an acquisition proposal.

Notwithstanding this agreement, if Pacific West receives an unsolicited written acquisition proposal prior to Pacific West shareholder approval of the merger agreement that Pacific West’s board of directors determines in good faith constitutes or is reasonably likely to constitute a transaction that is more favorable from a financial point of view to the shareholders of Pacific West than the merger with FS Bancorp (referred to as a “superior proposal”), Pacific West may provide confidential information to and negotiate with the third party that submitted the acquisition proposal if the Pacific West board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board’s fiduciary duties. In order to constitute a superior proposal, an acquisition proposal must be for a tender or exchange offer, for a merger or consolidation or other business combination involving Pacific West or Pacific West Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Pacific West or Pacific West Bank. Pacific West must promptly advise FS Bancorp of any acquisition proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the Pacific West board of directors from withdrawing or modifying in a manner adverse to FS Bancorp the board’s recommendation that Pacific West’s shareholders vote to approve the merger agreement (referred to as a “change in recommendation”). At any time prior to the approval of the merger agreement by Pacific West’s shareholders, however, the Pacific West board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with counsel, constitutes a superior proposal. The Pacific West board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given FS Bancorp at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the Pacific West board of directors determines in good faith, after consultation with counsel, that the third party unsolicited proposal continues to constitute a superior proposal.

If FS Bancorp terminates the merger agreement based on a change in recommendation by the Pacific West board of directors or Pacific West terminates the merger agreement to pursue a superior proposal, Pacific West would be required to pay FS Bancorp a termination fee of $1.25 million in cash, which represents approximately 3.61% of the aggregate value of the merger consideration based on the closing price of FS Bancorp’s common stock as of the date of the merger agreement. See “—Termination of the Merger Agreement.”

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of FS Bancorp and Pacific West, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between FS Bancorp and Pacific West rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to shareholders. You should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of FS Bancorp, Pacific West or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by FS Bancorp or Pacific West. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of FS Bancorp and Pacific West relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.

The representations and warranties made by each of Pacific West and FS Bancorp in the merger agreement relate to a number of matters, including the following:

●	corporate matters, including due organization and qualification and subsidiaries;

●	capitalization;

●

authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger or bank merger;

●	required governmental and other regulatory filings, consents and approvals in connection with the merger and the bank merger;

●	reports to regulatory authorities;

●	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

●	in the case of Pacific West, broker’s fees payable in connection with the merger;

●	the absence of certain changes or events;

●	legal proceedings;

●	tax matters;

●	employee benefit matters;

●	in the case of FS Bancorp, filings with the SEC;

●	in the case of Pacific West, shareholder reports;

●	compliance with applicable laws;

●	in the case of Pacific West, certain contracts;

●	absence of agreements with regulatory authorities;

●	derivative instruments and transactions;

●	environmental matters;

●	in the case of Pacific West, investment securities, commodities and bank owned life insurance;

●	in the case of Pacific West, title to real property and other assets;

●	intellectual property and information technology assets;

●	in the case of Pacific West, related party transactions;

●	inapplicability of takeover statutes;

●	absence of action or circumstance that would prevent the merger or the bank merger from qualifying as a reorganization under Section 368(a) of the Code;

●	in the case of Pacific West, receipt of a fairness opinion from Pacific West’s financial advisor;

●	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other documents;

●	in the case of Pacific West, loan matters;

●	insurance matters;

●	in the case of Pacific West, the proper administration of all fiduciary business;

●	in the case of Pacific West, the accuracy and completeness of corporate and stock ownership records; and

●	in the case of Pacific West, the absence of claims requiring indemnification.

Certain representations and warranties of FS Bancorp and Pacific West are qualified as to “materiality” or “material adverse effect” as defined in the merger agreement.

Special Meeting and Recommendation of Pacific West’s Board of Directors

Pacific West has agreed to, and to cause its board of directors to take all action to, hold the special meeting for the purpose of voting upon the merger agreement and use commercially reasonable efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement.

Notwithstanding any change in recommendation by the board of directors of Pacific West, unless the merger agreement has been terminated in accordance with its terms, Pacific West is required to convene the special meeting and to submit the merger agreement to a vote of its shareholders. Pacific West will adjourn or postpone the special meeting if there are insufficient Pacific West common shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of FS Bancorp and Pacific West to complete the merger are subject to the satisfaction of the following conditions:

●	approval of the merger agreement by Pacific West’s shareholders;

●	authorization for listing on the Nasdaq Capital Market of the FS Bancorp common shares to be issued in the merger;

●	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, being effective and not subject to any stop order by the SEC;

●	absence of any injunction or other legal restraint blocking the merger or the bank merger; and

●	required regulatory approvals are received without the imposition of any non-standard unduly burdensome condition or requirement as reasonably determined by the FS Bancorp board of directors;

Additional Closing Conditions for the Benefit of FS Bancorp. In addition to the mutual closing conditions, FS Bancorp’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

●

accuracy of the representations and warranties made by Pacific West subject to the closing condition standards set forth in the merger agreement and the receipt by FS Bancorp of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Pacific West to that effect;

●

performance in all material respects by Pacific West of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by FS Bancorp of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Pacific West to that effect;

●	the holders of less than 10% of the outstanding Pacific West common shares exercising dissenters’ rights under Oregon law;

●	the receipt of consent from counterparties under specified contracts;

●	the receipt by FS Bancorp of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

●

the shareholders’ equity of Pacific West as of the last day of the month preceding the closing date, as may be adjusted as specified in the merger agreement is not less than thirty-five million six hundred thousand dollars ($35,600,000); and

●	average aggregate deposits of Pacific West Bank, less Fintech partner deposits, for the 60-day period prior to the closing date is not less than two hundred million dollars ($200,000,000).

Additional Closing Conditions for the Benefit of Pacific West. In addition to the mutual closing conditions, Pacific West’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

●

accuracy of the representations and warranties made by FS Bancorp subject to the closing condition standards set forth in the merger agreement and the receipt by Pacific West of a certificate signed by the Chief Executive Officer or Chief Financial Officer of FS Bancorp to that effect;

●

performance in all material respects by FS Bancorp of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by Pacific West of a certificate signed by the Chief Executive Officer or Chief Financial Officer of FS Bancorp to that effect; and

●	the receipt by Pacific West of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

FS Bancorp and Pacific West can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement:

●

if a regulatory or other governmental authority has denied approval of the merger or the bank merger and such denial has become final and non-appealable, provided that the denial is not due to the failure of the company seeking termination to fulfill its obligations under the merger agreement, or if a court or regulatory or other governmental authority issues a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger;

●

if the merger has not been completed by December 31, 2026, unless due to the failure of the company seeking termination to perform or observe its covenants and agreements set forth in the merger agreement;

●

if the other company breaches any representation, warranty, covenant or other agreement (provided that the terminating company is not then in material breach of representation, warranty, covenant or other agreement), which breach results in a failure to satisfy the closing conditions of the company seeking termination and such breach is not cured within thirty (30) days following written notice to the breaching company or by its nature or timing cannot be cured within that time period; or

●

if the provision giving FS Bancorp the right to terminate the merger agreement as described in the next paragraph is not applicable and the shareholders of Pacific West fail to approve the merger agreement at the special meeting of Pacific West shareholders.

In addition to the circumstances described above, FS Bancorp may terminate the merger agreement if (i) the board of directors of Pacific West fails to recommend that Pacific West shareholders approve the merger agreement or makes a change in recommendation; (ii) Pacific West materially breaches any of the provisions relating to acquisition proposals, as described under “—Agreement Not to Solicit Other Offers”; or (iii) Pacific West refuses to call or hold the shareholder meeting for a reason other than that the merger agreement has been previously terminated. Immediately following such a termination by FS Bancorp, Pacific West must pay to FS Bancorp a termination fee of $1.25 million in same day funds.

In addition to the circumstances described above, Pacific West may terminate the merger agreement prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Pacific West has (i) not materially breached the merger agreement provisions outlined in “—Agreement Not to Solicit Other Offers” and (ii) paid FS Bancorp the $1.25 million termination fee.

Pacific West must also pay the $1.25 million termination fee to FS Bancorp if the merger agreement is terminated by either party as a result of the failure of Pacific West’s shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Pacific West or Pacific West Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Pacific West or Pacific West Bank and, within one year of the termination, Pacific West or Pacific West Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Employee and Benefit Plan Matters

Following the effective time of the merger, FS Bancorp shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are employees of Pacific West and its subsidiaries on the merger closing date (referred to below as “covered employees”) which, provide employee benefits and compensation programs that are substantially comparable to the employee benefits and compensation programs that are made available to similarly situated employees of FS Bancorp or its subsidiaries, as applicable. Until such time as FS Bancorp causes covered employees to participate in the benefit plans that are made available to similarly situated employees of FS Bancorp or its subsidiaries, a covered employee’s continued participation in employee benefit plans of Pacific West and its subsidiaries will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of FS Bancorp or its subsidiaries.

To the extent that a covered employee becomes eligible to participate in a FS Bancorp benefit plan, FS Bancorp shall cause the plan to recognize years of prior service of such covered employee with Pacific West, its subsidiaries or their predecessors, for purposes of eligibility, participation, vesting and, in the case of vacation or paid time off plans only, for benefit accrual, but only to the extent such service was recognized immediately prior to the merger closing date under a comparable Pacific West benefit plan in which such covered employee was eligible to participate immediately prior to the effective time of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.

With respect to any FS Bancorp benefit plan that is a health, dental, vision or similar plan, FS Bancorp or a subsidiary of FS Bancorp shall use commercially reasonable best efforts to:

●

cause the waiver of all limitations as to pre-existing conditions and waiting periods with respect to participation and coverage requirements applicable to the covered employees, to the extent such condition was or would have been covered under, or such waiting period was satisfied under, a Pacific West benefit plan maintained for such covered employees immediately prior to the merger closing date; and

●

recognize expenses incurred by a covered employee in the year that includes the closing date (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

Pacific West has agreed to take, and cause its subsidiaries to take, all actions reasonably requested by FS Bancorp that may be necessary or appropriate to (i) cause the continuation on and after the effective time of the merger, of any contract, arrangement or insurance policy relating to any Pacific West benefit plan for such period as may be requested by FS Bancorp, (ii) facilitate the merger of any Pacific West benefit plan into any employee benefit plan maintained by FS Bancorp or a FS Bancorp subsidiary, and/or (iii) amend or terminate any Pacific West benefit plan (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the effective time of the merger, except as otherwise provided in the merger agreement.

FS Bancorp has agreed that it or its subsidiaries will honor the obligations of Pacific West for certain employees identified by Pacific West under existing employment, change in control or severance agreements and benefits under the Pacific West benefit plans that do not enter into similar agreements with FS Bancorp or 1st Security Bank following the effective time of the merger. 1st Security Bank has entered into loan agreements with Ben Mansheim and Lisa Fajardo-Faust, all executive officers of Pacific West. For additional information, see “The Merger—Interests of Certain Persons in the Merger” on page 42. FS Bancorp has also offered Jason Wessling a consulting agreement with 1st Security Bank, with his role and responsibilities to be further discussed and the rate of compensation will be $130 per hour. For additional information, see “The Merger—Interests of Certain Persons in the Merger” on page 42.

Any covered employee not subject to a written severance agreement that is terminated by FS Bancorp without cause within six (6) months of the effective time, or is not offered a comparable position with FS Bancorp and terminates employment prior to the effective time will be paid severance of two (2) weeks current base salary times the number of total completed years of service with Pacific West from the date of last hire; with a minimum payment of two (2) weeks salary and a maximum payment of twenty-six (26) weeks salary and subject to the signing and continued validity of a release of claims agreement.

Indemnification and Continuance of Director and Officer Liability Coverage

For a period of six years following the merger, FS Bancorp will maintain and preserve the rights to indemnification of the current and former directors and officers of Pacific West and its subsidiaries to the maximum extent permitted by applicable organizational documents and to the fullest extent permitted by law, in connection with any claims arising out of or relating to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement and the officers’ and directors’ actions in connection therewith.

Prior to the completion of the merger, FS Bancorp shall purchase a prepaid tail policy for directors’ and officers’ liability insurance for a coverage period up to six years with respect to actions, omissions, events, matters, and circumstances occurring prior to the effective time provided that the cost thereof shall not exceed 200% of Pacific West’s current annual premium for such insurance. FS Bancorp will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored by the combined company after the merger.

Expenses

All expenses incurred in connection with the merger will be paid by the party incurring the expenses, except that Pacific West will bear the costs and expenses of printing and mailing this proxy statement/prospectus and FS Bancorp has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and the filing fees for the bank merger application filed with the State of Oregon.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of Pacific West, except that after approval of the merger agreement by the shareholders of Pacific West, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.

At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Voting Agreements

As an inducement to FS Bancorp to enter into the merger agreement, the directors and executive officers of Pacific West have entered into voting agreements with FS Bancorp with respect to the shares of Pacific West common shares they own. The following summary of the voting agreements is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this proxy statement/prospectus.

Pursuant to the voting agreements, the directors and executive officers of Pacific West have agreed:

●

to vote, or cause to be voted, all of their Pacific West common shares (i) in favor of approval of the merger agreement and the adjournment proposal and (ii) against any proposal made in opposition to or in competition with the consummation of the merger;

●

not to sell, transfer or otherwise dispose of any such Pacific West common shares until after shareholder approval of the merger proposal, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to FS Bancorp, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of FS Bancorp; and

●	not to bring or aid any legal action that challenges the validity of or seeks to enjoin the operation of any provision of the voting agreement or the merger agreement.

The obligations under each voting agreement will terminate concurrently with any termination of the merger agreement.

PACIFIC WEST BANCORP MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is presented by management of Pacific West to focus on the financial condition of Pacific West as of and for the three-month period ended March 31, 2026 and as of and for the years ended December 31, 2025 and December 31, 2024, and its results of operations for the three-month periods ended March 31, 2026 and March 31, 2025, and as of and for the years ended December 31, 2025 and December 31, 2024. This discussion and analysis is intended to highlight and supplement information presented elsewhere in this proxy statement and prospectus, particularly the financial statements and related notes appearing herein in Appendix D. The financial information as of and for the three-month periods ended March 31, 2026 and March 31, 2025 is unaudited, and the financial information as of and for the years ended December 31, 2025 and December 31, 2024 is derived from Pacific West's audited financial statements. In the opinion of management, the unaudited interim financial information reflects all normal and recurring adjustments necessary for a fair presentation of the results for the interim periods presented, and the results for the interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the full year. This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting Pacific West’s operations, pricing, products, and services. As used in this section, unless the context otherwise requires, references to “Pacific West,” the “Company,” “we,” “us” and “our” refer to Pacific West Bancorp and its consolidated subsidiaries, and references to the “Bank” refer to Pacific West Bank, the wholly owned banking subsidiary of Pacific West Bancorp.

Overview of Pacific West Bancorp

As of March 31, 2026, we had total consolidated assets of $403.4 million, total loans of $270.1 million, total deposits of $359.8 million, and total stockholders’ equity of $35.7 million.

The majority of our revenue is derived from interest income on loans and investments along with service charges and fees on deposits. Our expenses include interest paid on deposits and other borrowed funds, as well as noninterest costs such as salaries, employee benefits, data processing costs, and occupancy-related expenses. We evaluate our effectiveness in optimizing income from interest-earning assets and managing the cost of our liabilities through our net interest margin. This margin is calculated by dividing net interest income by the average balance of interest-earning assets. Net interest income represents the difference between the interest earned on assets like loans and securities, and the interest paid on liabilities such as deposits and borrowings that finance those assets.

Variations in net interest spread, net interest margin, and net interest income over time are primarily influenced by changes in market interest rates and the rates we receive on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and composition of interest-earning assets, interest-bearing and noninterest-bearing liabilities, and stockholders’ equity. Market interest rate fluctuations are influenced by a range of factors, including government monetary policy, local competitive dynamics, inflation, deflation, macroeconomic trends, shifts in unemployment, changes in the money supply, geopolitical and international events, and both domestic and global financial market conditions. Shifts in the volume and composition of loans in our portfolio are impacted by factors such as economic and competitive trends in our markets and region, as well as developments in key sectors such as real estate, construction, transportation, manufacturing, and retail.

Financial Highlights

The financial highlights as of and for the three months ended March 31, 2026, include:

•	Total Assets: $403.4 million, a $17.3 million, or 4.5%, increase from December 31, 2025.

•	Total Deposits: $359.8 million, a $17.6 million, or 5.1%, increase from December 31, 2025.

•	Net Income: $155,000, a $74,000, or 91.4%, increase from the three months ended March 31, 2025.

•	Net Interest Income: $3.1 million, a $576,000, or 23.3%, increase from the three months ended March 31, 2025.

•	Allowance for Credit Losses on Loans: 1.22% of gross loans as of March 31, 2026.

•	Return on Average Assets: 0.16% (annualized).

•

Regulatory Capital Ratios for Pacific West Bancorp: The Bank has elected to use the Community Bank Leverage Ratio (“CBLR”) framework as permitted under applicable banking regulations. Under the CBLR framework, qualifying community banking organizations that maintain a leverage ratio above the prescribed regulatory threshold and satisfy other qualifying criteria are considered to have met the generally applicable risk-based and leverage capital requirements, including the requirements to be deemed “Well Capitalized”. As a result of its election to utilize the CBLR framework, the Bank is not required to calculate or report the regulatory risk-based capital ratios, including the Common Equity Tier 1 capital ratio, Tier 1 risk-based capital ratio, Total risk-based capital ratio, or risk-weighted assets. Accordingly, these risk-based capital ratios are neither calculated nor utilized by the Bank for regulatory capital compliance purposes while the Bank remains qualified for and elects to operate under the CBLR framework.

•	Tier 1 Leverage: 9.03%

Results of Operations for the Three Months ended March 31, 2026, and 2025

Performance Summary

For the three months ended March 31, 2026, net income was $155,000 compared to $81,000 for the three months ended March 31, 2025. The increase from the prior year period was primarily driven by higher net interest income and increased noninterest income partially offset by higher noninterest expense associated with merger-related costs. See Income Statement below:

	For the three months ended March 31,		Change
	2026	2025	Amount	Percent
	(Dollars in thousands)
Interest Income
Interest and fees on loans	$4,009	$3,678	$331	9.0%
Income from investments in debt securities	401	505	(104)	(20.6)
Interest-bearing deposits in other financial institutions	651	165	486	294.5
Dividend income from FHLB and TIB stock	8	33	(25)	(75.8)
Total interest income	5,069	4,381	688	15.7
Interest Expense
Deposits	1,962	1,721	241	14.0
Borrowings	54	183	(129)	(70.5)
Total interest expense	2,016	1,904	112	5.9
Net interest income	3,053	2,477	576	23.3
Provision for credit losses	63	—	63	N/M
Net interest income after provision for credit losses	2,990	2,477	513	20.7
Noninterest Income
Service charges and activity fees	307	186	121	65.1
Other income	41	40	1	2.5
Total noninterest income	348	226	122	54.0
Noninterest Expense
Salaries and employee benefits	1,608	1,629	(21)	(1.3)
Occupancy	272	288	(16)	(5.6)
Data processing costs	219	184	35	19.0
Professional fees	645	138	507	367.4
Federal Deposit Insurance Corporation (FDIC) Insurance	88	56	32	57.1
Advertising and promotion	47	53	(6)	(11.3)
Telephone and supplies	26	28	(2)	(7.1)
Travel and parking	14	25	(11)	(44.0)
Insurance	20	22	(2)	(9.1)
Reciprocal deposit expense	21	13	8	61.5
Licenses, fees, and permits	15	17	(2)	(11.8)
Other	143	114	29	25.4
Total noninterest expense	3,118	2,567	551	21.5
Income tax expense	65	55	10	18.2
Net Income	$155	$81	$74	91.4%

Net Interest Income

To evaluate net interest income, we measure and monitor (1) yields on our loans and other interest-earning assets, (2) the costs of our deposits and other funding sources, (3) our net interest spread and (4) our net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources. We calculate average assets, liabilities and capital using daily balances.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts.  The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods.  The balance of loans receivable that are classified as nonaccrual are reflected in average outstanding balances for the period.  For the three months ended March 31, 2026, and 2025, interest income not recognized on nonaccrual loans was immaterial.  The average total loans receivable reflected below are net of deferred loan fees and costs.

	For the three months ended March 31,
	2026			2025
	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$273,501	$4,009	5.94%	$255,896	$3,678	5.83%
Investment securities	45,101	401	3.61%	50,854	505	4.03%
Other interest-earning assets	72,223	659	3.70%	17,000	198	4.72%
Total interest-earning assets	390,825	5,069	5.26%	323,750	4,381	5.49%
Allowance for credit losses	(3,398)			(3,832)
Noninterest-earning assets	16,818			17,139
Total assets	$404,245			$337,057
Interest-bearing liabilities:
Interest-bearing deposits	$273,509	$1,962	2.91%	$211,016	$1,721	3.31%
Borrowings	5,040	54	4.35%	16,386	183	4.53%
Total interest-bearing liabilities	278,549	2,016	2.94%	227,402	1,904	3.40%
Noninterest-bearing deposits	86,441			72,162
Other noninterest-bearing liabilities	3,354			3,502
Total liabilities	368,344			303,066
Total equity	35,901			33,991
Total liabilities and equity	$404,245			$337,057
Net interest income		$3,053			$2,477
Net earning assets	$112,276			$96,348
Net interest rate spread (1)			2.32%			2.09%
Net interest margin (2)			3.17%			3.10%
Average Interest-Earning Assets to Interest-bearing Liabilities			140.31%			142.37%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)	Net interest margin represents net interest income divided by average total interest-earning assets.

For the three months ended March 31, 2026, net interest income totaled $3.1 million and net interest margin was 3.17%. For the three months ended March 31, 2025, net interest income totaled $2.5 million and net interest margin was 3.10%. The increase from the prior year period was driven by growth in earning asset balances along with a lower cost of funds.

The interest rate spread increased from 2.09% for the three months ended March 31, 2025 to 2.32% for the three months ended March 31, 2026. During the three-month period ended March 31, 2025 compared to the three-month period ended March 31, 2026, average total assets increased from $337.1 million to $404.2 million. This is an increase of $67.2 million or 19.93%. The average total asset increase was primarily from an increase in other interest earning assets consisting of interest-bearing deposit accounts funded by an increase in deposits.

The following table presents the effect on net interest income for changes in the average outstanding volumes of interest-earning assets and interest-bearing liabilities and the rates earned and paid on these assets and liabilities from March 31, 2025 to March 31, 2026:

	For the three months ended March 31,
	2026 vs. 2025
	Increase/(decrease) due to		Total
	Volume	Rate	increase/ (decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$257	$74	$331
Investment securities	(58)	(46)	(104)
Other interest-earning assets	652	(191)	461
Total interest-earning assets	851	(163)	688
Interest-bearing liabilities:
Interest-bearing deposits	517	(276)	241
Borrowings	(128)	(1)	(129)
Total interest-bearing liabilities	388	(276)	112
Change in net interest income	$462	$114	$576

Provision for Credit Losses

Our provision for credit losses is a charge to income in order to bring our allowance for credit losses on loans to a level deemed appropriate by management. There was a provision for credit losses of $63,000 for the three months ended March 31, 2026 and no provision for the three months ended March 31, 2025. The increase in the provision for credit losses reflects changes in loan and held-to-maturity investment balances and credit quality metrics as compared to the three months ended March 31, 2025.

The allowance for credit losses on loans was $3.3 million, or 1.22% of total loans, at March 31, 2026, compared to 1.15% at December 31, 2025.

Noninterest Income

The primary sources of Pacific West’s noninterest income are service charges on deposit accounts and other service charges and fees. Income from the investment in bank-owned life insurance (“BOLI”) is the other major contributor to Pacific West’s noninterest income. Service charges and fees include Banking-as-a-Service (“BaaS”) fees, maintenance charges as well as fees for non-sufficient funds/overdrafts. The following table presents, for the periods indicated, the major categories of noninterest income:

	For the three months ended March 31,		Change
	2026	2025	Amount	Percent
	(Dollars in thousands)
Service charges and fees	$307	$186	$121	65.1%
BOLI net earnings	41	40	1	2.5
Total noninterest income	$348	$226	$122	54.0%

Noninterest income for the three months ended March 31, 2026, increased $122,000, or 54.0%, to $348,000, compared to $226,000 for the same period in 2025. The increase between these periods was primarily attributable to higher deposit-related fee income and increased customer transaction activity.

Noninterest Expense

Generally, noninterest expense is composed of all employee expenses and costs associated with operating our facilities, obtaining and retaining customer relationships and providing bank services. The largest component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses such as occupancy expenses, data processing costs, professional fees, and advertising and promotion expenses.

The following table presents, for the periods indicated, the major categories of noninterest expenses:

	For the three months ended March 31,		Change
	2026	2025	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$1,608	$1,629	$(21)	(1.3)%
Occupancy	272	288	(16)	(5.6)
Data processing costs	219	184	35	19.0
Professional fees	645	138	507	367.4
Federal Deposit Insurance Corporation (FDIC) Insurance	88	56	32	57.1
Advertising and promotion	47	53	(6)	(11.3)
Telephone and supplies	26	28	(2)	(7.1)
Travel and parking	14	25	(11)	(44.0)
Insurance	20	22	(2)	(9.1)
Reciprocal deposit expense	21	13	8	61.5
Licenses, fees, and permits	15	17	(2)	(11.8)
Other	143	114	29	25.4
Total noninterest expense	$3,118	$2,567	$551	21.5%

Noninterest expenses for the three months ended March 31, 2026, increased $551,000, or 21.5%, to $3.1 million compared to $2.6 million for the same three-month period in 2025. The increase compared to the prior period reflects $425,000 of merger-related expenses incurred in connection with the proposed transaction.

Income Tax Expense

Pacific West had income tax expense of $65,000 for the three months ended March 31, 2026, compared to $55,000 of income tax expense for the three months ended March 31, 2025. This increase was the result of the $84,000 increase in income before taxes for the current period compared to the March 31, 2025 three-month period. Pacific West’s effective tax rates were 29.5% and 40.4% for the three months ended March 31, 2026, and 2025, respectively.

Results of Operations for the Years Ended December 31, 2025 and 2024

Performance Summary

For the twelve months ended December 31, 2025, net income was $646,000 compared to a net loss of ($338,000) for the twelve months ended December 31, 2024. Return on average assets for the twelve months ended December 31, 2025 was 0.18% compared to (0.10%) for the twelve months ended December 31, 2024. The Bank increased its net interest margin by 40 basis points to 3.19% during the twelve months ended December 31, 2025 as compared to 2.79% during the twelve months ended December 31, 2024. See Income Statement below:

	For the Year ended December 31,		Change
	2025	2024	Amount	Percent
	(Dollars in thousands)
Interest Income
Interest and fees on loans	$15,532	$14,477	$1,055	7.3%
Income from investments in debt securities	1,898	2,094	(196)	(9.4)
Interest-bearing deposits in other financial institutions	1,203	699	504	72.1
Dividend income from FHLB and TIB stock	86	114	(28)	(24.6)
Total interest income	18,719	17,384	1,335	7.7
Interest Expense
Interest on interest-bearing deposits	7,384	6,894	490	7.1
Interest on borrowings	410	1,634	(1,224)	(74.9)
Total interest expense	7,794	8,528	(734)	(8.6)
Net interest income	10,925	8,856	2,069	23.4
Provision for credit losses	539	176	363	206.3
Net interest income after provision for credit losses	10,386	8,680	1,706	19.7
Noninterest Income
Service charges and fees	843	521	322	61.8
BOLI net earnings	162	145	17	11.7
Gain on sale of TIB stock	182	—	182	N/M
Total noninterest income	1,187	666	521	78.2
Noninterest Expense
Salaries and employee benefits	6,287	6,219	68	1.1
Occupancy	1,176	1,161	15	1.3
Data processing costs	815	552	263	47.6
Professional fees	788	502	286	57.0
Federal Deposit Insurance Corporation (FDIC) Insurance	252	212	40	18.9
Advertising and promotion	217	300	(83)	(27.7)
Telephone and supplies	117	106	11	10.4
Travel and parking	89	81	8	9.9
Insurance	80	75	5	6.7
Reciprocal deposit expense	79	50	29	58.0
Licenses, fees, and permits	50	38	12	31.6
Other	525	460	65	14.1
Total noninterest expense	10,475	9,756	719	7.4
Income tax expense (benefit)	452	(72)	524	N/M
Net income (loss)	$646	$(338)	$984	N/M

Net Interest Income

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts.  The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods.  The balance of loans that are classified as nonaccrual are reflected in average outstanding balances for the period.  For the twelve months ended December 31, 2025, and 2024, interest income not recognized on nonaccrual loans was $254,000 and $66,000, respectively.  The average total loans receivable reflected below are net of deferred loan fees and costs.

	For the years ended December 31,
		2025			2024
	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Average Yield/ Rate
			(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$264,037	$15,532	5.88%	$252,336	$14,477	5.74%
Investment securities	48,626	1,984	4.08%	48,944	2,208	4.51%
Other interest-earning assets	29,324	1,203	4.10%	15,815	699	4.42%
Total interest-earning assets	341,987	18,719	5.47%	317,095	17,384	5.48%
Allowance for credit losses	(3,580)			(3,658)
Noninterest-earning assets	17,469			17,488
Total assets	$355,876			$330,925
Interest-bearing liabilities:
Interest-bearing deposits	$232,559	$7,384	3.18%	$188,721	$6,894	3.65%
Borrowings	9,090	410	4.51%	35,286	1,634	4.63%
Total interest-bearing liabilities	241,649	7,794	3.23%	224,007	8,528	3.81%
Noninterest-bearing deposits	76,153			70,045
Other noninterest-bearing liabilities	3,433			3,174
Total liabilities	321,235			297,226
Total equity	34,641			33,699
Total liabilities and equity	$355,876			$330,925
Net interest income		$10,925			$8,856
Net earning assets	$100,338			$93,088
Net interest rate spread (1)			2.25%			1.68%
Net interest margin (2)			3.19%			2.79%
Average Interest-Earning Assets to Interest-bearing Liabilities			141.52%			141.56%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)	Net interest margin represents net interest income divided by average total interest-earning assets.

For the twelve months ended December 31, 2025, net interest income totaled $10.9 million and net interest margin and net interest spread were 3.19% and 2.25%, respectively. For the twelve months ended December 31, 2024, net interest income totaled $8.9 million and net interest margin and net interest spread were 2.79% and 1.68%, respectively.

During the twelve months ended December 31, 2025, average total assets increased from $330.9 million to $355.9 million. This was an increase of $25.0 million or 7.54%. Average total asset growth was primarily from increased loans receivable and interest-bearing deposits in other financial institutions for this period.

The following table presents the effect on net income from changes in the average outstanding volumes of interest-earning assets and interest-bearing liabilities and the rates earned and paid on these assets and liabilities during the twelve months ended December 31, 2024 compared to the twelve months ended December 31, 2025:

	For the years ended December 31,
	2025 vs. 2024
	Increase/(decrease) due to
	Volume	Rate	Total increase/(decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$671	$384	$1,055
Investment securities	(14)	(210)	(224)
Other interest-earning assets	597	(93)	504
Total interest-earning assets	1,254	81	1,335
Interest-bearing liabilities:
Savings and money market accounts	1,601	(1,111)	490
Borrowings	(1,213)	(11)	(1,224)
Total interest-bearing liabilities	388	(1,122)	(734)
Change in net interest income	$866	$1,203	$2,069

Provision for Credit Losses

The provision for credit losses was $539,000 for the twelve months ended December 31, 2025 and $176,000 for the twelve months ended December 31, 2024.

The allowance for credit losses was $3.2 million, or 1.15% of total loans, at December 31, 2025, and $3.6 million, or 1.40% of total loans, at December 31, 2024. The allowance for credit losses as a percentage of nonaccrual loans was 40.09% at December 31, 2025, compared to 422.98% at December 31, 2024, reflecting the increase in nonaccrual loan balances during the year. Nonaccrual loans are individually assessed for impairment, and management has determined that no specific allowance allocation was warranted for these collateral-dependent loans based on collateral coverage as of December 31, 2025.

Noninterest Income

The following table presents, for the periods indicated, the major categories of Pacific West’s noninterest income:

	For the years ended December 31,		Change
	2025	2024	Amount	Percent
	(Dollars in thousands)
Service charges and activity fees	$843	$521	$322	61.8%
BOLI net earnings	162	145	17	11.7
Gain on sale of TIB stock	182	—	182	N/M
Total noninterest income	$1,187	$666	$521	78.2%

Noninterest income for the twelve months ended December 31, 2025, increased $521,000, or 78.2%, to $1.2 million, when compared to $666,000 for the twelve-month period ended December 31, 2024. The increase during this period was related to the growth in deposit-related service charges and fees corresponding with the growth in average deposits.

Noninterest Expense

The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the years ended December 31,		Change
	2025	2024	Amount	Percent
		(Dollars in thousands)
Salaries and employee benefits	$6,287	$6,219	$68	1.1%
Occupancy	1,176	1,161	15	1.3
Data processing	815	552	263	47.6
Professional fees	788	502	286	57.0
Federal Deposit Insurance Corporation (FDIC) Insurance	252	212	40	18.9
Advertising and promotion	217	300	(83)	(27.7)
Telephone and supplies	117	106	11	10.4
Travel and parking	89	81	8	9.9
Insurance	80	75	5	6.7
Reciprocal deposit expense	79	50	29	58.0
Licenses, fees, and permits	50	38	12	31.6
Other	525	460	65	14.1
Total noninterest expense	$10,475	$9,756	$719	7.4%

Noninterest expenses for the year ended December 31, 2025, increased $719,000, or 7.4%, to $10.5 million compared to $9.8 million for the year ended December 31, 2024.

Data processing fees increased $263,000, or 47.6%, to $815,000 for the year ended December 31, 2025 compared to $552,000 for the year ended December 31, 2024. The increase in data processing fees was related to the corresponding growth in deposit balances and transaction activity over the 2025 period.

Professional fees increased $286,000, or 57.0%, to $788,000 for the year ended December 31, 2025, compared to $502,000 for the year ended December 31, 2024. The increase in professional fees was primarily merger-related costs.

Financial Condition

Summary--March 31, 2026 compared to December 31, 2025 and December 31, 2024

				$ Change		% Change
	March 31, 2026	December 31, 2025	December 31, 2024	March 2026 to Dec. 2025	Dec. 2025 to Dec. 2024	March 2026 to Dec. 2025	Dec. 2025 to Dec. 2024
	(Dollars in thousands)
ASSETS
Cash and cash equivalents
Cash and due from financial institutions	$3,082	$3,050	$2,603	$32	$447	1.0%	17.2%
Interest-bearing deposits in other financial institutions	74,317	50,466	10,178	23,851	40,288	47.3	395.8
Total cash and cash equivalents	77,399	53,516	12,781	23,883	40,735	44.6	318.7
Interest-bearing time deposits with other financial institutions	—	—	498	—	(498)	NM	(100)
Investments in debt securities available-for-sale, at fair value	39,612	39,373	43,282	239	(3,909)	0.6	(9.0)
Investments in debt securities held-to-maturity, at amortized cost - net of allowance of $132 (Q1 2026), $174 (2025) and $267 (2024)	5,865	5,823	7,479	42	(1,656)	0.7	(22.1)
Federal Home Loan Bank (FHLB) and TIB stock	458	424	1,560	34	(1,136)	8.0	(72.8)
Loans – receivable, net of allowance of $3,294 (Q1 2026), $3,192 (2025) and $3,553 (2024)	266,335	273,374	249,214	(7,039)	24,160	(2.6)	9.7
Deferred tax assets - net	2,278	2,299	3,034	(21)	(735)	(0.9)	(24.2)
Premises and equipment - net	2,998	3,060	2,936	(62)	124	(2.0)	4.2
Cash surrender value of bank-owned life insurance (BOLI)	4,733	4,692	4,527	41	165	0.9	3.6
Operating lease right-of-use assets	1,610	1,818	1,631	(208)	187	(11.4)	11.5
Finance lease right-of-use asset	37	40	53	(3)	(13)	(7.5)	(24.5)
Accrued interest receivable and other assets	2,034	1,679	1,803	355	(124)	21.1	(6.9)
Total Assets	$403,359	$386,098	$328,798	$17,261	$57,300	4.5%	17.4%
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits
Noninterest-bearing demand	$81,932	$78,627	$70,292	$3,305	$8,335	4.2%	11.9%
Interest-bearing demand	249,536	233,268	177,094	16,268	56,174	7.0	31.7
Savings	4,686	4,122	6,524	564	(2,402)	13.7	(36.8)
Time	23,688	26,227	18,799	(2,539)	7,428	(9.7)	39.5
Total Deposits	359,842	342,244	272,709	17,598	69,535	5.1	25.5
Operating lease liabilities	1,785	1,904	1,712	(119)	192	(6.3)	11.2
Finance lease liability	39	42	54	(3)	(12)	(7.1)	(22.2)
Borrowings	5,000	5,000	19,284	—	(14,284)	—	(74.1)
Accrued interest payable and other liabilities	950	1,255	1,150	(305)	105	(24.3)	9.1
Total Liabilities	367,616	350,445	294,909	17,171	55,536	4.9	18.8
Stockholders’ equity:
Preferred stock - 10,000,000 shares authorized; none issued or outstanding	—	—	—	—	—	—	—
Common stock, no-par value - 10,000,000 shares authorized; 2,705,631, 2,697,153 and 2,687,116 shares issued and outstanding as of March 31, 2026, December 31, 2025 and 2024, respectively	42,028	42,027	41,873	1	154	—	0.4
Accumulated deficit	(4,401)	(4,556)	(5,202)	155	646	(3.4)	(12.4)
Accumulated other comprehensive loss	(1,884)	(1,818)	(2,782)	(66)	964	3.6	(34.7)
Total Stockholders’ Equity	35,743	35,653	33,889	90	1,764	0.3	5.2
Total Liabilities and Stockholders’ Equity	$403,359	$386,098	$328,798	$17,261	$57,300	4.5%	17.4%

Our assets increased $17.3 million, or 4.5%, from $386.1 million as of December 31, 2025 to $403.4 million as of March 31, 2026. Our asset increase was primarily driven by deposit growth and liquidity expansion. This was offset in part by a decline in net loans receivable of $7.0 million or 2.6%. Our cash and cash equivalents increased $23.9 million or 44.6% during the period from $53.5 million at December 31, 2025 to $77.4 million at March 31, 2026. Our net loans receivable decreased $7.0 million, or 2.6%, from $273.4 million as of December 31, 2025 to $266.3 million as of March 31, 2026. Our available-for-sale securities increased $0.2 million, or 0.6%, from $39.4 million as of December 31, 2025 to $39.6 million as of March 31, 2026. Deposits increased $17.6 million from December 31, 2025 to March 31, 2026 primarily in interest-bearing demand deposits which increased $16.3 million. Borrowings were unchanged and totaled $5.0 million at March 31, 2026 and December 31, 2025, respectively.

Our assets increased $57.3 million, or 17.4%, from $328.8 million as of December 31, 2024 to $386.1 million as of December 31, 2025. Our asset increase was primarily in cash and cash equivalents. Our cash and cash equivalents increased $40.7 million or 318.7%, from $12.8 million as of December 31, 2024 to $53.5 million as of December 31, 2025. Our net loans receivable increased $24.2 million or 9.7%, from $249.2 million as of December 31, 2024 to $273.4 million as of December 31, 2025. Our securities available-for-sale decreased $3.9 million or 9.0%, from $43.3 million as of December 31, 2024, to $39.4 million as of December 31, 2025. Our held-to-maturity securities decreased $1.7 million or 22.1%, from $7.5 million as of December 31, 2024, to $5.8 million as of December 31, 2025. Deposits increased $69.5 million from December 31, 2024 to December 31, 2025 primarily in interest-bearing demand deposits which increased $56.2 million. Borrowings decreased $14.3 million or 74.1% from $19.3 million as of December 31, 2024, to $5.0 million as of December 31, 2025, repaid with funds from the increase in deposits during the same time period.

Investment Securities

Total investment securities were $45.5 million as of March 31, 2026, versus $45.2 million as of December 31, 2025, and $50.8 million at December 31, 2024.

Total securities represented 11%, 12%, and 15% of total assets as of March 31, 2026, December 31, 2025, and December 31, 2024, respectively. During the 27-month period ended March 31, 2026, purchases of securities available-for-sale totaled $11.0 million.

All of our residential mortgage-backed securities are agency securities.

From December 31, 2025 to March 31, 2026, total securities increased from $45.2 million to $45.5 million. Securities are purchased based on yield and liquidity.

The following tables summarize the amortized cost and estimated fair value of investment securities as of the dates shown:

	At March 31, 2026
Investment Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Fair Value as % of Total Assets
	(Dollars in thousands)
Available-for-sale
Mortgage-backed securities	$35,262	$18	$(1,771)	$33,509	8.3%
Municipal bonds	6,934	—	(831)	6,103	1.5
Total available-for-sale	$42,196	$18	$(2,602)	$39,612	9.8%
Held-to-maturity
Corporate debt	$5,997	$—	$(256)	$5,741	1.4%
Total held-to-maturity	$5,997	$—	$(256)	$5,741	1.4%
Total Securities	$48,193	$18	$(2,858)	$45,353	11.2%

	At December 31, 2025
Investment Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Fair Value as % of Total Assets
	(Dollars in thousands)
Available-for-sale
Mortgage-backed securities	$33,881	$29	$(1,687)	$32,223	8.3%
Municipal bonds	6,940	—	(786)	6,154	1.6
U.S. Treasury bonds	998	—	(2)	996	0.3
Total available-for-sale	$41,819	$29	$(2,475)	$39,373	10.2%
Held-to-maturity
Corporate debt	$5,997	$—	$(254)	$5,743	1.5%
Total held-to-maturity	$5,997	$—	$(254)	$5,743	1.5%
Total Securities	$47,816	$29	$(2,729)	$45,116	11.7%

	At December 31, 2024
Investment Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Fair Value as % of Total Assets
	(Dollars in thousands)
Available-for-sale
Mortgage-backed securities	$38,240	32	$(2,827)	$35,445	10.8%
Municipal bonds	6,965	—	(1,097)	5,868	1.8
U.S. Treasury bonds	1,994	—	(25)	1,969	0.6
Total available-for-sale	$47,199	$32	$(3,949)	$43,282	13.2%
Held-to-maturity
Corporate debt	$7,746	$—	$(627)	$7,119	2.2%
Total held-to-maturity	$7,746	$—	$(627)	$7,119	2.2%
Total Securities	$54,945	$32	$(4,576)	$50,401	15.3%

The following outlines the unrealized losses and estimated fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position as of March 31, 2026, December 31, 2025, and 2024:

	March 31, 2026		December 31, 2025		December 31, 2024
Securities in a continuous unrealized loss position (available- for-sale and held-to-maturity)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(Dollars in thousands)
Unrealized loss for less than 12 months:
Mortgage-backed securities	$6,771	$(27)	$5,523	$(26)	$8,745	$(32)
Municipal bonds	—	—	—	—	841	(162)
Corporate debt	—		—	—	484	(16)
Total less than 12 months	$6,771	$(27)	$5,523	$(26)	$10,070	$(210)
Unrealized loss for more than 12 months:
Mortgage-backed securities	$23,578	$(1,744)	$25,311	$(1,661)	$22,538	$(2,795)
Municipal bonds	6,103	(831)	6,154	(786)	5,028	(935)
U.S. Treasury bonds	—	—	996	(2)	1,968	(25)
Corporate debt	5,491	(256)	5,493	(254)	6,385	(611)
Total more than 12 months	35,172	(2,831)	37,954	(2,703)	35,919	(4,366)
Total	$41,943	$(2,858)	$43,477	$(2,729)	$45,989	$(4,576)

All of the securities that were in an unrealized loss position at March 31, 2026, December 31, 2025 and December 31, 2024, are securities the Bank has determined are in a loss position due primarily to interest rate factors and not credit quality concerns. In management’s opinion, based on third party credit ratings and repayment capacity of the underlying issuers, credit risk for these securities is minimal. Management has the intent and ability to hold debt securities until recovery and does not believe it will have to sell the securities prior to recovery.

At March 31, 2026, the Bank had 45 securities in an unrealized loss position for 12 months or more and 3 securities in an unrealized loss position less than 12 months, none of which exceeded 18.3% of the security’s carrying amount.  At December 31, 2025, the Bank had 46 securities in an unrealized loss position for 12 months or more and 3 securities in an unrealized loss position less than 12 months, none of which exceeded 17.7% of the security’s carrying amount.

At March 31, 2026, December 31, 2025 and December 31, 2024, there was no allowance for credit losses related to the available-for-sale portfolio.  At March 31, 2026, December 31, 2025 and December 31, 2024, the allowance for credit losses on held-to-maturity investment securities was approximately $132,000, $174,000 and $267,000, respectively. Accrued interest receivable on investment securities was approximately $203,000, $195,000 and $214,000 as of March 31, 2026, December 31, 2025 and 2024, respectively, and is excluded from any estimate of credit losses.

The amortized cost and estimated fair value of investment securities at March 31, 2026, by contractual maturity, are shown below:

	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Available-for-sale:
Maturing within one year	$—	$—
Maturing in one to five years	1,005	937
Maturing in five to ten years	4,849	4,234
Maturing after ten years	1,080	932
Mortgage-backed securities	35,262	33,509
Total available-for-sale investment securities	$42,196	$39,612

Held-to-maturity:
Maturing within one year	$—	$—
Maturing in one to five years	2,497	2,470
Maturing in five to ten years	3,500	3,271
Maturing after ten years	—	—
Total held-to-maturity investment securities	$5,997	$5,741

Pacific West did not sell any available-for-sale-investment securities during the three months ended March 31, 2026 or the years ended December 31, 2025, or 2024. There were no securities pledged as collateral to secure public deposits at March 31, 2026, December 31, 2025 and December 31, 2024.

Loans and Allowance for Credit Losses

The portfolio segments include construction real estate, commercial real estate, residential real estate, commercial and consumer loans. Loans are underwritten after evaluating and understanding the borrower’s loan request. Underwriting standards are designed to promote relationship banking by understanding a borrower’s entire banking needs. Pacific West examines current and projected cash flows to determine the ability of the borrower to repay its obligation as agreed upon and, secondarily, evaluates the underlying collateral provided by the borrower. Pacific West also at times requires guarantees from borrowers to help manage risk. The following table summarizes our loan portfolio by type of loan as of March 31, 2026 and December 31, 2025 comparisons:

			Change
	March 31, 2026	December 31, 2025	$	%
	(Dollars in thousands)
Real Estate – Construction	$8,809	$12,539	$(3,730)	(29.7)%
Real Estate – Commercial	183,036	180,047	2,989	1.7%
Real Estate – Residential	25,010	26,401	(1,391)	(5.3)
Commercial	33,880	37,629	(3,749)	(10.0)
Other Consumer	19,357	20,415	(1,058)	(5.2)
Total loans receivable	270,092	277,031	(6,939)	(2.5)
Allowance for credit losses	(3,294)	(3,192)	(102)	3.2
Deferred loan fees	(463)	(465)	2	(0.4)
Loans – receivable, net	$266,335	$273,374	$(7,039)	(2.6)%

The following table summarizes our loan portfolio by type of loan as of December 31, 2024:

December 31, 2024
(Dollars in thousands)
Real Estate – Construction	$10,804
Real Estate – Commercial	166,983
Real Estate – Residential	18,637
Commercial	34,995
Other Consumer	21,730
Total loans receivable	253,149
Deferred loan fees	(382)
Allowance for credit losses	(3,553)
Loans – receivable, net	$249,214

The following table summarizes the allocation of the allowance for credit losses by loan type and the percentage of each loan type to total loans as of March 31, 2026 and December 31, 2025:

	March 31, 2026	Loan portfolio %	December 31, 2025	Loan portfolio %
	(Dollars in thousands)
Real Estate – Construction	$144	1.63%	$174	1.39%
Real Estate – Commercial	2,095	1.14	1,931	1.07
Real Estate – Residential	285	1.14	345	1.31
Commercial	553	1.63	538	1.43
Other Consumer	217	1.12	204	1.00
Allowance for credit losses	$3,294	1.22%	$3,192	1.15%

The following table summarizes the allocation of the allowance for credit losses by loan type and the percentage of each loan type to total loans as of December 31, 2024:

	December 31, 2024	Loan portfolio %
	(Dollars in thousands)
Real Estate – Construction	$271	2.51%
Real Estate – Commercial	2,385	1.43
Real Estate – Residential	191	1.02
Commercial	489	1.40
Other Consumer	217	1.00
Allowance for credit losses	$3,553	1.40%

As of March 31, 2026 total gross loans were $270.1 million. This represents a decrease of $6.9 million compared to $277.0 million as of December 31, 2025, reflecting scheduled paydowns and management’s ongoing efforts to optimize portfolio risk and pricing, and an increase of $16.9 million compared to $253.1 million as of December 31, 2024. Total gross loans as a percentage of deposits were 75.1%, 80.9% and 92.8% as of March 31, 2026, December 31, 2025 and December 31, 2024, respectively. Total gross loans as a percentage of assets were 67.0%, 71.8% and 77.0% as of March 31, 2026, December 31, 2025 and December 31, 2024, respectively.

As of March 31, 2026, commercial real estate loans were 67.8% of the loan portfolio compared to 65.0% as of December 31, 2025. Residential real estate loans were 9.3% of the loan portfolio at March 31, 2026 compared to 9.5% at December 31, 2025. Commercial loans decreased as a percentage of total loans to 12.5% at March 31, 2026 from 13.6% at December 31, 2025.

Commercial Real Estate Loans.

Commercial real estate loans are comprised of loans secured by multi-family residential properties, loans secured by non-farm, nonresidential properties, and loans secured by other non-farm, non-residential properties. This diversity helps reduce the exposure to adverse economic events that affect any single industry.

The following table details commercial real estate loans as of March 31, 2026 and December 31, 2025:

			Change
	March 31, 2026	December 31, 2025	$	%
	(Dollars in thousands)
Secured by multi-family residential properties	$38,301	$38,496	$(195)	(0.5)%
Secured by owner-occupied, non-farm, non-residential properties	56,315	54,984	1,331	2.4
Secured by other than non-farm, non-residential properties	88,420	86,567	1,853	2.1
Total commercial real estate loans	$183,036	$180,047	$2,989	1.7%

The following tables set forth the contractual maturities of our total loan portfolio at March 31, 2026, December 31, 2025 and December 31, 2024.  Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments.  Actual maturities may differ.

	March 31, 2026
	1 Year or Less	1 to 5 Years	5 to 15 Years	After 15 Years	Total
	(Dollars in thousands)
Real Estate – Construction	$7,866	$943	$—	$—	$8,809
Real Estate – Commercial	26,965	44,290	111,781	—	183,036
Real Estate – Residential	3,351	9,551	11,334	774	25,010
Commercial	12,612	12,102	9,166	—	33,880
Other Consumer	2	453	18,902	—	19,357
Total loans, receivable	$50,796	$67,339	$151,183	$774	$270,092

	December 31,2025
	1 Year or Less	1 to 5 Years	5 to 15 Years	After 15 Years	Total
	(Dollars in thousands)
Real Estate – Construction	$10,997	$1,542	$—	$—	$12,539
Real Estate – Commercial	25,380	43,286	111,381	—	180,047
Real Estate – Residential	5,162	9,699	10,758	782	26,401
Commercial	14,923	13,136	9,570	—	37,629
Other Consumer	175	407	19,833	—	20,415
Total loans, receivable	$56,637	$68,070	$151,542	$782	$277,031

	December 31, 2024
	1 Year or Less	1 to 5 Years	5 to 15 Years	After 15 Years	Total
	(Dollars in thousands)
Real Estate – Construction	$10,804	$—	$—	$—	$10,804
Real Estate – Commercial	12,325	38,183	116,475	—	166,983
Real Estate – Residential	1,828	8,891	7,107	811	18,637
Commercial	11,462	8,665	14,868	—	34,995
Other Consumer	1	199	21,530	—	21,730
Total loans, receivable	$36,420	$55,938	$159,980	$811	$253,149

The following tables set forth our fixed and adjustable-rate loans at March 31, 2026 and December 31, 2025 that are contractually due after March 31, 2026 and December 31, 2025, respectively.

	March 31, 2026		December 31, 2025
	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate
	(Dollars in thousands)
Real Estate – Construction	$7,295	$1,514	$7,847	$4,692
Real Estate – Commercial	121,230	61,806	118,000	62,047
Real Estate – Residential	19,433	5,577	18,665	7,736
Commercial	9,450	24,430	10,323	27,306
Other Consumer	—	19,357	—	20,415
Total loans, receivable	$157,408	$112,684	$154,835	$122,196

Allowance for Credit Losses on Loans

Pacific West maintains an allowance for credit losses on loans (“ACL”) that represents management’s best estimate of the credit losses and risks inherent in the loan portfolio. The estimate of expected credit losses is based on relevant information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. Pacific West uses current loan data and loss history, peer institution historical loss rates, and utilizes leading economic indicators to provide a forward-looking feature. Pacific West then takes that information, adds custom qualitative factors and specific reserves tied to collateral dependent loans to calculate its allowance for credit losses.

Although Pacific West believes that it has established its ACL in accordance with GAAP and that the allowance for credit losses is adequate to provide for expected losses in the portfolio as of March 31, 2026, December 31, 2025 and December 31, 2024, future provisions will be subject to ongoing evaluations of the risks in its loan portfolio. If Pacific West’s borrowers experience economic declines or if asset quality deteriorates, material additional provisions for loan losses could be required.

The ACL represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance is increased by the provision for credit losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Pacific West has elected to not estimate an allowance for credit losses on accrued interest receivable, as it already has a policy in place to reverse or write-off uncollectible accrued interest in a timely manner. Pacific West’s estimate of the ACL reflects losses expected over the remaining contractual life of the assets.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Pacific West utilizes the SCALE methodology to estimate the allowance for credit losses. This methodology was developed by the Federal Reserve keeping operability, scalability, and flexibility in mind for small and less complex banks with less than $1 billion in total assets. The SCALE model leverages Pacific West peers’ lifetime loan loss data reported on Schedule RI-C of the Call Report for proxy expected lifetime loss rates, which is used as a starting point and compared to the Bank’s historical loss rates. The historical loss rate for the loan portfolio is determined by pooling loans into groups sharing similar risk characteristics and tracking historical net charge offs to calculate the historical loss rate. The proxy rate is then adjusted to the rate that is suitable to Pacific West based on various qualitative factors and its credit standards.

Pacific West uses several qualitative factors to supplement the other elements of its allowance for credit losses calculation under CECL. These qualitative factors are intended to estimate losses that differ from actual historical loss experience. Relevant factors included, but are not limited to, economic trends and conditions such as regional unemployment, experience and depth of lending staff, trends in delinquencies, trends in collateral values, and results of loan reviews and loan-related audits. Although the estimation of credit losses can be somewhat subjective, the application of such qualitative factors must be reasonable and supportable.

Collateral-dependent loans are those loans that are non-accruing and on which the borrowers cannot demonstrate the ability to make and are not making regularly scheduled loan payments, thereby making repayment of the loan dependent upon the operation or sale of the collateral securing the loan. Collateral-dependent loans are evaluated individually as they do not share similar risk characteristics with other loans and are removed from their respective homogeneous pools. Under CECL, for collateral dependent loans, Pacific West has adopted the practical expedient to measure the allowance for credit losses based on the fair value of the collateral.

Pacific West’s policy is to obtain third-party appraisals on any significant pieces of collateral securing collateral dependent loans. For such loans secured by real estate, Pacific West’s policy is to estimate the allowance based on the appraisal value and consider estimated selling costs and additional discounts estimated to be incurred in a sale. For real estate collateral that is considered special- or limited-purpose or in industries that are undergoing heightened stress, the Bank may further discount the collateral values. For non-real estate collateral secured loans, Pacific West generally discounts values by 0%-50% depending on the nature and marketability of the collateral. This provides for selling costs and liquidity discounts that are usually incurred when disposing of non-real estate collateral.

The following tables present the activity in the ACL by class of loans for the three-month period ended March 31, 2026, and the years ended December 31, 2025 and 2024.

	Balance at December 31, 2025	Charge-Offs	Recoveries	Provision (Credit)	Balance March 31, 2026
	(Dollars in thousands)
Allowance for credit losses:
Real Estate – Construction	$174	$—	$—	$(30)	$144
Real Estate – Commercial	1,931	—	7	157	2,095
Real Estate – Residential	345	—	—	(60)	285
Commercial	538	—	—	15	553
Other Consumer	204	(10)	—	23	217
Total	$3,192	$(10)	$7	$105	$3,294

	Balance at December 31, 2024	Charge-Offs	Recoveries	Provision (Credit)	Balance December 31, 2025
	(Dollars in thousands)
Allowance for credit losses:
Real Estate – Construction	$271	$—	$—	$(97)	$174
Real Estate – Commercial	2,385	(1,008)	16	538	1,931
Real Estate – Residential	191	—	—	154	345
Commercial	489	—	—	49	538
Other Consumer	217	(18)	—	5	204
Total	$3,553	$(1,026)	$16	$649	$3,192

	Balance at December 31, 2023	Charge-Offs	Recoveries	Provision	Balance December 31, 2024
	(Dollars in thousands)
Allowance for credit losses:
Real Estate – Construction	$295	$—	$—	$(24)	$271
Real Estate – Commercial	1,634	—	138	613	2,385
Real Estate – Residential	200	—	—	(9)	191
Commercial	659	—	—	(170)	489
Other Consumer	469	—	—	(252)	217
Total	$3,257	$—	$138	$158	$3,553

As of March 31, 2026, Pacific West’s ACL on loans receivable was $3.3 million, which represented 1.22% of total loans outstanding. During the three months ended March 31, 2026 and 2025, Pacific West had net other consumer loan charge-offs of approximately $10,000 and $18,000. During the three months ended March 31, 2026, Pacific West had loan recoveries of approximately $7,000. There were no loan recoveries recorded during the three months ended March 31, 2025.

As of December 31, 2025, Pacific West’s ACL was $3.2 million, which represented 1.15% of total loans outstanding. During the twelve months ended December 31, 2025, Pacific West had net loan charge-offs of approximately $1 million. As of December 31, 2024, Pacific West’s ACL was $3.6 million, which represented 1.40% of total loans outstanding.

Past Due & Nonperforming Assets

A loan is considered to be in payment default once it is 30 days contractually past due under its terms. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due or once it is 90 days contractually past due under its terms, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

We have several procedures in place to assist in maintaining the overall quality of our loan portfolio. We have established underwriting guidelines to be followed by our loan officers, and we also monitor our delinquency and collateral levels for any negative or adverse trends. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

We closely monitor nonperforming assets and actively pursue resolution strategies. Nonperforming assets totaled $7.9 million, or 1.95% of total assets, at March 31, 2026, reflecting one commercial real estate relationship and one construction relationship placed on nonaccrual status. Management continues to work toward resolution of these relationships through available channels, including restructuring, collection, and potential disposition of collateral.

The table below details nonperforming assets as of March 31, 2026 and December 31, 2025:

	March 31,	December 31,
Nonperforming Assets	2026	2025
	(Dollars in thousands)
Loans past due 90 days or more and accruing:
Real Estate – Construction	$—	$—
Real Estate – Commercial	—	—
Real Estate – Residential	—	—
Commercial	—	—
Other Consumer	—	—
Total loans past due 90 days or more and accruing	—	—

Nonaccrual loans:
Real Estate – Construction	819	819
Real Estate – Commercial	7,059	7,144
Real Estate – Residential	—	—
Commercial	—	—
Other Consumer	—	—
Total nonaccrual loans	7,878	7,963

Other real estate owned	—	—
Total non-performing assets	$7,878	$7,963
Total non-performing assets as a percent of total assets	1.95%	2.06%
Nonaccrual loans to total loans	2.92%	2.87%
Allowance for credit losses to nonaccrual loans	41.81%	40.09%

The table below details nonperforming assets as of December 31, 2024:

December 31,
Nonperforming Assets	2024
(Dollars in thousands)
Loans past due 90 days or more and accruing:
Real Estate – Construction	$—
Real Estate – Commercial	—
Real Estate – Residential	—
Commercial	—
Other Consumer	—
Total loans past due 90 days or more and accruing	—

Nonaccrual loans
Real Estate – Construction	840
Real Estate – Commercial	—
Real Estate – Residential	—
Commercial	—
Other Consumer	—
Total nonaccrual loans	840

Other real estate owned	—
Total non-performing assets	$840
Total non-performing assets as a percent of total assets	0.26%
Nonaccrual loans to total loans	0.33%
Allowance for credit losses to nonaccrual loans	422.98%

Collateral-Dependent and Nonaccrual Loans:

A loan is considered collateral dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. The following table presents collateral dependent loans by portfolio segment and collateral type, including those loans on nonaccrual with and without a related allowance allocation as of March 31, 2026, December 31, 2025, and 2024.

	Collateral-Dependent Loans				Nonaccrual Loans
	Residential Property	Business Assets	Commercial Property	Total	Without an Allowance	With an Allowance	Total
March 31, 2026:	(Dollars in thousands)
Real Estate – Construction	$—	$—	$819	$819	$819	$—	$819
Real Estate – Commercial	—	—	7,059	7,059	7,059	—	7,059
Real Estate – Residential	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Other Consumer	—	—	—	—	—	—	—
Ending Balance	$—	$—	$7,878	$7,878	$7,878	$—	$7,878
December 31, 2025:
Real Estate – Construction	$—	$—	$819	$819	$819	$—	$819
Real Estate – Commercial	—	—	7,144	7,144	7,144	—	7,144
Real Estate – Residential	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Other Consumer	—	—	—	—	—	—	—
Ending Balance	$—	$—	$7,963	$7,963	$7,963	$—	$7,963
December 31, 2024:
Real Estate – Construction	$—	$—	$840	$840	$—	$840	$840
Real Estate – Commercial	—	—	4,134	4,134	—	—	—
Real Estate – Residential	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Other Consumer	—	—	—	—	—	—	—
Ending Balance	$—	$—	$4,974	$4,974	$—	$840	$840

There was no interest income recognized on loans on nonaccrual status during the three months ended March 31, 2026, and the years ended December 31, 2025 and 2024. Estimated additional interest income that would have been recognized on nonaccrual loans, had the loans been performing in accordance with the original terms of their contracts totaled $104,000, $254,000 and $66,000 for the three months ended March 31, 2026, and the years ended December 31, 2025 and 2024, respectively.

Past Due Loans:

Management monitors the performance and credit quality of the loan portfolio by analyzing the length of time a recorded payment is past due and by aggregating loans based on their delinquencies. The following tables present the aging of the recorded investment in the past due loans and nonaccrual loans as of March 31, 2026, December 31, 2025, and 2024, by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Non-accrual	Total Past Due and Nonaccrual	Current	Total
March 31, 2026:	(Dollars in thousands)
Real Estate – Construction	$—	$—	$—	$819	$819	$7,990	$8,809
Real Estate – Commercial	1,770	—	—	7,059	8,829	174,207	183,036
Real Estate – Residential	—	—	—	—	—	25,010	25,010
Commercial	—	113	—	—	113	33,767	33,880
Other Consumer	—	—	—	—	—	19,357	19,357
Total	$1,770	$113	$—	$7,878	$9,761	$260,331	$270,092
December 31, 2025:
Real Estate – Construction	$—	$—	$—	$819	$819	$11,720	$12,539
Real Estate – Commercial	—	—	—	7,144	7,144	172,903	180,047
Real Estate – Residential	—	—	—	—	—	26,401	26,401
Commercial	—	—	—	—	—	37,629	37,629
Other Consumer	—	—	—	—	—	20,415	20,415
Total	$—	$—	$—	$7,963	$7,963	$269,068	$277,031
December 31, 2024:
Real Estate – Construction	$—	$—	$—	$840	$840	$9,964	$10,804
Real Estate – Commercial	—	—	—	—	—	166,983	166,983
Real Estate – Residential	—	—	—	—	—	18,637	18,637
Commercial	—	—	—	—	—	34,995	34,995
Other Consumer	—	—	—	—	—	21,730	21,730
Total	$—	$—	$—	$840	$840	$252,309	$253,149

As of March 31, 2026, December 31, 2025 and December 31, 2024, there were no loans greater than 90 days past due and still accruing.

As of March 31, 2026, December 31, 2025 and December 31, 2024, there were no foreclosed assets. As of March 31, 2026 and December 31, 2025, the Bank had not initiated formal foreclosure proceedings on any consumer residential mortgages.

Loan Restructurings:

The Bank closely monitors the performance of all loans that are modified to borrowers experiencing financial difficulty to better understand the effectiveness of its modification efforts. These modifications may or may not extend the term of the loan, provide for an adjustment to the interest rate, lower the payment amount, or otherwise delay payments during a defined period for the purpose of providing borrowers additional time to return to compliance with the original loan terms.

There were no loans to borrowers experiencing financial difficulty that were modified during the three months ended March 31, 2026 and the year ended December 31, 2025. During the year ended December 31, 2024, there was $10.3 million of Real Estate – Commercial loans modified to one borrower experiencing financial difficulty. Prior to the adoption of ASU 2022-02, the restructuring of a loan was considered a troubled debt restructuring if both (1) the borrower was experiencing financial difficulties and (2) the creditor had granted a concession. The adoption of ASU 2022-02 on January 1, 2023 replaced the accounting for troubled debt restructurings with modified loans to borrowers with financial difficulties.

Credit Quality:

The Company categorizes all loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: quality of management, current financial information, historical payment experience, credit documentation, and geographic and industry risk, among other factors. Loan risk ratings are updated whenever information comes to management’s attention that indicates that a loan’s risk has changed. In addition, Management reviews the risk ratings of all loans greater than $500,000 at least annually. The Company uses the following definitions for risk ratings.

Loans classified as Special Mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Company’s credit position at some future date.

Loans classified as Substandard are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged, if any. These loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Such loans are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Loans classified as Doubtful have all the weaknesses inherent in those classified as Substandard with the added characteristic that the weaknesses make collection or liquidation in full – on the basis of currently existing facts, conditions, and values – highly questionable and improbable.

Loans classified as Loss are considered uncollectible and of such minimal value that continuance as an asset is not warranted. Loans are charged-off when Management determines that Loss ratings are appropriate.

Loans not meeting the criteria above are considered Pass rated loans. Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be Pass rated loans. The following tables present the Bank’s loan portfolio based on its internal risk rating system by origination year as of March 31, 2026, December 31, 2025 and December 31, 2024:

	Loans by Origination Year
March 31, 2026:	(Dollars in thousands)
	2026	2025	2024	2023	2022	Prior	Revolving	Total
Real Estate – Construction:
Pass	$35	$1,652	$6,303	$—	$—	$—	$—	$7,990
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	819	—	819
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Real Estate – Construction	35	1,652	6,303	—	—	819	—	8,809
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Real Estate – Commercial:
Pass	4,603	25,407	11,443	20,772	35,512	61,118	—	158,855
Special mention	—	—	—	—	—	11,662	—	11,662
Substandard	—	—	—	—	—	12,519	—	12,519
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Real Estate – Commercial	4,603	25,407	11,443	20,772	35,512	85,299	—	183,036
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Real Estate – Residential:
Pass	914	9,734	1,990	3,000	171	9,201	—	25,010
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Real Estate – Residential	914	9,734	1,990	3,000	171	9,201	—	25,010
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Commercial:
Pass	347	6,396	3,653	4,693	4,286	3,407	11,050	33,832
Special mention	—	—	—	—	—	48	—	48
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Commercial	347	6,396	3,653	4,693	4,286	3,455	11,050	33,880
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Other Consumer:
Pass	1,415	4,969	3,807	6,325	2,841	—	—	19,357
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Other Consumer	1,415	4,969	3,807	6,325	2,841	—	—	19,357
YTD Gross Charge-offs	10	—	—	—	—	—	—	10
Total Loans	$7,314	$48,158	$27,196	$34,790	$42,810	$98,774	$11,050	$270,092
Total YTD Gross Charge-offs	$10	—	—	—	—	—	—	—

	Loans by Origination Year
December 31, 2025:	(Dollars in thousands)
	2025	2024	2023	2022	2021	Prior	Revolving	Total
Real Estate – Construction:
Pass	$1,848	$7,377	$2,495	$—	$—	$—	$—	$11,720
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	819	—	—	819
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Real Estate – Construction	1,848	7,377	2,495	—	819	—	—	12,539
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Real Estate – Commercial:
Pass	24,688	12,320	20,876	35,660	30,402	31,749	—	155,695
Special mention	—	—	—	—	5,416	6,316	—	11,732
Substandard	—	—	—	—	9,653	2,967	—	12,620
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Real Estate – Commercial	24,688	12,320	20,876	35,660	45,471	41,032	—	180,047
YTD Gross Charge-offs	—	—	—	—	1,008	—	—	1,008
Real Estate – Residential:
Pass	10,278	1,999	4,228	173	967	8,459	—	26,104
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	297	—	—	—	297
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Real Estate – Residential	10,278	1,999	4,228	470	967	8,459	—	26,401
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Commercial:
Pass	8,153	3,790	5,054	4,622	523	3,167	12,245	37,554
Special mention	—	—	—	—	75	—	—	75
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Commercial	8,153	3,790	5,054	4,622	598	3,167	12,245	37,629
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Other Consumer:
Pass	5,260	4,206	6,921	2,978	—	1,050	—	20,415
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Other Consumer	5,260	4,206	6,921	2,978	—	1,050	—	20,415
YTD Gross Charge-offs	—	18	—	—	—	—	—	18
Total Loans	$50,227	$29,692	$39,574	$43,730	$47,855	$53,708	$12,245	$277,031
Total YTD Gross Charge-offs	$—	$18	$—	$—	$1,008	$—	$—	$1,026

	Loans by Origination Year
December 31, 2024:	(Dollars in thousands)
	2024	2023	2022	2021	2020	Prior	Revolving	Total
Real Estate – Construction:
Pass	$102	$2,390	$6,248	$1,224	$—	$—	$—	$9,964
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	840	—	—	—	840
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Real Estate – Construction	102	2,390	6,248	2,064	—	—	—	10,804
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Real Estate – Commercial:
Pass	11,052	22,563	30,485	36,260	19,173	23,073	—	142,606
Special mention	—	—	—	3,574	4,977	1,516	—	10,067
Substandard	2,700	—	1,006	7,600	3,004	—	—	14,310
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Real Estate – Commercial	13,752	22,563	31,491	47,434	27,154	24,589	—	166,983
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Real Estate – Residential:
Pass	2,366	4,970	532	1,173	1,826	7,770	—	18,637
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Real Estate – Residential	2,366	4,970	532	1,173	1,826	7,770	—	18,637
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Commercial:
Pass	5,542	7,441	6,312	1,000	4,032	84	10,564	34,975
Special mention	—	—	—	—	20	—	—	20
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Commercial	5,542	7,441	6,312	1,000	4,052	84	10,564	34,995
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Other Consumer:
Pass	5,984	10,965	4,781	—	—	—	—	21,730
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total Other Consumer	5,984	10,965	4,781	—	—	—	—	21,730
YTD Gross Charge-offs	—	—	—	—	—	—	—	—
Total Loans	$27,746	$48,329	$49,364	$51,671	$33,032	$32,443	$10,564	$253,149
Total YTD Gross Charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

There were no loans classified in the “doubtful” or “loss” risk rating categories as of March 31, 2026, December 31, 2025 or December 31, 2024.

Loans pledged at March 31, 2026, December 31, 2025 and December 31, 2024 had a carrying amount of $98.2 million, $103.4 million and $108.0 million and were pledged to secure FHLB advances and available borrowings with FHLB.

Deposits

We offer a variety of deposit accounts having a wide range of interest rates and terms, including demand, savings and time accounts. We rely primarily on competitive pricing policies and personalized service to attract and retain these deposits.

Total deposits as of March 31, 2026, were $359.8 million, an increase of $17.6 million, or 5.1%, compared to December 31, 2025. Total deposits as of December 31, 2025, were $342.2 million, an increase of $69.5 million, or 25.5%, compared to $272.7 million as of December 31, 2024.

Noninterest-bearing demand deposits as of March 31, 2026 were $81.9 million, an increase of $3.3 million, or 4.2% over December 31, 2025. Noninterest-bearing demand deposits as of December 31, 2025 were $78.6 million compared to $70.3 million as of December 31, 2024, an increase of $8.3 million, or 11.9%.

The components of deposits at March 31, 2026, December 31, 2025 and December 31, 2024 were as follows:

	As of March 31, 2026	As of December 31, 2025	As of December 31, 2024
	(Dollars in thousands)
Noninterest-bearing demand deposits	$81,932	$78,627	$70,292
Interest-bearing demand deposits	249,536	233,268	177,094
Savings deposits	4,686	4,122	6,524
Time deposits	23,688	26,227	18,799
Total deposits	$359,842	$342,244	$272,709

At March 31, 2026, the scheduled maturities of time deposits were as follows:

(Dollars in thousands)
2026	$22,265
2027	1,205
2028	114
2029	53
2030	51
Total time deposits	$23,688

Average deposits for the three months ended March 31, 2026, were $360.0 million, an increase of $51.2 million, or 16.6%, over the average for the year ended December 31, 2025. Average deposits for the year ended December 31, 2025, were $308.7 million, an increase of $50.0 million, or 19.3%, over the average for the year ended December 31, 2024 of $258.8 million. The rate paid on total deposits decreased over this period from 2.39% for the year ended December 31, 2025 to 2.21% for the three months ended March 31, 2026.

	Average Balance			$ Change		% Change
	Three Months ended March 31, 2026	Year ended December 31, 2025	Year ended December 31, 2024	March 2026 to Dec. 2025	Dec. 2025 to Dec. 2024	March 2026 to Dec. 2025	Dec. 2025 to Dec. 2024
	(Dollars in thousands)
Noninterest bearing	$86,441	$76,153	$70,045	$10,288	$6,108	13.5%	8.7%
Interest-bearing	273,509	232,559	188,721	40,950	43,838	17.6	23.2
Total	$359,950	$308,712	$258,766	$51,238	$49,946	16.6%	19.3%

The following table presents management’s internally compiled estimate of uninsured deposits of the Bank at March 31, 2026, December 31, 2025 and 2024.

	As of March 31, 2026	As of December 31, 2025	As of December 31, 2024
Uninsured deposits (in millions)	$110.3	$110.3	$72.5

Borrowings

The Bank has a $8.4 million federal funds borrowing agreement with a correspondent bank as of March 31, 2026 and December 31, 2025 and 2024. The agreement was unsecured as of March 31, 2026, December 31, 2025 and 2024. There were no outstanding borrowings under this agreement as of March 31, 2026, December 31, 2025 or 2024.

The Bank maintains access to the Federal Reserve Bank’s discount window borrowing facility. Advances under this facility are secured by a portion of Pacific West’s loan portfolio and accepted by the Federal Reserve Bank. The Bank has pledged commercial loans with an outstanding balance of $15.6 million at March 31, 2026 at the Federal Reserve Bank to secure potential borrowings through the discount window. The Bank had no outstanding borrowings under the discount window facility at March 31, 2026, December 31, 2025 or December 31, 2024.

The Bank has an unsecured borrowing line available with the Pacific Coast Bankers’ Bank totaling $7.0 million as of March 31, 2026, December 31, 2025 and 2024. The Bank had no outstanding borrowings on this line as of March 31, 2026, December 31, 2025 or 2024.

As a member of the FHLB, the Bank has a committed line of credit up to 25% and 35% of the Bank’s total assets as of December 31, 2025 and 2024, respectively. The committed line of credit is subject to the Bank pledging sufficient collateral and maintaining the required investment in FHLB stock. There were $3.0 million of short-term borrowings and $2.0 million long-term borrowings at March 31, 2026 and December 31, 2025 and $19.3 million of long-term borrowings at December 31, 2024. Pacific West had outstanding borrowings of $5.0 million from the FHLB at interest rates ranging from 4.13% to 4.45% and maturing from June 2026 to June 2028 as of March 31, 2026 and December 31, 2025. The Bank had outstanding borrowings of $19.3 million from the FHLB at interest rates ranging from 4.13% to 4.62% and maturing from February 2025 to June 2028 as of December 31, 2024. All outstanding borrowings with the FHLB are collateralized by a blanket pledge agreement on Pacific West’s FHLB stock, any funds on deposit with the FHLB, and certain pledged loans of the Bank. The Bank had loans pledged for collateral of approximately $98.2 million as of March 31, 2026. As of March 31, 2026, the Bank’s maximum available borrowing capacity, given current collateral, borrowings, and the 25% of total assets limitation, was approximately $49.0 million.

Liquidity and Capital Resources

Liquidity

Liquidity is our capacity to meet our cash and collateral obligations at a reasonable cost. Maintaining an adequate level of liquidity depends on The Bank’s ability to efficiently meet expected and unexpected cash flows and collateral needs without adversely affecting either daily operations or the financial conditions of the institution.

Liquidity involves our ability to utilize funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, and otherwise to operate on an ongoing basis and manage unexpected events. For all periods presented herein, The Bank’s liquidity needs were primarily met by core deposits, loan maturities, amortizing investments, and FHLB advances.

The following table illustrates, during the periods presented, the mix of our funding sources and the average assets in which those funds are invested as a percentage of average total assets for the period indicated. Average assets totaled $404.2 million for the three months ended March 31, 2026. Average assets totaled $355.9 million and $330.9 million for the years ended December 31, 2025 and 2024, respectively.

	March 31, 2026	December 31, 2025	December 31, 2024
Sources of Funds:	(Dollars in thousands)
Total deposits	89.0%	86.7%	78.2%
Borrowings	1.3	2.6	10.7
Other liabilities	0.8	1.0	1.0
Stockholders’ equity	8.9	9.7	10.2
Total	100.00%	100.00%	100.00%
Uses of Funds:
Net loans receivable	66.9%	73.3%	75.2%
Securities	11.1	13.6	14.7
Cash and deposits in other banks	18.4	8.7	5.1
Other assets	3.6	4.4	5.0
Total	100.00%	100.00%	100.00%
Average Loans to Average Assets	67.8%	74.3%	76.4%
Average Loans to Average Deposits	76.1%	85.7%	97.7%

Our primary sources of funds are deposits and FHLB advances. Our primary use of funds is loans. We do not expect a change in the primary source or use of our funds in the foreseeable future. Our average net loans increased $9.6 million or 3.7% for the three months ended March 31, 2026, compared to the year ended December 31, 2025. Our average net loans increased $11.8 million or 4.7% for the year ended December 31, 2025, compared to the same period in 2024.

For all periods presented herein, we had no exposure to future cash requirements associated with known uncertainties or capital expenditures of a material nature. As of March 31, 2026, we had cash and cash equivalents of $77.4 million compared to $53.5 million as of December 31, 2025, and $12.8 million as of December 31, 2024.

Capital Resources

Total stockholders’ equity remained flat at $35.7 million as of March 31, 2026, compared to December 31, 2025. Total stockholders’ equity increased to $35.7 million as of December 31, 2025, compared to $33.9 million as of December 31, 2024, an increase of $1.8 million, or 5.2%.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Pacific West Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The Bank has elected to use the Community Bank Leverage Ratio framework. Under the Community Bank Leverage Ratio framework, a qualifying community banking organization that maintains a community bank leverage ratio, calculated as Tier 1 capital divided by average total consolidated assets, of greater than 9.0% is considered to have satisfied the generally applicable risk-based and leverage capital requirements and to have met the capital ratio requirements to be considered well capitalized under the regulatory framework for prompt corrective action. A qualifying community banking organization that elects to use the Community Bank Leverage Ratio framework is not required to calculate or report the risk-based capital ratios that would otherwise apply, including common equity Tier 1 capital, Tier 1 capital, and total capital to risk-weighted assets. To qualify for the Community Bank Leverage Ratio framework, the Bank must have less than $10 billion in total consolidated assets, have limited amounts of off-balance-sheet exposures and trading assets and liabilities, and maintain a community bank leverage ratio greater than 9.0%.

Management believes that, as of March 31, 2026, December 31, 2025, and December 31, 2024, the Bank qualified for, and had elected to use, the Community Bank Leverage Ratio framework and maintained a community bank leverage ratio in excess of the required 9.0% threshold. Accordingly, as of each of those dates, the Bank met all capital adequacy requirements to which it is subject.

As of March 31, 2026, December 31, 2025, and December 31, 2024, the most recent regulatory notification categorized the Bank as “Well Capitalized” under the regulatory framework for prompt corrective action. To be categorized as “Well Capitalized” under the Community Bank Leverage Ratio framework, the Bank must maintain a Community Bank Leverage Ratio greater than 9.0%, as set forth below. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios, and minimum amounts under current regulatory standards, as of March 31, 2026, December 31, 2025, and 2024, are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be “Well Capitalized” Under Prompt Corrective Action Provisions
Pacific West Bank	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)
March 31, 2026:
Tier 1 Capital to Average Assets	$36,647	9.03%	$20,282	5.00%	$36,508	9.00%
December 31, 2025:
Tier 1 Capital to Average Assets	$36,475	9.80%	$18,606	5.00%	$33,490	9.00%
December 31, 2024:
Tier 1 Capital to Average Assets	$35,642	10.29%	$17,250	5.00%	$31,178	9.00%

Off-Balance Sheet Items

We have limited off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. In the ordinary course of business, the Company has financial instruments with off-balance sheet risk to extend credit to its customers. These financial instruments involve elements of credit and interest-rate risk in excess of amounts recognized in the accompanying consolidated balance sheets. The Company’s exposure to credit loss for commitments to extend credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in underwriting and offering commitments as it does for on-balance sheet financial instruments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Pacific West applies established credit-related standards and underwriting practices in evaluating the creditworthiness of such obligors. The amount of collateral obtained, if it is deemed necessary by Pacific West upon the extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held for commitments varies but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

A summary of commitments as of March 31, 2026, December 31, 2025 and December 31, 2024 is as follows:

	March 31, 2026	December 31, 2025	December 31, 2024
	(Dollars in thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$43,786	$45,774	$49,925

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, or personal property.

The Bank maintains an ACL on unfunded lending commitments and letters of credit to provide for the risk of loss expected in these arrangements. The allowance is computed using a methodology similar to that used to determine the ACL for loans, modified to take into account the probability of a drawdown on the commitment. The ACL on unfunded loan commitments is classified as a liability account on the balance sheet within other liabilities, while the corresponding provision for these credit losses is recorded as a component of other expense. The allowance for credit losses on unfunded commitments was $90,000, $90,000 and $107,000 at March 31, 2026, December 31, 2025, and 2024, respectively.

The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the three-month period ended March 31, 2026, and the years ended December 31, 2025 and 2024.

Allowance for Credit Losses — Unfunded Commitments
(Dollars in thousands)
Balance, December 31, 2024	$107
Provision for unfunded commitments	(17)
Balance, December 31, 2025	90
Provision for unfunded commitments	0
Balance, March 31, 2026	$90

Interest Rate Sensitivity and Market Risk

As a financial institution, our primary component of market risk is interest rate volatility. Our asset liability management policy provides management with the guidelines for effective funds management, and we have established a measurement system for monitoring our net interest rate sensitivity position.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk, while at the same time maximizing income.

We manage our exposure to interest rates by structuring our balance sheet in the ordinary course of business and the limited utilization of interest rate swaps. We do not enter into instruments such as leveraged derivatives, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk. We do not own any trading assets.

Our exposure to interest rate risk is managed by the Asset Liability Committee (“ALCO”), in accordance with policies approved by the Board of Directors, which consists of six directors. ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, ALCO considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans, and the maturities of investments and borrowings. Additionally, ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.

We use interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and prepayment assumptions within the investment portfolio. Average life of non-maturity deposit accounts is based on management prepared decay assumptions and are also incorporated into the model. Model assumptions are revised and updated as more accurate information becomes available. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application and timing of various management strategies.

Internal policy regarding interest rate simulations currently specifies that for shifts of the yield curve, estimated fair value of equity should not decline by more than 25% for a 300-basis point (BP) shift, 20% for a 200BP shift, and 10% for a 100BP shift. The Bank monitors its fair value of equity quarterly, reviews any variances from policy guidelines, and reports them to ALCO. Management works with its asset-liability advisor to evaluate balance-sheet strategies, including when adjustments are needed, and presents informed recommendations to ALCO.

Impact of Inflation

Our financial statements and related notes included elsewhere in this statement have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

The table below sets forth, as of March 31, 2026, the calculation of the estimated changes in the Bank’s net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
(Dollars in thousands)
+300	$10,181	(16)%
+200	10,846	(11)
+100	11,508	(5)
Level	12,167	—
-100	12,337	1
-200	12,554	3
-300	12,835	5

Critical Accounting Policies

In preparing financial statements management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates.

Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for credit losses.

Allowance for Credit Losses:

Pacific West maintains an ACL that represents management’s best estimate of the credit losses and risks inherent in the loan portfolio. The estimate of expected credit losses is based on relevant information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. Pacific West uses current loan data and loss history, peer institution historical loss rates, and utilizes leading economic indicators to provide a forward-looking feature. Pacific West then takes that information, adds custom qualitative factors and specific reserves tied to collateral dependent loans to calculate its allowance for credit losses.

Although Pacific West believes that it has established its ACL in accordance with GAAP and that the allowance for credit losses is adequate to provide for expected losses in the portfolio as of March 31, 2026, December 31, 2025 and December 31, 2024, future provisions will be subject to ongoing evaluations of the risks in its loan portfolio. If Pacific West’s borrowers experience economic declines or if asset quality deteriorates, material additional provisions for loan losses could be required.

The ACL represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance is increased by the provision for credit losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Pacific West has elected to not estimate an allowance for credit losses on accrued interest receivable, as it already has a policy in place to reverse or write-off uncollectible accrued interest in a timely manner. Pacific West’s estimate of the ACL reflects losses expected over the remaining contractual life of the assets.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Pacific West utilizes the SCALE methodology to estimate the allowance for credit losses. This methodology was developed by the Federal Reserve keeping operability, scalability, and flexibility in mind for small and less complex banks with less than $1 billion in total assets. The SCALE model leverages Pacific West peers’ lifetime loan loss data reported on Schedule RI-C of the Call Report for proxy expected lifetime loss rates, which is used as a starting point and compared to the Bank’s historical loss rates. The historical loss rate for the loan portfolio is determined by pooling loans into groups sharing similar risk characteristics and tracking historical net charge offs to calculate the historical loss rate. The proxy rate is then adjusted to the rate that is suitable to Pacific West based on various qualitative factors and its credit standards.

Pacific West uses several qualitative factors to supplement the other elements of its allowance for credit losses calculation under CECL. These qualitative factors are intended to estimate losses that differ from actual historical loss experience. Relevant factors included, but are not limited to, economic trends and conditions such as regional unemployment, experience and depth of lending staff, trends in delinquencies, trends in collateral values, and results of loan reviews and loan-related audits. Although the estimation of credit losses can be somewhat subjective, the application of such qualitative factors must be reasonable and supportable.

Collateral-dependent loans are those loans that are non-accruing and on which the borrowers cannot demonstrate the ability to make and are not making regularly scheduled loan payments, thereby making repayment of the loan dependent upon the operation or sale of the collateral securing the loan. Collateral-dependent loans are evaluated individually as they do not share similar risk characteristics with other loans and are removed from their respective homogeneous pools. Under CECL, for collateral dependent loans, Pacific West has adopted the practical expedient to measure the allowance for credit losses based on the fair value of the collateral.

Pacific West’s policy is to obtain third-party appraisals on any significant pieces of collateral securing collateral dependent loans. For such loans secured by real estate, Pacific West’s policy is to estimate the allowance based on the appraisal value and consider estimated selling costs and additional discounts estimated to be incurred in a sale. For real estate collateral that is considered special- or limited-purpose or in industries that are undergoing heightened stress, the Bank may further discount the collateral values. For non-real estate collateral secured loans, Pacific West generally discounts values by 0%-50% depending on the nature and marketability of the collateral. This provides for selling costs and liquidity discounts that are usually incurred when disposing of non-real estate collateral.

MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Pacific West common shares. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal tax laws other than the U.S. federal income tax laws described below. This discussion is based upon the Code, Treasury Regulations, judicial decisions, administrative rulings, current administrative interpretations and official pronouncements of the IRS in effect on the date of this document, all of which may change (including as a result of the Supreme Court’s ruling in Loper Bright v. Raimondo), possibly retroactively, and affect materially and adversely the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

For purposes of this discussion, we use the term “U.S. holder” to mean:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

●

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

●	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders that hold their Pacific West common shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income tax laws that may be relevant to a particular U.S. holder in light of the holder’s particular circumstances or to U.S. holders subject to special treatment under U.S. federal income tax laws, including without limitation:

●	banks and other financial institutions;

●	investors in S corporations or other pass-through entities;

●	persons liable for the alternative minimum tax;

●	insurance companies;

●	tax-exempt organizations;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for your securities;

●	persons that hold Pacific West common shares as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;

●	mutual funds;

●	regulated investment companies;

●	real estate investment trusts;

●	retirement plans, individual retirement accounts or other tax-deferred accounts;

●	persons whose “functional currency” is not the U.S. dollar;

●	governments or agencies or instrumentalities of governments or agencies;

●	U.S. expatriates and former residents of the United States;

●

non-U.S. holders (including, but not limited to, any nonresident alien individual who is physically present in the United States for 183 days or more during the tax year and meets certain other requirements); and

●	persons who acquired their Pacific West common shares through the exercise of a Pacific West option, through a tax qualified retirement plan or otherwise as compensation.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds Pacific West common shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual U.S. federal income tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the Medicare contribution tax, the estate and gift tax, and any state, local or non-U.S. tax law and of any change in any of those laws.

Tax Consequences of the Merger Generally

It is a condition to Pacific West’s obligation to complete the merger that Pacific West receives a written opinion of its counsel, Kilpatrick Townsend & Stockton LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to FS Bancorp’s obligation to complete the merger that FS Bancorp receives an opinion of its special counsel, Silver, Freedman, Taff & Tiernan LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinions will be issued and based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by Pacific West and FS Bancorp to be delivered at the time of the closing and certain other documents. Those tax opinions will also be based on the assumption that the representations set forth in the merger agreement, the representation letters and any other applicable document are, as of the effective time of the merger, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Pacific West and FS Bancorp. If any of the assumptions or representations upon which any tax opinion is based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected.

In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement will be binding on the IRS. Neither Pacific West nor FS Bancorp intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and consequently, there is no assurance that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming that the merger is completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and that the representations found in the merger agreement, any other applicable document and in the representation letters provided by Pacific West and FS Bancorp delivered at the time of closing will be true and complete without qualification as of the effective time of the merger, it is the opinion of each of Kilpatrick Townsend & Stockton, LLP, and Silver, Freedman, Taff & Tiernan LLP that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

Based solely on the information, and subject to the assumptions, qualifications and limitations set forth in this discussion and in their respective U.S. federal income tax opinions filed as exhibits to the registration statement on Form S-4, this discussion of the material U.S. federal income tax consequences of the merger, to the extent such discussion expresses conclusions as to the application of U.S. federal income tax law, constitutes the opinions of Kilpatrick Townsend & Stockton, LLP, counsel to Pacific West, and Silver, Freedman, Taff & Tiernan LLP, special counsel to FS Bancorp.

Subject to the previous paragraphs of this discussion, the material U.S. federal income tax consequences of the merger to U.S. holders of Pacific West common shares will be as follows:

●

A U.S. holder who receives solely FS Bancorp common shares in exchange for Pacific West common shares pursuant to the merger generally will not recognize gain or loss, except with respect to cash received in lieu of a fractional FS Bancorp common share (as discussed below under “- Cash Received In Lieu of a Fractional FS Bancorp Common Share”).

●

A U.S. holder who receives solely cash in exchange for Pacific West common shares pursuant to the merger will recognize gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s aggregate adjusted tax basis in the Pacific West common shares surrendered in exchange for the cash. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares exceeds one year, unless the U.S. holder’s receipt of cash has the effect of a distribution of a dividend (as discussed below under “—Potential Recharacterization of Gain as a Dividend”). Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

●

A U.S. holder who receives a combination of FS Bancorp common shares and cash (other than cash received in lieu of a fractional FS Bancorp common share) in exchange for Pacific West common shares pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the FS Bancorp common shares (determined as of the effective time of the merger) and cash received by such U.S. holder of Pacific West common stock exceeds such U.S. holder’s adjusted tax basis in the Pacific West common shares it surrendered and (ii) the amount of cash received by such U.S. holder of Pacific West common shares (in each case excluding any cash received in lieu of a fractional FS Bancorp common share, which will be treated as discussed below under “- Cash Received In Lieu of a Fractional FS Bancorp Common Share”). This gain generally will be capital gain and will be long-term capital gain if the holding period for the Pacific West common shares exchanged is more than one year at the time of completion of the merger, unless the U.S. holder’s receipt of cash has the effect of a distribution of a dividend (as discussed below under “—Potential Recharacterization of Gain as a Dividend”). Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

●

The aggregate tax basis of the FS Bancorp common shares received by a U.S. holder of Pacific West common shares in the merger (including any fractional FS Bancorp common share deemed received and exchanged for cash, as described below under “- Cash Received In Lieu of a Fractional FS Bancorp Common Share”) will be the same as the aggregate tax basis of the Pacific West common shares for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional FS Bancorp common share), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional FS Bancorp common share (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”).

●

The holding period of FS Bancorp common shares received in exchange for Pacific West common shares (including any fractional FS Bancorp common share deemed received and exchanged for cash, as described below under “– Cash Received in Lieu of a Fractional FS Bancorp Common Share") will include the holding period of the Pacific West common shares for which it is exchanged.

If a U.S. holder of Pacific West common shares acquired different blocks of Pacific West common shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of Pacific West common shares, and such U.S. holder’s tax basis and holding period in its FS Bancorp common shares will be determined with reference to each block of Pacific West common shares. If a U.S. holder receives a combination of FS Bancorp common shares and cash (other than cash received in lieu of a fractional FS Bancorp common share) in exchange for Pacific West common shares pursuant to the merger and determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain realized on another block of shares. U.S. holders should consult their tax advisors regarding the manner in which cash and FS Bancorp common shares should be allocated among different blocks of their Pacific West common shares surrendered in the merger. The basis and holding period of each block of FS Bancorp common shares a U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Pacific West common shares exchanged for such block of FS Bancorp common shares.

Cash Received In Lieu of a Fractional FS Bancorp Common Share

A U.S. holder of Pacific West common shares that receives cash in lieu of a fractional FS Bancorp common share will be treated as having received the fractional share pursuant to the merger and then as having sold the fractional share for cash. As a result, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in the fractional share, as set forth above. This gain or loss will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Cash Received on Exercise of Dissenters’ Rights

A U.S. holder of Pacific West common shares that receives cash in exchange for such holder’s Pacific West common shares upon exercise of dissenters’ rights will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Pacific West common shares exchanged for the cash. Such gain or loss will generally be long-term or short-term capital gain or loss, depending on the U.S. holder’s holding period in the Pacific West common shares exchanged. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of Pacific West common stock who contemplates exercising statutory dissenters’ rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Potential Recharacterization of Gain as a Dividend

Any gain recognized by a U.S. holder of Pacific West common stock in connection with the merger generally will be capital gain unless such holder’s receipt of cash has the effect of a distribution of a dividend pursuant to one of the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends on the particular circumstances of a U.S. holder of Pacific West common shares, including the application of certain constructive ownership rules, U.S. holders that actually or constructively own Pacific West common shares at the effective time should consult their own tax advisors regarding the potential application of these rules to their particular circumstances.

Net Investment Income Tax

A U.S. holder of Pacific West common stock who is an individual is subject to a 3.8% tax on the lesser of: (1) his or her “net investment income” for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules but with different dollar thresholds. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividend, capital gain and rental or royalty income received by such individual. Holders of Pacific West common stock should consult their tax advisors as to the application of this additional tax to their circumstances.

Information Reporting and Backup Withholding

A non-corporate U.S. holder may be subject to backup withholding (currently at a rate of 24%) on any cash received in the merger, including cash received in lieu of a fractional FS Bancorp common share. Backup withholding generally will not apply, however, to any U.S. holder that:

●

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form and otherwise complies with all the applicable requirements of the backup withholding rules; or

●	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder receiving FS Bancorp common shares as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a “significant holder” will be required to file a statement with the holder’s U.S. federal income tax return for the year in which the merger takes place a statement in accordance with Treasury Regulations Section 1.368-3 setting forth such U.S. holder’s basis in the Pacific West common shares surrendered and the fair market value of the FS Bancorp common shares and cash received in the merger. A “significant holder” is a U.S. holder that receives FS Bancorp common shares in the merger and that, immediately before the merger, owned at least 1% of the outstanding Pacific West shares (by vote or value) or securities of Pacific West with a tax basis of $1 million or more. U.S. Holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the merger.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Pacific West shareholder will depend on that shareholder’s particular situation. Pacific West shareholders are strongly urged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of U.S. federal, state, local and non-U.S. tax laws and the effect of any proposed change in any applicable tax law.

DESCRIPTION OF FS BANCORP CAPITAL STOCK

The following briefly summarizes the material terms of FS Bancorp’s capital stock. In connection with this summary, we urge you to read FS Bancorp’s articles of incorporation and bylaws in their entirety, copies of which have been filed with the SEC and are available, without charge, to any person by following the instructions listed under “Where You Can Find More Information.”

General

FS Bancorp’s authorized capital stock currently consists of:

●	45,000,000 common shares, no par value per share; and

●	5,000,000 preferred shares, no par value per share.

As of July 9, 2026, there were 7,423,772 FS Bancorp common shares issued and outstanding. No FS Bancorp preferred shares are currently outstanding. FS Bancorp’s common shares are traded on the Nasdaq Capital Market under the symbol “FSBW.”

Common Shares

Each FS Bancorp common share has the same relative rights and is identical in all respects with each other FS Bancorp common share. FS Bancorp common shares represent non-withdrawable capital, are not deposits and are not insured by the FDIC or any other government agency.

Subject to any prior rights of the holders of any preferred shares or other shares of FS Bancorp then outstanding, holders of FS Bancorp common shares are entitled to receive such dividends as may be declared by the board of directors of FS Bancorp out of funds legally available for dividends.

Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of FS Bancorp common shares and each share is entitled to one vote. FS Bancorp’s articles of incorporation provide that, in the event any person acquires beneficial ownership of FS Bancorp common stock representing more than ten percent (10%) of the combined voting power of all the then-outstanding FS Bancorp common stock (the “Limit”) without the prior approval of a majority of the board of directors (including for purposes of such calculation any vacant seats) such person or persons may vote only such shares of FS Bancorp common stock as would represent the Limit which a single record owner of all common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit.

See “Comparison of Rights of Pacific West Common Shares and FS Bancorp Common Shares – Restrictions on Voting Rights.”

Subject to any prior rights of the holders of any FS Bancorp preferred shares then outstanding, in the event of a liquidation, dissolution or winding up of FS Bancorp, holders of FS Bancorp common shares will be entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them. Holders of FS Bancorp common shares do not have preemptive rights to subscribe for additional securities which may be issued by FS Bancorp, nor will they have cumulative voting rights.

Preferred Shares

FS Bancorp may issue preferred shares in one or more series at such time or times and for such consideration as the board of directors of FS Bancorp may determine, generally without shareholder approval. The board of directors of FS Bancorp is expressly authorized at any time, and from time to time, to issue FS Bancorp preferred shares, with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the board resolution providing for the issuance. The board of directors of FS Bancorp is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, as well as any redemption rights, purchase, retirement or sinking fund provisions, conversion rights, and special voting rights. The ability of FS Bancorp’s board of directors to approve the issuance of preferred or other shares without shareholder approval could make an acquisition by an unwanted suitor of a controlling interest in FS Bancorp more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of FS Bancorp. These factors may, in turn, have a deflating effect on the trading prices of FS Bancorp common shares by reducing or eliminating any “takeover premium” that might otherwise exist.

Preferred shares redeemed or acquired by FS Bancorp may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by FS Bancorp upon approval of its board of directors.

Other Anti-Takeover Provisions

In addition to the ability to issue common and preferred shares without shareholder approval, FS Bancorp’s charter and bylaws contain a number of provisions which may have the effect of delaying, deferring or preventing a change in control of FS Bancorp. See “Comparison of Rights of Pacific West Common Shares and FS Bancorp Common Shares.”

Transfer Agent

The transfer agent and registrar for the FS Bancorp common shares is Equiniti Trust Company, LLC.

COMPARISON OF RIGHTS OF PACIFIC WEST COMMON SHARES

AND FS BANCORP COMMON SHARES

After completion of the merger, Pacific West shareholders will become shareholders of FS Bancorp to the extent they receive FS Bancorp common shares as merger consideration. FS Bancorp is a Washington corporation, and the rights of FS Bancorp shareholders are governed by the WBCA, as well as by the articles of incorporation and bylaws of FS Bancorp. Pacific West is an Oregon corporation, and its shareholders’ rights are governed by the OBCA, as well as by its articles of incorporation and bylaws. After the merger, to the extent they become FS Bancorp shareholders, the rights of former Pacific West shareholders will be governed by FS Bancorp’s articles of incorporation, its bylaws and the WBCA.

The following discussion summarizes the material differences between the rights of holders of FS Bancorp common shares and holders of Pacific West common shares under the articles of incorporation and bylaws of FS Bancorp and the articles of incorporation and bylaws of Pacific West. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders. In addition, the identification herein of certain differences in rights is not intended to imply the absence of other differences of equal or greater importance. The discussion in this section is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation and the relevant provisions of the WBCA and OBCA.

Copies of the articles of incorporation and bylaws are attached as exhibits to FS Bancorp’s filings with the SEC. Pacific West’s articles of incorporation and bylaws are available upon written request to Pacific West’s corporate secretary. See the section entitled “Where You Can Find More Information.”

Authorized Shares

FS Bancorp. FS Bancorp’s articles of incorporation authorize the issuance of 45,000,000 common shares and 5,000,000 preferred shares. FS Bancorp is authorized under its articles of incorporation to issue additional shares of capital stock, up to the amount authorized, generally without shareholder approval except as may be required by Nasdaq rules. FS Bancorp’s board of directors also has sole authority to determine the terms of any one or more series of preferred shares, including the number of shares and determine any voting rights, designations, powers, preferences and relative, participating, optional or other rights, and such qualifications, limitations or restrictions thereof. Currently, no FS Bancorp preferred shares are issued or outstanding.

Pacific West. Pacific West’s articles of incorporation authorize the issuance of 10,000,000 common shares and 10,000,000 preferred shares. Currently, no Pacific West preferred shares are issued or outstanding. However, the OBCA and the articles of incorporation of Pacific West permit the Pacific West board of directors to designate one or more classes or series out of the authorized preferred shares and, in each such case, to establish the rights, preferences and limitations applicable to shares of such class or series.

Restrictions on Voting Rights

FS Bancorp. Article IV.C. of FS Bancorp’s articles of incorporation contains a provision limiting the voting power of any person or group acquiring beneficial ownership of more than ten percent (10%) of the then-outstanding shares of FS Bancorp’s common stock without the approval of a majority of FS Bancorp’s board of directors. This provision purports to restrict the voting power of any such person by applying a pro rata reduction in the voting power of shares acquired in excess of such 10% limit. This provision, whether or not rendered unenforceable by virtue of RCW 23B.06.010(2) of the Washington Business Corporation Act, may have the effect of dissuading any attempted acquisition of control over FS Bancorp. Exceptions from this limitation are provided for, among other things, any proxy granted to one or more of FS Bancorp’s continuing directors and for FS Bancorp’s employee benefit plans. This restriction on voting rights is imposed automatically, and the articles of incorporation provide that a majority of FS Bancorp’s continuing directors have the power to construe the foregoing restrictions and to make all determinations necessary or desirable to implement these restrictions. If enforced, these restrictions would, among other things, restrict voting power of a beneficial owner of more than 10% of FS Bancorp’s outstanding common shares in a proxy contest or business combination, or on other matters on which such person would otherwise be entitled to vote.

Pacific West. Unlike FS Bancorp, Pacific West’s articles of incorporation do not contain any restrictions or voting limitations of the type contained in FS Bancorp’s articles of incorporation. Each share of Pacific West common stock is entitled to one vote on each matter brought to a vote of the shareholders, and shareholders may not cumulate votes for the election of directors.

Number of Directors and Directors’ Terms

FS Bancorp. FS Bancorp’s articles of incorporation provide that directors are elected for staggered three-year terms. Cumulative voting is not permitted in the election of directors. FS Bancorp’s articles of incorporations provide that the board of directors of FS Bancorp will have not less than five or more than 15 directors, as determined by resolution adopted by the board of directors provided that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office concur. FS Bancorp currently has seven directors.

Pacific West. Pacific West’s articles of incorporation provide that its board of directors shall consist of not less than seven nor more than 15, with the exact number of directors to be determined by resolution adopted by a majority of the directors. The bylaws provide that the number of directors shall not be less than seven or more than 15 with the specific number of directors to be set by resolution of the board of directors. The composition of the Pacific West board of directors is presently fixed at ten by resolution of the board. Cumulative voting is not permitted in the election of directors and directors are elected for one-year terms. Pacific West currently has ten directors.

Removal of Directors

FS Bancorp. FS Bancorp’s articles of incorporation provide that one or more directors may be removed from the board of directors prior to the expiration of his or her term, for cause, only at a special meeting of FS Bancorp’s shareholders called for that purpose. At such meeting, a director may be removed only by the affirmative vote of at least 80% of FS Bancorp’s total votes eligible to be cast at a legal meeting called expressly for that purpose.

Pacific West. Pacific West’s articles of incorporation provide that any director may be removed for cause by the affirmative vote of a majority of the outstanding shares of capital stock entitled to elect such director at a meeting of shareholders called for such purpose. Pacific West’s bylaws provide that the shareholders of Pacific West, at any meeting of shareholders called expressly for that purpose, may remove any director from office, with or without cause.

Filling Vacancies on the Board of Directors

FS Bancorp. FS Bancorp’s articles of incorporation provide that any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, shall be filled by a vote of a majority of the directors then in office. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, rather than the next annual meeting of shareholders. A directorship to be filled by reason of an increase in the number of directors may be filled for a term continuing only until the next election of directors by shareholders.

Pacific West. Pacific West’s bylaws provide that a vacancy on the board of directors may be filled by the remaining directors. If the remaining directors do not constitute a quorum, the vacancy may be filled by a vote of the majority of the remaining directors. Directors so appointed must stand for reelection at the next annual meeting of shareholders.

Special Meetings of Shareholders and Action Without a Meeting

FS Bancorp. FS Bancorp’s articles of incorporation provide that special meetings of shareholders may be called only by the chief executive officer or the board of directors. The WBCA provides that any action taken by written consent in lieu of a shareholder meeting must receive the consent of all shareholders entitled to vote on the action.

Pacific West. Pacific West’s articles of incorporation provide that special meetings of shareholders may be called by the president, the chief executive officer or a majority of the board of directors, or on demand in writing by shareholders of record holding in aggregate not less than 25% of all outstanding shares entitled to vote on any matter proposed to be considered at the special meeting. Pacific West shareholders may take action without a meeting upon written consent by the holders of the number of shares whose approval would be required to approve the action at a regular or special meeting called for such purpose; provided, however, that shareholders may not approve a business combination with an interested shareholder by written consent.

Amendment of Articles of Incorporation and Bylaws

FS Bancorp. The provisions set forth in Articles II (Duration), III (Purpose and Powers), IV (Capital Stock) (other than a change to the number of authorized shares in connection with a split of, or stock dividend in, FS Bancorp’s own shares, provided the corporation has only one class of shares outstanding or a change in the par value of such shares), V (Preemptive Rights), VII (Directors), VIII (Removal of Directors), X (Notice for Shareholder Nominations and Proposals), XI (Approval of Certain Business Combinations), XII (Evaluation of Business Combinations), XIII (Limitation of Directors’ Liability), XIV (Indemnification), XV (Special Meeting of Shareholders), XVI (Repurchase of Shares), XVII (Amendment of Bylaws) and Article XVIII (Amendment of Articles of Incorporation) of FS Bancorp’s articles of incorporation may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by each separate voting group entitled to vote thereon. All other provisions of FS Bancorp’s articles of incorporation may be amended by a majority of the shares entitled to vote thereon.

FS Bancorp’s articles of incorporation provide that the bylaws may be amended by a majority vote of the board of directors or by approval of 80% of the shareholders entitled to vote in the election of directors.

Pacific West. Amendments to Pacific West’s articles of incorporation must be approved by the board of directors and a majority of the votes eligible to be cast. Subject to the power of the Pacific West shareholders to change or repeal the bylaws, the board of directors is expressly authorized to make, amend, or repeal the bylaws.

Business Combinations with Certain Persons

FS Bancorp. FS Bancorp’s articles of incorporation provide that certain business combinations (e.g., mergers, share exchanges, significant asset sales and share issuances) involving “control persons” of FS Bancorp require, in addition to any vote required by law, the approval of 80% of the voting power of the outstanding voting shares that is not beneficially owned by the control person in question, voting together as a single class, unless either (i) a majority of the continuing directors (generally those members of FS Bancorp’s board of directors who are unaffiliated with the control person and were directors prior to the time the control person became a 10% or greater shareholder of FS Bancorp) have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. A control person is defined to include any individual, corporation, partnership or other person or entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding common shares of FS Bancorp or an affiliate of such person or entity.

Pacific West. The affirmative vote of a majority of all the votes entitled to be cast by each voting group entitled to vote thereon is required to approve a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the property of Pacific West. The Oregon Control Share Act, which limits the extent to which an “interested person” (meaning a holder of fifteen percent or more of the outstanding voting stock of the corporation) may engage in a business combination with an Oregon corporation, does not apply to Pacific West because its stock is not listed for trading on a national securities exchange or automated interdealer quotation system nor held of record by more than 2,000 shareholders.

DISSENTERS’ RIGHTS

Shareholders who dissent from a proposed merger involving an Oregon corporation are entitled to receive the fair value of their shares under Oregon Revised Statutes (“ORS”) 60.551 through 60.594. A copy of these statutes is attached as Appendix C.

To perfect dissenters’ rights, a shareholder must deliver a notice of dissent to Pacific West, prior to the vote on the merger at the special meeting. Additionally, such shareholder may not vote in favor of the merger.

Shares represented by a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the Pacific West common shares represented by the proxy are to be voted will be voted in favor of the merger agreement and thus will result in a waiver of such shareholder’s statutory dissenters’ rights. A vote against the merger agreement does not dispense with the other requirements to exercise dissenters’ rights under Oregon law.

A record shareholder may assert dissenters’ right as to fewer than all shares registered in the shareholder’s name only if the shareholder holds as a broker, nominee or fiduciary and dissents with respect to all shares beneficially owned by any one person and notifies Pacific West in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders. A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if (i) the beneficial owner timely submits to Pacific West the record holder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, and (ii) the beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has the power to direct the vote.

If the merger is approved, FS Bancorp, as the surviving corporation, will deliver a written dissenters’ notice to all shareholders who have satisfied the requirements described above, based on information provided by Pacific West immediately following the special meeting of shareholders. The notice will be sent no later than 10 days after the effective date of the merger and will, among other things, state where the payment demand shall be sent (and where and when stock certificates shall be deposited) and supply a form for demanding payment. The form will include the date of the first announcement of the terms of the merger and will require certification as to whether or not the dissenting shareholder acquired beneficial ownership before that date. The dissenters’ notice will also set a date by which FS Bancorp must receive the payment demand.

A shareholder receiving a dissenters’ notice must demand payment, certify whether or not he or she acquired beneficial ownership of the shares before the date set forth in the notice, and deposit stock certificates or receipts in accordance with the terms of the notice. A shareholder who does not properly and timely satisfy these requirements will not be entitled to payment for his or her shares under the dissenters’ rights statutes and will instead receive the per share cash consideration.

Upon its receipt of a proper and timely payment demand, the surviving corporation will pay to each dissenting shareholder the amount that the surviving corporation estimates to be the fair value of such shareholder’s shares, plus accrued interest. The payment will be accompanied by, among other things, a copy of Pacific West’s balance sheet and income statement, a statement of the estimate of the fair value of the shares, an explanation of how interest was calculated, and a copy of the applicable provisions of the ORS.

A dissenting shareholder may notify the surviving corporation in writing as to the dissenting shareholder’s own estimate of the fair value of the shares and amount of interest due, and demand payment of the dissenter’s estimate, or reject the surviving corporation’s offer and demand payment of the dissenter’s estimate of the fair value and interest due, under certain conditions specified in ORS 60.587. “Fair value” for purposes of the dissenters’ rights statute means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

If a demand for payment remains unsettled, FS Bancorp, as the surviving corporation in the merger, will commence a proceeding, within 60 days after receiving the dissenting shareholder’s payment demand, and petition the court to determine the fair value of the shares and accrued interest.

In view of the complexity of ORS 60.551 through 60.594 and the requirement that shareholders must strictly comply with these provisions, shareholders of Pacific West who wish to dissent from the merger and pursue dissenters’ rights should consult their legal advisors.

The failure of a Pacific West shareholder to comply strictly with the Oregon statutory requirements will result in a loss of dissenters’ rights. A copy of the relevant statutory provisions is attached as Appendix C. You are urged to refer to the appendix for the specific procedures and requirements for the exercise of dissenters’ rights. The foregoing summary of such rights is qualified in its entirety by reference to that appendix.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved at the meeting unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. In order to allow proxies that have been received by Pacific West at the time of the special meeting to be voted for an adjournment, if deemed necessary, Pacific West has submitted the adjournment proposal to its shareholders as a separate matter for their consideration.

Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

OTHER MATTERS

The Pacific West board of directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement/prospectus. However, if any other matters should properly come before the special meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

LEGAL MATTERS

The validity of the common shares offered hereby will be passed upon for FS Bancorp by Breyer & Associates PC. Certain U.S. federal income tax consequences relating to the merger will be passed upon for FS Bancorp by Silver, Freedman, Taff & Tiernan LLP, and for Pacific West by Kilpatrick Townsend & Stockton LLP.

EXPERTS

The consolidated financial statements of FS Bancorp, Inc. (the “Company”) incorporated in this proxy statement/prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Pacific West Bancorp and Pacific West Bank as of December 31, 2025 and for the fiscal year then ended, included in this proxy statement/prospectus, have been audited by Aprio, LLP, independent auditors, as set forth in their report appearing herein. The consolidated financial statements of Pacific West Bancorp and Pacific West Bank as of December 31, 2024 and for the fiscal year then ended, included in this proxy statement/prospectus, have been audited by Delap, LLP (which merged with Aprio, LLP as of January 1, 2026), independent auditors, as set forth in their report appearing herein. Such consolidated financial statements have been included herein in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

FS Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. FS Bancorp’s SEC filings also are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements, and other information regarding issuers that file electronically.

FS Bancorp filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the FS Bancorp common shares to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of FS Bancorp in addition to being a proxy statement of Pacific West for its special meeting. As permitted by SEC rules, this document does not contain all the information required to be contained in the registration statement or the exhibits to the registration statement and, instead, incorporates certain information from other documents FS Bancorp files with the SEC. The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding FS Bancorp into this document, which means that important business and financial information about FS Bancorp can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that FS Bancorp files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that FS Bancorp has previously filed with the SEC and all documents filed by FS Bancorp with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this document and before the date of the special meeting.

These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this proxy statement/prospectus). You should review these filings as they may disclose a change in the business, prospects, financial condition or other affairs of FS Bancorp after the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that FS Bancorp has filed with the SEC:

●	FS Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 13, 2026;

●	FS Bancorp’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 8, 2026;

●	FS Bancorp’s Current Report on Form 8-K filed with the SEC on February 26, 2026;

●	FS Bancorp’s Proxy Statement on Schedule 14A filed with the SEC on April 6, 2026; and

●	the description of FS Bancorp’s common shares set forth in a Registration Statement on Form 8-A/A filed with the SEC on June 28, 2012.

These documents contain important information about FS Bancorp and its operations, business, financial condition and financial performance. Information contained in this proxy statement/prospectus supersedes information incorporated by reference that FS Bancorp has filed with the SEC prior to the date of this proxy statement/prospectus, while information that it files with the SEC after the date of this proxy statement/prospectus that is incorporated by reference will automatically update and supersede this information.

FS Bancorp supplied all information contained or incorporated by reference in this document relating to FS Bancorp, and Pacific West supplied all information contained or incorporated by reference in this document relating to Pacific West.

FS Bancorp’s filings are available on its website, https://investorrelations.fsbwa.com. Information contained in or linked to FS Bancorp’s website is not a part of this proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning FS Bancorp at:

FS Bancorp, Inc.

6920 220th Street SW

Mountlake Terrace, Washington 98043

Attn: Investor Relations

(425) 771-5299

The documents incorporated by reference also are available from FS Bancorp without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning the Investor Relations department of FS Bancorp at the address and telephone number provided above.

If you would like to request documents from FS Bancorp or Pacific West, you must do so by August 1, 2026 to receive them before the special meeting.

You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to Pacific West shareholders nor the issuance of FS Bancorp common shares in the merger shall create any implication to the contrary.

APPENDIX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

FS BANCORP, INC.

and

PACIFIC WEST BANCORP

Dated as of February 25, 2026

TABLE OF CONTENTS

Page

PREAMBLE		A-1
RECITALS		A-1

AGREEMENT AND PLAN OF MERGER		1
RECITALS		1
ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Effective Time.	1
1.3	Effects of the Merger.	2
1.4	Conversion of Stock.	2
1.5	Allocation and Proration Procedures.	3
1.6	Pacific West Restricted Stock Unit Awards.	4
1.7	Cancelled Shares	4
1.8	Dissenting Shares	5
1.9	Adjustment to Aggregate Stock Issuance.	5
1.10	Incorporation Documents and By-Laws of the Surviving Company.	5
1.11	Directors and Officers.	5
1.12	Additional Actions.	5
1.13	The Bank Merger.	6
1.14	Change in Structure.	6
ARTICLE II DELIVERY OF MERGER CONSIDERATION		6
2.1	Exchange Agent.	6
2.2	Deposit of Merger Consideration.	6
2.4	Delivery of Merger Consideration.	8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PACIFIC WEST		10
3.1	Corporate Organization.	10
3.2	Capitalization.	12
3.3	Authority; No Violation.	13
3.4	Consents and Approvals.	13
3.5	Reports	14
3.6	Financial Statements and Internal Controls.	14
3.7	Broker’s Fees	16
3.8	Absence of Certain Changes or Events	16
3.9	Legal Proceedings.	16
3.10	Taxes and Tax Returns.	16
3.11	Employees.	17
3.12	Compliance with Applicable Law	21
3.13	Certain Contracts.	22
3.14	Agreements with Regulatory Agencies.	23
3.15	Risk Management Instruments	23
3.16	Environmental Matters. Pacific West	23
3.17	Investment Securities, Commodities and BOLI.	24
3.18	Title	24
3.19	Intellectual Property.	25
3.20	Related Party Transactions.	25
3.21	State Takeover Laws.	26
3.22	Reorganization.	26
3.23	Opinion of Financial Advisor.	26
3.24	Pacific West Information.	26
3.25	Loan Portfolio.	26

3.26	Insurance.	27
3.27	Fiduciary Business.	28
3.28	Books and Records.	28
3.29	Indemnification	28
3.30	Fintech Operations.	28
3.31	Shareholder Reports	29
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FS BANCORP		29
4.1	Corporate Organization.	29
4.2	Capitalization.	30
4.3	Authority; No Violation.	31
4.4	Consents and Approvals	31
4.5	Reports.	32
4.6	Financial Statements and Internal Controls.	32
4.7	Absence of Certain Changes or Events.	33
4.8	Legal Proceedings.	33
4.9	Taxes and Tax Returns	34
4.10	Employees.	34
4.11	SEC Reports.	35
4.12	Compliance with Applicable Law.	36
4.13	Agreements with Regulatory Agencies.	37
4.14	Risk Management Instruments.	37
4.15	Environmental Matters.	37
4.16	Intellectual Property.	37
4.17	Reorganization.	38
4.18	FS Bancorp Information.	38
4.19	State Takeover Laws	38
4.20	Insurance.	38
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		39
5.1	Pacific West Conduct of Businesses Prior to the Effective Time.	39
5.2	Pacific West Forbearances	39
5.3	FS Bancorp Conduct of Business Prior to the Effective Time.	42
5.4	FS Bancorp Forbearances.	42
ARTICLE VI ADDITIONAL AGREEMENTS		43
6.1	Regulatory Matters.	43
6.2	Access to Information; Current Information.	44
6.3	Shareholder Meeting.	46
6.4	Reservation of Common Stock; Nasdaq Listing.	46
6.5	Employee Matters.	46
6.6	Officers’ and Directors’ Tail Insurance; Indemnification.	48
6.7	Intentionally Omitted	49
6.8	No Solicitation.	49
6.9	Notification of Certain Matters.	51
6.10	Correction of Information.	51
6.11	Integration.	51
6.12	Coordination; Integration.	52
6.13	Non-Control	52
6.14	Delivery of Agreements.	52
ARTICLE VII CONDITIONS PRECEDENT		53
7.1	Conditions to Each Party’s Obligations.	53
7.2	Conditions to Obligations of FS Bancorp.	53
7.3	Conditions to Obligations of Pacific West.	54
ARTICLE VIII TERMINATION AND AMENDMENT		55
8.1	Termination.	55

8.2	Effect of Termination.	56
8.3	Fees and Expenses.	56
8.4	Termination Fee.	57
8.5	Amendment.	57
8.6	Extension; Waiver.	57
ARTICLE IX GENERAL PROVISIONS		57
9.1	Closing.	57
9.2	Nonsurvival of Representations, Warranties and Agreements.	58
9.3	Notices.	58
9.4	Interpretation.	59
9.5	Counterparts.	59
9.6	Entire Agreement.	60
9.7	Governing Law, Jurisdiction, Venue and Construction	60
9.8	Publicity.	60
9.9	Assignment; Third Party Beneficiaries.	60
9.10	Specific Performance; Time of the Essence.	60
9.11	Disclosure Schedule	60
9.12	Waiver of Jury Trial	61

SIGNATURES	62

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non-Solicitation Agreement
Exhibit C	Form of Plan of Bank Merger
Exhibit D	Third Party Consents

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	51
Acquisition Proposal	52
Aggregate Cash Amount	2
Aggregate Pacific West Share Amount	2
Aggregate Stock Issuance	2
Agreement	1
Articles of Merger	2
Bank Articles of Merger	6
Bank Merger	6
Bank Plan of Merger	6
BHC Act	11
BOLI	24
Cancelled Shares	5
Cash Election Shares	3
Change in Recommendation	51
Claim	50
Closing	58
Closing Date	58
Closing FS Bancorp Share Value	2
Closing Transaction Value	3
Code	1
Confidentiality Agreement	46
Covered Employees	47
DFI	14
Disclosure Schedule	61
Dissenting Shares	5
DPC Common Shares	5
Effective Time	2
Election	7
Election Deadline	7
Election Form	7
Election Form Record Date	7
Enforceability Exception	14
Environmental Laws	24
ERISA	18
Exchange Act	26
Exchange Agent	7
Exchange Agent Agreement	7
Exchange Fund	7
Exchange Ratio	3
FDIC	12
Federal Reserve Board	14
FHLB	12
Fintech Operations	29
Form S-4	14
FS Bancorp	1
FS Bancorp Articles	30
FS Bancorp Benefit Plans	35
FS Bancorp Bylaws	30

v

FS Bancorp Common Stock	2
FS Bancorp Disclosure Schedule	30
FS Bancorp ERISA Affiliate	35
FS Bancorp Regulatory Agreement	38
FS Bancorp Reports	36
FS Bancorp Restricted Stock Award	31
FS Bancorp Subsidiary	30
GAAP	11
Governmental Entity	14
Intellectual Property	26
IRS	17
IT Assets	26
Letter of Transmittal	7
Liens	13
Listed Employee	48
Loans	27
Mailing Date	7
Material Adverse Effect	11
Merger	1
Monetary Liens	25
Multiemployer Plan	19
Multiple Employer Plan	19
Multiple Employer Welfare Arrangement	19
Non-Election Shares	3
Non-Soliciation Agreement	1
OBCA	1
Oregon Division	14
Oregon Secretary of State	2
ORS	5
Pacific West	1
Pacific West Articles	12
Pacific West Bank Call Reports	15
Pacific West Benefit Plan	4
Pacific West Benefit Plans	18
Pacific West Board Recommendation	47
Pacific West Bylaws	12
Pacific West Common Stock	2
Pacific West Confidential Information	51
Pacific West Contract	23
Pacific West Disclosure Schedule	11
Pacific West ERISA Affiliate	18
Pacific West Financial Statements	15
Pacific West Indemnified Party	50
Pacific West Individuals	50
Pacific West Leased Properties	25
Pacific West Owned Property	25
Pacific West Qualified Plans	19
Pacific West Real Property	25
Pacific West Regulatory Agreement	23
Pacific West Reports	29
Pacific West Representatives	50
Pacific West Restricted Stock Unit Award	4
Pacific West Shareholder Approval	13

Pacific West Shareholder Meeting	46
Pacific West Subsidiary	12
Parties	1
Per Share Amount	3
Per Share Cash Consideration	2
Per Share Merger Consideration	2
Per Share Stock Consideration	2
Permitted Encumbrances	25
Personal Data	37
Proxy Statement	14
PTO	48
Reallocated Cash Shares	3
Reallocated Stock Shares	4
Regulatory Agencies	15
Requisite Regulatory Approvals	54
Sarbanes-Oxley Act	33
SEC	14
Securities Act	13, 27
Security Breach	37
Shareholder Representative	8
Split Dollar Policies	20
SRO	15
Stock Election Shares	3
Subject Transactions	1
Subsidiary	12
Superior Proposal	52
Surviving Bank	6
Surviving Company	1
Takeover Statutes	27
Tax	18
Tax Return	18
Taxes	18
Termination Fee	57
to the knowledge of FS Bancorp	34
to the knowledge of Pacific West	15
Total Payments	49
Treasury	17
Trust Account Common Shares	5
Unduly Burdensome Condition	54
Voting Agreement	1
Washington Secretary of State	2
WBCA	1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 25, 2026 (this “Agreement”), by and between FS Bancorp, Inc., a Washington corporation (“FS Bancorp”), and Pacific West Bancorp, an Oregon corporation (“Pacific West”), together constituting the Parties to this Agreement (“Parties”).

RECITALS

A.        The respective Boards of Directors of the Parties have determined that it is in the best interests of the Parties and their shareholders to consummate the business combination and related transactions provided for in this Agreement (collectively the “Subject Transactions”) in which Pacific West will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FS Bancorp (the “Merger”), with FS Bancorp as the surviving corporation in the Merger (sometimes referred to in such capacity as the (“Surviving Company”)).

B.          As a condition to the willingness of FS Bancorp to enter into this Agreement, all of the directors and executive officers of Pacific West have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with FS Bancorp.

C.         As a condition to the willingness of FS Bancorp to enter into this Agreement, all of the directors and certain executive officers of Pacific West have entered into resignation, Non-Solicitation and confidentiality agreements (each a “Non-Solicitation Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with FS Bancorp.

D.         The Parties intend the Merger to be treated as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

E.           The Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1        The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the “WBCA”) and the Oregon Business Corporation Act (“OBCA”), at the Effective Time (as defined in Section 1.2), Pacific West shall merge with and into FS Bancorp. FS Bancorp shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of Pacific West shall cease and the rights, assets, liabilities and obligations of Pacific West shall, from and after such time inure in the Surviving Company.

1.2         Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and FS Bancorp shall cause to be filed with the Secretary of State of the State of Washington (the “Washington Secretary of State”) and the Secretary of State of the State of Oregon (the “Oregon Secretary of State”), to the extent required, articles of merger and a short form plan of merger reflecting the terms for the conversion of Pacific West Common Stock as provided in the WBCA and OBCA, to the extent required, (collectively the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger (the “Effective Time”).

1.3         Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA and the OBCA, as applicable.

1.4         Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Pacific West, FS Bancorp or the holders of any of the following securities:

(a)  FS Bancorp Common Stock. Each share of common stock, $0.01 par value, of FS Bancorp (“FS Bancorp Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, $0.01 par value, of the Surviving Company.

(b)  Pacific West Common Stock. Subject to Sections 1.4(c) and 1.4(d), each share of common stock, no par value, of Pacific West (“Pacific West Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive at the election of the holder thereof as provided in, and as adjusted pursuant to, Sections 1.8, 2.3 and 2.4, either (i) an amount in cash equal to the Per Share Amount (the “Per Share Cash Consideration”), or (ii) the fraction of a share of FS Bancorp Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration ”). As used herein, the term “Per Share Merger Consideration” means, with respect to any share of Pacific West Common Stock, either the Per Share Cash Consideration or the Per Share Stock Consideration, as applicable.

(c)   Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(i)       “Aggregate Cash Amount ” means $16,832,742.

(ii)       “Aggregate Stock Issuance” means 430,176 shares of FS Bancorp Common Stock.

(iii)      “Aggregate Pacific West Share Amount ” means the number of shares of Pacific West Common Stock issued and outstanding immediately prior to the Effective Time.

(iv)     “Closing FS Bancorp Share Value ” means the volume-weighted average trading price of one share of FS Bancorp Common Stock for the ten (10) day period in which the Nasdaq Stock Market is open for trading ending on the last such day immediately preceding the Closing Date, calculated using volumes as reported on the Nasdaq Stock Market during its normal market hours.

(v)       “Closing Transaction Value” means the sum of (A) the Aggregate Cash Amount and (B) the product of the Aggregate Stock Issuance and the Closing FS Bancorp Share Value.

(vi)     “Exchange Ratio” means the quotient, rounded to the nearest one ten thousandth, obtained by dividing (A) the Per Share Amount by (B) the Closing FS Bancorp Share Value.

(vii)     “Cash Election Shares ” means shares of Pacific West Common Stock that are subject to a Cash Election in accordance with Section 1.8 and Section 2.3;

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(viii)   “Non-Election Shares ” means shares of Pacific West Common Stock as to which a shareholder (i) does not submit a properly completed Election Form prior to the Election Deadline (as defined herein), (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its right to dissent under applicable law.

(ix)     “Stock Election Shares” means shares of Pacific West Common Stock as to which a Stock Election has been made in accordance with Section 2.3;

(x)    “Per Share Amount” means the quotient, rounded to the nearest one-tenth of a cent, obtained by dividing (A) the Closing Transaction Value by (B) the Aggregate Pacific West Share Amount.

1.5         Allocation and Proration Procedures. After giving effect to the process set forth in Section 2.3, the Exchange Agent shall effect the allocation among holders of Pacific West Common Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration in the Merger in accordance with the Election Forms as follows:

(a)   Cash Consideration Undersubscribed. If the product of the number of Cash Election Shares and Dissenting Shares (as hereinafter defined) multiplied by the Per Share Cash Consideration is less than the Aggregate Cash Amount, then:

(i)            each Dissenting Share shall be deemed for the purposes of this Section 1.5(a)(i), to be converted into the right to receive the Per Share Cash Consideration;

(ii)           each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration;

(iii)         the Exchange Agent shall convert on a pro rata basis as described below in Section 1.5(d), a sufficient number of Non-Electing Shares and Stock Election Shares, to the extent needed, into Cash Election Shares (“Reallocated Cash Shares”) such that the product of (A) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (B) the Per Share Cash Consideration equals the Aggregate Cash Amount, and each Reallocated Cash Share will be converted into the right to receive the Per Share Cash Consideration; and

(iv)          each Non-Electing Share and Stock Election Share that is not a Reallocated Cash Share shall be converted into the right to receive the Per Share Stock Consideration.

(b)   Cash Consideration Oversubscribed. If the product of the number of Cash Election Shares and Dissenting Shares multiplied by the Per Share Cash Consideration is greater than the Aggregate Cash Amount, then:

(i)           each Non-Electing Share and Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration;

(ii)          the Exchange Agent shall convert on a pro rata basis as described below in Section 1.5(d), a sufficient number of Cash Election Shares (excluding any Dissenting Shares) (“Reallocated Stock Shares”) such that the product of (x) the number of remaining Cash Election Shares (including Dissenting Shares) multiplied by (y) the Per Share Cash Consideration equals the Aggregate Cash Amount, and each Reallocated Stock Share shall be converted into the right to receive the Per Share Stock Consideration; and

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(iii)         each Cash Election Share which is not a Reallocated Stock Share and all Dissenting Shares shall be converted into the right to receive the Per Share Cash Consideration.

(c)   Cash Consideration Satisfied. If the number of Cash Election Shares (including Dissenting Shares) multiplied by the Per Share Cash Consideration is equal to the Aggregate Cash Amount, then subparagraphs (a) and (b) above shall not apply and each Cash Election Share (including Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration and each Stock Election Share will be converted into the right to receive the Per Share Stock Consideration.

(d)  Pro Rata Reallocations. In the event the Exchange Agent is required pursuant to Section 1.5(a) or Section 1.5(b) either (x) to convert some Stock Election Shares into Reallocated Cash Shares, or (y) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of such shares being converted shall be allocated a pro rata portion of the total Reallocated Cash Shares or Reallocated Stock Shares, as the case may be. For the avoidance of doubt, in no event will the total amount of cash paid to Pacific West shareholders under this Agreement exceed the Aggregate Cash Amount and in no event, other than as provided for under Section 1.9, will the number of shares of FS Bancorp Common Stock exchanged for Pacific West Common Stock exceed the Aggregate Stock Issuance.

1.6      Pacific West Restricted Stock Unit Awards.

(a)  At the Effective Time, each restricted stock unit award issued pursuant to any equity compensation plan of Pacific West or Pacific West Bank (a “Pacific West Benefit Plan”) that is outstanding and unvested immediately prior to the Effective Time (a “Pacific West Restricted Stock Unit Award”) shall automatically vest in full, and the shares of Pacific West Common Stock underlying such vested Pacific West Restricted Stock Unit shall be considered outstanding shares of Pacific West Common Stock entitled to the treatment set forth in Section 1.4(b). FS Bancorp shall provide the consideration described in this Section 1.6(a) less applicable Tax withholding (which shall be satisfied by the withholding of shares of Pacific West Common Stock prior to the Effective Time).

(b)  At the Effective Time, each equity-based Pacific West Benefit Plan and all related award agreements thereunder shall terminate and any other plan, program or arrangement of Pacific West providing for the issuance, award or grant of any interest in respect of the capital stock of Pacific West shall be of no further force or effect.

(c)   At or prior to the Effective Time, the Boards of Directors of the Parties or their respective compensation committees, as applicable, shall take all necessary action to effectuate the provisions of this Section 1.6.

(d)  FS Bancorp and Pacific West shall take all requisite action so that, prior to the Effective Time, each option to purchase shares of Pacific West Common Stock awarded under the Pacific West Benefit Plan prior to the date of this Agreement and outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled in connection with the Merger in exchange for an amount of cash for each share of Pacific West Common Stock subject to the option equal to (x) the Per Share Amount minus (y) the amount of the exercise price per share of the option.

1.7         Cancelled Shares. Shares of Pacific West Common Stock that are owned immediately prior to the Effective Time by Pacific West or FS Bancorp (other than shares of Pacific West Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Pacific West Common Stock held, directly or indirectly, by Pacific West or FS Bancorp in respect of a debt previously contracted (any such shares, “DPC Common Shares”) shall be cancelled and shall cease to exist and no stock of FS Bancorp or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

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1.8         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of Pacific West Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who does not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters rights when and in the manner required under Oregon Revised Statutes (“ORS”) Sections 60.551 to 60.594 (such shares, “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled only to the right to be paid fair value and such other rights as are provided by the OBCA, subject to strict compliance therewith. If any shareholder dissenting pursuant to the OBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Pacific West Common Stock shall thereupon be treated as if they had been converted, as of the Effective Time, into and become exchangeable for the right to receive, the Per Share Cash Consideration for each such share of Pacific West Common Stock in accordance with Section 1.4(b), without any interest thereon. Pacific West shall give FS Bancorp (i) prompt notice of any written notices of intent to demand payment under the OBCA or other written notices relating to the exercise of dissenters’ rights in respect of any shares of Pacific West Common Stock, attempted withdrawals of such notices and any other instruments served pursuant the OBCA and received by Pacific West relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the OBCA. Pacific West shall not, except with the prior written consent of FS Bancorp, which is not to be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Aggregate Cash Amount made available to the Exchange Agent (defined in Section 2.1) pursuant to Article II to pay for shares of Pacific West Common Stock for which dissenters’ rights have been perfected shall be returned to FS Bancorp upon demand.

1.9        Adjustment to Aggregate Stock Issuance. If, between the date of this Agreement and the Effective Time, the outstanding shares of FS Bancorp Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Aggregate Stock Issuance to provide the holders of Pacific West Common Stock the same economic effect as contemplated by this Agreement with respect to the Per Share Merger Consideration prior to such event.

1.10       Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of FS Bancorp in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of FS Bancorp, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.11      Directors and Officers. The directors of FS Bancorp immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of FS Bancorp immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.12       Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Pacific West acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Pacific West, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of Pacific West or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.

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1.13       The Bank Merger. Immediately after the Effective Time, FS Bancorp intends to merge Pacific West Bank, an Oregon-chartered commercial bank and wholly owned subsidiary of Pacific West, with and into 1st Security Bank of Washington (“1st Security Bank”), a Washington-chartered savings bank and wholly owned subsidiary of FS Bancorp (the “Bank Merger”) in accordance with the provisions of applicable state and federal banking laws and regulations, and 1st Security Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Pacific West Bank and 1st Security Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered not later than five (5) Business Days prior to the Closing Date. In addition, Pacific West shall cause Pacific West Bank, and FS Bancorp shall cause 1st Security Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Articles of Merger”).

1.14       Change in Structure. Subject to the consent of Pacific West, which shall not be unreasonably withheld or delayed, FS Bancorp may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of FS Bancorp with Pacific West) if and to the extent requested by FS Bancorp; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Per Share Merger Consideration to be received by the shareholders of Pacific West, (ii) adversely affect the Tax (as defined in Section 3.10(b) hereof) consequences of the Merger to the shareholders of Pacific West or the Tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1          Exchange Agent. At or prior to the Effective Time, FS Bancorp shall appoint FS Bancorp’s transfer agent pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2        Deposit of Merger Consideration. Not later than three (3) Business Days prior to the Effective Time, FS Bancorp shall deposit with the Exchange Agent, or authorize the Exchange Agent to issue, in trust for the benefit of the holders of Pacific West Common Stock one or more certificates representing the Aggregate Stock Issuance and an amount of cash equal to the Aggregate Cash Consideration plus, to the extent then determinable, any cash in lieu of fractional shares pursuant to Section 2.4(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.4(c), (collectively, the “Exchange Fund”) and FS Bancorp shall instruct the Exchange Agent to timely deliver the Merger Consideration to the former holders of Pacific West Common Stock in accordance with this Article II.

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2.3         Election Procedures

(a)         Holders of shares of Pacific West Common Stock may elect to receive either the Per Share Stock Consideration or the Per Share Cash Consideration (in either case without interest) in exchange for all of the shares of Pacific West Common Stock owned by them in accordance with the procedures and subject to the limitations set forth in this Section 2.3.

(b)         FS Bancorp shall prepare a form (the “Election Form”) pursuant to which each holder of Pacific West Common Stock may make an election (“Election”), as to the form of consideration that they desire to receive for their Pacific West Common Stock in the Merger, which shall be, in form and substance acceptable to both FS Bancorp and Pacific West. FS Bancorp and Pacific West shall mutually determine the timing of the mailing of the Election Form to all Pacific West shareholders so as to afford Pacific West’s shareholders not less than thirty (30) days to exercise their right to make their election on or prior to the Election Deadline. “Election Deadline” means the date specified in the Election Form by FS Bancorp which date shall be four days prior to the Effective Date, or such other date as FS Bancorp and Pacific West may mutually agree, as the last on which the Election Forms will be accepted; provided, however, that the Election Deadline may not occur on or after the Closing Date. The Election Form and related materials associated with making such Election shall be mailed together with and on the same date, as the Proxy Statement/Prospectus (as defined herein) is mailed to shareholders of Pacific West (the “Mailing Date”) to each holder of record Pacific West Common Stock eligible to vote at the Pacific West Shareholder Meeting and the Election Form record date will be the same as the record date for determining those eligible to vote at the Shareholder Meeting to approve the Agreement (the “Election Form Record Date”) subject to the receipt by the Exchange Agent of a list of Pacific West’s shareholders in a format that is reasonable acceptable to the Exchange Agent. Such materials associated with the Election Form will include appropriate and customary transmittal materials containing instructions with respect to the surrender of certificates representing shares of Pacific West Common Stock and the receipt of the Merger Consideration contemplated by this Agreement and will require each holder of shares of Pacific West Common Stock to transfer good and marketable title to such shares of Pacific West Common Stock to FS Bancorp, free and clear of all liens, claims and encumbrances (and which shall also specify that delivery shall be effected, and risk of loss and title to the shares shall pass, only upon proper delivery of such shares to the Exchange Agent), in such form as the Exchange Agent shall determine (the “Letter of Transmittal”). References in this Agreement to the term “certificate” shall mean certificates or book entry records identifying the owners of Pacific West Common Stock as of the Effective Time. Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.3, to elect to be treated as Cash Election Shares or Stock Election Shares in accordance with Sections 1.4 and 1.5. A holder of record of shares of Pacific West Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Shareholder Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Pacific West Common Stock held by such Shareholder Representative for a particular beneficial owner. Any shares of Pacific West Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

(c)        To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Pacific time, on the Election Deadline. Pacific West shall use commercially reasonable efforts to make available up to two separate Election Forms, or such additional Election Forms as FS Bancorp may permit to all persons who become holders (or beneficial owners) of Pacific West Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. Pacific West shall provide to the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing such shares (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery thereof) representing all shares of Pacific West Common Stock covered by such Election Form, together with a duly executed Letter of Transmittal. If a Pacific West shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Pacific West Common Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. FS Bancorp shall cause the relevant certificate or certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All Elections (whether Case Elections or Stock Elections) shall be revoked automatically if the Exchange Agent is notified in writing by FS Bancorp or Pacific West., upon exercise by FS Bancorp or Pacific West of its respective or their mutual rights to terminate this Agreement to the extent provided in Article VIII, that this Agreement has been terminated in accordance Article VIII.

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(d)       Except as provided in Section 1.9, the number of shares of Pacific West Common Stock to be converted into the right to receive the Per Share Stock Consideration shall not exceed the Aggregate Stock Issuance. The Aggregate Cash Amount Consideration shall not exceed $16,832,742. For the avoidance of doubt, the allocation and proration procedures in Section 2.3 shall operate only to allocate (and not alter) the Aggregate Stock Issuance and Aggregate Cash Amount, and shall not result in the payment or issuance of consideration in excess of such fixed amounts.

2.4         Delivery of Merger Consideration.

(a)         As promptly as practicable after the effective time of Merger, but not later than ten (10) days after the effective time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of shares of Pacific West Common Stock who did not previously submit an Election Form or previously revoked such Election Form the Letter of Transmittal for use in exchanging each of their shares of Pacific West Common Stock for the Per Share Merger Consideration provided for in this Agreement.

(b)          As soon as practicable after surrender to the Exchange Agent of shares, accompanied by a properly completed Letter of Transmittal, received pursuant to Section 2.4(a) such holder of Pacific West Common Stock will be entitled to receive the Per Shares Merger Consideration, any cash in lieu of a fractional share of FS Bancorp Common Stock to be issued or paid in consideration therefor, if applicable, and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(c), in respect of the shares of FS Bancorp Common Stock received, if any. Until so surrendered, certificates shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration allocated in accordance with Section 1.5 and Article II, relating to the Pacific West Common Stock represented thereby, any cash in lieu of a fractional share of FS Bancorp Common Stock to be issued or paid in consideration therefor upon surrender of such certificates in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)          No dividends or other distributions with respect to FS Bancorp Common Stock shall be paid to the holder of any unsurrendered Pacific West Common Stock with respect to the shares of FS Bancorp Stock applicable to the Per Share Stock Consideration to the extent represented thereby, unless and until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of FS Bancorp Common Stock applicable to the Per Share Stock Consideration to the extent represented by such certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of FS Bancorp Common Stock applicable to the Per Share Stock Consideration to the extent represented by such certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the FS Bancorp Common Stock representing such Per Share Stock Consideration to the extent represented thereby.

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(d)        In the event of a transfer of ownership of a certificate representing Pacific West Common Stock prior to the Effective Time that is not registered in the stock transfer records of Pacific West, the Per Share Merger Consideration, any cash in lieu of a fractional share of FS Bancorp Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the certificate so surrendered is registered if the certificate formerly representing such Pacific West Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the certificate or establish to the satisfaction of FS Bancorp that the Tax has been paid or is not applicable. The determination whether the holder of a certificate has been properly endorsed and the transfer Taxes properly paid shall rest with the sole discretion of the Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, FS Bancorp). The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, FS Bancorp) shall be entitled to deduct and withhold from the cash portion of the Per Share Merger Consideration, and, to the extent applicable, any cash in lieu of a fractional share of FS Bancorp Common Stock or any other cash payable pursuant to this Agreement to any holder of Pacific West Common Stock such amounts as the Exchange Agent or FS Bancorp, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent amounts are so withheld by the Exchange Agent or FS Bancorp, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Pacific West Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FS Bancorp, as the case may be, and each Party and their respective Affiliates shall be irrevocably released from any and all future obligations with respect to the affected shares of Pacific West Common Stock.

(e)          After the Effective Time, there shall be no transfers on the stock transfer books of Pacific West of the shares of Pacific West Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Pacific West Common Stock that occurred prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration, and to the extent applicable, any cash in lieu of fractional shares of FS Bancorp Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)          Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of FS Bancorp Common Stock shall be issued upon the surrender of certificates for exchange, no dividend or distribution with respect to FS Bancorp Common Stock shall be payable on or with respect to any fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a shareholder of FS Bancorp. In lieu of the issuance of any such fractional share, FS Bancorp shall pay to each former shareholder of Pacific West who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) Closing FS Bancorp Share Value by (ii) the fraction of a share (after taking into account all shares of Pacific West Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of FS Bancorp Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

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(g)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of Pacific West at the expiration of six months after the Effective Time shall be paid to FS Bancorp for the benefit of the holders of the Pacific West Common Stock to which such portion of the Exchange Fund applies. In such event, any former shareholders of Pacific West who have not theretofore complied with this Article II shall thereafter look only to FS Bancorp with respect to any Per Share Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the FS Bancorp Common Stock deliverable in respect of the Pacific West Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FS Bancorp, Pacific West, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Pacific West Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)        In the event any certificate representing Pacific West Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by FS Bancorp or the Exchange Agent, the posting by such person of a bond in such amount as FS Bancorp may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Per Share Merger Consideration and any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PACIFIC WEST

Except as disclosed in the disclosure schedule delivered by Pacific West to FS Bancorp concurrently herewith (the “Pacific West Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Pacific West Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Pacific West that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on Pacific West and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Pacific West hereby represents and warrants to FS Bancorp as follows:

3.1         Corporate Organization.

(a)        Pacific West is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Pacific West has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted. Pacific West is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pacific West. As used in this Agreement, the term “Material Adverse Effect” means, with respect to FS Bancorp, Pacific West or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries or geographic regions in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as hereinafter defined), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak, escalation or continuation of war, insurrection, police actions or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) outbreak, exacerbation or discovery of any epidemic, pandemic, pestilence, plague, or other widespread medical, biological or agricultural phenomenon, including the actions or reactions of one or more Governmental Entities in response to any such event; (E) public disclosure of the transactions contemplated hereby or actions or inactions expressly permitted by this Agreement (including any effect on a party’s relationships with its customers, vendors or employees) or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof, (G) the effects of the expenses incurred by Pacific West or FS Bancorp in negotiating, documenting, effecting, and consummating the transactions contemplated hereby or (H) changes, after the date hereof, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or other public health events; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the articles of incorporation of Pacific West (the “Pacific West Articles”) and the bylaws of Pacific West (the “Pacific West Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Pacific West to FS Bancorp.

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(b)         Each Subsidiary of Pacific West (an “Pacific West Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Pacific West and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as previously disclosed to FS Bancorp, there are no restrictions on the ability of any Pacific West Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Pacific West Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Pacific West Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Pacific West as of the date hereof. Neither Pacific West nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, stock in the Federal Home Loan Bank of Des Moines (the “FHLB”), and stock in the Pacific Coast Bankers’ Bank. Pacific West Bank is not in material violation of any of its organizational documents.

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3.2         Capitalization.

(a)         The authorized capital stock of Pacific West consists of 10,000,000 shares of Pacific West Common Stock and 10,000,000 shares of preferred stock, each of no par value per share. No shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 2,703,094 shares of Pacific West Common Stock issued and outstanding, and (ii)(A) 48,595 shares of Pacific West Common Stock reserved for issuance upon the exercise of outstanding restricted stock unit grants and (B) 42,816 shares of Pacific West Common Stock issuable or reserved for issuance upon the exercise of stock options granted under a Pacific West Benefit Plan and not exercised prior to the date hereof, and (iii) no other shares of capital stock or other voting securities of Pacific West issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Pacific West Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability to Pacific West, its Subsidiaries, or their respective creditors attaching to the ownership thereof. There are no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Pacific West may vote. There are no obligations of Pacific West or any of its Subsidiaries to register any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). Except as set forth in Section 3.2(a)(i) of the Pacific West Disclosure Schedule, no trust preferred or subordinated debt securities of Pacific West or any of its Subsidiaries are issued or outstanding. Other than stock options granted prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Pacific West to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Pacific West Common Stock or any other of its securities. Except as set forth in Section 3.2(a)(ii) of the Pacific West Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Pacific West Common Stock to which Pacific West is a party or, to the knowledge of Pacific West, otherwise, relating to the Pacific West Common Stock. Section 3.2(a)(iii) of the Pacific West Disclosure Schedule sets forth a true, correct and complete list of all Pacific West Restricted Stock Unit Awards and Pacific West stock option grants outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Pacific Restrict Stock Unit Award or Pacific West stock option grant, and (iii) the grant date, vesting dates and exercise price (with regard to Pacific West stock option grants) of each such Pacific West Equity Award or Pacific West stock option grant. Other than the Pacific West Restricted Stock Unit Awards and Pacific West stock option grants set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Pacific West or any of its Subsidiaries) are outstanding. Neither Pacific West nor any of its Subsidiaries is deferring interest payments with respect to any trust preferred securities or related debentures issued by it or any of its Subsidiaries.

(b)        Pacific West owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Pacific West Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Pacific West Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Pacific West Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

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(c)          Pacific West does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3          Authority; No Violation.

(a)          Pacific West has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Pacific West. The Board of Directors of Pacific West has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Pacific West and its shareholders and has directed that this Agreement be submitted to Pacific West’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Pacific West Common Stock (the “Pacific West Shareholder Approval”), no other corporate proceedings on the part of Pacific West are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Pacific West and (assuming due authorization, execution and delivery by FS Bancorp) constitutes a valid and binding obligation of Pacific West, enforceable against Pacific West in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)         Neither the execution and delivery of this Agreement by Pacific West or the Bank Plan of Merger by Pacific West Bank, nor the consummation of the Merger by Pacific West or the Bank Merger by Pacific West Bank, nor compliance by Pacific West or Pacific West Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Pacific West Shareholder Approval is obtained, violate any provision of the Pacific West Articles or Pacific West Bylaws or the organization or governing documents of any Pacific West Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Pacific West or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Pacific West Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Pacific West or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Pacific West or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4         Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Washington Department of Financial Institutions (the “DFI”), the FDIC and the Oregon Division of Finance and Corporate Securities (the “Oregon Division”) and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Pacific West’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by FS Bancorp in connection with the transactions contemplated by this Agreement (the “Form S-4”), to among other things, register any securities issuable by FS Bancorp in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Washington Secretary of State and the Oregon Secretary of State and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FS Bancorp Common Stock pursuant to this Agreement and the approval of the listing of such FS Bancorp Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Pacific West of this Agreement or (B) the consummation by Pacific West of the Merger or the consummation by Pacific West Bank of the Bank Merger. As of the date hereof, Pacific West is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

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3.5         Reports. To the knowledge of Pacific West, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2022 with (i) any state regulatory authority, including the Oregon Division, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an “SRO”) ((i) — (v) together with the SEC and the DFI, collectively the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Pacific West and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Pacific West, investigation into the business or operations of Pacific West or any of its Subsidiaries since January 1, 2022. Except as disclosed to FS Bancorp, there (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Pacific West or any of its Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with any Regulatory Agency with respect to business, operations, policies or procedures of Pacific West or any of its Subsidiaries since January 1, 2022. The phrase “to the knowledge of Pacific West” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Financial Officer, or Chief Credit Officer of Pacific West or Pacific West Bank, after reasonable inquiry of each such person in light of his or her duties, experience and tenure.

3.6         Financial Statements and Internal Controls.

(a)          The audited consolidated balance sheets (including related notes and schedules, if any) of Pacific West and its Subsidiaries as of December 31, 2024 and 2023 and the related consolidated statements of net income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of Pacific West and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of net income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Pacific West and its Subsidiaries for the nine month period ended September 30, 2025 (collectively, the “Pacific West Financial Statements”) have been previously made available to FS Bancorp. The Pacific West Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of Pacific West and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the Pacific West Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the absence of footnotes. The financial and accounting books and records of Pacific West and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements, reflect only actual transactions, and are free from material misstatements, omissions, inaccuracies or discrepancies. Aprio LLP has not resigned (or informed Pacific West that it intends to resign) or been dismissed as independent public accountants of Pacific West as a result of or in connection with any disagreements with Pacific West on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure nor has it communicated to the FS Board of Directors any matter that, if not resolved, would lead such to withdraw, disclaim, modify, or qualify any pending or previously issued audit opinion.

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(b)          Except as set forth in Section 3.6(b) of the Pacific West Disclosure Schedule, the call reports of Pacific West Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2022 through the Closing Date (the “Pacific West Bank Call Reports”) have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)          Pacific West on a consolidated basis has no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for liabilities, obligations and loss contingencies which (i) are properly reflected or reserved against on the most recent balance sheet included in the Pacific West Financial Statements (including any notes thereto), (ii) were incurred in the ordinary course business consistent with past practices since the date of the most recent balance sheet included in the Pacific West Financials Statements, or (iii) were incurred in connection with the Merger. None of Pacific West or any of its Subsidiaries is a party to any “off balance sheet arrangements” as defined in Item 303(b) of Regulation S-K of the SEC.

(d)          The allowance for credit losses on loans and leases of Pacific West Bank as reflected in the Pacific West Bank Call Report for the quarter ended September 30, 2025, was as of such date, and the amount thereof contained in the financial books and records of Pacific West Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with Pacific West Bank’s existing methodology for determining the adequacy of its allowance for credit losses on loans and leases as well as GAAP and applicable regulatory guidelines.

(e)          The records, systems, controls, data and information of Pacific West and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Pacific West or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Pacific West’s system of internal accounting controls on a consolidated basis taken as a whole. Pacific West has implemented and maintains a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with management’s general and specific authorizations, and (ii) transactions are recorded in accordance with GAAP consistently applied and with applicable law.

(f)          Since January 1, 2022, (i) neither Pacific West nor any of its Subsidiaries, nor to the knowledge of Pacific West, any director, officer, employee, auditor, accountant or any representative of Pacific West or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write downs, charge offs and accruals) of Pacific West or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Pacific West or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Pacific West or any of its Subsidiaries, or any other person, whether or not employed by Pacific West or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Pacific West or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of Pacific West or any of its Subsidiaries, or any committee thereof.

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3.7        Broker’s Fees. With the exception of the engagement of Raymond James & Associates, Inc., neither Pacific West nor any Pacific West Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. Pacific West has disclosed to FS Bancorp as of the date hereof the aggregate fees provided for in connection with the engagement by Pacific West of Raymond James & Associates, Inc. related to the Merger and the Bank Merger.

3.8          Absence of Certain Changes or Events.

(a)      Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pacific West.

(b)      Since December 31, 2024, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Pacific West and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9         Legal Proceedings.

(a)     Except as set forth in Section 3.9(a) of the Pacific West Disclosure Schedule, neither Pacific West nor any of its Subsidiaries is a party to any, and there are no pending or, to Pacific West’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Pacific West or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of fifty thousand dollars ($50,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)     There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to savings banks and bank holding companies) imposed upon Pacific West, any of its Subsidiaries or the assets of Pacific West or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries).

3.10       Taxes and Tax Returns.

(a)     Each of Pacific West and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns (as defined in Section 3.10(c)) are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. As of the date hereof, neither Pacific West nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, other than with respect to ordinary course extensions that are or may hereafter be filed for the most recently completed tax year. All Taxes of Pacific West and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Pacific West and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Pacific West nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of Pacific West and its Subsidiaries for all years to and including December 31, 2024 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Pacific West nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Pacific West or its Subsidiaries or the assets of Pacific West or its Subsidiaries. Pacific West has made available to FS Bancorp true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Pacific West nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Pacific West and its Subsidiaries). Neither Pacific West nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Pacific West) or (B) has any liability for the Taxes of any person or entity (other than Pacific West or any of its Subsidiaries) under U.S. Department of the Treasury (“Treasury”) Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Pacific West nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Pacific West nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Pacific West been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where Pacific West or a Pacific West Subsidiary does not file Tax Returns that Pacific West or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither Pacific West nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired. Neither Pacific West nor any Pacific West Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

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(b)     As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)      As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11        Employees.

(a)     Section 3.11(a) of the Pacific West Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, long term or annual incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all employment, retention, bonus, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Pacific West, any Pacific West Subsidiary or affiliate, or any trade or business of Pacific West or any of its Subsidiaries or affiliates, whether or not incorporated, all of which together with Pacific West would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Pacific West ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Pacific West or any of its Subsidiaries or any Pacific West ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Pacific West or any of its Subsidiaries or any Pacific West ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Pacific West Benefit Plans”).

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(b)      Pacific West has heretofore made available to FS Bancorp true and complete copies of each of the Pacific West Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Pacific West Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Pacific West Benefit Plan, and (iv) the most recently prepared actuarial report for each Pacific West Benefit Plan (if applicable) for each of the last two (2) years.

(c)      Each Pacific West Benefit Plan has been established, operated and administered in accordance in all material respects with its terms and the requirements of all applicable laws, including ERISA and the Code. None of Pacific West and its Subsidiaries or any Pacific West ERISA Affiliate has any corrective action pending or, within the prior three years, made a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Pacific West Benefit Plan, and neither Pacific West nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program, except as set forth in Section 3.11(c) of the Pacific West Disclosure Schedule.

(d)     Section 3.11(d) of the Pacific West Disclosure Schedule identifies each Pacific West Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “Pacific West Qualified Plans”). The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Pacific West may rely, for the most recent period for which such determination letter was available from the IRS with respect to each Pacific West Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Pacific West, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Pacific West Qualified Plan or the related trust or increase the costs relating thereto.

(e)      Except as set forth in Section 3.11(e) of the Pacific West Disclosure Schedule, each Pacific West Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has in all material respects been in documentary and operational compliance with Section 409A of the Code (or has properly corrected any such errors in accordance with IRS Notice 2008-113 and applicable guidance).

(f)      None of Pacific West, any of its Subsidiaries or any Pacific West ERISA Affiliate sponsors, maintains, administers or contributes to, or has, has had or could have any liability with respect to, any Pacific West Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Pacific West Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

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(g)      None of Pacific West and its Subsidiaries nor any Pacific West ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), a plan that is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA (a “Multiple Employer Welfare Arrangement”), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Pacific West and its Subsidiaries nor any Pacific West ERISA Affiliate has incurred any liability to a Multiemployer Plan, Multiple Employer Welfare Arrangement, or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan, Multiple Employer Welfare Arrangement or Multiple Employer Plan. No trust funding any Pacific West Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(h)      Except as set forth in Section 3.11(h) of the Pacific West Disclosure Schedule, none of Pacific West and its Subsidiaries nor any Pacific West ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state law.

(i)       All contributions required to be made to any Pacific West Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Pacific West Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Pacific West.

(j)       There are no pending or, to the knowledge of Pacific West, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Pacific West’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Pacific West Benefit Plan, any fiduciaries thereof with respect to their duties to a Pacific West Benefit Plan or the assets of any trust under any Pacific West Benefit Plans which could reasonably be expected to result in any material liability of Pacific West, or any of its Subsidiaries, or any Pacific West ERISA Affiliate to any Governmental Entity, any Multiemployer Plan, any Multiple Employer Welfare Arrangement, any Multiple Employer Plan, any participant in a Pacific West Benefit Plan, or any other party.

(k)      None of Pacific West and its Subsidiaries nor any Pacific West ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Pacific West Benefit Plans or their related trusts, Pacific West, any of its Subsidiaries, any Pacific West ERISA Affiliate or any person that Pacific West or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)      Except as set forth in Section 3.11(l) of the Pacific West Disclosure Schedule, neither Pacific West nor any of its Subsidiaries maintain split dollar life insurance for the benefit of any current or former executive, employee, director or other service provider (the “Split Dollar Policies”). Pacific West files include a true and complete copy of each Split Dollar Policy and the relevant releases for each person previously a beneficiary or owner of all or a portion of a split dollar policy previously maintained by Pacific West or its Subsidiaries. Except as set forth in Section 3.11(l) of the Pacific West Disclosure Schedule, no Split Dollar Policy provides for any additional rights, including vesting or limitations on termination of any such policy, in connection with a change in control or termination of service.

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(m)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting (except in the case of the termination of a tax-qualified plan under Section 401(a) of the Code), exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Pacific West, any of its Subsidiaries, or any Pacific West ERISA Affiliate, or result in any limitation on the right of Pacific West, any of its Subsidiaries, or any Pacific West ERISA Affiliate, to amend, merge, terminate or receive a reversion of assets from any Pacific West Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Pacific West, any of its Subsidiaries or any Pacific West ERISA Affiliate, in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code. None of Pacific West and its Subsidiaries nor any Pacific West ERISA Affiliate maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Pacific West, any of its Subsidiaries, or any Pacific West ERISA Affiliate to establish or make any contribution to a rabbi trust or similar funding vehicle. Except as set forth in Section 3.11(m) of the Pacific West Disclosure Schedule, no Pacific West Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. Pacific West has made available to FS Bancorp copies of Section 280G calculations (whether or not final) with respect to all individuals in connection with the transactions contemplated hereby and Pacific West shall provide updated Section 280G calculations to FS Bancorp at least five (5) days prior to the Closing Date.

(n)    Pacific West, each of its Subsidiaries and each applicable Pacific West Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(o)     There are no pending or, to Pacific West’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against Pacific West or any of its Subsidiaries, or any Pacific West ERISA Affiliate, or any strikes or other labor disputes against Pacific West any of its Subsidiaries or any Pacific West ERISA Affiliate,. None of Pacific West and its Subsidiaries nor any Pacific West ERISA Affiliate is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Pacific West, any of its Subsidiaries or any Pacific West ERISA Affiliate and, to the knowledge of Pacific West, there are no organizing efforts by any union or other group seeking to represent any employees of Pacific West, any of its Subsidiaries, or any Pacific West ERISA Affiliate.

(p)      No written allegations of sexual or racial harassment or sexual or race-based misconduct have been filed or formally asserted or settled prior thereto since January 1, 2022 against any individual in his or her capacity as an officer or employee of Pacific West or any of its Subsidiaries. Since January 1, 2022, neither Pacific West nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or employee of Pacific West or any of its Subsidiaries. There are no proceedings currently pending or, to the knowledge of Pacific West, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as an officer or employee of Pacific West or any of its Subsidiaries.

(q)      With regard to the Pacific West Benefit Plans, none of Pacific West and its Subsidiaries nor any Pacific West ERISA Affiliate has any liabilities to employees or former employees that are not reflected in the Pacific West Benefit Plans.

(r)       No condition exists as a result of which Pacific West or any of its Subsidiaries, or any Pacific West ERISA Affiliate would have any liability, whether absolute or contingent, under any Pacific West Benefit Plan with respect to any misclassification of a person performing services for Pacific West, any of its Subsidiaries, or any Pacific West ERISA Affiliate as an independent contractor rather than as an employee. All individuals participating in the Pacific West Benefit Plans are in fact eligible and authorized to participate in such Pacific West Benefit Plan.

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3.12   Compliance with Applicable Law. Pacific West and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Pacific West, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Pacific West and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Pacific West or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Pacific West Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Pacific West, or its Subsidiaries, or to the knowledge of Pacific West, any director, officer, employee, agent or other person acting on behalf of Pacific West or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Pacific West or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Pacific West or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Pacific West or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Pacific West or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Pacific West or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Pacific West or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury. Pacific West, on behalf of itself and its Subsidiaries, maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Pacific West, neither Pacific West nor any of its Subsidiaries has experienced any Security Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pacific West. To the knowledge of Pacific West, there are no data security or other technological vulnerabilities with respect to information technology systems or networks of Pacific West or its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pacific West. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pacific West: (i) Pacific West and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Pacific West, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

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3.13    Certain Contracts.

(a)         Except as disclosed to FS Bancorp, as of the date hereof, neither Pacific West nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Pacific West Shareholder Approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FS Bancorp, Pacific West, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which contains a non-solicitation or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Pacific West or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (iv) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (v) (including any Pacific West Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Pacific West Shareholder Approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) that relates to the incurrence of indebtedness by Pacific West or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (vii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Pacific West or its Subsidiaries, (viii) that involves the payment by Pacific West or any of its Subsidiaries of more than $30,000 per annum or $75,000 in the aggregate (other than any such contracts which are terminable by Pacific West or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (ix) that pertains to the leasing of real property, (x) that obligates Pacific West or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xi) that imposes potential recourse obligations on Pacific West or any of its Subsidiaries in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xii) for the subservicing of loans, or (xiii) that provides for contractual indemnification to any director, officer, employee or independent contractor. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Pacific West Disclosure Schedule, is referred to herein as a “Pacific West Contract,” and neither Pacific West nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)         To the knowledge of Pacific West, (i) each Pacific West Contract is valid and binding on Pacific West or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Pacific West and each of its Subsidiaries has performed all material obligations required to be performed by each of them under each Pacific West Contract, (iii) each third-party counterparty to a Pacific West Contract has performed all material obligations required to be performed by it under such Pacific West Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Pacific West or any of its Subsidiaries under any such Pacific West Contract.

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3.14    Agreements with Regulatory Agencies. Except as set forth in Section 3.14 of the Pacific West Disclosure Schedule, neither Pacific West nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Pacific West Disclosure Schedule, a “Pacific West Regulatory Agreement”), nor has Pacific West or any of its Subsidiaries been advised since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering (x) issuing, initiating, ordering, or requesting any such Pacific West Regulatory Agreement or (y) conducting an investigation into the business or operations of Pacific West or any of its Subsidiaries.

3.15    Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Pacific West, any of its Subsidiaries or for the account of a customer of Pacific West or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Pacific West or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect. Pacific West and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Pacific West’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16   Environmental Matters. Pacific West and its Subsidiaries are in material compliance, and have at all times materially complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Pacific West, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Pacific West or any of its Subsidiaries any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Pacific West, threatened against Pacific West or any of its Subsidiaries. To the knowledge of Pacific West, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Neither Pacific West nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the knowledge of Pacific West, there are no underground storage tanks located at any Pacific West Real Property (as defined in Section 3.18).

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3.17    Investment Securities, Commodities and BOLI.

(a)  Each of Pacific West and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Pacific West or its Subsidiaries. Such securities and commodities are valued on the Pacific West Balance Sheet in accordance with GAAP.

(b)  Pacific West and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Pacific West believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Pacific West has made available to FS Bancorp the material terms of such policies, practices and procedures.

(c)  Section 3.17(c) of the Pacific West Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Pacific West or its Subsidiaries, including the value of its BOLI and split dollar life insurance benefits. Pacific West and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Pacific West Financial Statements in accordance with GAAP. Except as set forth in Section 3.17(c) of the Pacific West Disclosure Schedule, all BOLI set forth in Section 3.17(c) of the Pacific West Disclosure Schedule is owned solely by Pacific West or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit plans, programs and agreements under Pacific West or its Subsidiaries BOLI. Neither Pacific West nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.18   Title. Pacific West or a Pacific West Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Pacific West Financial Statements as being owned by Pacific West or a Pacific West Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Pacific West Owned Property”), free and clear of all Liens, except those Liens set forth in Section 3.18 of the Pacific West Disclosure Schedule and (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Pacific West Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Pacific West Leased Properties” and, collectively with the Pacific West Owned Property, the “Pacific West Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Pacific West’s knowledge, the lessor. There are no pending or, to the knowledge of Pacific West, threatened condemnation proceedings against any Pacific West Real Property. Pacific West or a Pacific West Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Pacific West Financial Statements as being owned by Pacific West or a Pacific West Subsidiary or acquired after the date thereof (except assets sold or disposed of since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) (“Monetary Liens”) reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

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3.19    Intellectual Property.

(a)   Pacific West and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Pacific West: (i) (A) the use of any Intellectual Property by Pacific West and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Pacific West or any Pacific West Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Pacific West that Pacific West or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Pacific West or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Pacific West or its Subsidiaries, and (iii) neither Pacific West nor any Pacific West Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Pacific West or any Pacific West Subsidiary, and Pacific West and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Pacific West and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b)  To the knowledge of Pacific West, the IT Assets operate and perform as required by Pacific West and its Subsidiaries in connection with the consolidated business of Pacific West taken as a whole, and have not malfunctioned or failed within the past three (3) years. To the knowledge of Pacific West, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of Pacific West, no person has gained unauthorized access to the IT Assets. To the knowledge of Pacific West, Pacific West and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. Pacific West and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. Pacific West and its Subsidiaries take reasonable measures, which are to the knowledge of Pacific West, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data. For purposes of this Agreement, “IT Assets” means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.20   Related Party Transactions. Except as set forth in Section 3.20 of the Pacific West Disclosure Schedule, there are no “covered transactions” between Pacific West Bank or any of its Subsidiaries and any “affiliate” (as those terms are defined in Regulation O promulgated by the Federal Reserve Board) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Pacific West or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Securities and Exchange Act of 1934 (“Exchange Act”)) of Pacific West or any of its Subsidiaries, or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the issued and outstanding Pacific West Common Stock (or such person’s immediate family members or entities controlled by such person) (other than Subsidiaries of Pacific West), on the other hand, except those of a type available to employees of Pacific West or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

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3.21    State Takeover Laws. This Agreement and the transactions contemplated hereby are exempt from the requirements of ORS 60.835, et seq., and are not subject to any other restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover,” or “interested shareholder” law or similar provisions of the Pacific West Articles or Pacific West Bylaws (any of the foregoing, together with any similar provisions of law applicable to Pacific West (any such laws, “Takeover Statutes”) applicable to Pacific West or any of its Subsidiaries.

3.22    Reorganization. Neither Pacific West nor any Pacific West Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23    Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Pacific West has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Raymond James & Associates, Inc., to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Pacific West Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24    Pacific West Information. The information relating to Pacific West and its Subsidiaries which is provided by Pacific West or its representatives expressly for the purpose of inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that this representation shall not apply to (i) any information pertaining to FS Bancorp or any other person than Pacific West or its officers, directors, or 5% or greater shareholder, or (ii) to any information pertaining to Pacific West and disclosed by FS Bancorp in connection with the Proxy Statement or Form S-4 otherwise than in the form expressly provided by Pacific West or approved in writing by Pacific West or its representatives.

3.25    Loan Portfolio.

(a)   As of the date hereof, except as set forth in Section 3.25(a) of the Pacific West Disclosure Schedule, neither Pacific West nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Pacific West or any Pacific West Subsidiary is a creditor which, as of December 31, 2025, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Pacific West or any of its Subsidiaries, or to the knowledge of Pacific West, any entity directly or indirectly controlled by any of the foregoing. Set forth in Section 3.25(a) of the Pacific West Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Pacific West and its Subsidiaries that, as of December 31, 2025, were classified by Pacific West as “Watch List,” “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Pacific West or any of its Subsidiaries that, as of December 31, 2025, was classified as “Other Real Estate Owned” and the book value thereof.

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(b)   To Pacific West’s knowledge, each Loan of Pacific West and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Pacific West and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor or guarantor named therein, enforceable against such obligor or guarantor in accordance with its terms, subject to the Enforceability Exception.

(c)   Each outstanding Loan originated, administered and/or serviced by Pacific West or any of its Subsidiaries was originated, administered and/or serviced, by Pacific West or a Pacific West Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Pacific West and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)  With respect to Loans serviced by Pacific West or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) except as set forth in Section 3.25(d) of the Pacific West Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)   None of the agreements pursuant to which Pacific West or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)   There are no outstanding Loans made by Pacific West or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Pacific West or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)  Neither Pacific West nor any of its Subsidiaries is now nor has it been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26   Insurance. (a) Pacific West and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Pacific West reasonably has determined to be prudent and consistent with industry practice, and Pacific West and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Pacific West and its Subsidiaries, Pacific West or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

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3.27   Fiduciary Business. Each of Pacific West and each Pacific West Subsidiary has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28    Books and Records. The corporate record books (in all material respects) and stock (ownership) record books (in all respects) of Pacific West and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of Pacific West and its Subsidiaries, and all transactions that have been reported to Pacific West or its transfer agent relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29    Indemnification. To the knowledge of Pacific West, no action or failure to take action by any present or former director, officer, employee or agent of Pacific West or any of its Subsidiaries has occurred which is expected to give rise to a claim by any such individual for indemnification from Pacific West or any of its Subsidiaries.

3.30    Fintech Operations. Except as set forth on Schedule 3.30, Pacific West represents and warrants that:

(a)      Pacific West’s fintech products, digital banking platforms, payment systems, APIs, data-analytics tools, and any related technology services (collectively, the “Fintech Operations ”) have been developed, marketed, and operated in material compliance with all applicable federal and state banking laws, consumer financial protection laws, anti-money laundering requirements, data privacy and cybersecurity regulations, and all rules and guidance issued by the Regulatory Agencies, to the extent applicable.

(b)     Pacific West holds, and has at all times held, all licenses, registrations, approvals, charters, and authorizations necessary to conduct the Fintech Operations in the jurisdictions in which such operations are conducted. No suspension, revocation, or adverse regulatory action regarding such approvals is pending or, to Pacific West’s knowledge, threatened.

(c)     All contracts with fintech vendors, API partners, payment processors, cloud-service providers, and other technology partners are valid and enforceable. Pacific West is not in material breach of any such agreement, and no counterparty has provided written notice of breach or intent to terminate.

(d)     Pacific West owns or has sufficient rights to all intellectual property used in the Fintech Operations, including software, algorithms, databases, and user-interface designs. To Pacific West’s knowledge, the operation of the Fintech Operations does not infringe, misappropriate, or violate the intellectual property rights of any third party.

(e)     Pacific West has implemented cybersecurity, data protection, and incident-response measures it believes to be consistent with industry standards and regulatory expectations. To the knowledge of Pacific West, it has not experienced any data breach, unauthorized access, or security incident affecting customer or partner data in connection with its Fintech Operations that has not been timely remediated and disclosed in compliance with applicable law.

(f)      All consumer-facing fintech products comply with applicable disclosure, marketing, fee-transparency, and anti-discrimination requirements. Except as disclosed to FS Bancorp prior to the date of this Agreement, Pacific West has not received any written notice from any Regulatory Agency of violation, supervisory criticism, or enforcement action related to its digital or fintech-related consumer offerings.

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(g)      There are no pending or, to the knowledge of Pacific West, threatened inquiries, consumer claims, or litigation relating to the Fintech Operations.

3.31    Shareholder Reports. Pacific West has previously made available to FS Bancorp an accurate and complete copy of each (a) offering circular, report, earnings release, annual report schedule and proxy statement furnished to shareholders since January 1, 2022 and prior to the date hereof by Pacific West (the “Pacific West Reports”) and (b) other communication mailed by Pacific West to its shareholders since January 1, 2022 and prior to the date hereof. No Pacific West Report, as of the date transmitted to shareholders (and, in the case of proxy statements, on the dates of the relevant meetings), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2022, as of their respective dates (or, if amended or superseded by a subsequent distribution, as of the date of the last such amendment or superseding distribution prior to the date hereof), all Pacific West Reports complied as to form in all material respects with the published rules and regulations of the SEC, to the extent applicable thereto. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Pacific West Reports.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FS BANCORP

Except (i) as disclosed in the disclosure schedule delivered by FS Bancorp to Pacific West concurrently herewith (the “FS Bancorp Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the FS Bancorp Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FS Bancorp that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on FS Bancorp, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any FS Bancorp Reports (as defined in Section 4.11) filed with the SEC by FS Bancorp prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FS Bancorp hereby represents and warrants to Pacific West as follows:

4.1      Corporate Organization.

(a)      FS Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  FS Bancorp has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on FS Bancorp.  True and complete copies of the articles of incorporation of FS Bancorp (the “FS Bancorp Articles”) and the bylaws of FS Bancorp (the “FS Bancorp Bylaws”), as in effect as of the date of this Agreement, have previously been made available by FS Bancorp to Pacific West.

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(b)      Each Subsidiary of FS Bancorp (a “FS Bancorp Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on FS Bancorp, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of FS Bancorp to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of 1st Security Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the FS Bancorp Disclosure Schedule sets forth a true and complete list of all Subsidiaries of FS Bancorp as of the date hereof. 1st Security Bank of Washington is not in material violation of any of its organizational documents.

4.2      Capitalization.

(a)      The authorized capital stock of FS Bancorp consists of 45,000,000 shares of FS Bancorp Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 7,506,276 shares of FS Bancorp Common Stock issued and outstanding, which number includes all shares subject to restriction under outstanding stock awards (each an “FS Bancorp Restricted Stock Award”) and all unallocated shares under the FS Bancorp employee stock ownership plan, and (ii) 52,060 shares reserved for issuance upon the exercise of outstanding stock options to purchase shares of FS Bancorp Common Stock, and (iii) no other shares of capital stock or other voting securities of FS Bancorp issued, reserved for issuance or outstanding. All of the issued and outstanding shares of FS Bancorp Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability to FS Bancorp, 1st Security Bank, or their respective creditors attaching to the ownership thereof. There are no obligations of FS Bancorp or any of its Subsidiaries to register any of their respective securities under the Securities Act. Except as set forth in Section 4.2(a) of the FS Bancorp Disclosure Schedule, there are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of FS Bancorp may vote or (B) trust preferred or subordinated debt securities of FS Bancorp or any of its Subsidiaries issued or outstanding. Except with the respect to the outstanding options set forth in Section 4.2(a) of the FS Bancorp Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating FS Bancorp to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of FS Bancorp Common Stock to which FS Bancorp is a party or, to the knowledge of FS Bancorp, otherwise relating to the FS Bancorp Common Stock. Section 4.2(a) of the FS Bancorp Disclosure Schedule sets forth a true, correct and complete list of all FS Bancorp Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such FS Bancorp Restricted Stock Award, and (iii) the grant date and vesting dates of each such FS Bancorp Restricted Stock Award, and a complete list of all FS Bancorp stock option grants outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such FS Bancorp stock option grant and exercise price per share, and (iii) the grant date, vesting dates and exercise price of each such FS Bancorp stock option grant. Other than the FS Bancorp Restricted Stock Awards and stock option grants set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of FS Bancorp or any of its Subsidiaries) are outstanding.

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(b)      FS Bancorp owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the FS Bancorp Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to 1st Security Bank of Washington, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No FS Bancorp Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3      Authority; No Violation.

(a)      FS Bancorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of FS Bancorp and no other corporate action on the part of FS Bancorp or its shareholders is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by FS Bancorp and (assuming due authorization, execution and delivery by Pacific West) constitutes a valid and binding obligation of FS Bancorp, enforceable against FS Bancorp in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The FS Bancorp Common Stock to be issued in the Merger have been validly authorized by the Board of Directors of FS Bancorp and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of FS Bancorp will have any preemptive right or similar rights in respect thereof.

(b)      Neither the execution and delivery of this Agreement by FS Bancorp or the Bank Plan of Merger by 1st Security Bank, nor the consummation of the Merger by FS Bancorp or the Bank Merger by 1st Security Bank, nor compliance by FS Bancorp or 1st Security Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the FS Bancorp Articles or FS Bancorp Bylaws or the organization or governing documents of any FS Bancorp Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FS Bancorp, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FS Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which FS Bancorp or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4      Consents and Approvals. Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by FS Bancorp of this Agreement or (ii) the consummation by FS Bancorp of the Merger and the consummation by 1st Security Bank of the Bank Merger. As of the date hereof, FS Bancorp is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

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4.5      Reports. To the knowledge of FS Bancorp, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2022 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of FS Bancorp and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FS Bancorp, investigation into the business or operations of FS Bancorp or any of its Subsidiaries since January 1, 2022.  Except as disclosed to Pacific West, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FS Bancorp or any of its Subsidiaries.

4.6      Financial Statements and Internal Controls.

(a)      The financial statements of FS Bancorp and its Subsidiaries included (or incorporated by reference) in the FS Bancorp Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of FS Bancorp and its Subsidiaries, (ii) present fairly in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of FS Bancorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the absence of notes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of FS Bancorp and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Baker Tilly has not resigned (or informed FS Bancorp that it intends to resign) or been dismissed as independent public accountants of FS Bancorp as a result of or in connection with any disagreements with FS Bancorp on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, nor has it communicated to the FS Bancorp Board of Directors any matter that, if not resolved, would lead such firm to withdraw, disclaim, modify or qualify any pending or previously issued audit opinion.

(b)      As of the date of this Agreement, neither FS Bancorp nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of FS Bancorp included in its Annual Report on Form 10-K for the year ended December 31, 2024 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since December 31, 2024, or related to or in connection with this Agreement, the transactions contemplated hereby.

(c)      The records, systems, controls, data and information of FS Bancorp and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FS Bancorp or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on FS Bancorp.  FS Bancorp (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to FS Bancorp, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of FS Bancorp by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to FS Bancorp’s outside auditors and the audit committee of FS Bancorp’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FS Bancorp’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in FS Bancorp’s internal controls over financial reporting.  These disclosures were made in writing by management to FS Bancorp’s auditors and audit committee.  There is no reason to believe that FS Bancorp’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

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(d)      Since January 1, 2022, (i) neither FS Bancorp nor any of its Subsidiaries, nor, to the knowledge of FS Bancorp, any director, officer, employee, auditor, accountant or representative of FS Bancorp or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FS Bancorp or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FS Bancorp or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FS Bancorp or any of its Subsidiaries, or other person, whether or not employed by FS Bancorp or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by FS Bancorp, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of FS Bancorp or any of its Subsidiaries or any committee thereof. The phrase “to the knowledge of FS Bancorp” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Financial Officer, or Chief Credit Officer of FS Bancorp or 1st Security Bank, after reasonable inquiry.

4.7      Absence of Certain Changes or Events.

(a)      Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FS Bancorp.

(b)      Since December 31, 2024 to the date of this Agreement, other than entering into this Agreement, or in connection with this Agreement or the transactions contemplated hereby, FS Bancorp and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.8      Legal Proceedings.

(a)      Neither FS Bancorp nor any of its Subsidiaries is a party to any, and there are no pending or, to FS Bancorp’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FS Bancorp or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on FS Bancorp, or challenging the validity or propriety of the transactions contemplated by this Agreement.

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(b)     There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon FS Bancorp, any of its Subsidiaries or the assets of FS Bancorp or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.9     Taxes and Tax Returns. Each of FS Bancorp and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, except for jurisdictions where neither FS Bancorp nor any of its Subsidiaries would have any material Tax Liability. All such Tax Returns are true, correct, and complete in all material respects.  All Taxes of FS Bancorp and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of FS Bancorp and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither FS Bancorp nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of FS Bancorp and its Subsidiaries for all years to and including the tax year ended December 31, 2024 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither FS Bancorp nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of FS Bancorp or its Subsidiaries or the assets of FS Bancorp or its Subsidiaries.  FS Bancorp has made available to Pacific West true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither FS Bancorp nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FS Bancorp and its Subsidiaries).  Neither FS Bancorp nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither FS Bancorp nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has FS Bancorp been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither FS Bancorp nor any of its Subsidiaries has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or Bank Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

4.10    Employees.

(a)     As used in this Agreement, the term “FS Bancorp Benefit Plans” means all equity, incentive, deferred compensation, medical or life insurance, retirement, or other benefit plans, programs or arrangements with respect to which FS Bancorp, any FS Bancorp Subsidiary, or any trade or business of FS Bancorp or any of its Subsidiaries, whether or not incorporated, all of which together with FS Bancorp would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “FS Bancorp ERISA Affiliate”), that are currently available to employees joining FS Bancorp or any of its Subsidiaries or any FS Bancorp ERISA Affiliate.

(b)      Each FS Bancorp Benefit Plan has been established, operated and administered in all material respects substantially in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

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(c)      No FS Bancorp Benefit Plan is subject to Title IV or Section 302 of ERISA.

(d)      All contributions required to be made to any FS Bancorp Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FS Bancorp Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of FS Bancorp.

(e)      There are no pending or, to the knowledge of FS Bancorp, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to FS Bancorp’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any FS Bancorp Benefit Plan, any fiduciaries thereof with respect to their duties to a FS Bancorp Benefit Plan or the assets of any trust under any FS Bancorp Benefit Plans which could reasonably be expected to result in any material liability of FS Bancorp or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, any Multiple Employer Welfare Arrangement, any Multiple Employer Plan, any participant in a FS Bancorp Benefit Plan, or any other party.

(f)      None of FS Bancorp and its Subsidiaries nor any FS Bancorp ERISA Affiliate nor any fiduciary of any FS Bancorp Benefit Plan, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the FS Bancorp Benefit Plans or their related trusts, FS Bancorp, any of its Subsidiaries, any FS Bancorp ERISA Affiliate or any person that FS Bancorp or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(g)      There are no pending or, to FS Bancorp’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against FS Bancorp or any of its Subsidiaries, or any strikes or other labor disputes against FS Bancorp or any of its Subsidiaries.  Neither FS Bancorp nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of FS Bancorp or any of its Subsidiaries and, to the knowledge of FS Bancorp, there are no organizing efforts by any union or other group seeking to represent any employees of FS Bancorp or any of its Subsidiaries.

4.11    SEC Reports. FS Bancorp has previously made available to Pacific West an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2020 and prior to the date hereof by FS Bancorp pursuant to the Securities Act or the Exchange Act (the “FS Bancorp Reports”) and (b) communication mailed by FS Bancorp to its shareholders since January 1, 2020 and prior to the date hereof, and no such FS Bancorp Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and no other communication to shareholders, as of the date publicly issued, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since January 1, 2022, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), all FS Bancorp Reports filed under the Securities Act and the Exchange Act were timely filed and complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of FS Bancorp has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FS Bancorp Reports.

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4.12   Compliance with Applicable Law. FS Bancorp and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of FS Bancorp, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  FS Bancorp and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FS Bancorp or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  1st Security Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of FS Bancorp, or its Subsidiaries, or to the knowledge of FS Bancorp, any director, officer, employee, agent or other person acting on behalf of FS Bancorp or any of its Subsidiaries has, directly or indirectly, (i) used any funds of FS Bancorp or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of FS Bancorp or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of FS Bancorp or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of FS Bancorp or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for FS Bancorp or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for FS Bancorp or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury. FS Bancorp, on behalf of itself and its Subsidiaries, maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of FS Bancorp, neither FS Bancorp nor any of its Subsidiaries has experienced any Security Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FS Bancorp. To the knowledge of FS Bancorp, there are no data security or other technological vulnerabilities with respect to information technology systems or networks of FS Bancorp or its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FS Bancorp. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FS Bancorp: (i) FS Bancorp and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of FS Bancorp, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

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4.13    Agreements with Regulatory Agencies. Except as set forth in Section 4.13 of the FS Bancorp Disclosure Schedule, neither FS Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity, that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the FS Bancorp Disclosure Schedule, a “FS Bancorp Regulatory Agreement”), nor has FS Bancorp or any of its Subsidiaries been advised since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FS Bancorp Regulatory Agreement.

4.14    Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of FS Bancorp, any of its Subsidiaries or for the account of a customer of FS Bancorp or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of FS Bancorp or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  FS Bancorp and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FS Bancorp’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15   Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on FS Bancorp, FS Bancorp and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of FS Bancorp, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on FS Bancorp or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against FS Bancorp or any of its Subsidiaries.  To the knowledge of FS Bancorp, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither FS Bancorp nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.

4.16    Intellectual Property.

(a)       FS Bancorp and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on FS Bancorp: (i) (A)  the use of any Intellectual Property by FS Bancorp and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which FS Bancorp or any FS Bancorp Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to FS Bancorp that FS Bancorp or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of FS Bancorp or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to FS Bancorp or its Subsidiaries, and (iii) neither FS Bancorp nor any FS Bancorp Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by FS Bancorp or any FS Bancorp Subsidiary, and FS Bancorp and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by FS Bancorp and its Subsidiaries.

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(b)      To the knowledge of FS Bancorp, the IT Assets operate and perform as required by FS Bancorp and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years. To the knowledge of FS Bancorp, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of FS Bancorp, no person has gained unauthorized access to the IT Assets. To the knowledge of FS Bancorp, FS Bancorp and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. FS Bancorp and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. FS Bancorp and its Subsidiaries take reasonable measures, which are to the knowledge of FS Bancorp, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.17    Reorganization.  Neither FS Bancorp nor any FS Bancorp Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18   FS Bancorp Information.  The information relating to FS Bancorp and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to FS Bancorp and its Subsidiaries that is provided by FS Bancorp or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all materials respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder  The Form S-4 (except for such portions thereof that relate only to Pacific West or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.19    State Takeover Laws. The transaction contemplated by this Agreement, including the Merger, are not subject to RCW 23B.19.040 or any other statutory, constating or contractual restriction on business combinations, FS Bancorp does not presently have any beneficial interest, and in the past five (5) years has not had any beneficial interest, in any shares of Pacific West Common Stock, or any securities convertible into or exercisable for such capital stock, other than for securities held in the capacity of a nominee, fiduciary or representative in the ordinary course of FS Bancorp’s business.

4.20    Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on FS Bancorp, (a) FS Bancorp and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FS Bancorp reasonably has determined to be prudent and consistent with industry practice, and FS Bancorp and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of FS Bancorp and its Subsidiaries, FS Bancorp or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

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ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1     Pacific West Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of FS Bancorp, during the period from the date of this Agreement to the Effective Time, Pacific West shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Pacific West or FS Bancorp or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2      Pacific West Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Pacific West shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FS Bancorp (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l), (m),(n) or (r)):

(a)        Equity Securities. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interests, except pursuant to Pacific West stock options and Pacific West Restricted Stock Unit Awards on the date hereof.

(b)         Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)        Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Pacific West or to another wholly owned Pacific West Subsidiary; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing; provided for purposes of clause (ii), the acceptance, withholding or net settlement of shares of Pacific West Common Stock in connection with the vesting or settlement of Pacific West Restricted Stock Unit Awards or Pacific West stock options, and dividend equivalents thereon, in each case, in accordance with the applicable award agreements shall not be deemed a “redemption”.

(d)        Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or service provider of Pacific West or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, (C) incentive bonuses to employees as described and set forth in Section 5.2(d) of the Pacific West Disclosure Schedule, and (D) severance in accordance with past practices; (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position.

(e)        Benefit Plans. Enter into, establish, adopt, modify or amend (except as may be required to conform to applicable law), renew, or terminate any Pacific West Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, other than as may be contemplated by the terms of this Agreement.

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(f)        Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value or with respect to Other Real Estate Owned and related properties in the ordinary course and at a price determined to be reasonable under the circumstances; or sell or transfer any portion of its deposit liabilities.

(g)        Certain Agreements, Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets.

(h)         Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(i)          Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice.

(j)          Governing Documents Amend its organizational documents (or similar governing documents).

(k)         Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l)          Contracts. Enter into or terminate any Pacific West Contract or amend or modify in any material respect or renew any existing Pacific West Contract.

(m)      Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty thousand dollars ($20,000) (exclusive of any amounts paid directly or reimbursed to Pacific West or any of its Subsidiaries under any insurance policy maintained by Pacific West or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it would reasonably be expected to give rise to a precedent for other similar claims that, in the aggregate, could reasonably be determined to be material to Pacific West and its Subsidiaries, taken as a whole.

(n)       Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Pacific West nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(o)         Deposit Taking and Other Bank Activities. Cause or permit Pacific West Bank to (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility. Notwithstanding the foregoing, no new deposits shall have a rate that exceeds the Fed Funds rate on the date of inception.

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(p)         Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than investment securities with an “AA” rating or better with a projected average life of less than four (4) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(q)         Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed therefor is in excess of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate, except for emergency repairs or replacements.

(r)          Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect at September 30, 2025; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Pacific West Bank’s existing lending policies as of the date of this Agreement, provided that (a) any unsecured Loan or extension of credit in excess of two hundred fifty thousand dollars ($250,000), (b) any secured Loan or extension of credit in excess of one million dollars ($1,000,000) and (c) any Loan or extension of credit that would result in Pacific West Bank’s aggregate direct or indirect exposure to the borrowing relationship exceeding two million dollars ($2,000,000) shall require the prior consent of the Chief Credit Officer of 1st Security Bank or his or her designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.

(s)       Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(t)          Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of Pacific West’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(u)         Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(v)         Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).

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(w)       Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in “federal funds”).

(x)        Charitable Contributions. Make or pledge to make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and fifty thousand dollars ($50,000) in the aggregate.

(y)          New Lines of Business. Develop, market or implement any new line of business.

(z)          Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, concede, abandon, settle or agree to compromise any liability with respect to disputed Taxes.

(aa)      Performance of Obligations. Take any action that is likely to materially impair Pacific West’s ability to perform any of its obligations under this Agreement or Pacific West Bank to perform any of its obligations under the Bank Plan of Merger.

(bb)       Commitments. Agree or commit to do any of the foregoing.

5.3     FS Bancorp Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Pacific West, during the period from the date of this Agreement to the Effective Time, FS Bancorp shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Pacific West or FS Bancorp or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4      FS Bancorp Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Pacific West during the period from the date of this Agreement to the Effective Time, FS Bancorp shall not, and shall not permit any of its Subsidiaries to:

(a)        Governing Documents. Amend the FS Bancorp Articles or FS Bancorp Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Pacific West Common Stock (upon their receipt of FS Bancorp Common Stock in the Merger).

(b)        Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of FS Bancorp’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(c)        Performance Obligations. Take any action that is likely to materially impair FS Bancorp’s ability to perform any of its obligations under this Agreement or 1st Security Bank to perform any of its obligations under the Bank Plan of Merger.

(d)        Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, concede, abandon, settle or agree to compromise any liability with respect to disputed Taxes, to the extent it is reasonably likely to result in a Material Adverse Effect on FS Bancorp.

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(e)          Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1      Regulatory Matters.

(a)         As promptly as practicable following the date of this Agreement FS Bancorp shall prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by FS Bancorp and Pacific West, will be included. Each of FS Bancorp and Pacific West shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. FS Bancorp shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Pacific West shall thereafter mail or deliver the Proxy Statement to its shareholders. FS Bancorp shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Pacific West shall furnish all information concerning Pacific West and the holders of Pacific West Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Pacific West Shareholder Meeting (as defined in Section 6.3) any event occurs or information relating to Pacific West or FS Bancorp, or any of their respective affiliates, directors or officers, should be discovered by Pacific West or FS Bancorp that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Pacific West’s shareholders.

(b)         In addition to their obligations pursuant to Section 6.1(a), Pacific West and FS Bancorp shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. FS Bancorp shall advise Pacific West, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of FS Bancorp Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Pacific West and FS Bancorp, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)        Subject to the terms and conditions set forth in this Agreement, FS Bancorp and Pacific West shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Pacific West (in the case of FS Bancorp) or FS Bancorp (in the case of Pacific West) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, FS Bancorp shall, and shall cause 1st Security Bank to, use commercially reasonable best efforts to file any and all required applications, notices or other filings with the Federal Reserve Board, the DFI, FDIC and the Oregon Division within forty-five (45) days after the date hereof. Pacific West and FS Bancorp shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Pacific West or FS Bancorp, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

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(d)        Each of FS Bancorp and Pacific West shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of FS Bancorp, Pacific West or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)         Each of FS Bancorp and Pacific West shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).

6.2      Access to Information; Current Information.

(a)       Upon reasonable notice and subject to applicable laws and regulations, each of FS Bancorp and Pacific West, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of FS Bancorp and Pacific West shall, and shall cause its respective Subsidiaries to, make available to the other party, all other information concerning its business, properties and personnel as such party may reasonably request. Pacific West shall also provide the officers of FS Bancorp and/or 1st Security Bank with access to the lending personnel of Pacific West Bank relating to post Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time. Neither FS Bancorp nor Pacific West nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FS Bancorp’s or Pacific West’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

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(b)        Pacific West shall permit, and shall cause its Subsidiaries to permit, FS Bancorp and/or an environmental consulting firm selected by FS Bancorp, at the sole expense of FS Bancorp, to conduct such phase I and/or phase II environmental audits, studies and tests as FS Bancorp shall deem appropriate on real property currently owned, leased or operated by Pacific West or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at FS Bancorp’s sole expense), FS Bancorp shall indemnify Pacific West and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition and for any and all claims or demands which arise from the actions of FS Bancorp or its agents on the property.

(c)         Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Pacific West shall, upon the request of FS Bancorp, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of FS Bancorp regarding the financial condition, operations and business of Pacific West and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. Pacific West Bank shall also provide the Chief Credit Officer of 1st Security Bank or his or her designee with all materials provided to members of Pacific West Bank’s loan (or similar) committee within two (2) business days following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Pacific West will deliver to FS Bancorp all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all Pacific West Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC, the DFI and the Oregon Division. Pacific West will also deliver to FS Bancorp as soon as practicable all quarterly and annual financial statements of Pacific West and its Subsidiaries prepared with respect to periods ending on or after September 30, 2025. As soon as practicable after the end of each month, Pacific West will deliver to FS Bancorp in electronic form (i) the monthly deposit and loan trial balances of Pacific West Bank, (ii) the monthly analysis of Pacific West Bank’s investment portfolio, (iii) monthly balance sheet and income statement of Pacific West and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.25(a) of the Pacific West Disclosure Schedule for the then current period.

(d)         During the period from the date hereof to the Effective Time, Pacific West shall provide FS Bancorp with board or committee packages and minutes of meetings of the boards of directors or committees thereof of Pacific West and Pacific West Bank within a reasonable period following any board or committee meeting; provided however, that the board and committee packages and minutes provided to FS Bancorp may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to FS Bancorp would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the Pacific West Board of Directors to be confidential.

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(e)          All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of August 22, 2025 (the “Confidentiality Agreement”).

(f)          No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3      Shareholder Meeting. Pacific West shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of Oregon, the Pacific West Articles and the Pacific West Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Pacific West Shareholder Meeting”) for the purpose of seeking the Pacific West Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Pacific West Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable efforts to (x) cause the Pacific West Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Pacific West Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the unanimous recommendation of its Board of Directors that the Pacific West shareholders approve this Agreement and the Merger (the “Pacific West Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Pacific West shall not be required to hold the Pacific West Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Pacific West Shareholder Meeting.

6.4      Reservation of Common Stock; Nasdaq Listing.

(a)         FS Bancorp agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of FS Bancorp Common Stock to fulfill its obligations under this Agreement. In addition, FS Bancorp agrees that such shares will be when issued, duly and validly issued, fully paid and non-assessable, free and clear of any restrictions on transfer other than those applicable to Affiliates of Pacific West arising under Rule 145 of the Securities Act.

(b)        FS Bancorp shall use its commercially reasonable best efforts to cause the shares of FS Bancorp Common Stock to be issued to the holders of Pacific West Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(c)         Prior to the Closing Date, Pacific West shall cooperate with FS Bancorp and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the Over-the-Counter Market to enable the removal of the quotation by the Surviving Company of Pacific West Common Stock from the Over-the-Counter Market as promptly as practicable after the Effective Time.

6.5      Employee Matters.

(a)       Following the Effective Time, FS Bancorp shall maintain or cause to be maintained for the benefit of employees (as a group) who are full-time active employees of Pacific West and its Subsidiaries on the Closing Date and who are retained by FS Bancorp or any of its Subsidiaries immediately following the Effective Time (“Covered Employees”) employee benefits and compensation programs which, in the aggregate, are substantially comparable (and equivalent in value) to the employee benefits and compensation programs that are made available on a uniform and non-discriminatory basis to similarly situated employees of FS Bancorp or its Subsidiaries (other than Pacific West and its Subsidiaries),(taking into account solely the responsibilities and title the Covered Employee has at FS Bancorp or its Subsidiaries, without regard to the title and position the Covered Employee had at Pacific West and its Subsidiaries); provided that (i) in no event shall any Covered Employee be eligible to participate in any closed FS Bancorp Benefit Plan; and (ii) until such time as FS Bancorp shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of FS Bancorp or its Subsidiaries (other than Pacific West and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation programs of Pacific West and its Subsidiaries that are continued by FS Bancorp or a FS Bancorp Subsidiary shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the FS Bancorp Benefit Plans may commence at different times with respect to each FS Bancorp Benefit Plan).

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(b)      To the extent that a Covered Employee becomes eligible to participate in a FS Bancorp or 1st Security Bank Benefit Plan, FS Bancorp shall cause such FS Bancorp Benefit Plan to (i) recognize full-time years of prior service from the date of the most recent hire of such Covered Employee with Pacific West, its Subsidiaries or their predecessors for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Pacific West Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any FS Bancorp Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, FS Bancorp or its applicable Subsidiary shall use its commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such FS Bancorp or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Pacific West Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, or to the extent the Covered Employee has or had satisfied the applicable eligibility waiting period under the Pacific West Benefit Plan, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off (“PTO”) benefits, FS Bancorp will treat service of a Covered Employee at Pacific West or Pacific West Bank as equivalent to service at FS Bancorp for determining such Covered Employee’s eligibility and participation under the FS Bancorp vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the FS Bancorp plan from the Covered Employee’s maximum vacation or PTO entitlement for the calendar year in which the Closing Date occurs.

(c)       Prior to the Effective Time, Pacific West shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by FS Bancorp that may be necessary or appropriate to (i) cause one or more Pacific West Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Pacific West Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Pacific West Benefit Plan for such period as may be requested by FS Bancorp, (iv) facilitate the merger of any Pacific West Benefit Plan into any employee benefit plan maintained by FS Bancorp or a FS Bancorp Subsidiary, and/or (v) amend or terminate one or more Pacific West Benefit Plans (to the extent permitted by the terms thereof and, if applicable, Section 409A of the Code) immediately prior to the Effective Time, other than as provided in other subsections of this Section 6.5. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to FS Bancorp’s prior review and approval, which shall not be unreasonably withheld.

(d)      FS Bancorp agrees to pay, or shall instruct its applicable Subsidiary to pay, to each Covered Employee that is not covered by a written severance agreement and is terminated by FS Bancorp or any of its Subsidiaries, without cause, within six (6) months following the Effective Time, or who is not offered a comparable position with FS Bancorp and terminates employment prior to the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with Pacific West or a Pacific West Subsidiary (without duplication) from the date of last hire; provided, however, that the minimum severance payment shall equal not less than two (2) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such Covered Employee enters into a release of claims in a form reasonably satisfactory to FS Bancorp and does not revoke that release.

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(e)      Each former or current employee of Pacific West or its Subsidiaries who is a party to an employment, change in control, severance or other similar agreement who is expected to be retained following the Effective Time and whose name is set forth on Section 6.5(e) of the Pacific West Disclosure Schedule (“Listed Employee”), has, as of the date of this Agreement, entered into a new change in control, severance agreement, or similar transitional agreement or consulting agreement with FS Bancorp or a FS Bancorp Subsidiary which shall become effective at the Effective Time. All other employment, change in control and severance agreements listed in Section 3.11(a) of the Pacific West Disclosure Schedule and the benefits vested under the other Pacific West Benefit Plans, in each case with respect to employees, officers, directors and consultants of Pacific West or any of its Subsidiaries or affiliates, shall be honored by the Surviving Company or a FS Bancorp Subsidiary. Jason Wessling will be offered a consulting agreement with 1st Security Bank following the Effective Time, with his role and responsibilities to be determined in further discussions between Mr. Wessling and 1st Security Bank and the rate of compensation for his consulting services will be $130.00 per hour.

(f)       Nothing in this Agreement shall confer upon any employee, officer, director or consultant of FS Bancorp or Pacific West or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Pacific West, FS Bancorp or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Pacific West, FS Bancorp or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of FS Bancorp or Pacific West or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Pacific West Benefit Plan, FS Bancorp Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9 but with the exception of Section 6.5(d), nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of FS Bancorp or Pacific West or any of their Subsidiaries or affiliates, any right (including but not limited to the right to continued employment), benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(g)     In the event that any individual associated with Pacific West or its Subsidiaries receives any payments, benefits or acceleration of vesting (the “Total Payments”) in connection with the Merger that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then Pacific West will take all necessary steps to reduce the Total Payments of each such person, such that the value of the Total Payments that each such person is entitled to receive shall be $1.00 less than the maximum amount which such person may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Sections 4999 and 280G of the Code.

6.6      Officers’ and Directors’ Tail Insurance; Indemnification.

(a)      FS Bancorp shall purchase, prior to the Effective Time, a prepaid “tail” policy providing single limit equivalent coverage to Pacific West’s current officers’ and directors’ liability insurance coverage with respect to actions, omissions, events, matters and circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time for a premium cost not to exceed 200% of the annual premium for the current insurance coverage. If such prepaid “tail” policy has been obtained by Pacific West prior to the Effective Time, FS Bancorp shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by FS Bancorp and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of Pacific West may be required to make application and provide customary representations and warranties to Pacific West’s insurance carrier for the purpose of obtaining such insurance.

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(b)        For six (6) years from and after the Effective Time, FS Bancorp shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Pacific West or any of its Subsidiaries (each, an “Pacific West Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FS Bancorp, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Pacific West Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Pacific West or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Pacific West and its Subsidiaries and to the fullest extent otherwise permitted by law.

(c)        In connection with the indemnification provided pursuant to Section 6.6(b), FS Bancorp and/or a FS Bancorp Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Pacific West Indemnified Person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Pacific West Indemnified Person or multiple Pacific West Indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to FS Bancorp and (ii) will cooperate in the defense of any such matter.

(d)        This Section 6.6 shall survive the Effective Time, is intended to benefit each Pacific West Indemnified Person (each of whom shall be entitled to enforce this Section against FS Bancorp), and shall be binding on all successors and assigns of FS Bancorp.

(e)       In the event FS Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of FS Bancorp assume the obligations set forth in this Section 6.6.

6.7      Intentionally Omitted

6.8      No Solicitation.

(a)       Pacific West agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of Pacific West and its Subsidiaries (the “Pacific West Individuals”) not to, and will use its commercially reasonable efforts to cause Pacific West’s and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Pacific West Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Pacific West Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. (as defined below). Pacific West will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than FS Bancorp with respect to any Acquisition Proposal and will use its commercially reasonable efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

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(b)        Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Pacific West Shareholder Approval, in the event Pacific West receives an unsolicited Acquisition Proposal and the Board of Directors of Pacific West determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Pacific West may, and may permit its Subsidiaries and the Pacific West Individuals and the Pacific West Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Pacific West than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Pacific West Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Pacific West determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c)      The Board of Directors of Pacific West shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to FS Bancorp, the Pacific West Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to FS Bancorp, or fail to maintain or at the request of FS Bancorp to reaffirm (including at the Pacific West Shareholders Meeting), the Pacific West Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Pacific West (including any committee thereof) may, at any time prior to obtaining the Pacific West Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Pacific West determines in good faith (after consultation with Pacific West’s outside legal counsel and its financial advisor) constitutes a Superior Proposal; provided, however, that the Board of Directors of Pacific West may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given FS Bancorp at least four (4) business days, following FS Bancorp’s initial receipt of written notice that the Board of Directors of Pacific West has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by FS Bancorp, the Board of Directors of Pacific West determines in good faith (after consultation with Pacific West’s outside counsel and its financial advisor) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)         Pacific West will promptly (and in any event within two (2) business days) advise FS Bancorp in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep FS Bancorp apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a timely and current basis.

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(e)          As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Pacific West or Pacific West Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Pacific West or Pacific West Bank, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Pacific West concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.9     Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Pacific West and FS Bancorp shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.10   Correction of Information. Each of Pacific West and FS Bancorp shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.11   Integration. From and after the date hereof, Pacific West shall, and shall cause Pacific West Bank and its and Pacific West Bank’s directors, officers and employees to make all commercially reasonable efforts to (i) take any actions FS Bancorp may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Pacific West Bank with 1st Security Bank following consummation of the Bank Merger, (ii) cooperate in order to permit 1st Security Bank to train Pacific West Bank employees who are expected to continue employment with 1st Security Bank, including excusing such employees from their duties for the purpose of training and orientation by 1st Security Bank following reasonable advance notice and (iii) cause Pacific West Bank’s data processing consultants and software providers to, cooperate and assist Pacific West Bank and 1st Security Bank in connection with reasonable requests as to scope, timing and content related to the planned electronic and systematic conversion of all applicable data of Pacific West Bank to the 1st Security Bank system to occur after the Effective Time, in each case without undue disruption to Pacific West Bank’s business, during normal business hours and at the expense of FS Bancorp or 1st Security Bank (not to include Pacific West Bank’s regular employee payroll).

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6.12    Coordination; Integration.

(a)         Subject to applicable law, during the period from the date hereof until the Effective Time, Pacific West shall cause the Chief Executive Officer, Chief Credit Officer, and Chief Financial Officer of Pacific West Bank, as may be appropriate, to assist and confer with the officers of 1st Security Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of 1st Security Bank, as the resulting bank in the Bank Merger.

(b)        Upon FS Bancorp’s reasonable request and consistent with GAAP, the rules and regulations of the SEC and applicable laws and regulations, (i) each of Pacific West and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of FS Bancorp and (ii) Pacific West shall make such accruals under the Pacific West Benefit Plans as FS Bancorp may reasonably request to reflect the benefits payable under such Pacific West Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes, or accruals of the type described in this Section 6.12(b) need be made prior to the satisfaction of the conditions set forth in Section 7.1(a) and Section 7.1(e).

(c)       Pacific West and Pacific West Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at FS Bancorp’s request internal control procedures which are consistent with FS Bancorp’s and 1st Security Bank’s current internal control procedures to allow FS Bancorp to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act; provided, however, that no changes need be made prior to the satisfaction of the conditions set forth in Section 7.1(a) and Section 7.1(e).

(d)       No accrual or reserve or change in policy or procedure made by Pacific West or any of its Subsidiaries pursuant to this Section 6.12 shall constitute or be deemed to be a breach or violation of, or failure to satisfy, any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Pacific West or its management with any such adjustments.

6.13    Non-Control. Nothing contained in this Agreement shall give, or is intended to give, FS Bancorp, directly or indirectly, the right to control or direct the operations of Pacific West or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Pacific West shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.14    Delivery of Agreements. Pacific West shall have caused the Voting Agreements to be executed by its directors and executive officers and the Non-Solicitation Agreements to be executed by its directors and certain executive officers and delivered to FS Bancorp prior to or simultaneously with the execution of this Agreement.

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ARTICLE VII

CONDITIONS PRECEDENT

7.1      Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Pacific West and FS Bancorp, at or prior to the Closing Date of the following conditions:

(a)          Shareholder Approval. The Pacific West Shareholder Approval shall have been obtained.

(b)          Nasdaq Listing. The shares of FS Bancorp Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)        No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.

(e)          Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of FS Bancorp including any condition that would increase the minimum regulatory capital requirements of FS Bancorp or 1st Security Bank (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2      Conditions to Obligations of FS Bancorp. The obligation of FS Bancorp to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by FS Bancorp, at or prior to the Closing Date, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Pacific West set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)

the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker’s Fees), and Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)

the representations and warranties in Section 3.3 (Authority; No Violation), Section 3.8 (Books and Records) as to stock and ownership records and Section 3.24 (Pacific West Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

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(C)

no other representation or warranty of Pacific West shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Pacific West has had or would reasonably be expected to result in a Material Adverse Effect on Pacific West;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and FS Bancorp shall have received a certificate signed on behalf of Pacific West by the Chief Executive Officer or the Chief Financial Officer of Pacific West to the foregoing effect.

(b)       Performance of Obligations of Pacific West. Pacific West shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and FS Bancorp shall have received a certificate signed on behalf of Pacific West by the Chief Executive Officer or the Chief Financial Officer of Pacific West to such effect.

(c)          Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of Pacific West Common Stock.

(d)         Third Party Consents. Pacific West shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit D in form and substance reasonably satisfactory to FS Bancorp, to enable FS Bancorp or a FS Bancorp Subsidiary to receive the full benefit under such contracts following the consummation of the transaction contemplated by this Agreement without the payment of any penalty or premium.

(e)         Opinion of Tax Counsel. FS Bancorp shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to FS Bancorp, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of FS Bancorp and Pacific West.

(f)        Shareholders Equity. The consolidated shareholders’ equity of Pacific West as of the last day of the month preceding the Closing Date, calculated in accordance with GAAP and after taking into account all costs and expenses in connection or associated with the Merger, the severance/change in control benefits under the employment agreements referenced in Section 6.5(e), and after subtracting any change in accumulated other comprehensive income or loss of Pacific West from the amount reflected on the most recent Pacific West Financial Statements delivered to FS Bancorp prior to the date of this Agreement, shall not be less than thirty-five million six hundred thousand dollars ($35,600,000). Schedule 7.2(f) sets forth an example of the computation of the foregoing result.

(g)          Deposit Liabilities. The average aggregate deposits of Pacific West Bank, less the deposits related to Fintech, for the 60-day period prior to the Closing Date shall not be less than two hundred million dollars ($200,000,000).

7.3      Conditions to Obligations of Pacific West. The obligation of Pacific West to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by Pacific West, at or prior to the Closing Date, of the following conditions:

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(a)         Representations and Warranties. The representations and warranties of FS Bancorp set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)         the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), and Section 4.7(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except the representations in Section 4.2 that speak specifically as the date of this Agreement or another specified date shall be true and correct as of such date;

(B)         the representations and warranties in Section 4.3 (Authority; No Violation) and Section 4.20 (FS Bancorp Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)         no other representation or warranty of FS Bancorp shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of FS Bancorp has had or would reasonably be expected to result in a Material Adverse Effect on FS Bancorp;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Pacific West shall have received a certificate signed on behalf of FS Bancorp by the Chief Executive Officer or the Chief Financial Officer of FS Bancorp to the foregoing effect.

(b)        Performance of Obligations of FS Bancorp. FS Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Pacific West shall have received a certificate signed on behalf of FS Bancorp by the Chief Executive Officer or the Chief Financial Officer of FS Bancorp to such effect.

(c)          Opinion of Tax Counsel. Pacific West shall have received an opinion from Buchalter, special counsel to Pacific West, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Buchalter may require and rely upon representations contained in letters from each of FS Bancorp and Pacific West.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1      Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Pacific West Shareholder Approval, by action of the Board of Directors of a party, as follows:

(a)          by the written mutual consent of Pacific West and FS Bancorp;

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(b)        by either Pacific West or FS Bancorp, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)         by either Pacific West or FS Bancorp, if the Merger shall not have been consummated on or before December 31, 2026, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)        by either Pacific West or FS Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Pacific West, in the case of a termination by FS Bancorp, or FS Bancorp, in the case of a termination by Pacific West, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)          by FS Bancorp if (i) the Board of Directors of Pacific West (or any committee thereof) shall have failed to make the Pacific West Board Recommendation or made a Change in Recommendation or (ii) Pacific West shall have materially breached any of the provisions set forth in Section 6.8 or (iii) Pacific West shall have refused to call or hold the Pacific West Shareholder Meeting (except as provided in the last sentence of Section 6.3);

(f)         by Pacific West prior to obtaining the Pacific West Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Pacific West has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a); or

(g)        by either Pacific West or FS Bancorp, if the provisions of Section 8.1(e) are not applicable and the shareholders of Pacific West fail to provide the Pacific West Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

8.2     Effect of Termination. In the event of termination of this Agreement by either Pacific West or FS Bancorp as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Pacific West, FS Bancorp, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3     Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Pacific West, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by FS Bancorp, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

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8.4      Termination Fee.

(a)         If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Pacific West shall immediately following such termination pay FS Bancorp an amount equal to one million two hundred fifty thousand dollars ($1,250,000) (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Pacific West shall, simultaneously with such termination and as a condition thereof, pay FS Bancorp the Termination Fee, in each case in same-day funds.

(b)         If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Pacific West or Pacific West Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Pacific West shall immediately pay FS Bancorp the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

(c)          The payment of the Termination Fee shall fully discharge Pacific West from any and all liability under this Agreement and related to the transactions contemplated herein, and FS Bancorp shall not be entitled to any other relief or remedy against Pacific West. If the Termination Fee is not payable, FS Bancorp may pursue any and all remedies available to it against Pacific West on account of a willful and material breach by Pacific West of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii) or (iii), FS Bancorp shall have the right to pursue any and all remedies available to it against Pacific West on account of the willful and material breach by Pacific West of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a). Pacific West may pursue any and all remedies available to it against FS Bancorp on account of a willful and material breach by FS Bancorp of any of the provisions of this Agreement.

8.5     Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Pacific West; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Pacific West, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval by the shareholders of Pacific West under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6      Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1      Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m. and shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

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9.2     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3      Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by e-mail or via facsimile, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the person to receive such notice:

(a)         if to FS Bancorp, to:

FS Bancorp, Inc.
6920 220th Street SW

Mountlake Terrace, Washington 98043
Attention: Matthew Mullet, President
Email: mattm@fsbwa.com

with a copy to:

Breyer & Associates PC

8180 Greensboro Drive

Suite 785

McLean, Virginia 22102

Attention: John F. Breyer, Jr.

Email: jbreyer@b-a.net

(b)         if to Pacific West, to:

Pacific West Bancorp

2040 8th Avenue

West Linn, Oregon 97068

Attention: Jason Wessling, President and Chief Executive Officer

Email: jwessling@bankpacificwest.com

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with a copy to:

Buchalter

1000 Wilshire Boulevard

Suite 1500

Los Angeles, California 90017

Attention: Marcus J. Williams

Email: mwilliams@buchalter.com

9.4     Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Pacific West means the actual knowledge of any of the officers of Pacific West listed on Section 9.4 of the Pacific West Disclosure Schedule, and the “knowledge” of FS Bancorp means the actual knowledge of any of the officers of FS Bancorp listed on Section 9.4 of the FS Bancorp Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Washington are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party or its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Pacific West Disclosure Schedule and the FS Bancorp Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5      Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

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9.6     Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7      Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Washington and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.

9.8      Publicity. Neither Pacific West nor FS Bancorp shall, and neither Pacific West nor FS Bancorp shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of FS Bancorp, in the case of a proposed announcement or statement by Pacific West, or Pacific West, in the case of a proposed announcement or statement by FS Bancorp; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9      Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10    Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11    Disclosure Schedule. Before entry into this Agreement, each party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of Pacific West, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

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9.12  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

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FS Bancorp and Pacific West have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FS BANCORP, INC.

By:	/s/ Matthew Mullet
Name: Matthew Mullet
Title: President

PACIFIC WEST BANCORP

By:	/s/ Jason Wessling
Name: Jason Wessling
Title: President and Chief Executive Officer

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Exhibit A

Execution Copy

Voting Agreement

February 25, 2026

FS Bancorp, Inc.

6920 220th Street SW

Mountlake Terrace, Washington 98043

Attention:  Matthew Mullet, President

Dear Ladies and Gentlemen:

The undersigned (the “Shareholder”) owns shares, either of record or beneficially, of common stock of Pacific West Bancorp (“Pacific West”).  The Shareholder understands that FS Bancorp, Inc. (“you” or “FS Bancorp”) and Pacific West are simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, the merger of Pacific West with and into FS Bancorp (the “Merger”), in which the outstanding shares of common stock of Pacific West will be exchanged for FS Bancorp common stock or cash.

The Shareholder is entering into this Voting Agreement to induce FS Bancorp to simultaneously enter into the Merger Agreement and to consummate the Merger.

The Shareholder confirms his or her agreement with FS Bancorp as follows:

1.        The Shareholder represents and warrants that the Shareholder is the sole or joint record or beneficial owner of that number of shares of common stock of Pacific West which is set forth opposite the Shareholder’s signature on this Voting Agreement (the “Shares”). The Shares include shares of Pacific West common stock held jointly by the Shareholder with one or more family members, held in a grantor trust in which the Shareholder is the grantor and current income beneficiary or held by the Shareholder as a fiduciary for one or more family members, but specifically excludes shares of Pacific West common stock held by the Shareholder in a fiduciary capacity for a non-family member.

2.        The Shareholder agrees that he or she will not sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to FS Bancorp, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of FS Bancorp.

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3.        Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of the Shares: (a) in favor of the approval of the Merger Agreement and Merger and any action required in furtherance thereof at any meeting of shareholders of Pacific West called to consider and vote on the Merger Agreement; and (b) against any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal (as defined in the Merger Agreement) at any meeting of shareholders called to consider and vote on the Merger Agreement.

4.        The Shareholder represents and warrants to FS Bancorp that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.        This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the transactions contemplated by the Merger Agreement by Pacific West’s shareholders; or (c) mutual agreement in writing of the parties hereto providing for the termination hereof.

6.        The Shareholder agrees that he or she will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, at law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of this Voting Agreement or the Merger Agreement.

7.        Wherever in this Voting Agreement there is a reference to a number of shares of stock, then, upon the occurrence of any recapitalization, subdivision, combination or stock dividend of such class of stock, the number of shares so referenced in this Voting Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class of stock by such recapitalization, subdivision, combination or stock dividend.

8.        This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.

9.        This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

10.      The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

11.      This Voting Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

12.      The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Oregon.

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13.      This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors.  This Voting Agreement shall survive the death or incapacity of the Shareholder.

14.      Nothing in this Voting Agreement shall be construed to give FS Bancorp any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in FS Bancorp any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and FS Bancorp shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Pacific West or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

15.      The Shareholder agrees that, in the event of his or her breach of any of the terms of this Voting Agreement, FS Bancorp shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity.  The Shareholder acknowledges that there is not an adequate remedy at law to compensate FS Bancorp for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

16.      No provision of this Voting Agreement shall preclude or in any way limit the Shareholder from exercising his or her fiduciary duties as a member of the board of directors of Pacific West or as an officer of Pacific West.

17.      The Shareholder hereby authorizes Pacific West and FS Bancorp to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement (as defined in the Merger Agreement) for the meeting of shareholders of Pacific West called to consider and vote on the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Voting Agreement.

Please confirm that the foregoing correctly states the understanding between the Shareholder and FS Bancorp by signing and returning to the Shareholder a counterpart hereof.

[Signature Page Follows.]

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Signature of Shareholder:

Number of Shares:

Very truly yours,

(Signature)

(Print Name of Shareholder)

(Print Name of Trust, if applicable)

Accepted and Agreed to as of this

_____ day of February, 2026:

FS BANCORP, INC.

By:
Authorized Officer

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Addendum to Voting Agreement
(for execution where Shareholder
signs in fiduciary capacity)

This Addendum to Voting Agreement is attached to and made a part of that certain Voting Agreement dated [●], 2026 (the “Voting Agreement”) between ____________________, as Trustee of the ____________________ Trust dated ____________________ (the “Trust”), and FS Bancorp Financial Corporation. The undersigned grantor (the “Grantor”) of the Trust hereby represents and warrants to, and agrees with, FS Bancorp Financial Corporation and the Shareholder as follows:

(1)      Capitalized terms used, but not otherwise defined, in this Addendum shall have the respective meanings specified in the Voting Agreement.

(2)      The Shareholder, as Trustee of the Trust, is the record owner of the Shares.

(3)      The Grantor is the grantor and sole current income beneficiary of the Trust, with full power and authority to revoke the Trust.

(4)      The Grantor ratifies, confirms and approves in all respects the execution and delivery of the Voting Agreement by the Shareholder, as Trustee of the Trust, irrespective of any conflict of interest that the Shareholder may have concerning the Voting Agreement, any such conflict of interest being hereby waived by the Grantor.

Signature of Grantor:

(Signature)

(Print Name)

Date Signed:

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Exhibit B

Execution Copy

RESIGNATION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Resignation, Non-Solicitation and Confidentiality Agreement (this “Agreement”) is entered into this 25th day of February 2026 (but shall be effective at the Effective Time (as hereinafter defined)) by and between FS Bancorp, Inc. (“FS Bancorp”) and __________ (the “Fiduciary”).

WHEREAS, the Fiduciary is a member of the boards of directors and/or an executive officer of Pacific West Bancorp (“Pacific West”) and/or Pacific West Bank (collectively the “Pacific West Entities”);

WHEREAS, the Fiduciary is the owner of shares of the common stock of Pacific West;

WHEREAS, Pacific West is simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) with FS Bancorp, providing for, among other things, the merger of Pacific West with and into FS Bancorp (the “Merger”);

WHEREAS, the Fiduciary is entering into this Agreement to induce FS Bancorp to simultaneously enter into the Merger Agreement and to consummate the Merger; and

WHEREAS, the Fiduciary will derive significant pecuniary benefit from the consummation of the Merger by virtue of the Fiduciary being the owner of shares of common stock of Pacific West.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, FS Bancorp and the Fiduciary hereby agree as follows:

1.         The Fiduciary does hereby resign, to the extent applicable, as a member of the board of directors and as an executive officer of Pacific West at the effective time of the consummation of the Merger (the “Effective Time”) and, to the extent replicable, as a member of the board of directors and as an executive officer of Pacific West Bank at the time of the consummation of the merger of Pacific West Bank with and into 1st Security Bank of Washington (“1st Security Bank”); provided, that, such resignation as an executive officer shall have no effect on any agreements then in effect between the Fiduciary, on the one hand, and Pacific West, Pacific West Bank, FS Bancorp and/or 1st Security Bank, on the other hand.

2.        (a)     FS Bancorp and the Fiduciary acknowledge and agree that: (i) various business connections, clientele and customers of the Pacific West Entities have been established by the Pacific West Entities and will be maintained at a great expense to FS Bancorp; (ii) by virtue of the Fiduciary's service as a member of the boards of directors and/or executive officer of the Pacific West Entities, the Fiduciary has become familiar with the identity and the business needs of the customers and clientele of the Pacific West Entities; and (iii) FS Bancorp will sustain loss and damage if the Fiduciary violates the covenants and agreements hereinafter set forth, for which loss and damage FS Bancorp does not have an adequate remedy at law.

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(b)         Based on the foregoing, the Fiduciary hereby expressly covenants and agrees, which covenants and agreements are the essence of this Agreement, that for a period of eighteen (18) months from the Effective Time (the “Restricted Period”), the Fiduciary shall not, unless acting with the prior written consent of FS Bancorp, whether for the Fiduciary’s own benefit or for the benefit of any other person, firm, corporation or other business organization (i) refer any customers, including but not limited to loan, deposit and asset management customers, of the Pacific West Entities to any financial institution other than the financial institution subsidiaries of FS Bancorp; (ii) solicit the business or patronage of any customer of any of the Pacific West Entities for the purpose of providing financial services by a financial institution other than FS Bancorp or any of its financial institution subsidiaries; (iii) induce any customer to terminate or reduce any aspect of its relationship with FS Bancorp or any of its financial institution subsidiaries in any material respect; or (iv) directly or indirectly, solicit or offer employment to any officer or employee of FS Bancorp or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or vendor or service provider doing business with, FS Bancorp or any of its subsidiaries to terminate his, her or its employment or independent contractor relationship with FS Bancorp or any of its subsidiaries. For purposes of this section “financial institution” includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof).

(c)       The restrictions in paragraph 2(b)(iv) above with respect to officers or employees of FS Bancorp shall not apply to: (i) general solicitations of employment through employment advertisements that are placed in publications of general circulation or in trade journals or posted on the internet; (ii) contacts initiated by an officer or employee of FS Bancorp without prior direct contact or communication with the Fiduciary; or (iii) the employment by an employer of the Fiduciary of an officer or employee of FS Bancorp following the activities set forth in clauses (i)-(ii) of this subparagraph (c).

(d)       The Fiduciary acknowledges and agrees that during the Restricted Period, he or she will not make any remarks or statements, whether orally or in writing, about FS Bancorp or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory.  The restrictions in this subparagraph, however, do not prohibit the Fiduciary from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents, nor shall it restrict in any manner the Fiduciary’s ability to report to any regulatory or law enforcement authority any conduct or omission that Fiduciary reasonably believes to represent a material violation of applicable law or regulation.

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3.         The Fiduciary hereby further covenants and agrees that at all times after the Effective Time, he or she shall not use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity other than FS Bancorp and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Pacific West Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of the Pacific West Entities (including that which gives Pacific West Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Fiduciary or learned or acquired by the Fiduciary while an employee or director of the Pacific West Entities; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is or comes into the public domain other than through the fault or negligence of the Fiduciary, (b) to any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Fiduciary under the Merger Agreement and the related documents or (d) any confidential disclosure to legal and tax advisors of the Fiduciary for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Fiduciary and his family.

4.         If the Restricted Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable.  Similarly, if any other portion of paragraph 2 or 3 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

5.         The Fiduciary acknowledges that the restraints imposed under paragraphs 2 and 3 of this Agreement are fair and reasonable under the circumstances and that if the Fiduciary should commit a breach of any of the provisions of paragraph 2 or 3 of this Agreement FS Bancorp’s remedies at law would be inadequate to compensate it for its damages.  The parties agree that in the event of any breach by the Fiduciary of any of the provisions of paragraph 2 or 3 of this Agreement, FS Bancorp shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity.  In the event of any legal action between the Fiduciary and FS Bancorp under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party.  Moreover, if the Fiduciary has violated any of the provisions of paragraph 2, FS Bancorp’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Fiduciary will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Fiduciary was in violation of said provisions of paragraph 2.  If FS Bancorp is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

6.         This Agreement shall be governed by the laws of the State of Oregon.

7.         This Agreement represents the entire agreement between FS Bancorp and the Fiduciary concerning its subject matter and may not be modified except by a written agreement signed by the parties.

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8.         This Agreement may be executed in counterparts, each of which shall be deemed an original.

9.         This Agreement shall become effective at the Effective Time and shall terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

10.       This Agreement shall be binding upon and inure to the benefit of the parties and FS Bancorp’s successors in interest.

[Signatures Appear on Following Page]

71

FS Bancorp, Inc.

______________________________________________
By: Matthew Mullet
Its: President

Fiduciary

______________________________________________
[Name]

72

Exhibit C

PLAN OF MERGER

PACIFIC WEST BANK

AND

1ST SECURITY BANK OF WASHINGTON

____________ __, 2026

Pursuant to the provisions of Section 32.34.060 of the Revised Code of Washington (the “Washington Savings Bank Act”) and the Oregon Revised Statutes, Chapter 706 to 716 (the “Oregon Bank Act”), as applicable, this Plan of Merger (“Plan of Bank Merger”) is made by and between PACIFIC WEST BANK, an Oregon state-chartered commercial bank, and 1ST SECURITY BANK OF WASHINGTON (“1st Security Bank”), a Washington state-chartered savings bank.

RECITALS

A.

1st Security Bank, a wholly owned subsidiary of FS Bancorp, Inc. (“FS Bancorp”), is a state-chartered savings bank duly organized, validly existing and in good standing under the laws of the State of Washington. 1st Security Bank has authorized capital stock of 100,000 shares of common stock, $0.01 par value per share and 10,000 shares of preferred stock, par value $0.01 per share, and all of its issued and outstanding shares are owned by FS Bancorp.

B.

Pacific West Bank, a wholly owned subsidiary of Pacific West Bancorp, is a state-chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Oregon. Pacific West Bank has authorized capital stock of 10,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, [______] par value, and all of its issued and outstanding shares are owned by Pacific West Bancorp.

C.

Pursuant to an Agreement and Plan of Merger, dated ________ __, 2026 (the “Agreement and Plan of Merger”), FS Bancorp and Pacific West Bancorp have agreed to merge Pacific West Bank with and into 1st Security Bank (the “Bank Merger”), with 1st Security Bank being the resulting bank (the “Resulting Bank”), immediately following the merger of Pacific West Bancorp with and into FS Bancorp. The Board of Directors of Pacific West Bank and the Board of Directors of Pacific West Bancorp, on behalf of Pacific West Bancorp as the sole shareholder of Pacific West Bank, and the Board of Directors of 1st Security Bank and the Board of Directors of FS Bancorp, on behalf of FS Bancorp as the sole shareholder of 1st Security Bank, have approved the Bank Merger and this Plan of Bank Merger and have authorized its execution and delivery.

73

AGREEMENT

Pacific West Bank and 1st Security Bank hereby agree as follows:

1.         Constituent Banks. The name of each constituent bank to the Bank Merger is:

PACIFIC WEST BANK

whose office is located at 2040 8th Avenue, West Linn, Oregon 97068.

1ST SECURITY BANK OF WASHINGTON

whose principal office is located at 6920 220th Street SW, Mountlake Terrace, Washington 98043, and whose other office locations are set forth on Exhibit B attached hereto and incorporated herein by this reference.

2.       Bank Merger. Subject to the terms and conditions of this Plan of Bank Merger, in accordance with the Washington Savings Bank Act and the Oregon Bank Act, as applicable, at the effective time of the Bank Merger, Pacific West Bank shall merge with and into 1st Security Bank.

3.       Effective Time. The effective time of the Bank Merger shall be the time that the articles of merger providing for the merger of Pacific West Bank with and into 1st Security Bank are filed with the Secretary of State of the State of Washington, unless a later date and time is specified as the effective time in such articles of merger. As of the effective time of the Bank Merger, the separate corporate existence of Pacific West Bank shall cease.

4.       Resulting Bank. The Resulting Bank shall be:

1ST SECURITY BANK OF WASHINGTON

whose principal office is located at 6920 220th Street SW, Mountlake Terrace, Washington 98043, and whose other office locations are set forth on Exhibit C attached hereto and incorporated herein by this reference.

5.       Name. The name of the Resulting Bank shall continue to be “1st Security Bank of Washington.”

6.       Directors of the Resulting Bank. The names and mailing addresses of the directors of the Resulting Bank are listed on Exhibit D. Nothing in this Section 6 or this Plan of Bank Merger restricts in any way any rights of the Resulting Bank’s shareholders or directors at any time after the effective time of the Bank Merger to nominate, elect, select or remove the Resulting Bank’s directors.

7.       Officers of the Resulting Bank. The names and mailing addresses of the officers of the Resulting Bank are listed on Exhibit E. Nothing in this Section 7 or this Plan of Bank Merger restricts in any way any rights of the Resulting Bank’s directors at any time after the effective time of the Bank Merger to nominate, elect, select or remove the Resulting Bank’s officers.

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8.       Effect on Shares of Stock. At the effective time of the Bank Merger:

(a)          each share of 1st Security Bank common stock issued and outstanding immediately prior to the effective time of the Bank Merger shall be unchanged and shall remain issued and outstanding.

(b)         each share of Pacific West Bank common stock issued and outstanding prior to the effective time of the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled.

9.       Effects of the Bank Merger. At the effective time of the Bank Merger, the business of 1st Security Bank, as the Resulting Bank, will continue to be that of a Washington state-chartered savings bank and as provided for in the articles of incorporation of 1st Security Bank as now existing. At the effective time of the Bank Merger, all assets, rights, privileges, powers, franchises and property (real, personal and mixed) of Pacific West Bank shall be automatically transferred to and vested in 1st Security Bank, as the Resulting Bank, by virtue of the Bank Merger without any deed or other document of transfer. At the effective time of the Bank Merger, 1st Security Bank, as the Resulting Bank, without any order or action on the part of any court or otherwise and without any documents, assumptions or assignments, shall hold and enjoy all of the properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights and interests as agent or other fiduciary, in the same manner and to the same extent as such properties, franchises and interests were held or enjoyed by 1st Security Bank and Pacific West Bank, respectively. At the effective time of the Bank Merger, 1st Security Bank, as the Resulting Bank, shall be responsible for all the liabilities of every kind and description of both 1st Security Bank and Pacific West Bank immediately prior to the effective time of the Bank Merger, including, without limitation, liabilities for all debts, savings accounts, deposits, obligations and contracts of 1st Security Bank and Pacific West Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of either 1st Security Bank or Pacific West Bank. All rights of creditors and other obligees and all liens on property of either 1st Security Bank or Pacific West Bank shall be preserved and shall not be released or impaired as a result of the Bank Merger.

9.       Articles of Incorporation and Bylaws of the Resulting Bank. At the effective time of the Bank Merger, the articles of incorporation and bylaws of 1st Security Bank, as in effect immediately prior to the effective time of the Bank Merger, shall be the articles of incorporation and bylaws of the Resulting Bank until thereafter amended in accordance with applicable law.

10.       Required Approvals. Consummation of the Bank Merger is subject to approval by the Washington State Department of Financial Institutions, the Director of the Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities and the Federal Deposit Insurance Corporation. This Plan of Bank Merger is subject to and has been duly approved by the sole shareholder of Pacific West Bank in accordance with the Oregon Bank Act and by the sole shareholder of 1st Security Bank pursuant to RCW 32.34.030.

11.       Termination; Amendment. This Plan of Bank Merger shall terminate upon the termination of the Agreement and Plan of Merger in accordance with its terms. The parties may also terminate or amend this Plan of Bank Merger at any time before the effective time of the Bank Merger by mutual written consent.

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12.       Assignment. This Plan of Bank Merger may not be assigned by any party hereto without the prior written consent of the other party.

13.       Counterparts. This Plan of Bank Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

14.       Condition Precedent. The obligations of the parties under this Plan of Bank Merger shall be subject to the consummation of the merger of Pacific West Bancorp with and into FS Bancorp pursuant to the Agreement and Plan of Merger on or before the effective time of the Bank Merger.

* * * * *

[Signature Page Follows]

76

1ST SECURITY BANK OF WASHINGTON

By:
	Name:	Matthew Mullet
	Title:	President and Chief Executive Officer

PACIFIC WEST BANK

By:
	Name:	Jason Wessling
	Title:	President and Chief Executive Officer

77

Exhibit A

Pacific West Bank Locations

Lake Oswego	5200 Meadows Rd, Suite 100, Lake Oswego, Oregon 97035
Portland	1300 SW 5th Ave, Portland, Oregon 97201
Vancouver	655 W Columbia Way, Vancouver, Washington 98660
West Linn	2040 8th Ave, West Linn, Oregon 97068

78

Exhibit B

1st Security Bank Office Locations

Aberdeen	120 N Broadway, Aberdeen, Washington 98520
Capitol Hill	614 Broadway East, Seattle, Washington 98102
Crossroads Bellevue	1320 156th Avenue NE, Suite P1, Bellevue, Washington 98007
Edmonds	620 Edmonds Way, Edmonds, Washington 98020
Elma	216 S 3rd St, Elma, Washington 98541
Goldendale	202 W. Main Street, Goldendale, Washington 98620
Hadlock	10 Oak Bay Rd, Hadlock, Washington 98339
Lacey	601 Woodland Square Loop SE, Lacey, Washington 98503
Lynnwood	19002 33rd Avenue W, Lynnwood, Washington 98036
Manzanita	715 Laneda Ave, Manzanita, Oregon 97130
Mill Creek	15224 Main Street, Suite 105, Mill Creek, Washington 98012
Montesano	301 E Pioneer Ave, Montesano, Washington 98563
Mountlake Terrace	6920 220th Street SW, Mountlake Terrace, Washington 98043
Newport	506 SW Coast Highway, Newport, Oregon 97365
Ocean Shores	795 Point Brown Ave NW, Ocean Shores, Washington 98569
Olympia	2610 Harrison Ave NW, Olympia, Washington 98502
Ontario	98 S. Oregon Street, Ontario, Oregon 97914
Port Angeles	134 W. 8th Street, Port Angeles, Washington 98362
Port Townsend	734 Water Street, Port Townsend, Washington 98368
Poulsbo	21650 Market Place NW, Poulsbo, Washington 98370
Puyallup	307 W Steward St. Puyallup, Washington 98371
Sequim	114 S. Sequim Avenue, Sequim, Washington 98382
Silverdale	10574 Silverdale Way NW, Silverdale, Washington 98383
South Hill Puyallup	10514 156th St E, Suite 106, Puyallup, Washington 98374
Tilllamook	1806 Third St., Tillamook, Oregon 97141
Tri-Cities	8486 W. Gage Blvd, Kennewick, Washington 99336
Waldport	425 NW Hemlock, Waldport, Oregon 97394
Westport	915 N. Montesano St., Westport, Washington 98595
White Salmon	390 NE Tohomish St, White Salmon, Washington 98672

79

Exhibit C

1st Security Bank Resulting Office Locations

Aberdeen	120 N Broadway, Aberdeen, Washington 98520
Capitol Hill	614 Broadway East, Seattle, Washington 98102
Crossroads Bellevue	1320 156th Avenue NE, Suite P1, Bellevue, Washington 98007
Edmonds	620 Edmonds Way, Edmonds, Washington 98020
Elma	216 S 3rd St, Elma, Washington 98541
Goldendale	202 W. Main Street, Goldendale, Washington 98620
Hadlock	10 Oak Bay Rd, Hadlock, Washington 98339
Lacey	601 Woodland Square Loop SE, Lacey, Washington 98503
Lake Oswego	5200 Meadows Rd, Suite 100, Lake Oswego, Oregon 97035
Lynnwood	19002 33rd Avenue W, Lynnwood, Washington 98036
Manzanita	715 Laneda Ave, Manzanita, Oregon 97130
Mill Creek	15224 Main Street, Suite 105, Mill Creek, Washington 98012
Montesano	301 E Pioneer Ave, Montesano, Washington 98563
Mountlake Terrace	6920 220th Street SW, Mountlake Terrace, Washington 98043
Newport	506 SW Coast Highway, Newport, Oregon 97365
Ocean Shores	795 Point Brown Ave NW, Ocean Shores, Washington 98569
Olympia	2610 Harrison Ave NW, Olympia, Washington 98502
Ontario	98 S. Oregon Street, Ontario, Oregon 97914
Portland	1300 SW 5th Ave, Portland, Oregon 97201
Port Angeles	134 W. 8th Street, Port Angeles, Washington 98362
Port Townsend	734 Water Street, Port Townsend, Washington 98368
Poulsbo	21650 Market Place NW, Poulsbo, Washington 98370
Puyallup	307 W Steward St. Puyallup, Washington 98371
Sequim	114 S. Sequim Avenue, Sequim, Washington 98382
Silverdale	10574 Silverdale Way NW, Silverdale, Washington 98383
South Hill Puyallup	10514 156th St E, Suite 106, Puyallup, Washington 98374
Tilllamook	1806 Third St., Tillamook, Oregon 97141
Tri-Cities	8486 W. Gage Blvd, Kennewick, Washington 99336
Vancouver	655 W Columbia Way, Vancouver, Washington 98660
Waldport	425 NW Hemlock, Waldport, Oregon 97394
West Linn	2040 8th Ave, West Linn, Oregon 97068
Westport	915 N. Montesano St., Westport, Washington 98595
White Salmon	390 NE Tohomish St, White Salmon, Washington 98672

80

Exhibit D

1st Security Bank Resulting Directors

Name	Mailing Address
Joseph C. Adams	6920 220th Street SW, Mountlake Terrace, WA 98043

Ted A. Leech	6920 220th Street SW, Mountlake Terrace, WA 98043

Michael J. Mansfield	6920 220th Street SW, Mountlake Terrace, WA 98043

Terri L. Degner	6920 220th Street SW, Mountlake Terrace, WA 98043

Pamela M. Andrews	6920 220th Street SW, Mountlake Terrace, WA 98043

Marina Cofer-Wildsmith	6920 220th Street SW, Mountlake Terrace, WA 98043

Joseph P. Zavaglia	6920 220th Street SW, Mountlake Terrace, WA 98043

81

Exhibit E

1st Security Bank Resulting Officers

Name	Position With 1st Security and FS Bancorp	Mailing Address

Joseph C. Adams	CEO of FS Bancorp	6920 220th Street SW, Mountlake Terrace, WA 98043

Shana Allen	Chief Information Officer	6920 220th Street SW, Mountlake Terrace, WA 98043

Erin M. Burr	Chief Risk Officer, CRA Officer	6920 220th Street SW, Mountlake Terrace, WA 98043

Donn C. Costa	Chief Home Lending Officer	6920 220th Street SW, Mountlake Terrace, WA 98043

Ben Crowl	Chief Lending Officer	6920 220th Street SW, Mountlake Terrace, WA 98043

Susan Dumontet	Director of Finance	6920 220th Street SW, Mountlake Terrace, WA 98043

Vickie Jarman	Chief Human Resources Officer, WOW Officer	6920 220th Street SW, Mountlake Terrace, WA 98043

Sean McCormick	Chief Credit Administration Officer	6920 220th Street SW, Mountlake Terrace, WA 98043

Matthew D. Mullet	President and Chief Executive Officer Of 1st Security Bank and President of FS Bancorp	6920 220th Street SW, Mountlake Terrace, WA 98043

Robert Nesbitt	Chief Credit Operations Officer	6920 220th Street SW, Mountlake Terrace, WA 98043

Kelli B. Nielsen	Chief Retail Banking Officer	6920 220th Street SW, Mountlake Terrace, WA 98043

May-Ling Sowell	Chief Compliance Officer, CRCM	6920 220th Street SW, Mountlake Terrace, WA 98043

Phil Whittington	Chief Financial Officer	6920 220th Street SW, Mountlake Terrace, WA 98043

82

Exhibit D

Third Party Consents:

●	RingCentral Agreement
●	Q2 / Centrix Master License Agreement
●	Unit21 SOW (1.8.2.2.1)
●	Vancouver Sublease Extension
●	Vancouver Sublease
●	Lake Oswego Lease – Fourth Amendment
●	Lake Oswego Lease
●	Portland Lease
●	Vancouver Lease

83

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger dated as of February 25, 2026 (the “Agreement”), is made and entered into as of May 1, 2026, by and between FS Bancorp, Inc., a Washington corporation (“FS Bancorp”), and Pacific West Bancorp, an Oregon corporation (“Pacific West”, and together with FS Bancorp, the “Parties” and each, a “Party”).

RECITALS

A.    As provided in Section 8.5 of the Agreement, the parties may amend the terms of the Agreement by an instrument in writing, signed by the parties.

B.    The parties hereto desire to enter into this Amendment upon the terms and conditions set forth herein.

C.    All capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Agreement.

AGREEMENT

1.     Amendment to add Section 9.12. Section 9.12 of the Agreement is hereby amended to read as follows:

9.12 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of Confidential Supervisory Information (“CSI”) by any Party to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply, but no representation or warranty shall be deemed untrue, incorrect or incomplete, as a consequence of the omission of Confidential Supervisory Information.

2.     Prior Section 9.12. Prior Section 9.12 will be renumbered as Section 9.13 but will otherwise remain the same as previously disclosed in the Agreement.

4.     No Further Amendments. Except as expressly amended hereby, this Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

5.     Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.

6.     Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

7.     Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

8.     Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Washington.

9.     Headings. The headings used in this Amendment are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Amendment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, FS Bancorp and Pacific West Bancorp have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

FS BANCORP, INC.

By:	/s/ Matthew Mullet
Name: Matthew Mullet
Title: President

PACIFIC WEST BANCORP

By:	/s/ Jason Wessling
Name: Jason Wessling
Title: President and Chief Executive Officer

APPENDIX B

February 25, 2026

Board of Directors

Pacific West Bancorp

2040 8th Avenue

West Linn, OR 97068

Members of the Board of Directors:

We understand that FS Bancorp, Inc. (“FSBW”) and Pacific West Bancorp (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into FSBW, with FSBW surviving (the “Merger”) and that, in connection with the Merger, each outstanding share of common stock, no par value, of the Company (the “Pacific West Common Stock”) will be converted into the right to receive, at the election of each holder of Pacific West Common Stock (other than the Cancelled Shares and Dissenting Shares (each as defined in the Agreement)), either (i) shares of common stock, $0.01 par value, of FSBW (“FS Bancorp Common Stock”) or (ii) cash, without interest. The aggregate consideration payable by FSBW to the Company’s shareholders for the Pacific West Common Stock by FSBW in the Merger shall be comprised of (a) $16,832,742 in cash (the “Aggregate Cash Amount”) and (b) 430,176 shares of FS Bancorp Common Stock (the “Aggregate Stock Issuance”). The dollar value of the Per Share Amount (as defined herein) to be received by the Company’s shareholders, whether paid in the form of cash or FS Bancorp Common Stock, for each share of Pacific West Common Stock (other than the Cancelled Shares and Dissenting Shares (each as defined in the Agreement)) shall be equal to the quotient, rounded to the nearest one-tenth of a cent, obtained by dividing (1) the sum of (A) the Aggregate Cash Amount and (B) the product of (x) the Aggregate Stock Issuance and (y) the volume-weighted average trading price of one share of FS Bancorp Common Stock for the ten (10) day period in which the Nasdaq Stock Market is open for trading ending on the last such day immediately preceding the closing date of the Merger by (2) the number of shares of Pacific West Common Stock issued and outstanding immediately prior to the effective time of the Merger (such quotient, the “Per Share Amount”). Each restricted stock unit award issued pursuant to any equity compensation plan of the Company that is outstanding and unvested immediately prior to the effective time of the Merger shall automatically vest in full, and the shares of Pacific West Common Stock underlying such vested restricted stock unit shall be considered outstanding shares of Pacific West Common Stock. Each outstanding Company stock option will be cancelled in exchange for an amount of cash equal to (x) the Per Share Amount minus (y) the amount of the exercise price per share of the option. For the purposes of this Opinion, and with your consent, we have assumed that the Per Share Amount is $12.61 based on the 10-day volume weighted average price of the FS Bancorp Common Stock of $41.54 per share as of February 24, 2026. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Per Share Amount to be received by the holders of the Pacific West Common Stock in the Merger pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that as of the date hereof there are 2,703,094 shares of Pacific West Common Stock issued and outstanding and 48,595 shares of Pacific West Common Stock reserved for issuance upon the exercise of outstanding restricted stock unit grants.

Board of Directors
Pacific West Bancorp
February 25, 2026

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft Agreement and Plan of Merger dated as of February 23, 2026 (the “Agreement”);

2.

reviewed certain information related to the historical condition and prospects of the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared by the management of the Company (the “Projections”);

3.	The Company’s audited financial statements for years ended December 31, 2024, 2023, 2022, and 2021, and unaudited financial statements for the twelve month period ended December 31, 2025;

4.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

5.	reviewed the financial and operating performance of the Company and those of other selected public companies that we deem to be relevant;

6.	considered certain publicly available financial terms of certain transactions we deem to be relevant;

7.

reviewed the current and historical market prices and trading volume for the Pacific West Common Stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.

discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

Board of Directors
Pacific West Bancorp
February 25, 2026

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or FSBW is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or FSBW is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Opinion.

As contemplated in the Agreement, we have assumed that the Merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of February 24, 2026 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

Board of Directors
Pacific West Bancorp
February 25, 2026

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided advice to the Board with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. This letter does not express any opinion as to the likely trading range of FSBW stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of FSBW at that time. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Amount to be received by the holders of the Pacific West Common Stock.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Merger, including, without limitation, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Pacific West Common Stock as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Pacific West Common Stock or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or FSBW or the ability of the Company or FSBW to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Board of Directors
Pacific West Bancorp
February 25, 2026

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and FSBW for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to FSBW (in the previous two years), for which it has been paid a fee, set forth on Exhibit A hereto. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or FSBW or other participants in the Merger in the future, for which Raymond James may receive compensation.

It is understood that this letter is solely for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to the Board of Directors or any shareholder of the Company or FSBW regarding how said shareholder should act or vote with respect to the proposed Merger or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Amount to be received by the holders of the Pacific West Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

Board of Directors
Pacific West Bancorp
February 25, 2026

Exhibit A

●	Raymond James Fixed Income was paid the following fees by FSBW over the past two years:
o	2026 Fiscal Year to Date: $2,000
o	2025 Fiscal Year: $34,797
o	2024 Fiscal Year: $35,746

APPENDIX C

DISSENTERS’ RIGHTS UNDER THE OREGON BUSINESS CORPORATION ACT

(Right to Dissent and Obtain Payment for Shares)

60.551 Definitions for ORS 60.551 to 60.594. As used in ORS 60.551 to 60.594:

(1)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

(4)

“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5)

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(6)

“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

60.554 Right to dissent.

(1)

Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate acts:

(a)

Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

(b)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)

Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d)	An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A)	Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

(B)	Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

(e)

Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(f)	Conversion to a noncorporate business entity pursuant to ORS 60.472.

(2)

A shareholder entitled to dissent and obtain payment for the shareholder’s shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(3)

Dissenters’ rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the effective date of the merger under ORS 60.491, unless the articles of incorporation otherwise provide.

60.557 Dissent by nominees and beneficial owners.

(1)

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a)	The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b)	The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

(Procedure for Exercise of Rights)

60.561 Notice of dissenters’ rights.

(1)

If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under ORS 60.551 to 60.594 and a copy of ORS 60.551 to 60.594 must accompany the notice.

(2)

If a corporate action that creates dissenters’ rights under ORS 60.554 is taken without approval of the shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send the shareholders entitled to assert dissenters’ rights the dissenters’ notice described in ORS 60.567.

60.564 Notice of intent to demand payment.

(1)

If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

60.567 Dissenters’ notice.

(1)

If a proposed corporate action that creates dissenters’ rights under ORS 60.554 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of ORS 60.564. If a proposed corporate action that creates dissenters’ rights under ORS 60.554 is authorized by written consent without a meeting in accordance with ORS 60.211 (1)(b), the corporation shall deliver a written dissenters’ notice to all shareholders who are entitled to assert dissenters’ rights.

(2)	The dissenters’ notice shall be sent no later than 10 days after the corporate action was taken, and must:

(a)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

(b)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

(c)

Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date.

(d)

Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date on which the notice described in subsection (1) of this section is delivered.

(e)	Be accompanied by a copy of ORS 60.551 to 60.594.

60.571 Duty to demand payment.

(1)

A shareholder sent a dissenters’ notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(2)

The shareholder who demands payment and deposits the shareholder’s shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3)

A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

60.574 Share restrictions.

(1)

The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

(2)

The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

60.577 Payment.

(1)

Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)	The payment must be accompanied by:

(a)

The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

(b)	A statement of the corporation’s estimate of the fair value of the shares;

(c)	An explanation of how the interest was calculated;

(d)	A statement of the dissenter’s right to demand payment under ORS 60.587; and

(e)	A copy of ORS 60.551 to 60.594.

60.581 Failure to take action.

(1)

If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2)

If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under ORS 60.567 and repeat the payment demand procedure.

60.584 After-acquired shares.

(1)

A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)

To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under ORS 60.587.

60.587 Procedure if shareholder dissatisfied with payment or offer.

(1)

A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a)	The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b)	The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

(c)

The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(2)

A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter’s shares.

(Judicial Appraisal of Shares)

60.591 Court action.

(1)

If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)

The corporation shall commence the proceeding in the circuit court of the county where a corporation’s principal office is located, or if the principal office is not in this state, where the corporation’s registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)

The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)

The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5)	Each dissenter made a party to the proceeding is entitled to judgment for:

(a)	The amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(b)	The fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584.

60.594 Court costs and counsel fees.

(1)

The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

(2)	The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

(a)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

(b)

Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3)

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited.

Appendix D

PACIFIC WEST BANCORP CONSOLIDATED FINANCIAL STATEMENTS

83

PACIFIC WEST BANCORP INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

84

Independent Auditors' Report

To the Board of Directors and Stockholders of

Pacific West Bancorp and Subsidiary

Opinion

We have audited the accompanying consolidated financial statements of Pacific West Bancorp and Subsidiary (collectively, "the Company"), which comprise the consolidated balance sheet as of December 31, 2025, and the related consolidated statements of comprehensive income (loss), stockholders' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, "the financial statements").

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America (U.S.) (GAAP).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the U.S. (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Prior Period Financial Statements

The financial statements of the Company as of and for the year ended December 31, 2024, were audited by Delap, LLP, who merged with Aprio, LLP as of January 1, 2026, whose report dated March 6, 2025, expressed an unmodified opinion on those statements.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with GAAP; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Aprio, LLP

Lake Oswego, Oregon

March 16, 2026

Independent Auditors' Report

To the Board of Directors and Stockholders of

Pacific West Bancorp and Subsidiary

Opinion

We have audited the accompanying consolidated financial statements of Pacific West Bancorp and Subsidiary (collectively, "the Company"), which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of comprehensive income (loss), stockholders' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, "the financial statements").

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America (U.S.) (GAAP).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the U.S. (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with GAAP; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Delap LLP

Lake Oswego, Oregon

March 6, 2025

Pacific West Bancorp and Subsidiary

Consolidated Balance Sheets

December 31, 2025 and 2024

	2025	2024
Assets
Cash and cash equivalents
Cash and due from financial institutions	$3,050,264	$2,603,086
Interest-bearing deposits in other financial institutions	50,466,174	10,177,702
Total cash and cash equivalents	53,516,438	12,780,788

Interest-bearing time deposits with other financial institutions	—	498,000
Investments in debt securities available-for-sale, at fair value	39,373,468	43,281,972
Investments in debt securities held-to-maturity, at amortized cost - net of allowance of $173,785 (2025) and $267,175 (2024)	5,823,171	7,479,232
Federal Home Loan Bank (FHLB) and TIB stock	423,600	1,560,000
Loans - net of allowance of $3,191,835 (2025) and $3,552,826 (2024)	273,374,120	249,214,382
Deferred tax assets - net	2,298,923	3,033,810
Premises and equipment - net	3,059,843	2,935,626
Cash surrender value of bank-owned life insurance (BOLI)	4,692,115	4,526,769
Operating lease right-of-use assets	1,817,903	1,631,420
Finance lease right-of-use asset	40,371	52,792
Accrued interest receivable and other assets	1,678,145	1,803,358
Total Assets	$386,098,097	$328,798,149

Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing demand	$78,627,039	$70,292,246
Interest-bearing demand	233,267,380	177,093,780
Savings	4,122,360	6,523,626
Time	26,227,033	18,799,053
Total deposits	342,243,812	272,708,705

Operating lease liabilities	1,904,489	1,712,336
Finance lease liability	41,842	53,605
Borrowings	5,000,000	19,284,078
Accrued interest payable and other liabilities	1,254,774	1,150,915
Total liabilities	350,444,917	294,909,639

Stockholders' equity
Preferred stock - 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, no-par value - 10,000,000 shares authorized; 2,697,153 and 2,687,116 shares issued and outstanding as of December 31, 2025 and 2024, respectively	42,027,074	41,872,891
Accumulated deficit	(4,556,026)	(5,202,083)
Accumulated other comprehensive loss	(1,817,868)	(2,782,298)
Total stockholders' equity	35,653,180	33,888,510
Total Liabilities and Stockholders' Equity	$386,098,097	$328,798,149

The accompanying notes are an integral part of the consolidated financial statements.

Pacific West Bancorp and Subsidiary

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2025 and 2024

	2025	2024
Interest income
Interest and fees on loans	$15,532,107	$14,477,169
Income from investments in debt securities	1,898,022	2,093,634
Interest-bearing deposits in other financial institutions	1,202,903	698,705
Dividend income from FHLB and TIB stock	85,816	113,826
Total interest income	18,718,848	17,383,334

Interest expense
Interest on interest-bearing deposits	7,383,758	6,893,670
Interest on borrowings	409,564	1,633,918
Total interest expense	7,793,322	8,527,588

Net interest income	10,925,526	8,855,746
Provision for credit losses	539,000	176,000
Net Interest Income After Provision for Credit Losses	10,386,526	8,679,746

Noninterest income
Service charges and fees	843,127	521,472
BOLI net earnings	162,195	144,518
Gain on sale of TIB stock	182,031	—
Total noninterest income	1,187,353	665,990

Noninterest expense
Salaries and employee benefits	6,286,944	6,218,619
Occupancy	1,176,324	1,160,960
Data processing	815,242	551,572
Professional fees	788,194	502,274
Federal Deposit Insurance Corporation (FDIC) Insurance	252,000	212,000
Advertising and promotion	217,329	300,323
Telephone and supplies	117,216	106,534
Travel and parking	89,058	80,610
Insurance	79,646	75,421
Reciprocal deposit expense	78,986	50,251
Licenses, fees, and permits	50,475	37,679
Other	524,715	459,782
Total noninterest expense	10,476,129	9,756,025

Income (Loss) Before Income Taxes	1,097,750	(410,289)
Provision (benefit) for income taxes	451,693	(72,327)
Net Income (Loss)	$646,057	$(337,962)

The accompanying notes are an integral part of the consolidated financial statements.

Pacific West Bancorp and Subsidiary

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2025 and 2024

Other comprehensive income (loss)
Unrealized gain (loss) on investments in debt securities available-for-sale, net of tax of ($411,918) and $37,615 in 2025 and 2024, respectively	$1,058,917	$(92,790)
Impact of interest rate swaps, net of tax of $37,166 and ($36,861) in 2025 and 2024, respectively	(94,487)	83,932
Total other comprehensive income (loss) - net	964,430	(8,858)
Total Comprehensive Income (Loss)	$1,610,487	$(346,820)

Basic net income (loss) per common share	$0.24	$(0.13)
Diluted net income (loss) per common share	$0.24	$(0.13)

The accompanying notes are an integral part of the consolidated financial statements.

Pacific West Bancorp and Subsidiary

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2025 and 2024

	Common Stock
	Shares	Amount	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
Balances – December 31, 2023	2,676,564	$41,688,067	$(4,864,121)	$(2,773,440)	$34,050,506
Stock-based compensation - net	10,552	184,824	—	—	184,824
Net loss	—	—	(337,962)	—	(337,962)
Other comprehensive loss - net	—	—	—	(8,858)	(8,858)
Balances - December 31, 2024	2,687,116	$41,872,891	$(5,202,083)	$(2,782,298)	$33,888,510
Stock-based compensation - net	10,037	154,183	—	—	154,183
Net income	—	—	646,057	—	646,057
Other comprehensive income - net	—	—	—	964,430	964,430
Balances - December 31, 2025	2,697,153	$42,027,074	$(4,556,026)	$(1,817,868)	$35,653,180

The accompanying notes are an integral part of the consolidated financial statements.

Pacific West Bancorp and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2025 and 2024

	2025	2024
Cash Flows From Operating Activities
Net income (loss)	$646,057	$(337,962)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Provision for credit losses	539,000	176,000
Change in deferred loan fees	83,656	(111,952)
Depreciation and amortization	264,757	272,592
Stock-based compensation	154,183	184,824
Deferred income taxes	360,135	(137,850)
BOLI net earnings	(162,195)	(144,518)
Gain on sale of TIB Stock	(182,031)	—
Changes in certain operating assets and liabilities
Operating lease right-of-use assets	493,188	405,000
Operating lease liabilities	(487,518)	(404,952)
Accrued interest receivable and other assets	35,197	8,478
Accrued interest payable and other liabilities	76,071	(1,071,917)
Net cash provided (used) by operating activities	1,820,500	(1,162,257)

Cash Flows From Investing Activities
Redemption of interest-bearing time deposits with other financial institutions	498,000	249,000
Purchases of investments in debt securities available-for-sale	—	(8,521,823)
Principal repayment of investments in debt securities available-for-sale	5,347,641	6,113,511
Principal repayment of investments in debt securities held-to-maturity	1,750,000	—
Purchases of FHLB and TIB stock	—	(135,600)
Proceeds from redemptions of FHLB and TIB stock	1,318,431	—
Net increase in loans	(24,892,784)	(4,114,532)
Purchases of premises and equipment	(345,403)	(61,840)
Net cash used by investing activities	(16,324,115)	(6,471,284)

Cash Flows From Financing Activities	—	—
Net increase in deposits	69,535,107	35,238,828
Repayments of borrowings	(14,284,078)	(25,497,820)
Payments on finance lease liability	(11,764)	(19,459)
Net cash provided by financing activities	55,239,265	9,721,549

Net Increase in Cash and Due From Banks	40,735,650	2,088,008
Cash and due from banks - beginning of year	12,780,788	10,692,780
Cash and Due From Banks - End of Year	$53,516,438	$12,780,788

Pacific West Bancorp and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2025 and 2024

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for
Interest	$7,764,195	$9,440,478
Income taxes	$50,473	$10,921

Non-cash Investing and Financing Activities
Lease right-of-use assets obtained in exchange for lease liabilities	$679,672	$551,905
Other comprehensive income (loss) – net	$964,430	$(8,858)

The accompanying notes are an integral part of the consolidated financial statements.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

1.	Description of Business and Summary of Significant Accounting Policies

Description of business

Pacific West Bancorp, a bank holding company, and its wholly-owned subsidiary Pacific West Bank (the Bank) (collectively, “the Company”), operate as a state-chartered institution to provide banking services in the State of Oregon. The Company is a full service business and private bank, providing highly personalized depository and loan services. All decisions are made locally by banking professionals whose mission is to understand the needs of their clients and develop solutions to help them grow while working toward mutual success. The Company offers a full suite of business banking and commercial lending products with features and flexibility to meet the needs of local businesses. The Company was formed by local business owners for the community, dedicated to serving the greater Portland metro and building long-term relationships, with locations in West Linn, Lake Oswego, and Portland, Oregon, as well as Vancouver, Washington.

The Company is subject to the regulations of certain federal and state agencies and is subject to periodic examinations by those regulatory authorities.

Basis of accounting and use of estimates

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) and prevailing practices within the banking industry. The Company utilizes the accrual method of accounting which recognizes income when earned and gains, expenses, and losses when incurred. The preparation of consolidated financial statements in accordance with GAAP requires management of the Company (Management) to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of income, expenses, gains, and losses during the reporting periods. Actual results could differ from those estimates. The most significant estimates made by Management relate to the determination of the allowance for credit losses, the valuation of deferred tax assets, and other fair value measurements. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on prior year net loss or stockholders’ equity.

Subsequent events

On February 25, 2026, Pacific West Bancorp announced the signing of a definitive merger agreement whereby the Company will be acquired by FS Bancorp, Inc. (FSBW) in a stock and cash transaction valued at approximately $34.6 million. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the definitive merger agreement by the shareholders of the Company. See “Note 17 – Definitive Agreement”.

Management has evaluated, for potential recognition or disclosure in the consolidated financial statements, subsequent events that have occurred through March 16, 2026, which is the date that the consolidated financial statements were available to be issued.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and amounts due from other financial institutions, including interest-bearing deposits in other financial institutions and cash items in process of collection. The Company maintains balances in correspondent bank accounts, which at times may exceed federally insured limits. Management believes that its risk of loss associated with such balances is minimal due to the financial strength of the correspondent banks. The Company has not experienced any losses in such accounts.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

Interest-bearing time deposits with other financial institutions

Interest-bearing time deposits with other financial institutions, with original maturities exceeding three months, are carried at cost, which approximates fair value. The interest-bearing time deposits with other financial institutions outstanding as of December 31, 2024 had original maturities up to twelve years and matured during 2025.

Investments in debt securities

Investments in debt securities that Management has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts, and, if appropriate, any credit impairment losses.

Investments in debt securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading and are reported at fair value, with unrealized gains and losses included in noninterest income.

Investments in debt securities that are not classified as either held-to-maturity or trading are classified as available-for-sale and are reported at fair value, with unrealized gains and losses, net of the related deferred income tax effect, excluded from earnings and reported as other comprehensive income or loss.

Management determines the appropriate classification of debt securities at the time of purchase. Gains and losses on sales of investment securities are recognized on the trade date and determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. See Note 15 for a description of the Company's methodologies for determining the fair value of investments in debt securities.

Allowance for Credit Losses – Held-to-Maturity

Management measures expected credit losses on debt securities held-to-maturity on a collective basis by major security type. Accrued interest receivable on debt securities held-to-maturity was approximately $49,000 and $45,000 as of December 31, 2025 and 2024, and is excluded from the estimate of credit losses. The Company uses a probability of default/loss given default model to determine the allowance for credit losses on debt securities held-to-maturity. The estimate of expected credit losses is primarily based on the ratings assigned to the securities by debt rating agencies as well as the debt seniority type, lien positions, loss given default studies, various macroeconomic factors, and reasonable and supportable forecasts. The Company's debt securities held-to-maturity consist of senior subordinated bonds (corporate debt) from other financial institutions and are generally rated between Baa1 and Baa3. Management reviews the financial performance of the related financial institutions on a quarterly basis.

Allowance for Credit Losses – Available-for-Sale

For debt securities available-for-sale in an unrealized loss position, Management first assesses whether it intends to sell, or it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security's amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, Management evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, Management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security is compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income (loss). As of December 31, 2025 and 2024, there was no allowance for credit losses related to debt securities available-for-sale. Accrued interest receivable on debt securities available-for-sale was approximately $146,000 and $169,000 as of December 31, 2025 and 2024, respectively, and is excluded from any estimate of credit losses.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

Derivative instruments

The Company uses derivative financial instruments (interest rate swaps) to limit exposure to changes in interest rates related to specific investments in debt securities available-for-sale. Derivatives entered into by the Company are designated as fair value hedges and involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the swap agreement without the exchange of the underlying notional amount, essentially converting fixed rate debt securities into floating rate securities. If derivative instruments are designated as fair value hedges, and such hedges are highly effective, both the change in the fair value of the hedge and the hedged item are included in current earnings. Actual cash receipts and/or payments and related accruals on derivatives related to hedges are recorded as adjustments to the interest income associated with the hedged item. During the life of the hedge, the Company formally assesses whether derivatives designated as hedging instruments continue to be highly effective in offsetting changes in the fair value of the hedged items. If it is determined that a hedge has ceased to be highly effective, the Company will discontinue hedge accounting prospectively. The Company has two interest rate swaps with an aggregate notional amount of $16,394,198 which mature between June 2026 and June 2028 related to its debt securities available-for-sale. As of December 31, 2025, the interest rate swaps were in a net liability position with a fair value of approximately $66,000, which is included in other liabilities on the accompanying consolidated balance sheets. As of December 31, 2024, the interest rate swaps were in a net asset position with a fair value of approximately $57,000, which is included in accrued interest receivable and other assets on the accompanying consolidated balance sheets.

FHLB and TIB stock

As a member of the FHLB system, the Company is required to maintain a minimum investment in FHLB stock based on specific percentages of its total assets and any outstanding advances. As of December 31, 2025 and 2024, the Company maintained its minimum investment in the stock of the FHLB of Des Moines. The Company's investment in FHLB stock was $423,600 and $1,060,000 as of December 31, 2025 and 2024, respectively.

The Company’s investment in FHLB stock (which has limited marketability) is carried at cost, which approximates fair value.  The Company evaluates its FHLB stock for impairment as needed. The Company's determination of whether this investment is impaired is based on its assessment of the ultimate recoverability of cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as (1) the significance of any decline in net assets of the FHLB as compared with the capital stock amount and the length of time any decline has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on institutions and, accordingly, the customer base of the FHLB, and (4) the liquidity position of the FHLB. Based on its evaluation, the Company determined that there was no impairment of its FHLB stock as of December 31, 2025 and 2024.

The Company's investment in TIB stock (which has limited marketability) is carried at cost, which approximates fair value. The Company accounts for its investment in TIB stock in accordance with GAAP as described above for FHLB stock. The Company sold its investment in TIB stock during 2025 and did not have an investment in TIB stock as of December 31, 2025. As of December 31, 2024, the Company’s investment in TIB stock was $500,000. The Company determined that there was no impairment of its TIB stock as of December 31, 2024.

Loans

Loans are stated at the amount of unpaid principal, reduced by the allowance for credit losses and deferred loan fees. Accrued interest receivable on loans totaled approximately $871,000 and $768,000 as of December 31, 2025 and 2024, respectively, is reported in accrued interest receivable and other assets on the consolidated balance sheets, and is excluded from the estimate of credit losses.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

Interest income on all loans is accrued as earned on the interest method based on daily balances of the principal amount outstanding. Generally, the accrual of interest on loans is discontinued when, in Management's opinion, the borrower may be unable to make payments as they become due. When the accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income on loans that have not been fully charged-off is subsequently recognized only to the extent that cash payments are received in excess of outstanding principal until, in Management's judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status. In accordance with regulatory guidance, cash payments received by the Company on any loans that were fully charged-off in previous years are credited to the allowance for credit losses to the extent of any previous charge-offs, and any additional cash payments received on such loans are recorded in noninterest income.

The Company charges fees for originating loans. These fees, net of certain loan origination costs, are deferred and amortized to interest income over the term of the related loan. If the loan is repaid prior to maturity, the remaining unamortized net deferred loan origination fee is recognized in interest income at the time of repayment.

Allowance for credit losses on loans

The allowance for credit losses on loans represents Management's recognition of the assumed risks of extending credit. The allowance is established to absorb expected lifetime losses in the loan portfolio as of the balance sheet date. The allowance requires complex subjective judgments as a result of the need to make estimates about matters that are uncertain. The allowance is maintained at a level currently considered adequate to provide for expected lifetime loan losses based on Management's assessment of the various factors affecting the portfolio.

The allowance is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. Therefore, the Company cannot provide assurance that, in any particular period, the Company will not have significant losses in relation to the amount reserved. The allowance is increased by provisions charged to income (or reduced by credits to income) and reduced by loans charged off, net of recoveries. Loan losses are charged against the allowance when Management believes the uncollectibility of a loan is confirmed.

The allowance is based on ongoing, quarterly assessments of expected losses inherent in the loan portfolio. The allowance is allocated to certain loan categories based on the relative risk characteristics, asset classifications, and actual loss experience of the loan portfolio. While Management has allocated the allowance to various loan classes, the allowance is general in nature and is available for the loan portfolio in its entirety.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Company utilizes the SCALE methodology to estimate the allowance for credit losses. This methodology was developed by the Federal Reserve keeping operability, scalability, and flexibility in mind for small and less complex banks with less than $1 billion in total assets. The SCALE model leverages the Company's peers' lifetime loan loss data reported on Schedule RI-C of the Call Report for proxy expected lifetime loss rates, which is used as a starting point. The proxy rate is then adjusted to the rate that is suitable to the Company based on various qualitative factors and the Company's credit standards.

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the pooled evaluation. When Management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

The ultimate recovery of all loans is susceptible to future market factors beyond the Company's control. These factors may result in losses or recoveries differing significantly from those provided in the accompanying consolidated financial statements.

Allowance for unfunded loan commitments

The Company maintains a separate allowance for estimated credit losses related to unfunded loan commitments, unless the commitments to extend credit are unconditionally cancelable. Management estimates the amount of expected losses related to unfunded loan commitments by applying the estimated loss factors used in the allowance for credit loss methodology to the expected amount of commitments that will actually require funding. The allowance for unfunded loan commitments totaled $90,000 and $107,000 as of December 31, 2025 and 2024, respectively. The allowance for unfunded loan commitments is included in accrued interest payable and other liabilities in the accompanying consolidated balance sheets. Increases (decreases) in the allowance for unfunded loan commitments are recorded in provision for credit losses in the accompanying consolidated statements of comprehensive income (loss).

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight‑line method over the shorter of the estimated useful lives of the assets, or terms of the leases for leasehold improvements. Depreciation and amortization are included in occupancy expense in the accompanying consolidated statements of comprehensive income (loss). The costs of maintenance and repairs are charged to expense as they are incurred, while major expenditures for renewals and betterments are capitalized. At the time of retirement or other disposal of premises and equipment, the cost and related accumulated depreciation or amortization are removed from their respective accounts, and any resulting gain or loss is reported as current income or expense.

Leases

The Company leases certain offices and equipment. The Company determines if an arrangement is a lease at the inception of the contract. For each lease, the Company records a right-of-use asset representing the right to use the underlying asset for the lease term, and a lease liability representing the obligation to make lease payments required under the terms of the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term. When the interest rate implicit in the agreement is not readily determinable, the Company uses its estimated incremental borrowing rate – derived from information available at the lease commencement date – to determine the present value of future lease payments.

The Company has elected to make the accounting policy election to not recognize leased assets and liabilities for short-term leases with initial terms of 12 months or less, and, accordingly, has not recorded any right-of-use assets or lease liabilities related to such leases.

Certain of the Company's lease agreements may include one or more renewal options. Renewal terms generally extend the related lease for five years at the then market rate of rental payment or at a predetermined monthly payment in accordance with the lease agreement. All such renewal options are at the Company's discretion and are evaluated at the commencement of each lease; only those that are reasonably certain of exercise are included in determining the appropriate lease term and for purposes of calculating the initial right-of-use asset and lease liability.

Certain office lease agreements require variable lease payments based on common area maintenance expenses and/or real estate taxes. Variable lease payments may also include escalating rent payments that are not fixed at lease commencement but are based on an index that is determined in future periods based on changes in the Consumer Price Index or another measure of inflation. These variable lease payments are recognized in operating expenses and are not included in the right-of-use asset or lease liability balances. The Company's lease agreements do not contain any material residual value guarantees, restrictions, or covenants.

The Company has lease agreements with lease and non-lease components, and the Company has elected to adopt a practical expedient to account for the lease and non-lease components as a single lease.

Long-lived assets

The Company accounts for long-lived assets, including premises and equipment and lease right-of-use assets, at amortized cost. Management reviews long-lived assets for possible impairment whenever facts and circumstances indicate that the carrying amount of such assets may not be recoverable. If there is an indication of impairment, Management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to be generated by the asset. If these estimated cash flows were less than the carrying amount of the asset, an impairment loss would be recognized to write down the asset to its estimated fair value.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

Bank-owned Life Insurance (BOLI)

The Company holds life insurance contracts on certain members of management to cover future benefit expenses. BOLI policies are recorded at their cash surrender value less applicable surrender charges. Changes in cash surrender values are included in noninterest income in the accompanying consolidated statements of comprehensive income (loss).

Preferred stock

The Company's preferred stock is issuable with voting rights, par value, dividend requirements, and other features as determined by the Company's Board of Directors (the Board). As of December 31, 2025 and 2024, there were no shares of preferred stock issued or outstanding.

Advertising and Promotion

Advertising and promotion costs are generally charged to expense during the year in which they are incurred.

Income taxes

The Company utilizes the asset and liability method for accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying values and their respective income tax bases (temporary differences). The resulting changes in the deferred income tax assets or liabilities are included in the provision (benefit) for income taxes. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods that the temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in the provision (benefit) for income taxes in the period that includes the substantial enactment date. Deferred income tax assets are evaluated, and, if realization is not considered "more likely than not," a valuation allowance would be provided.

Income tax positions that meet the "more-likely-than-not" recognition threshold are measured at the largest amount of income tax benefit that is more than 50 percent likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with income tax positions taken that exceeds the amount measured as described above would be reflected as a liability for unrecognized income tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized income tax benefits would be classified as additional income taxes in the accompanying consolidated statements of comprehensive income (loss). There were no unrecognized income tax benefits, nor any interest and penalties associated with unrecognized income tax benefits, accrued or expensed as of and for the years ended December 31, 2025 and 2024.

The Company files income tax returns in the United States (U.S.) federal and Oregon jurisdictions. Income tax returns for years prior to 2022 are no longer subject to examination by taxing authorities.

Stock‑based compensation

The Company recognizes as compensation expense all stock‑based awards made to employees and Board members. The compensation cost is measured based on the grant‑date fair value of the related stock‑based awards and is recognized over the service period of stock‑based awards, which is generally the same as the vesting period. The fair value of stock options is determined using the Black‑Scholes option-pricing model, which estimates the fair value of each award on the date of grant based on a variety of assumptions including expected stock price volatility, expected term of the options, risk‑free interest rate, and dividend rates, if applicable. The Company accounts for forfeitures of stock-based awards as they occur.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

2.	Investment Securities

The following table summarizes the amortized cost, fair value, and allowance for credit losses of available-for-sale and held-to-maturity debt securities as of December 31, 2025 and 2024, and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive loss.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses less than 12 Months	Gross Unrealized Losses More than 12 Months	Estimated Fair Value	Allowance for Credit Losses
2025
Available-for-Sale
Mortgage-backed securities	$33,880,655	$29,077	$(26,002)	$(1,660,726)	$32,223,004
Municipal bonds	6,940,317	-	-	(786,233)	6,154,084
U.S. Treasury bonds	998,589	-	-	(2,209)	996,380
Total	$41,819,561	$29,077	$(26,002)	$(2,449,168)	$39,373,468

Held-to-Maturity
Corporate debt	$5,996,956	$-	$-	$(254,281)	$5,742,675	$173,785

2024
Available-for-Sale
Mortgage-backed securities	$38,240,112	$32,067	$-	$(2,826,625)	$35,445,554
Municipal bonds	6,965,038	-	-	(1,096,870)	5,868,168
U.S. Treasury bonds	1,993,750	-	-	(25,500)	1,968,250
Total	$47,198,900	$32,067	$-	$(3,948,995)	$43,281,972

Held-to-Maturity
Corporate debt	$7,746,407	$-	$-	$(627,279)	$7,119,128	$267,175

As of December 31, 2025, the Company held 40 available-for-sale debt securities, of which 38 were in an unrealized loss position, and 12 held-to-maturity securities, of which 11 were in an unrealized loss position. As of December 31, 2024, the Company held 41 available-for-sale debt securities, of which 39 were in an unrealized loss position, and 16 held-to-maturity securities, of which 15 were in an unrealized loss position. Management has evaluated the securities and has determined that the decline in value is temporary and is related to changes in market interest rates since purchase. The declines in value are not related to any company or industry-specific events. With respect to unrealized losses on the above debt securities as of December 31, 2025, Management does not have the intent to sell the securities and believes that it is more likely than not that the Company will not have to sell the securities before a recovery of cost. Accordingly, no impairment adjustments for the available-for-sale investment securities have been recorded as of December 31, 2025.

The amortized cost and estimated fair value of investment securities as of December 31, 2025, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$998,589	$996,380	$-	$-
Due after one year through five years	3,469,903	3,380,013	2,496,956	2,464,935
Due after five years through ten years	7,307,147	6,659,488	3,500,000	3,277,740
Thereafter	30,043,922	28,337,587	-	-
	$41,819,561	$39,373,468	$5,996,956	$5,742,675

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

The following table shows a rollforward of the allowance for credit losses on held-to-maturity investment securities for the years ended December 31, 2025 and 2024:

	Beginning Balance	Provision (Credit)	Write-offs	Recoveries	Ending Balance
2025
Corporate debt	$267,175	$(93,390)	$-	$-	$173,785

2024
Corporate debt	$256,104	$11,071	$-	$-	$267,175

The Company monitors the credit quality of the investment securities held-to-maturity through the use of credit ratings amongst other components previously described within the section in Note 1 Allowance for Credit Losses - Held to Maturity. The following table summarizes the amortized cost of the investment securities held-to-maturity as of December 31, 2025 and 2024, aggregated by credit quality indicators:

	2025	2024
A3	$-	$500,000
Baa1	500,000	-
Baa2	1,750,000	2,750,000
Baa3	3,746,956	4,496,407
Total	$5,996,956	$7,746,407

As of December 31, 2025, the Company had no securities held-to-maturity that were past due 30 days or more as to principal or interest payments. The Company had no securities held-to-maturity classified as nonaccrual as of December 31, 2025.

3.	Loans

Loans by portfolio segment as of December 31, 2025 and 2024 consisted of the following:

	2025	2024
Real Estate – Construction	$12,539,454	$10,803,753
Real Estate – Commercial	180,046,792	166,983,327
Real Estate – Residential	26,400,642	18,636,475
Commercial	37,628,948	34,995,405
Other Consumer	20,415,355	21,729,828
Total	277,031,191	253,148,788
Allowance for credit losses	(3,191,835)	(3,552,826)
Deferred loan fees	(465,236)	(381,580)
Loans - net	$273,374,120	$249,214,382

The Company has lending policies, practices, and procedures in place that are designed to generate loan income within an acceptable level of risk. The Board reviews and approves the Company's loan policies on an annual basis or when changes and/or additions are recommended to the Board by the Company's loan administration department. A reporting and review process is provided by Management to the Board with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies, and non-performing and potential problem loans. Diversification within the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

Loans are underwritten after evaluating and understanding the borrower's loan request. Underwriting standards are designed to promote relationship banking by understanding a borrower's entire banking needs. The Company examines current and projected cash flows to determine the ability of the borrower to repay its obligation as agreed upon and, secondarily, evaluates the underlying collateral provided by the borrower. The Company also at times requires guarantees from borrowers to help manage risk.

The Company additionally obtains an independent third-party review of its loan portfolio on a regular basis for quality and accuracy in underwriting loans. Results of these reviews are presented to Management and the Board's loan committee. The loan review process complements and reinforces the risk identification and assessment decisions made by the Company's lenders and credit personnel, as well as the Company's policies and procedures.

The Company believes that its loan classes are the same as its loan segments. The Company's loan segments are characterized by different risk factors as described below:

-

The Real Estate – Construction loan segment includes loans for which the loan proceeds are controlled by the Company and are used exclusively for the improvement of real estate on which the Company holds a mortgage. These loans are specifically collateralized by the related real estate and improvements. These loans are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, government regulation of real property, general economic conditions, the availability of long-term financing, and the inherent difficulty in estimating both a property's value at the completion of the project and the estimated cost of the project. The Company attempts to mitigate these risks by adhering to strict underwriting policies, disbursement procedure, and monitoring practices.

-

The Real Estate – Commercial loan segment includes loans secured by multi-family dwelling units (more than four units) and generally provide the Company an opportunity to receive interest at rates higher than those generally available from one to four family residential lending. However, loans secured by multi-family properties typically are greater in amount and are more difficult to evaluate and monitor, and thus involve a greater degree of risk than one to four family residential mortgage loans. As payments on loans secured by multi-family properties are highly dependent on the successful operation and management of such properties, repayment of such loans may be influenced by adverse conditions in the real estate market or economy. This segment also includes loans secured by such properties as office buildings, retail/wholesale facilities, and other commercial properties. These loans are viewed primarily as cash flow loans, and the repayment of these loans is largely dependent on the successful operation of the related property, particularly if the loan is non-owner occupied. Loan performance may be adversely affected by factors impacting the general economy and conditions specific to the real estate market, such as geographic location and/or property type. The Company attempts to minimize these risks by generally limiting the maximum loan-to-value ratio to 80% and requiring a minimum debt service coverage ratio. The Company also scrutinizes the financial condition of the borrower, the quality of the collateral, and the management of the property securing the loan.

-

The Real Estate – Residential loan segment includes home equity lines of credit which are secured by mortgages that are usually subordinated to the existing first mortgage on the property, which may or may not be held by the Company. The Company attempts to mitigate these risks by adhering to its underwriting policies in evaluating the collateral and the credit worthiness of the borrower. This segment also includes one to four family residential loans that are in the first lien position and junior lien position and are collateralized by one to four family residences (e.g., owner occupied properties and non-owner occupied rental units) that may fluctuate in value due to economic or individual performance factors. The Company's lending policies generally limit the term of one to four family residential loans to 15 years and the maximum loan-to-value ratio on one to four family residential loans to 80%, with appropriate credit enhancement in the form of either mortgage insurance or readily marketable additional collateral if this loan-to-value ratio is exceeded.

-

The Commercial loan segment includes commercial and industrial loans which are generally secured by accounts receivable, inventory, equipment, or other property. Commercial and industrial loans are made based primarily on the historical and projected cash flow of the borrower and, secondarily, on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as forecasted, and collateral securing such loans is often an insufficient source of repayment, because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use. Minimum standards and underwriting guidelines have been established for all commercial loan types.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

-

The Other Consumer loan segment primarily includes automobile loans that are purchased from a specialized car loan originator. The Company purchases or declines each loan based upon its risk appetite, loan quality, and price. The Company may also periodically originate consumer installment loans to existing customers with terms and rates established by Management. Consumer loans tend to involve relatively small loan amounts and are spread across many individual borrowers and geographies, minimizing risk of significant loss to the Company.

The Company's locations and the majority of its customers are located in the greater Portland, Oregon area, and a substantial portion of the Company's loans are collateralized by real estate in this geographic area. Accordingly, the ultimate collectability of a substantial portion of the Company's loan portfolio is susceptible to changes in the economic conditions in this market.

The Company's operations, like those of other financial institutions operating in the Company's market, are significantly influenced by various economic conditions including local economies, the strength of the real estate market, and the fiscal and regulatory policies of the federal and state government and the regulatory authorities that govern financial institutions. Any downturn in the real estate markets could materially and adversely affect the Company's business, because a significant portion of the Company's loans are secured by real estate. The Company's ability to recover on defaulted loans by selling the real estate collateral would then be diminished and the Company would be more likely to suffer losses on defaulted loans. Consequently, the Company's results of operations and financial condition are dependent upon the general trends in the economy and, in particular, the residential and commercial real estate markets. If there is a decline in real estate values, the collateral for the Company's loans would provide less security. Real estate values could be affected by, among other things, a worsening of economic conditions, an increase in foreclosures, a decline in home sale volumes, and an increase in interest rates. Furthermore, the Company may experience an increase in the number of borrowers who become delinquent, file for protection under bankruptcy laws, or default on their loans or other obligations to the Company given a sustained weakness or a weakening in business and economic conditions generally or specifically in the principal market in which the Company does business. An increase in the number of delinquencies, bankruptcies, or defaults could result in a higher level of non-performing assets, net charge-offs, and provision for credit losses.

The following tables set forth information for the years ended December 31, 2025 and 2024 regarding activity in the allowance for credit losses by portfolio segment:

2025	Beginning Allowance	Provision (Credit)	Charge-offs	Recoveries	Ending Allowance
Real Estate – Construction	$271,055	$(96,708)	$-	$-	$174,347
Real Estate – Commercial	2,385,098	537,914	(1,008,521)	16,140	1,930,631
Real Estate – Residential	190,438	154,031	-	-	344,469
Commercial	488,795	49,426	-	-	538,221
Other Consumer	217,440	4,727	(18,000)	-	204,167
Total	$3,552,826	$649,390	$(1,026,521)	$16,140	$3,191,835

2024	Beginning Allowance	Provision (Credit)	Charge-offs	Recoveries	Ending Allowance
Real Estate – Construction	$295,508	$(24,453)	$-	$-	$271,055
Real Estate – Commercial	1,633,681	613,150	-	138,267	2,385,098
Real Estate – Residential	199,492	(9,054)	-	-	190,438
Commercial	659,074	(170,279)	-	-	488,795
Other Consumer	468,875	(251,435)	-	-	217,440
Total	$3,256,630	$157,929	$-	$138,267	$3,552,826

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

The following tables present, by portfolio segment, the recorded investment in loans by aging category and in total as of December 31, 2025 and 2024:

	Days Past Due				Total Past Due and
2025	30-59	60-89	90 or More	Non- accrual	Non- accrual	Current	Total Loans
Real Estate – Construction	$-	$-	$-	$819,000	$819,000	$11,720,454	$12,539,454
Real Estate – Commercial	-	-	-	7,144,000	7,144,000	172,902,792	180,046,792
Real Estate – Residential	-	-	-	-	-	26,400,642	26,400,642
Commercial	-	-	-	-	-	37,628,948	37,628,948
Other Consumer	-	-	-	-	-	20,415,355	20,415,355
Total	$-	$-	$-	$7,963,000	$7,963,000	$269,068,191	$277,031,191

	Days Past Due				Total Past Due and
2024	30-59	60-89	90 or More	Non- accrual	Non- accrual	Current	Total Loans
Real Estate – Construction	$-	$-	$-	$840,000	$840,000	$9,963,753	$10,803,753
Real Estate – Commercial	-	-	-	-	-	166,983,327	166,983,327
Real Estate – Residential	-	-	-	-	-	18,636,475	18,636,475
Commercial	-	-	-	-	-	34,995,405	34,995,405
Other Consumer	-	-	-	-	-	21,729,828	21,729,828
Total	$-	$-	$-	$840,000	$840,000	$252,308,788	$253,148,788

As of December 31, 2025, the Company had $7,963,000 of non-accrual loans with no related allowance. As of December 31, 2024, the Company had $840,000 of non-accrual loans with an allowance of $84,000. The Company did not recognize any interest income on nonaccrual loans during the years ended December 31, 2025 and 2024.

Credit quality indicators

The Company categorizes all loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: quality of management, current financial information, historical payment experience, credit documentation, and geographic and industry risk, among other factors. Loan risk ratings are updated whenever information comes to Management's attention that indicates that a loan's risk has changed. In addition, Management reviews the risk ratings of all loans greater than $400,000 at least annually. The Company uses the following definitions for risk ratings:

Special Mention – Loans classified as Special Mention have potential weaknesses that deserve Management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Company's credit position at some future date.

Substandard – Loans classified as Substandard are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged, if any. These loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Such loans are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as Doubtful have all the weaknesses inherent in those classified as Substandard with the added characteristic that the weaknesses make collection or liquidation in full – on the basis of currently existing facts, conditions, and values – highly questionable and improbable.

Loss – Loans classified as Loss are considered uncollectible and of such minimal value that continuance as an asset is not warranted. Loans are charged-off when Management determines that Loss ratings are appropriate.

Loans not meeting the criteria above are considered Pass rated loans.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

The following tables present, by portfolio segment, the recorded investment in loans by risk rating by origination year as of December 31, 2025 and 2024:

2025

	2025	2024	2023	2022	2021	Prior	Total
Real Estate – Construction
Pass	$1,847,786	$7,377,184	$2,495,484	$-	$-	$-	$11,720,454
Special Mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	819,000	-	819,000
Doubtful	-	-	-	-	-	-	-
Total Real Estate – Construction	$1,847,786	$7,377,184	$2,495,484	$-	$819,000	$-	$12,539,454

Real Estate – Commercial
Pass	$24,688,382	$12,319,521	$20,876,478	$35,660,364	$30,401,777	$31,748,321	$155,694,843
Special Mention	-	-	-	-	5,416,327	6,315,479	11,731,806
Substandard	-	-	-	-	9,653,219	2,966,924	12,620,143
Doubtful	-	-	-	-	-	-	-
Total Real Estate – Commercial	$24,688,382	$12,319,521	$20,876,478	$35,660,364	$45,471,323	$41,030,724	$180,046,792

Current period gross charge-offs	$-	$-	$-	$-	$1,008,521	$-	$1,008,521

Real Estate – Residential
Pass	$10,278,222	$1,998,716	$4,228,211	$173,221	$966,947	$8,458,789	$26,104,106
Special Mention	-	-	-	-	-	-	-
Substandard	-	-	-	296,536	-	-	296,536
Doubtful	-	-	-	-	-	-	-
Total Real Estate – Residential	$10,278,222	$1,998,716	$4,228,211	$469,757	$966,947	$8,458,789	$26,400,642

Commercial
Pass	$9,620,464	$4,233,171	$11,138,889	$4,850,569	$2,607,293	$5,103,790	$37,554,176
Special Mention	-	-	-	-	74,772	-	74,772
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-
Total Commercial	$9,620,464	$4,233,171	$11,138,889	$4,850,569	$2,682,065	$5,103,790	$37,628,948

Other Consumer
Pass	$5,260,337	$4,205,634	$6,920,935	$2,978,539	$-	$1,049,910	$20,415,355
Special Mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-
Total Other Consumer	$5,260,337	$4,205,634	$6,920,935	$2,978,539	$-	$1,049,910	$20,415,355

Current period gross charge-offs	$-	$18,000	$-	$-	$-	$-	$18,000

2024

	2024	2023	2022	2021	Prior	Total
Real Estate – Construction
Pass	$102,136	$2,389,890	$6,247,727	$1,224,000	$-	$9,963,753
Special Mention	-	-	-	-	-	-
Substandard	-	-	-	840,000	-	840,000
Doubtful	-	-	-	-	-	-
Total Real Estate – Construction	$102,136	$2,389,890	$6,247,727	$2,064,000	$-	$10,803,753

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

Real Estate – Commercial
Pass	$11,051,572	$22,562,609	$30,484,682	$36,260,000	$42,246,086	$142,604,949
Special Mention	-	-	-	3,574,475	6,493,488	10,067,963
Substandard	2,700,000	-	1,006,335	7,600,000	3,004,080	14,310,415
Doubtful	-	-	-	-	-	-
Total Real Estate – Commercial	$13,751,572	$22,562,609	$31,491,017	$47,434,475	$51,743,654	$166,983,327

Real Estate – Residential
Pass	$2,366,408	$4,970,162	$531,575	$1,172,642	$9,595,688	$18,636,475
Special Mention	-	-	-	-	-	-
Substandard	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-
Total Real Estate – Residential	$2,366,408	$4,970,162	$531,575	$1,172,642	$9,595,688	$18,636,475

Commercial
Pass	$5,642,365	$11,549,673	$6,399,016	$2,776,773	$8,607,815	$34,975,642
Special Mention	-	-	-	-	19,763	19,763
Substandard	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-
Total Commercial	$5,642,365	$11,549,673	$6,399,016	$2,776,773	$8,627,578	$34,995,405

Other Consumer
Pass	$5,983,988	$10,965,130	$4,780,710	$-	$-	$21,729,828
Special Mention	-	-	-	-	-	-
Substandard	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-
Total Other Consumer	$5,983,988	$10,965,130	$4,780,710	$-	$-	$21,729,828

Occasionally, the Company offers modifications of loans to borrowers experiencing financial difficulty by providing principal forgiveness, interest rate reductions, other-than-insignificant payment delays, term extensions, or any combination of these. Upon the Company’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is charged-off.

The amortized cost basis of Real Estate – Commercial loans as of December 31, 2024 that were both experiencing financial difficulty and modified, with a weighted average term extension of two years, during the year ended December 31, 2024 was $10,300,000, approximately 6.2% of Real Estate – Commercial loans. The modified loans were current as of December 31, 2024 and there were no additional commitments to lend to the borrower.

There were no loan modifications made to borrowers experiencing financial difficulty during the year ended December 31, 2025.

There were no modified loans to borrowers experiencing financial difficulty that had a payment default in the twelve months following modification during the years ended December 31, 2025 and 2024.

4.	Premises and Equipment

Premises and equipment as of December 31, 2025 and 2024 consisted of the following:

	2025	2024
Land	$400,000	$400,000
Building and improvements	3,334,904	3,329,405
Furniture, fixtures, and equipment	643,646	812,561
Computer software and hardware	271,227	366,916
Leasehold improvements	331,474	163,176
Work in progress	680	14,326
Total	4,981,931	5,086,384
Less accumulated depreciation and amortization	(1,922,088)	(2,150,758)
Premises and equipment ‑ net	$3,059,843	$2,935,626

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

Depreciation and amortization expense related to premises and equipment was $221,186 and $216,979 for the years ended December 31, 2025 and 2024, respectively.

5.	Leases

The Company has certain non-cancelable operating lease agreements for office space which expire at various dates through 2031.

The table below presents certain information related to the Company's right-of-use assets and lease liabilities for the years ended December 31, 2025 and 2024:

	2025	2024	Classification in the Consolidated Statement of Comprehensive Income (Loss)
Operating Leases
Operating lease costs	$572,408	$447,947	Occupancy
Variable/short-term lease costs	$207,014	$328,921	Occupancy
Weighted average remaining lease term (in years)	4.18	4.01
Weighted average discount rate	3.66%	3.13%

Finance Lease
Amortization of right-of-use asset	$12,422	$19,650	Occupancy
Interest on lease liability	$2,036	$1,931	Interest on borrowings
Weighted average remaining lease term (in years)	3.25	4.25
Weighted average discount rate	4.22%	4.22%

Operating cash flows paid for operating lease amounts included in the measurement of lease liabilities were $565,206 and $447,131 for the years ended December 31, 2025 and 2024, respectively.

The following table reconciles the undiscounted cash flows for the years presented related to the Company's lease liabilities as of December 31, 2025:

	Operating	Finance
2026	$582,160	$13,800
2027	599,626	13,800
2028	357,031	13,800
2029	234,539	3,450
2030	170,572	-
Thereafter	124,972	-
Total minimum lease payments	2,068,900	44,850
Less: amount of lease payment representing interest	(164,411)	(3,008)
Lease liabilities	$1,904,489	$41,842

6.	Time Deposits

Time deposits that meet or exceed the FDIC insurance limit of $250,000 aggregated $16,082,660 and $9,922,362 as of December 31, 2025 and 2024, respectively.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

As of December 31, 2025, the scheduled annual maturities of time deposits were as follows:

2026	$25,865,112
2027	143,954
2028	115,452
2029	52,145
2030	50,370
Total	$26,227,033

7.	Other Borrowings

The Company is a member of the FHLB. As a member, the Company has a committed line of credit up to 25% and 35% of the Company's total assets as of December 31, 2025 and 2024, respectively. The committed line of credit is subject to the Company pledging sufficient collateral and maintaining the required investment in FHLB stock. The Company had outstanding borrowings of $5,000,000 from the FHLB at interest rates ranging from 4.13% to 4.45% and maturing from June 2026 to June 2028 as of December 31, 2025. The Company had outstanding borrowings of $19,284,078 from the FHLB at interest rates ranging from 4.13% to 4.62% and maturing from February 2025 to June 2028 as of December 31, 2024. All outstanding borrowings with the FHLB are collateralized by a blanket pledge agreement on the Company's FHLB stock, any funds on deposit with the FHLB, and certain pledged loans of the Company. The Company had loans pledged for collateral of approximately $103,422,000 as of December 31, 2025. As of December 31, 2025, the Company's maximum available borrowing capacity, given current collateral, borrowings, and the 25% of total assets limitation, was approximately $51,938,000.

As an additional source of liquidity, the Company has a federal funds borrowing agreement with TIB aggregating $8,400,000 as of December 31, 2025 and 2024. The agreement was unsecured as of December 31, 2025 and 2024. There were no outstanding borrowings under this agreement as of December 31, 2025 or 2024.

The Company has a borrowing line available with the Federal Reserve Discount Window totaling approximately $18,816,000 and $9,394,000 as of December 31, 2025 and 2024, respectively, which is secured by a portion of the Company’s loan portfolio. The Company had no outstanding borrowings on this line as of December 31, 2025 and December 31, 2024.

The Company has an unsecured borrowing line available with the Pacific Coast Bankers' Bank totaling $7,000,000 as of December 31, 2025 and 2024. The Company had no outstanding borrowings on this line as of December 31, 2025 and 2024.

8.	Commitments and Contingencies

Off‑balance sheet financial instruments

In the ordinary course of business, the Company has financial instruments with off-balance sheet risk to extend credit to its customers. These financial instruments involve elements of credit and interest‑rate risk in excess of amounts recognized in the accompanying consolidated balance sheets. As of December 31, 2025 and 2024, the Company had no commitments to extend credit at below‑market interest rates.

The Company's exposure to credit loss for commitments to extend credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in underwriting and offering commitments as it does for on‑balance sheet financial instruments. As of December 31, 2025 and 2024, outstanding commitments to extend credit totaled approximately $45,774,000 and $49,925,000, respectively.

A commitment to extend credit is an agreement to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company applies established credit‑related standards and underwriting practices in evaluating the creditworthiness of such obligors. The amount of collateral obtained, if it is deemed necessary by the Company upon the extension of credit, is based on Management's credit evaluation of the counterparty. Collateral held for commitments varies but may include accounts receivable, inventory, property and equipment, residential real estate, and income‑producing commercial properties.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

Litigation

In the ordinary course of business, the Company becomes involved in various litigation proceedings arising from normal banking activities. In the opinion of Management, the ultimate disposition of these actions will not have a material adverse effect on the Company's future consolidated financial statements.

9.	Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2025 and 2024 was as follows:

	2025	2024
Current
Federal	$-	$-
State	91,558	65,523
Total current	91,558	65,523
Deferred	360,135	(137,850)
Total provision (benefit) for income taxes	$451,693	$(72,327)

The provision (benefit) for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences in 2025 and 2024 were as follows:

	2025	2024
Expected federal income tax provision (benefit) at statutory rate	$230,527	$(86,161)
State income taxes, net of federal effect	142,172	29,677
Permanent differences	(11,029)	2,032
Other ‑ net	90,023	(17,875)
Provision (benefit) for income taxes	$451,693	$(72,327)

The components of the net deferred tax assets and liabilities as of December 31, 2025 and 2024 consisted of the following:

	2025	2024
Deferred tax assets
Allowance for credit losses	$889,652	$1,077,066
Stock‑based compensation	45,410	92,582
Net operating loss carryforwards (NOLs)	912,447	941,018
Operating lease liabilities	549,477	498,551
Unrealized loss on investment securities	715,090	1,089,842
Other	160,901	110,591
Total deferred tax assets	3,272,977	3,809,650
Deferred tax liabilities
Deferred loan fee income	(130,639)	(131,813)
Accumulated depreciation and amortization	(280,243)	(140,532)
Prepaid expenses and other	(32,535)	(28,018)
Operating lease right-of-use assets	(524,617)	(475,477)
Other	(6,020)	-
Total deferred tax liabilities	(974,054)	(775,840)
Deferred tax assets - net	$2,298,923	$3,033,810

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

As of December 31, 2025, the Company has federal and state NOLs available to reduce future federal and state taxable income. As of December 31, 2025, federal NOLs were approximately $3,756,000 and (if not utilized) expire between 2030 and 2038. Federal NOLs generated after the 2018 tax year do not expire. As of December 31, 2025, state NOLs were approximately $2,227,000 and (if not utilized) expire between 2026 and 2038.

The Company has determined that it is not required to establish a valuation allowance for the net deferred tax assets as of December 31, 2025 and 2024, as Management believes it is more likely than not that the net deferred tax assets will be realized principally through future taxable income and available tax planning strategies to utilize the Company's deferred tax assets prior to expiration. Management will continue to evaluate its position that it is more likely than not that the net deferred tax assets will be realized and will record a valuation allowance, if needed, in the period in which they determine it is more likely than not that the net deferred tax assets will not be realized.

10.	Basic and Diluted Net Income (Loss) Per Common Share

The Company's basic net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The Company's diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding plus dilutive common shares related to stock options and restricted stock awards. For the year ended December 31, 2025, there were 9,332 dilutive common shares related to unvested restricted stock awards included in the weighted-average number of common shares outstanding in the calculation of diluted net income per common share. For the year ended December 31, 2024, no dilutive common shares related to unvested restricted stock awards were included in the weighted-average number of common shares outstanding in the calculation of diluted net loss per common share. For each of the years ended December 31, 2025 and 2024, average options to purchase 42,816 shares of common stock were outstanding but not included in the computation of diluted net income (loss) per common share because their effect would have been anti-dilutive.

The numerators and denominators used in computing basic and diluted net income (loss) per common share for the years ended December 31, 2025 and 2024 are as follows:

	Net Income (Loss) - Numerator	Weighted average Shares - Denominator	Per-share Amount
2025
Basic net income per common share	$646,057	2,695,485	$0.24
Diluted net income per common share	$646,057	2,704,817	$0.24

2024
Basic net loss per common share	$(337,962)	2,684,814	$(0.13)
Diluted net loss per common share	$(337,962)	2,684,814	$(0.13)

11.	Transactions with Related Parties

Certain directors, officers, and principal shareholders of the Company (and the companies with which they are associated) are customers of – and have had banking transactions with – the Company in the ordinary course of the Company's business. In addition, the Company expects to continue to have such banking transactions in the future. All loans, and commitments to loan, to such parties are generally made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of Management, these transactions do not involve more than the normal risk of collectability or present any other unfavorable features.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

An analysis of activity with respect to such loans for the years ended December 31, 2025 and 2024 is as follows:

	2025	2024
Balances ‑ beginning of year	$-	$1,616,452
Additions	497,100	2,100
Repayments	(497,100)	(1,618,552)
Balances ‑ end of year	$-	$-

12.	Employee Benefit Plan

The Company has a salary deferral and profit sharing plan (the Plan) under the provisions of Section 401(k) of the Internal Revenue Code whereby eligible employees may defer a portion of their gross wages. Employees 18 years of age and older are eligible to participate in the Plan. Employees may contribute up to the maximum permitted by the Internal Revenue Code. The Company may make matching and/or discretionary contributions to the Plan as determined by the Board. Matching contributions vest immediately while discretionary contributions vest over a period of three years. For each of the years ended December 31, 2025 and 2024, the Company made matching contributions of approximately $180,000 and elected to make no discretionary contributions.

13.	Stock‑Based Compensation Plans

In March 2017, the Company adopted the 2017 Equity Compensation Plan (the 2017 Plan). In addition, in October 2018, the Company adopted the 2018 Equity Compensation Plan (the 2018 Plan). The 2017 Plan and the 2018 Plan are collectively referred to as "the Plans". The Plans provide for the grant of stock options and restricted stock awards for up to an aggregate of 475,000 shares of the Company's common stock to certain employees and directors. Under the Plans, the exercise price (for stock options) or the fair value (for restricted stock) of awards granted must be equal to at least the market price of the Company’s common stock on the date of the grant. Stock options granted under the Plans have a maximum term of ten years. Vesting of stock options and restricted stock awards generally occurs over five years. As of December 31, 2025, there were 325,717 shares of common stock available for future grant under the Plans.

The following table presents the activity related to stock options awarded under the Plans for the years ended December 31, 2025 and 2024:

	2025		2024
	Options Outstanding	Weighted‑ Average Exercise Price	Options Outstanding	Weighted‑ Average Exercise Price
Balances - beginning of year	42,816	$12.34	130,802	$13.85
Granted	-	-	-	-
Expired	-	-	-	-
Forfeited	-	-	(87,986)	14.03
Balances - end of year	42,816	12.34	42,816	12.34
Exercisable - end of year	28,602	$12.51	20,039	$12.59

As of December 31, 2025 and 2024, there were 14,214 and 22,777 unvested options with an aggregate grant date fair value of $56,665 and $90,122, respectively, all of which the Company assumes will vest. The unvested options had an insignificant aggregate intrinsic value as of December 31, 2025 and 2024.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

Information regarding the range of exercise prices, number, weighted‑average exercise price, and weighted‑average remaining contractual life of stock options as of December 31, 2025 and 2024 is as follows:

	2025						2024
	Options Outstanding			Exercisable Options			Options Outstanding			Exercisable Options

Range of exercise prices	$10.92	-	14.32	$10.92	-	14.32	$10.92	-	14.32	$10.92	-	14.32
Number of options			42,816			28,602			42,816			20,039
Weighted‑average exercise price			$12.34			$12.51			$12.34			$12.59
Remaining contractual life (years)			6.29			6.07			7.29			6.98

As of December 31, 2025 and 2024, the aggregate intrinsic value of options outstanding was insignificant. As of December 31, 2025, the total unrecognized compensation expense related to stock option awards was $46,594, which is expected to be recognized over a weighted average period of 1.40 years.

The following table presents the activity related to restricted stock awarded under the Plans for the years ended December 31, 2025 and 2024:

	Number of Shares	Weighted- average Grant Date Fair Value
Unvested as of December 31, 2023	60,064	$11.66
Granted	31,291	9.12
Vested	(12,860)	11.84
Forfeited	(14,153)	10.65
Unvested as of December 31, 2024	64,342	10.61
Granted	18,359	12.21
Vested	(14,297)	10.91
Forfeited	(10,233)	10.85
Unvested as of December 31, 2025	58,171	$10.97

As of December 31, 2025, the total unrecognized compensation expense related to restricted stock awards was $477,172, which is expected to be recognized over a weighted average period of approximately 2.01 years.

14.	Revenue from Contracts with Customers

In accordance with Accounting Standards Codification (ASC) 606, revenues are recognized when goods or services are transferred to a customer in exchange for the consideration the Company expects to be entitled to receive. The largest portion of the Company's revenue is from interest income, which is excluded from the scope of ASC 606. All of the Company's revenue from contracts with customers which is within the scope of ASC 606 is recognized in noninterest income as service charges and fees.

If a contract is determined to be within the scope of ASC 606, the Company recognizes revenue as it satisfies a performance obligation. Payments from customers are generally collected at the time services are rendered, monthly, or quarterly. For contracts with customers within the scope of ASC 606, revenue is either earned at a point in time or revenue is earned over time. The Company’s service charges and fees represent fees earned on the Company's deposit accounts for various products offered to or services performed for the Company's customers. Fees include banking services arrangements, business account fees, non-sufficient fund fees, stop payment fees, wire services, safe deposit boxes, and others. These fees are recognized on a daily, monthly, or quarterly basis, depending on the type of service.

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

For the years ended December 31, 2025 and 2024, substantially all of the Company's revenues within the scope of ASC 606 are for performance obligations satisfied at a specified date. As of December 31, 2025 and 2024, the Company had no significant contract liabilities where the Company had an obligation to transfer goods or services for which the Company had already received consideration. In addition, the Company had no material unsatisfied performance obligations as of this date.

15.	Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. GAAP also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of three levels.

These levels are as follows:

Level 1:	Fair value of the asset or liability is determined using unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2:

Fair value of the asset or liability is determined using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

Level 3:

Fair value of the asset or liability is determined using unobservable inputs that are significant to the fair value measurement and reflect Management's own assumptions regarding the applicable asset or liability.

Certain assets and liabilities are measured at fair value on a recurring or non‑recurring basis. Assets and liabilities measured at fair value on a recurring basis are initially measured at fair value and then re‑measured at fair value at each financial statement reporting date. Assets and liabilities measured at fair value on a non‑recurring basis result from write‑downs due to impairment or lower‑of‑cost‑or‑market accounting on assets or liabilities not initially measured at fair value.

The Company's assets measured at fair value on a recurring basis consist of investments in debt securities available-for-sale. The fair values of these investments are estimated by an independent pricing service and are based upon market prices of similar securities or other observable inputs (Level 2). As of December 31, 2025 and 2024, the Company had no significant liabilities measured at fair value on a recurring basis.

The Company’s assets measured at fair value on a non-recurring basis consist of individually evaluated collateral-dependent loans. These are loans for which repayment is substantially expected to be provided through the operation or sale of collateral and are valued based on the estimated fair value of the collateral, less estimated costs to sell, where applicable. Accordingly, collateral dependent loans are classified within level 3 of the fair value hierarchy.

The following table summarizes the balances of assets measured at estimated fair value on a non-recurring basis as of December 31, 2025:

	Estimated Fair Value	Level 1	Level 2	Level 3

2025
Individually evaluated collateral-dependent loans
Real Estate – Commercial	$7,144,000	$-	$-	$7,144,000

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

The Company had no assets or liabilities measured at fair value on a non-recurring basis as of December 31, 2024.

GAAP requires disclosure of estimated fair values for certain financial instruments. Such estimates are subjective in nature, and significant judgment is required regarding the risk characteristics of various financial instruments at a discrete point in time. Therefore, such estimates could vary significantly if assumptions regarding uncertain factors were to change. In addition, as the Company normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for certain items which are not defined as financial instruments but which may have significant value. Because GAAP excludes certain items from fair value disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company.

The estimated fair values of financial instruments were as follows as of December 31, 2025 and 2024:

	Recorded Amount	Estimated Fair Value	Level 1	Level 2	Level 3

2025

Financial Assets:
Cash and due from banks	$53,516,438	$53,516,438	$53,516,438	$-	$-
Investments in debt securities available-for-sale	39,373,468	39,373,468	-	39,373,468	-
Investments in debt securities held-to-maturity	5,823,171	5,742,675	-	5,742,675	-
FHLB stock	423,600	423,600	423,600	-	-
Loans - net	273,374,120	263,772,992	-	-	263,772,992
Accrued interest receivable	1,089,565	1,089,565	1,089,565	-	-

Financial Liabilities:
Noninterest-bearing demand deposits	78,627,039	78,627,039	78,627,039	-	-
Interest-bearing demand deposits	233,267,380	233,267,380	233,267,380	-	-
Savings deposits	4,122,360	4,122,360	4,122,360	-	-
Time deposits	26,227,033	26,230,564	-	-	26,230,564
Accrued interest payable	199,454	199,454	199,454	-	-
Interest rate swaps	65,541	65,541	-	65,541	-
Borrowings	5,000,000	5,033,936	-	5,033,936	-

2024
Financial Assets:
Cash and due from banks	$12,780,788	$12,780,788	$12,780,788	$-	$-
Interest-bearing time deposits with banks	498,000	493,590	-	-	493,590
Investments in debt securities available-for-sale	43,281,972	43,281,972	-	43,281,972	-
Investments in debt securities held-to-maturity	7,479,232	7,119,128	-	7,119,128	-
FHLB and TIB stock	1,560,000	1,560,000	1,560,000	-	-
Loans - net	249,214,382	238,395,293	-	-	238,395,293
Interest rate swaps	56,534	56,534	-	56,534	-
Accrued interest receivable	1,005,122	1,005,122	1,005,122	-	-

Financial Liabilities:
Noninterest-bearing demand deposits	70,292,246	70,292,246	70,292,246	-	-
Interest-bearing demand deposits	177,093,780	177,093,780	177,093,780	-	-
Savings deposits	6,523,626	6,523,626	6,523,626	-	-
Time deposits	18,799,053	18,482,643	-	-	18,482,643
Accrued interest payable	170,327	170,327	170,327	-	-
Borrowings	19,248,078	19,271,900	-	19,271,900	-

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

The Company did not have any transfers among Level 1, Level 2, or Level 3 during the years ended December 31, 2025 and 2024.

16.	Regulatory Matters

The Company is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements could initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off‑balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. As of December 31, 2025 and 2024, the most recent regulatory notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that Management believes have changed the Bank's category.

In September 2019, the federal banking agencies jointly issued a final rule that provides for an optional, simplified measure of capital adequacy, the community bank leverage ratio (CBLR) framework, for qualifying community banking organizations, consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. The final rule became effective on January 1, 2020 and was elected by the Company as of March 31, 2020.

The CBLR framework eliminates the requirement for qualifying banking organizations to calculate and report risk-based capital in favor of a single Tier 1 capital to average assets (leverage) ratio. Qualifying banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater than the required minimums are considered to have satisfied the generally applicable risk based and leverage capital requirements in the agencies’ capital rules (generally applicable rule) and, if applicable, are considered to have met the well capitalized ratio requirements for purposes of section 38 of the Federal Deposit Insurance Act.

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk weighting framework without restriction. As of December 31, 2025 and 2024, the Company was a qualifying community banking organization as defined by federal banking agencies and has elected to measure capital adequacy under the CBLR framework.

The Company's actual and required capital amounts and ratios as of December 31, 2025 and 2024 are presented in the following table (dollars in thousands):

	Actual		To be ''Well Capitalized'' under Prompt Corrective Action Provisions (CBLR Framework)
	Amount	Ratio	Amount	Ratio
2025
Tier 1 capital to average total assets	$36,559	9.80%	$33,580	9.00%

2024
Tier 1 capital to average total assets	$35,730	10.31%	$31,178	9.00%

Pacific West Bancorp and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2025 and 2024

17.	Definitive Agreement

On February 25, 2026, the Company entered into a definitive agreement (the Agreement) with FSBW, headquartered in Mountlake Terrace, WA, pursuant to which the Company will be merged with and into FSBW, and immediately thereafter the Company’s bank subsidiary, Pacific West Bank, will be merged with and into 1st Security Bank of Washington. 1st Security Bank of Washington serves small and middle market businesses and individuals in Washington and Oregon through 27 branch locations, one headquarters office in Mountlake Terrace, and loan production offices in various communities in the greater Puget Sound area, Tri-Cities, and Vancouver, WA.

Under the terms of the Agreement, the aggregate consideration will consist of 430,176 shares of FSBW common stock and $16,832,742 in cash. Company shareholders will have the right to elect shares of FSBW common stock or cash, subject to proration as provided in the Agreement. Based on the closing price of FSBW common stock of $41.26 on February 25, 2026, the consideration value for the Company was $34.6 million, or approximately $12.52 per share. Upon completion of the merger, Company shareholders would hold, in aggregate, approximately 5.4% of FSBW’s outstanding common stock.

All of the directors of the Company have agreed to vote their shares of Pacific West Bancorp common stock in favor of approval of the Agreement. The proposed transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the Agreement by the shareholders of the Company, and is expected to be completed in the third quarter of 2026.

As of December 31, 2025, FSBW reported total assets of $3.20 billion, total loans of $2.66 billion, and total deposits of $2.67 billion.

These consolidated financial statements have not been reviewed or confirmed for accuracy or relevance by the FDIC.

Pacific West Bancorp and Subsidiary

Consolidated Balance Sheets

March 31, 2026 (Unaudited) and December 31, 2025

(Dollars in thousands)

	March 31, 2026 (Unaudited)	December 31, 2025
Assets
Cash and cash equivalents
Cash and due from financial institutions	$3,082	$3,050
Interest-bearing deposits in other financial institutions	74,317	50,466
Total cash and cash equivalents	77,399	53,516
Interest-bearing time deposits with other financial institutions	—	—
Investments in debt securities available-for-sale, at fair value	39,612	39,373
Investments in debt securities held-to-maturity, at amortized cost - net of allowance of $132 (March 31, 2026) and $174 (December 31, 2025)	5,865	5,823
Federal Home Loan Bank (FHLB)	458	424
Loans - net of allowance of $3,294 (March 31, 2026) and $3,192 (December 31, 2025)	266,335	273,374
Deferred tax assets - net	2,278	2,299
Premises and equipment - net	2,998	3,060
Cash surrender value of bank-owned life insurance (BOLI)	4,733	4,692
Operating lease right-of-use assets	1,610	1,818
Finance lease right-of-use asset	37	40
Accrued interest receivable and other assets	2,034	1,679
Total Assets	$403,359	$386,098

Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing demand	$81,932	$78,627
Interest-bearing demand	249,536	233,267
Savings	4,686	4,122
Time	23,688	26,227
Total deposits	359,842	342,244
Operating lease liabilities	1,785	1,904
Finance lease liability	39	42
Borrowings	5,000	5,000
Accrued interest payable and other liabilities	950	1,255
Total liabilities	367,616	350,445
Stockholders' equity
Preferred stock - 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, no-par value - 10,000,000 shares authorized; 2,705,631 and 2,697,153 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	42,028	42,027
Accumulated deficit	(4,401)	(4,556)
Accumulated other comprehensive loss	(1,884)	(1,818)
Total stockholders' equity	35,743	35,653
Total Liabilities and Stockholders' Equity	$403,359	$386,098

Pacific West Bancorp and Subsidiary

Consolidated Statements of Comprehensive Income

Three Months Ended March 31, 2026 and 2025 (Unaudited)

(Dollars in thousands, except per share data)

	2026	2025
Interest income
Interest and fees on loans	$4,009	$3,678
Income from investments in debt securities	401	505
Interest-bearing deposits in other financial institutions	651	165
Dividend income from FHLB and TIB stock	8	33
Total interest income	5,069	4,381

Interest expense
Interest on interest-bearing deposits	1,962	1,721
Interest on borrowings	54	183
Total interest expense	2,016	1,904

Net interest income	3,053	2,477
Provision for credit losses	63	—
Net Interest Income After Provision for Credit Losses	2,990	2,477

Noninterest income
Service charges and fees	307	186
BOLI net earnings	41	40
Total noninterest income	348	226

Noninterest expense
Salaries and employee benefits	1,608	1,629
Occupancy	272	288
Data processing	219	184
Professional fees	645	138
Federal Deposit Insurance Corporation (FDIC) Insurance	88	56
Advertising and promotion	47	53
Telephone and supplies	26	28
Travel and parking	14	25
Insurance	20	22
Reciprocal deposit expense	21	13
Licenses, fees, and permits	15	17
Other	143	114
Total noninterest expense	3,118	2,567

Income Before Income Taxes	220	136
Provision for income taxes	65	55
Net Income	$155	$81

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 23B.08.320 of the WBCA provides that the personal liability of directors and officers to a corporation imposed by Section 23B.08.310 of the WBCA may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. Article 9 of the Registrant’s Restated Articles of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for conduct as a director to the fullest extent permitted by the WBCA. Thus, a director or officer of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director or officer, except for liability (1) for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (2) for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or (3) for any transaction for which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which such person was not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors or officers, then the liability of the Registrant’s directors and officers will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

Section 23B.08.560 of the WBCA provides that if authorized by (1) the articles of incorporation, (2) a bylaw adopted or ratified by the shareholders, or (3) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the WBCA, provided that no such indemnity may indemnify any director (a) for acts or omissions that involve intentional misconduct or a knowing violation of law, (b) for conduct violating Section 23B.08.310 of the WBCA, or (c) for any transaction from which the indemnitee will personally receive a benefit in money, property or services to which such person is not legally entitled. In Article VI of its Bylaws and Article 8 of its Articles of Incorporation, the Registrant has elected, subject to certain exceptions, to indemnify and hold harmless directors and officers of the Registrant who, while serving as directors or officers of the Registrant, were serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic enterprise against liabilities incurred because of such service, to the extent permitted by law. Such indemnification does not include indemnification for (1) for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law; (2) for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA; (3) for any transaction for which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which such person was not legally entitled, or (4) if the Registrant is otherwise prohibited by applicable law.

Also, pursuant to Article VI of the Registrant’s Bylaws, the Registrant will, to the extent permitted by applicable law, pay reasonable expenses incurred by a director or officer in defending any matter of the type described above for which indemnification is available in advance of the matter’s final disposition, so long as (i) the indemnified person undertakes to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified under Article VI of the Registrant’s Bylaws, and (ii) the indemnified person provides to the Registrant a written affirmation of the indemnified person’s good faith belief that they have met the standard of conduct described in RCW 23B.08.510. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described above, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits.

(a)	Exhibits. See Exhibit Index.

(b)	Financial Statement Schedules. Not applicable.

(c)	Reports, Opinions or Appraisals. Not applicable.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4 Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing
2.1

Agreement and Plan of Merger, dated as of February 25, 2026, by and between FS Bancorp, Inc. and Pacific West Bancorp, including amendment (included as Appendix A to the proxy statement/prospectus in Part I of this Registration Statement).*, **

3.1	Articles of Incorporation of FS Bancorp, Inc. (1)
3.2	Bylaws of FS Bancorp, Inc. (2)
4.1	Form of Certificate of FS Bancorp Inc.’s common stock. (1)
5.1	Opinion of Breyer & Associates PC regarding the legality of the shares of common stock being registered.**
8.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to U.S. federal income tax matters.***
8.2	Opinion of Kilpatrick Townsend & Stockton as to U.S. federal income tax matters.***
21.1	Reference is made to FS Bancorp, Inc.’s Annual Report on Form 10-K filed with the Commission on March 13, 2026, and incorporated herein by this reference.
23.1	Consent of Baker Tilly US, LLP, as FS Bancorp, Inc.’s independent registered public accounting firm.**
23.2	Consent of Aprio LLP as Pacific West Bancorp’s independent auditor**
23.3	Consent of Delap LLP as Pacific West Bancorp's independent auditor **
23.4	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibits 8.1).***
23.5	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 8.2).***
24.1	Power of Attorney (included on signature page of this Registration Statement).
99.1	Form of Proxy Card of Pacific West Bancorp.**
99.2	Consent of Raymond James Financial, Inc.**
107	Filing Fee Table**

*

The disclosure schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. FS Bancorp, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

**	Previously filed
***	Filed herewith.
(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (333-177125) filed on October 3, 2011, and incorporated by reference.
(2)	Filed as an exhibit to the Registrant’s Current Report on Form 8‑K filed on July 10, 2013 (File No. 001‑355589).
(3)	Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 17, 2025 (File No. 001-35589)

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountlake Terrace, State of Washington, on July 13, 2026.

FS BANCORP, INC.

By:	/s/ Matthew D. Mullet
Name: Matthew D. Mullet
Title: President and Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this amendment No. 1 to Form S-4 has been signed by the following persons in the capacities and on this day of July 13, 2026.

Signature	Title

/s/ Matthew D. Mullet	President and Chief Executive Officer
Matthew D. Mullet	(Principal Executive Officer)

/s/ Phillip D. Whittington	Chief Financial Officer
Phillip D. Whittington	(Principal Financial and Accounting Officer)

*	Chairman of the Board
Ted A. Leech

*	Director
Joseph C. Adams

*	Director
Joseph P. Zavaglia

*	Director
Michael J. Mansfield

*
Terri L. Degner	Director

*
Marina Cofer-Wildsmith, MA	Director

*
Pamela M. Andrews	Director

* By /s/ Matthew D. Mullet, Attorney-In-Fact

II-4